Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-08

and 333-152394-10 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2010)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Annual Report for the year ended December 31, 2010 on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2011. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 21, 2010, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

February 25, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT ON FORM 10-K PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010.

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 333-147828

Hawker Beechcraft Acquisition Company, LLC

Hawker Beechcraft Notes Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	71-1018770 20-8650498
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10511 East Central, Wichita, Kansas 67206

(Address of Principal Executive Offices) (Zip Code)

(316) 676-7111

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. No  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).    Yes  ☐    No  ☒

No membership interests in Hawker Beechcraft Acquisition Company, LLC and no common shares of Hawker Beechcraft Notes Company are held by non-affiliates.

FORWARD-LOOKING STATEMENTS

All statements that are not reported financial results or other historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This Annual Report on Form 10-K includes forward-looking statements including, for example, statements about our business outlook, our products, including the timing of new product introductions, and the markets in which we operate, including growth of our various markets and our expectations, beliefs, plans, strategies, objectives, prospects, and assumptions for future events or performance. These forward-looking statements are not guarantees of future performance. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are also based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by, the forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions; production delays resulting from lack of regulatory certifications, work stoppages at our operations facilities, disruption in supply from key vendors and other factors; competition in our existing and future markets; lack of market acceptance of our products and services; the substantial leverage and debt service resulting from our indebtedness; loss or retirement of key executives, and other risks disclosed in our filings with the Securities and Exchange Commission.

In addition to specific factors described in connection with any particular forward-looking statement, factors that could cause actual results to differ materially include, but are not limited to, those discussed under the sections Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should review carefully these sections of this Annual Report for a more complete discussion of these risks and other factors that may affect our business.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above. Except as required by law, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART I

Item 1.	Business

Basis of Presentation

As used in this annual report, unless the context indicates otherwise:

•	The terms “we,” “our,” “us,” the “Company,” “Successor” and “Hawker Beechcraft” refer to Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and its subsidiaries.

•	“HBI” refers to Hawker Beechcraft, Inc., the direct parent company of HBAC.

•

“Raytheon” refers to Raytheon Company. “RA” or “Raytheon Aircraft” refers to certain subsidiaries of Raytheon which made up essentially the business acquired by HBI. RA is also referred to as the “Predecessor” in certain sections of this annual report. Raytheon was the Predecessor’s parent company.

•

The term “senior notes” refers to $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015 and $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 of HBAC and Hawker Beechcraft Notes Company (“HBNC”) that were registered under the Securities Act of 1933, as well as substantially identical notes that were issued in March 2007 and surrendered by the holders in exchange for the registered notes.

•

The term “notes” refers to the senior notes and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017 (the “senior subordinated notes”) of HBAC and HBNC that were registered under the Securities Act of 1933, as well as substantially identical notes that were issued in March 2007 and surrendered by the holders in exchange for the registered notes.

Although HBNC is a co-issuer of the notes, we do not expect HBNC to have any operations, assets or revenues. Additionally, HBNC may be dissolved in the event of a future conversion of HBAC into a corporation.

Market Data Used in this Report

Certain market and industry data included in this annual report, and our position and the positions of our competitors within these markets, are based on estimates of our management, which are primarily based on our management’s knowledge and experience in the markets in which we operate. Although we believe all of these estimates were reasonably derived, you should not place undue reliance on them as estimates are inherently uncertain. Other market and industry data is derived from information obtained from market research firms, including information published by the General Aviation Manufacturers Association (“GAMA”), Forecast International, Inc., the Teal Group and Honeywell Aerospace. While we believe the industry sources used are generally reliable, we have not independently verified data from these sources or obtained third party verification of market share data and do not guarantee the accuracy or completeness of this information. Data regarding our industry is intended to provide general guidance but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data regarding the specific market segments that we serve, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that share, market size, relative positions within industry segments and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

In certain parts of this annual report, we state statistics or market positions of certain “families” of aircraft (e.g., the Hawker 987 family refers to the 900, 800/850 and 750 models). In this context, the family of a particular model includes the current type design, its current derivative products and any previous versions of the aircraft produced using the same type design. In the case of the King Air family, it refers to all three current King Air models, their current derivatives and any previous King Air models.

Our Company

Hawker Beechcraft is a world-leading manufacturer of business, special mission and trainer/attack aircraft; designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The Company leads the industry with a global network of more than 100 factory-owned and authorized service centers to support an estimated installed fleet of more than 37,000 aircraft.

Our business was formerly owned by Raytheon. On March 26, 2007, HBI purchased Raytheon Aircraft Acquisition Company, LLC (which has been renamed Hawker Beechcraft Acquisition Company, LLC) and substantially all of the assets of Raytheon Aircraft Services Limited from Raytheon and some of its affiliates. We refer to this transaction when we use the term “Acquisition”. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to us.

Business Segment Information

We conduct our business through three segments: Business and General Aviation, Trainer/Attack Aircraft and Customer Support. A description of our business segments is set forth below. Segment financial information can be found in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8 “Financial Statements and Supplementary Data” of this Annual Report.

Business and General Aviation

Our Business and General Aviation segment designs, develops, manufactures, markets and delivers commercial and specially modified general aviation aircraft. The segment manufactures one of the broadest product lines in the industry, including business jet, turboprop and piston aircraft, under the Hawker® and Beechcraft® brands. We believe our extensive product line, as described below, enables us to attract and retain a broad range of corporate, fractional and charter operators and individual customers worldwide. Our Business and General Aviation segment sells aircraft through various distribution channels, including direct single unit retail sales, fleet (multiple units) sales to larger operators and our authorized dealer network. For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Business and General Aviation segment were approximately 60%, 71%, and 77% of total consolidated sales.

Business Jets. Our business jet offerings include the Hawker 4000, the Hawker 987 family, the Hawker 400XP, the Hawker 200 and the Beechcraft Premier IA.

The Hawker 4000 received Federal Aviation Administration (“FAA”) type and production certification in June 2008. The flagship of the Hawker line, the composite fuselage Hawker 4000 sets the standard for quality, performance and value in the super-midsize business jet class. With a 3,280 nautical mile non-stop range and cruise speeds up to Mach 0.84, it features a sophisticated composite fuselage, all metal supercritical wing, powerful Pratt & Whitney Canada FADEC-controlled engines and state-of-the-art Honeywell Primus EPIC avionics. According to GAMA data, the Hawker 4000 had a 33% share of the super midsize aircraft segment in 2010.

We began deliveries of the Hawker 900XP in 2007. From the best-selling midsized business jet lineage (the Hawker 800 series), the Hawker 900XP has combined new Honeywell engines with enhanced winglets, an approximate 2,900 nautical mile non-stop range and a large cabin for increased performance, range, efficiency, comfort and compelling value.

In 2008, we began deliveries of the Hawker 750, an offering in the light midsize aircraft segment with additional cargo capacity, state-of-the-art avionics, a wider cabin than typical aircraft in its class and a range of approximately 2,200 nautical miles that is well suited for European-based operators. According to the GAMA data, the Hawker 900XP family had a combined 36% share of the midsize aircraft segment and 12% of the light midsize aircraft segment in 2010.

With the largest cabin of any comparable aircraft, the Hawker 400XP has been one of the preferred light jets for the fractional market and corporations worldwide. It is the fastest light business jet of its class. In response to the challenging market, HBC announced it is suspending production of the Hawker 400XP light jet in 2011 until such time market demand improves.

Truly an advanced technology light jet, the Premier IA offers customers an industry-leading combination of speed, cabin size and efficiency. With its single-pilot certification, advanced composite construction, seven-passenger seating and a top cruise speed of more than 500 miles per hour, the Premier IA offers operational flexibility. According to GAMA data, the Premier IA had an 8% share of the entry level aircraft segment in 2010.

Introduced in October 2010 and evolving from the Premier IA, the Hawker 200 is a new light business jet that features higher cruise speeds, a 20% longer range and increased payload. The Hawker 200 still offers the largest cabin and is a technologically advanced single-pilot business jet. Its performance, cabin and technology provide an ideal light jet choice for pilot owners and business operators. On a typical mission, it can cruise at 450 knots, fly at 43,000 feet and travel more than 1,200 nautical miles nonstop. This incredible performance comes with lower acquisition and operating costs than, we believe, any competitor can offer.

Turboprops. King Air is a leading name in turboprop aircraft, with approximately 41% of the passenger turboprop market in 2010, according to the GAMA data.

The King Air family is sold under the Beechcraft® brand and is currently comprised of the King Air 350i, B200GT/250 and C90GTx, and has ranges of approximately 1,800, 1,600 and 1,300 nautical miles, respectively. The King Air 350i, B200GT/250 and C90GTx typically are configured to carry nine passengers, seven passengers and five passengers, respectively, and can all be operated by a single pilot. Its squared-oval cabin design provides a spacious feel in the interior. The King Air 350i is the flagship of the King Air models with the most advanced performance and largest interior seating capacity. Now equipped with the Rockwell Collins Venue™ cabin management system and state-of-the-art Beechcraft FlexCabin capability, the new King Air 350i sets the standard in cabin comfort, entertainment and flexibility while delivering unmatched fuel efficiency and the lowest operating cost per seat mile, making it one of the greenest aircraft available to business travelers today. The King Air B200GT cruises at 35,000 feet and handles runways as short as 2,600 feet. It also offers a comparatively low maintenance cost for its class and hourly operating costs lower than jet competitors. The King Air B200GT entered the market as a direct response to customer feedback desiring faster cruise speeds. The King Air B200GT has a maximum cruise speed of 305 knots as a result of a new engine developed specifically for the King Air B200GT. In October 2010, Hawker Beechcraft announced the new King Air 250. Building on a reputation of proven performance, the next-generation King Air 250 features composite winglets and lightweight composite propellers, delivering improved runway performance, range, speed and enhanced climb. The King Air 250 further defines mission reliability with a ram air recovery system that maintains peak performance when the anti-icing system is activated, resulting in a high-performance, all-weather aircraft. First deliveries of the King Air 250 are expected in second quarter 2011.

In 2009, the company announced the launch of the Beechcraft King Air C90GTx. Key enhancements to the new King Air C90GTx include an increase in gross weight and the addition of composite winglets, which improve climb performance and further increase fuel efficiency. The C90GTx features a cabin 50 percent larger than some very light jets and seats up to seven passengers in its famed squared-oval design, allowing greater passenger comfort. It includes an in-flight accessible, heated and pressurized baggage storage area along with a private aft lavatory as standard.

Pistons. Our entry-level piston aircraft, the Beechcraft Baron and Beechcraft Bonanza models, are leaders in the executive piston aircraft market. The twin-engine Baron G58 and single-engine Bonanza G36 can carry up to five passengers and can be operated by one pilot. Both models have a sophisticated avionics suite and one of the most advanced autopilot systems offered in piston aircraft today.

The twin-engine piston aircraft that pilots aspire to own, the Baron G58 offers unmatched performance and range/payload capabilities in its segment. It also features a premium cabin that provides the best ride of any twin-engine aircraft, including flexible seating that allows for seating of two, four or six people, with the option to reconfigure and remove seats to accommodate mission needs and large baggage items. Its flight deck includes fully integrated Garmin G1000® avionics with a GFC 700 flight control system and new GWX 68 color weather radar.

The Bonanza G36 is the most prestigious high-performance single-engine piston on the market, offering six-passenger comfort and cabin flexibility not found in similarly priced four-seat aircraft. The Bonanza G36 also features Garmin G1000® avionics and a GFC 700 flight control system, making the best selling personal aircraft the most capable Bonanza yet.

Special Mission Aircraft. Hawker Beechcraft also markets, produces and supports a whole range of special-mission aircraft for militaries and governments worldwide. Missionized versions of the Beechcraft King Air series and pistons, as well as Hawker 400XP and Hawker 800 series, are currently in service worldwide. Our new Beechcraft King Air 350ER offers extended range and a variety of surveillance radar, ISR, air ambulance and special-mission capabilities.

Trainer/ Attack Aircraft

Our Trainer/Attack Aircraft segment designs, develops, manufactures, markets and sells military training aircraft and spares. Its customers include the U.S. and foreign governments. The segment manufactures our primary military trainer aircraft, the T-6 Texan II (“T-6”). In 1995, Raytheon Aircraft (RA) was awarded the U.S. Air Force and the U.S. Navy’s Joint Primary Aircraft Training System (“JPATS”) program. Under this program, we continue to be the sole source provider to the U.S. Air Force and the U.S. Navy of their primary military trainer aircraft. Through December 31, 2010, Hawker Beechcraft and RA have delivered 556 trainer aircraft under JPATS contracts, including the 60 T-6B aircraft with upgraded avionics to the U.S. Navy. In addition, HBC has sold and delivered 110 trainer aircraft to international customers, including 4 T-6C aircraft, the most recent variant of the T-6 trainer. We continue to market the T-6 trainer to certain foreign governments and anticipate additional international awards in the near future. International customers made up 20% of the deliveries in 2010.

We continue to invest in the AT-6, the Light Attack aircraft being offered by Hawker Beechcraft. This aircraft offers integrated surveillance equipment, data link and “hard point” wings capable of carrying light attack weapons. The prototype completed its initial flight tests in the fall of 2009 and performed successfully at the U.S. Department of Defense Joint Expeditionary Force Experiment (JEFX) in 2010.

Our Trainer/Attack Aircraft segment also provides training and logistics support and aftermarket parts and services. We expect the U.S. Government to continue to require product support for T-6 trainers through 2050.

For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Trainer/Attack Aircraft segment were approximately 24%, 17% and 9% of total consolidated sales.

Customer Support

Our Customer Support segment provides parts and maintenance services to our estimated installed fleet of more than 37,000 aircraft. We sell parts from our headquarters in Wichita, Kansas and operate distribution warehouses in Dallas, Texas, London, England, Dubai, United Arab Emerates, and Singapore. Support services include maintenance, repairs and refurbishment, as well as airframe and avionics modifications and upgrades. Our service and support network consists of the largest number of jet and turboprop service centers in the industry, including 10 company-owned service centers in the United States (U.S.), the United Kingdom and Mexico, as well as more than 100 company-authorized third party service centers in 32 countries. For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Customer Support segment were approximately 16%, 12% and 14% of total consolidated sales.

Customers and Distribution Methods

Our diverse customer base includes corporations, fractional and charter operators, governments and individuals around the world. We currently have an extensive global network of general aviation dealers, regional sales representatives and distributors who market our products around the world. We employ specialized sales teams for our products. We sell parts through a variety of channels, including our headquarters in Wichita, Kansas, and our 10 company-owned and more than 100 company-authorized third party service centers. We also sell support services through our company-owned service centers.

We continue to develop our sales resources to address markets outside the U.S. We currently have the largest installed fleet of turboprop and business jet aircraft in Latin America and Africa, and we believe our King Air products are ideally suited for the level of infrastructure available in many developing nations. We continue to market our T-6A trainers and its derivatives to foreign governments. For the year ended December 31, 2010, 45% of our sales were from outside the U.S. For additional information related to our sales derived outside the U.S., see Note 20 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

For 2010, one customer, the U.S. Government, represented approximately 30% of our sales, primarily from our Trainer/Attack Aircraft segment. Our top 10 customers represented approximately 43% of sales during the same period. The U.S. Government accounts for a significant portion of our backlog through the JPATS program. A significant reduction in purchases by the U.S. Government could have a material adverse effect on our financial position, results of operations and liquidity.

Competition

Competition in the Business and General Aviation segment is based on price, quality, product support, performance, reliability, product innovation and reputation. The Hawker® and Beechcraft® brands are known for innovation, performance, quality and value, which support the leading market positions for our aircraft. For example, the Hawker 900XP and King Air product families are the best selling business jet and turboprop lines, respectively, in the history of the general aviation industry. Competition is driven by the ability to deliver superior performance and features, such as increased cabin size or range, on a cost-effective basis. We have five major competitors in the business and general aviation industry: Cessna Aircraft Company, Bombardier Aerospace, Gulfstream Aerospace Corporation, Dassault Falcon Jet Corp. and Embraer S.A.

The Trainer/Attack Aircraft segment operates in the military aviation business and is the sole source provider of the world’s best selling primary military trainer aircraft, the T-6 and its variants, to the U.S. Air Force and the U.S. Navy. Outside the U.S., we compete for primary military trainer contracts with companies including Pilatus Aircraft Ltd., Embraer S.A., Korea Aerospace Industries Ltd., Alenia Aermacchi, EADS, Grob Aircraft AG and Lockheed Martin Corporation. It is anticipated the Light Attack Aircraft will compete primarily with the Super Tucano offered by Embraer Defense Systems.

Competition in the Customer Support segment is based upon price, quality, performance, innovation and reputation. Providing superior service and support is considered the primary mission of our parts and maintenance organizations within

Customer Support. Direct competition against those parts and maintenance activities comes mostly from a multitude of privately-owned maintenance facilities, repair shops, parts brokers and parts distributors located across the global market. Most of these competitors are regionally focused without any significant concentration of market share by any one competitor. Our Customer Support segment seeks to increase our share of the aftermarket services provided to our customers by continuing to improve our service standards, leveraging our product knowledge, expanding our product offerings and improving distribution capabilities. We seek to reach industry-leading service levels and to improve the profitability of our company-owned service network.

Employees

As of December 31, 2010, we had approximately 6,800 employees, 47% of whom were covered by collective bargaining agreements. Approximately 2,900 of our hourly employees at our Wichita and Salina, Kansas facilities are covered by a collective bargaining agreement with the International Association of Machinists and Aerospace Workers (“IAM”) which expires on August 7, 2011. Our Little Rock, Arkansas facility, which has approximately 500 employees, and our U.S. service facilities, which collectively have approximately 700 employees, are not covered by a collective bargaining agreement. Our service facility in Chester, England has a one-year union contract covering approximately 300 employees that expires on March 31, 2011.

Suppliers and Raw Materials

Our key supplies vary from raw materials, such as aluminum, to completed aircraft components and major assemblies, such as engines, avionics, fuselages and wings. We expect that major aircraft systems and structures will continue to comprise a substantial portion of our supply costs. Pricing arrangements with our suppliers generally include multi-year contracts with fixed-price and/or annual price adjustment clauses based on published economic indices.

A significant portion of components in each of our aircraft designs, such as engines and avionics, is co-developed with our suppliers and, therefore, are often sole-sourced with the supplier of a particular component. The majority of our supplies are custom ordered, engineered into the aircraft design and governed by FAA and other comparable international agencies aircraft certification. Therefore, changing an existing supplier’s design is often cost-prohibitive because it requires re-certification.

Approximately 45% of our direct material purchases are from the following four major suppliers: Pratt & Whitney Canada (engines), Honeywell (engines, avionics, environmental control, auxiliary power units and lighting), Rockwell Collins (avionics) and Airbus (certain wings and fuselages). Pratt & Whitney Canada approximates 19% of our direct material purchases. Honeywell approximates 10% of our direct material purchases.

Working Capital

In recent years, a significant portion of our Business and General Aviation aircraft deliveries have occurred during the second half of the year. Given the long lead time involved in the production of aircraft, it is necessary to build aircraft throughout the year in support of the higher second half delivery volume. As a result, our working capital levels typically rise during the first three quarters of the year and are reduced significantly during the fourth quarter. Any disruptions to our business or delivery schedule during the second half of the year, as occurred during 2008 as a result of the strike by our Wichita and Salina, Kansas union work force, could have a disproportionate effect on our full-year financial operating results. Business for the Trainer/Attack Aircraft and Customer Support segments is not generally seasonal in nature.

Backlog

Our backlog is summarized below:

	December 31, 2010			December 31, 2009
(In millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
Business and General Aviation	$782.6	$—	$782.6	$2,247.2	$—	$2,247.2
Trainer/Attack	584.4	40.8	625.2	1,003.9	108.1	1,112.0

Total	$1,367.0	$40.8	$1,407.8	$3,251.1	$108.1	$3,359.2

Orders for aircraft are included in backlog upon receipt of an executed contract. Unfunded backlog represents U.S. and foreign government contracts for which funding has not yet been appropriated. Our backlog includes significant orders with the U.S. Government. Due to the nature of the work performed, the Customer Support segment does not have backlog. 28.2% of our total backlog at December 31, 2010 represents orders that are not expected to be filled in 2011. In late June 2010, NetJets, Inc. (“NetJets”) cancelled orders for 23 aircraft. The impact of the cancellation was to reduce backlog by $0.4 billion; however, none of the cancelled orders were scheduled for delivery in 2010 and only one was scheduled for delivery in 2011. We have no remaining backlog with NetJets.

Research and Development

Our research and development efforts are focused on developing technologies that will improve our existing products and our manufacturing processes. We believe derivative models refresh our product line and typically generate increased sales volume. Over the past five years, we have successfully introduced 15 new or derivative models. We plan to focus future research and development efforts on derivative models of our existing aircraft.

Our development effort is an ongoing process that helps us increase the value of our products and expand into new markets. We are currently focused on research in areas such as advanced metallic joining, low cost composites, noise attenuation, efficient structures, systems integration, advanced design and analysis methods and new material application. We collaborate with our major suppliers on product upgrades and often share the associated costs.

Research and development expenditures were $101.1 million, $107.3 million, and $110.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Government Contracts

All companies engaged in supplying defense-related equipment and services to U.S. Government agencies, either directly or by subcontract, are subject to business risks specific to the defense industry. U.S. Government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. Government’s convenience, as well as termination for default based on lack of performance. Upon termination for convenience, we generally would be entitled to compensation only for work done, supplier costs and termination liability at the time of termination and to receive an allowance for profit on the work performed. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future U.S. Government contracts and orders. Furthermore, on U.S. Government contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, which would likely result in the termination of our subcontract.

Governmental Regulations

Our operations, products and services are subject to oversight by the FAA and its counterpart regulators in jurisdictions outside of the U.S. These regulators routinely evaluate aircraft operational and safety requirements and are responsible for certification of new and modified aircraft. These regulators further oversee other aspects of our operations, including the provision of aircraft maintenance services. Failure to comply with the applicable laws, rules and regulations governing aviation in the U.S. or other jurisdictions may subject us to civil penalties, including fines or the suspension or revocation of certain necessary licenses or certifications. Future action by these regulators, including increased scrutiny or a change from past practices, may adversely affect our financial position, results of operations or liquidity and impair our ability to certify and deliver new products.

Defense contractors are subject to many levels of audit, investigation and claims. Agencies that oversee contract performance include: the Defense Contract Audit Agency (“DCAA”), the U.S. Department of Defense (“DOD”), the Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional committees. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties, including treble damages, and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government.

As a U.S. Government contractor, we are subject to specific import and export, procurement and other regulations and requirements. Failure to obtain timely export or import licenses could delay production and adversely affect our sales. Failure to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or terminations and the assessment of penalties and fines, and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes related to procurement integrity, export control, government security regulations, employment practices, protection of the environment, and accuracy of records and recording of costs. Under many U.S. Government contracts, we are required to maintain facility and personnel security clearances complying with DOD requirements.

Our operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act (“OSHA”) mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances.

Intellectual Property

We rely on a combination of trademarks, trade names, copyrights, patents and trade secrets to establish and protect our intellectual property rights relating to the development and manufacturing of our products. Some of these intellectual property assets are owned jointly with others or are provided to us through licenses. In the ordinary course of business, we have disputes with third parties regarding intellectual property rights which, in some cases, may result in litigation.

Environmental, Health and Safety Matters

Our operations are subject to the requirements of federal, state, local, European and other foreign environmental and occupational health and safety laws and regulations, the violation of which could result in substantial costs and liabilities, including material civil and criminal fines and penalties. Such requirements include those pertaining to pollution; the protection of human health and the environment; air emissions; wastewater discharges; occupational health and safety; and the generation, handling, treatment, remediation, use, storage, transport, release of and exposure to, hazardous substances and wastes. We have incurred, and will continue to incur, costs and capital expenditures to comply with these environmental requirements and to obtain and maintain all necessary permits. Any failure by us to comply with such laws and regulations could subject us to significant civil or criminal fines and penalties and other liabilities. In addition, if we were convicted of a violation of these laws or regulations (including the Clean Air Act and the Clean Water Act), we, or one of our subsidiaries, could be placed by the Environmental Protection Agency (“EPA”) on the “Excluded Parties List” maintained by the U.S. General Services Administration. The listing would continue until the EPA concluded that the cause of the violation had been cured. Facilities at which the violation occurred cannot be used in performing any U.S. Government contract awarded during any period of listing by the EPA, and pre-existing contracts may be terminated by the government once a facility is listed. In addition, this prohibition can also extend to other facilities that are owned or operated by the convicted entity.

Under certain statutes, such as the federal Superfund statute, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these statutes may be without regard to fault or to the legality of the activities giving rise to the contamination. Contamination has been identified at some of our facilities, and we have incurred, and will continue to incur, costs to investigate and remediate these conditions. In connection with such contamination, we may also be liable for natural resource damages, government penalties and claims by third parties for personal injury and property damage. In addition, we may incur liabilities in connection with any future environmental contamination or any previously unknown but currently existing environmental conditions at our facilities. While the amount of these costs and liabilities could be significant, we do not believe that, based on currently available information, the costs of investigation and remediation and other costs with respect to identified environmental conditions, including conditions at offsite disposal locations with respect to which we have been notified of potential liability, will have a material adverse effect on our business, financial condition, results of operations or liquidity.

Under our stock purchase agreement with Raytheon, subject to certain conditions, Raytheon is obligated to indemnify us for a number of categories of environmental liabilities, including liabilities relating to contamination at facilities that RA formerly owned or operated and waste disposal sites used by RA. We cannot be certain, however, that Raytheon will satisfy its indemnification obligations in whole or in part. If Raytheon fails to comply with its indemnity obligations, we could become subject to significant liabilities.

In addition, environmental laws and regulations, and interpretation or enforcement thereof, are constantly evolving, and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition, results of operations or liquidity. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, the costs of compliance could increase. If we cannot pass along future costs to our customers, any such increases may have an adverse effect on our business, financial condition, results of operations or liquidity.

Corporate Information

Hawker Beechcraft Acquisition Company, LLC is a limited liability company formed in 2006 under the laws of the State of Delaware. Hawker Beechcraft Notes Company is a corporation formed in 2007 under the laws of the state of Delaware. Our headquarters and principal executive offices are located at 10511 East Central, Wichita, Kansas 67206 and our telephone number is (316) 676-7111. Our website is www.hawkerbeechcraft.com. The information contained on or connected to our website is expressly not incorporated by reference into this Annual Report on Form 10-K and should not be considered part of this or any other report filed with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. These reports may also be obtained at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Item 1A.	Risk Factors

You should carefully consider the risk factors set forth below as well as the other information contained in this Annual Report on Form 10-K, including our consolidated financial statements and related notes. The risks described below are not the only risks we face. Additional risks not presently known to us or which we currently consider immaterial also may materially adversely affect us. If any of these risks actually occurs, our business, financial condition, results of operations and liquidity could be materially adversely affected.

Risks Relating to Our Business

Difficult conditions in the capital, credit, general aviation and other aircraft markets and in the overall economy could continue to materially adversely affect our business, financial condition, results of operations and liquidity, and we do not know if these conditions will improve in the near future.

Our business, financial condition and results of operations are being materially adversely affected by difficult conditions in the general aviation market and in the overall economy. The recession negatively affected the demand for new and used business jets, spare parts and maintenance, and despite the end of the recession our results of operations and financial condition continue to be materially adversely impacted by the current economic conditions.

Many of the products we sell are considered discretionary purchases, and our levels of sales have historically been tied to corporate and consumer spending levels, which are typically cyclical in nature. Our sales are significantly affected by the level of corporate spending which, in turn, is a function of the general economic environment. In a slowly growing economy such as many of the markets in which we operate are experiencing, corporate cash flows decrease, which typically leads to a decrease in demand for our products or postponement of planned purchases. The purchase of our products by consumers is discretionary, and therefore highly dependent upon the level of consumer spending. Accordingly, sales of our products may be adversely affected by a weak economy, increases in consumer debt levels, uncertainties regarding future economic prospects or a decline in consumer confidence.

Moreover, aircraft customers, including sellers of fractional share interests, providers of charter services and dealers have responded and may continue to respond to the current weak economic conditions by delaying delivery of orders or canceling orders as we experienced in late 2008 and throughout 2009 and 2010. Weakness in the economy may also result in fewer hours being flown on existing aircraft and, consequently, lower demand for spare parts and maintenance services. Weak economic conditions may also cause reduced demand for used business jets. We have experienced reductions in the fair market value of used aircraft accepted as trade-ins while such aircraft were in our inventory. In addition, economic conditions have resulted in an increased supply of used aircraft in the market which to some extent competes with our sales of new aircraft into the market. The continuation of this dynamic may adversely affect sales of our products.

Our results of operations and financial condition could be materially adversely impacted by some of our customers’ inability to obtain financing.

Some of our customers rely on credit markets to obtain financing for new and used aircraft purchases. Uncertainty in the credit markets may reduce the number of lenders willing to finance aircraft or cause lenders to impose stricter lending requirements. The inability of a portion of our customers to obtain financing could lead to reduced demand for our products, delayed deliveries or order cancellations, which could adversely affect the number of aircraft deliveries we make or reduce the prices we can charge for our aircraft, either of which could have a material adverse effect on our financial condition and results of operations.

We operate in a very competitive business environment.

The general aviation industry is highly competitive and we encounter competition in both domestic and foreign markets. The highly competitive nature of our industry means we are continually subject to the risk of loss of our market share, loss of significant customers, reduction in margins, the inability for us to gain market share or acquire new customers, and difficulty in raising our prices. Many of our competitors in the general aviation market are either part of larger, more diversified companies or may be the beneficiaries of government subsidies. As a result of this, these competitors may have access to more resources than we do. These circumstances may provide our competitors with a lower cost of capital, the ability to sustain a prolonged downturn in the industry or general economy, more funds for investment in development of new products and more resources in general.

These competitors may have less debt than we have and may be better able to withstand changes in market conditions within the industry. For these reasons, we may not be able to compete successfully against such competitors or future entrants into the general aviation markets in which we compete, which could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of adverse publicity and losses stemming from any accident involving aircraft for which we hold design authority.

Any accident involving one of our manufactured aircraft could create a public perception that our aircraft are not safe or reliable, which could harm our reputation and have a negative impact on our business, financial condition and results of operations. In addition, if one of our manufactured aircraft were to crash or be involved in an accident, we could be exposed to significant liability. We are currently involved in various litigation matters stemming from such incidents. Our insurance coverage may not be adequate to cover all possible losses that may arise in the event of an accident involving one of our manufactured products. In the event that our insurance is not adequate, we may be forced to bear substantial losses.

Accidents and incidents involving one of our manufactured aircraft may prompt the FAA to issue airworthiness directives or other notices regarding the aircraft, and we have received such airworthiness directives previously. Publication of an FAA airworthiness directive or notice could create a public perception that a particular Hawker Beechcraft aircraft is not safe, reliable, or suitable for an operator’s needs. This perception could result in a claim being filed against us or lost future sales, or both. In addition, the FAA could require design modifications causing us to incur significant expenditures altering an aircraft design, altering aircraft in production and altering fielded aircraft. FAA airworthiness directives are typically followed by similar regulatory requirements in other countries where affected aircraft are certified. The publication of an airworthiness directive or notice by the FAA could lead to a decline in revenues and have a negative impact on our business, financial condition and results of operations.

The General Aviation Revitalization Act of 1994 (“GARA”) provides a “statute of repose” which, in the context of aviation litigation, operates to limit the time a lawsuit can be filed against an aircraft manufacturer. GARA bars lawsuits against a manufacturer of aircraft or aircraft components once the product has been in service for eighteen years. Such limitations on liability, however, are dependent upon the facts and circumstances surrounding the incident giving rise to liability. GARA does not, for instance, apply if the aircraft was engaged in a scheduled passenger flight and may not apply in certain air medical services operations. RA has manufactured certain aircraft that remain in use in scheduled passenger and other operations, including the King Air 1900, that may not be covered by GARA. In addition, as part of the Acquisition, we retained the type certification for the King Air 1900. As a result, if any of these aircraft were to crash or be involved in an accident, we could be exposed to liability and may not have a defense under GARA.

We incur risks associated with our aircraft programs.

The principal markets in which our businesses operate experience changes due to the introduction of new technologies. To meet our customers’ needs in these businesses, we must continuously design new products, update existing products and services, and invest in and develop new technologies. New programs with new technologies typically carry risks associated with design responsibility, FAA mandated certification requirements, development of new production tools, hiring and training of qualified personnel, increased capital and funding commitments, delivery schedules and unique contractual requirements, supplier performance and our ability to accurately estimate costs associated with such programs. Our competitors may also develop products that are superior to our products or may adapt more quickly than us to new technologies or evolving customer requirements. Technological advances by our competitors may lead to new manufacturing techniques to manufacture their products and may make it more difficult for us to compete. In addition, any new aircraft program may not generate sufficient demand or may be subject to technological problems or significant delays in the regulatory certification or manufacturing and delivery schedule, and the costs of these new aircraft programs may exceed our expectations. If we were unable to manufacture products at our estimated costs or if a new program in which we had made a significant investment is subject to weak demand, delays or technological problems, our business, financial condition and results of operations could be materially adversely affected.

Our operations depend on our ability to maintain continuous, uninterrupted production at our manufacturing facilities. Our production facilities are subject to physical and other risks that could disrupt production.

Our manufacturing facilities could be damaged or disrupted by a natural disaster, war, terrorist activity or sustained mechanical failure. Although we have obtained property damage and business interruption insurance in amounts determined sufficient by management, a major catastrophe, such as a fire, flood, tornado or other natural disaster at any of our sites, war or terrorist activities in any of the areas where we conduct operations or the sustained mechanical failure of a key piece of equipment could result in a prolonged interruption of all or a substantial portion of our business. Production at our manufacturing facilities in

Kansas could be disrupted in connection with our closure of certain of our facilities and our outsourcing of certain operations. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers. We may not have insurance to adequately compensate us for any of these events. A large portion of our operations is conducted in facilities in Wichita and Salina, Kansas, in Little Rock, Arkansas, in Chester, England, and in Chihuahua, Mexico, and any significant damage or disruption to these facilities in particular would materially adversely affect our ability to manufacture and deliver aircraft and parts to our customers.

Inclement weather conditions during the last quarter of the calendar year, when we typically have our peak deliveries, could adversely affect our financial results.

Historically, our peak deliveries have occurred during the last quarter of the calendar year. Inclement weather conditions during that time of year may limit our ability to conduct necessary pre-delivery flight tests, which may delay our deliveries and adversely affect our financial results.

Any significant disruption in our supply from key vendors could delay production and adversely affect our sales.

The FAA prescribes standards and qualification requirements for aerostructures, including virtually all general aviation products, with which our suppliers must comply. We cannot be certain that our suppliers will be able to comply, and failure to do so may cause shortages or delays. We cannot be certain that substitute raw materials or component parts will be available to us or will meet the strict specifications and quality standards that we, our customers and the U.S. Government impose. Often, our certification from the FAA relates to a specific part from a specific supplier. If we were required to certify replacement parts from a new vendor, the certification process could materially delay production and adversely affect our business, financial condition, results of operations and liquidity.

We are highly dependent on the availability of essential materials and purchased components from our suppliers, some of which are available only from a sole source or limited sources, especially major systems such as engines and avionics, which are co-developed with our suppliers and, therefore, are often sole-sourced with that supplier. Moreover, we are dependent upon the ability of our suppliers to provide materials and components that meet specifications, quality standards and delivery schedules. Our suppliers’ failure to provide expected raw materials or component parts that meet our technical specifications could adversely affect production schedules and contract profitability.

In addition, contracts with certain of our suppliers for raw materials and other goods are short-term contracts. We cannot be certain that these suppliers will continue to provide products to us at attractive prices or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time periods we require. Our foreign suppliers must also comply with U.S. import/export control laws. Any failure to comply with such laws may delay or halt supplier production or shipments of goods. If we are not able to obtain key products on a timely basis and at affordable costs, or we experience significant delays or interruptions of supply, our business, financial condition and results of operations could be materially adversely affected.

In addition to the risks described above, our continued supply of materials is subject to a number of other risks including:

•	the destruction of our suppliers’ facilities or their distribution infrastructure;

•	a work stoppage or strike by our suppliers’ employees;

•	the failure of essential equipment at our suppliers’ plants;

•	the failure, shortage or delays in the delivery of supply of raw materials to our suppliers;

•	contractual amendments and disputes with our suppliers; and

•	inability of second tier suppliers to perform as required.

Increases in labor costs, potential labor disputes and work stoppages at our facilities could materially adversely affect our financial performance.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. Approximately 47% of our workforce at December 31, 2010 was represented by unions and is covered by collective bargaining agreements. Approximately 2,900 of our hourly employees at our Wichita and Salina, Kansas facilities are covered by a collective bargaining agreement with IAM that expires on August 7, 2011. Our service facility in Chester, England has a union contract covering approximately 300 employees that expires on March 31, 2011. If our workers were to engage in a strike, as they did in 2008 when the prior collective bargaining agreement expired, work stoppage or other slowdown, we could experience a significant disruption of our operations that could cause us to be unable to deliver products to our customers on a timely basis and could result in a breach of our sales or supply agreements. This could result in a loss of business and an increase in our operating expenses, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

Our JPATS contracts expose us to the inherent risks of fixed price contracting, and future contracts under the JPATS program are not guaranteed.

We manufacture aircraft for the U.S. Air Force and the U.S. Navy. We provide some of our products and services to governments through long-term contracts in which the pricing terms are fixed based on certain production volumes. For the year ended December 31, 2010, approximately 18% of our revenues were derived from the JPATS contract. Government programs such as the JPATS program are generally implemented by the award of multi-year contracts in which the pricing for future years’ procurements by the government is negotiated under fixed price contracts and segregated into individual lots to be exercised on an annual basis. The award of these future lots is subject to future Congressional appropriations. Congress generally appropriates funds on a fiscal year basis even though a program extends for more than one year. Consequently, programs are often only partially funded at any one time, and additional funds are committed only as Congress makes further appropriations. U.S. Government contracts under such programs are subject to termination or adjustment if appropriations for the program are not available or change. In addition, U.S. Government contracts, including the JPATS contract, generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. Government’s convenience as well as termination for default based on performance. We believe that the U.S. Navy will purchase fewer aircraft under the JPATS contract. Upon termination for convenience, we are generally entitled to compensation only for work done and commitments outstanding at the time of termination. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor.

In January 2011, the Secretary of Defense publicized his efforts to freeze the military budget as part of the U.S. Government’s efforts to decrease the deficit. Circumstances such as these may increase the risk that Congress may limit its appropriations in the future. The termination of one or more large contracts, whether due to lack of funding, for convenience, or otherwise, or the occurrence of delays, cost overruns and product failures in connection with one or more government contracts, could materially adversely impact our results of operations and financial condition. Furthermore, we can give no assurance that we would be able to procure new U.S. Government contracts to offset the revenues lost as a result of any termination of our current U.S. Government contracts. The majority of our Trainer/Attack Aircraft segment sales are from our JPATS contract. A termination of the JPATS contract would substantially reduce future sales in this segment.

In 2008, we completed negotiations for Lots 14-16 of the JPATS contract. Since this contract is a fixed price contract, we will bear the risk that increased or unexpected costs may reduce our profit margins or cause us to sustain losses on the contract. We must fully absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing this contract and in projecting the ultimate level of sales that we may achieve. Our failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately, or control costs during performance of a fixed price contract may reduce the profitability of a contract or cause a loss.

Our business could be adversely affected by a negative audit by the U.S. Government.

As a government contractor we are subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (the “DCAA”). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. Moreover, private individuals may bring qui tam, or “whistle blower” suits, under the False Claims Act, which permits a private individual to bring a claim on behalf of the U.S. Government to recover payments made as a result of a false claim. Such individuals may receive a portion of amounts recovered on behalf of the U.S. Government. If an audit, alleged whistle blower or other activity results in discovery of improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include: termination of contracts; forfeiture of profits; suspension of payments; fines; and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

We are subject to government regulation, and our business may be materially adversely affected if we lose our government, regulatory or industry approvals, if more stringent government regulations are enacted or if industry oversight is increased.

The FAA prescribes standards and qualification requirements for aerostructures, including virtually all general aviation products. The FAA further regulates virtually all aviation services, such as maintenance, training, and the operation of aircraft. Comparable agencies, including but not limited to the European Aviation Safety Agency (“EASA”), in Europe, regulate these matters in other countries. In addition, the FAA, the EASA or other comparable agencies occasionally propose new regulations or changes to existing regulations. These regulations, if adopted, could cause us to incur significant additional costs to achieve compliance. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition, results of operations and liquidity could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting existing products to comply with new regulatory requirements can be expensive and time consuming.

Further, our business could be materially adversely affected if the U.S. Government enacts new regulation in the form of “user fees” or other tax regulation on our products or their use. Our products are generally considered discretionary goods and are not currently subject to “user fees” or other excess taxation. If the U.S. Government were to institute new taxes on the operation or use of our products, the attractiveness of general aviation as an alternative to commercial airfare could be affected and demand for our products may decrease, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

The Department of Homeland Security and the Transportation Security Administration, along with other governmental regulatory agencies regularly review the level of security associated with general aviation flight operations to minimize the vulnerability of general aviation aircraft being used as a weapon or to deliver illicit materials or to transport dangerous individuals. Any changes to the current regulations which decrease the efficiencies associated with the use of general aviation aircraft may make the utilization of general aviation as an alternative to commercial air travel less attractive and could therefore lower demand for our products which could have a material adverse effect on our business, financial condition, results of operation and liquidity.

Certain contracts, primarily related to our special mission business, are classified contracts. Because one of our principal shareholders is a Canadian entity, we have agreed to, and have implemented, a Security Control Agreement (“SCA”) with the Defense Security Service (“DSS”) as a suitable Foreign Ownership, Control or Influence (“FOCI”) mitigation arrangement under the National Industrial Security Program Operating Manual. A FOCI arrangement is necessary for us to continue to maintain the requisite security clearances to complete performance under these contracts. Failure to reach and/or maintain an appropriate agreement with DSS regarding the appropriate FOCI mitigation arrangement could result in invalidation or termination of the security clearances, which in turn would mean that we would not be able to enter into future classified contracts, and may result in the loss of our ability to complete our existing classified contracts.

We are subject to regulation of our technical data and goods under U.S. export control laws.

We are regulated by the International Traffic in Arms Regulations administered by the U.S. Department of State, and the Export Administration Regulations administered by the U.S. Department of Commerce. Collaborative agreements that we may have with foreign persons, including manufacturers and suppliers, are also subject to U.S. export control laws. In addition, we are subject to trade sanctions against embargoed countries, administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury.

A determination that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of fines and the denial of export privileges and debarment from participation in U.S. Government contracts. Delays or disapproval of export or import licenses or agreements could delay production and adversely affect our financial condition. Additionally, restrictions may be placed on the export of technical data and goods in the future as a result of changing geo-political conditions. Any one or more of such sanctions could have a material adverse effect on our business, financial condition and results of operations.

We derive a significant portion of our revenues from sales to customers outside the United States and are subject to the risks of doing business in foreign countries.

We derive a significant portion of our revenues from sales to customers outside the United States. For the year ended December 31, 2010, international sales accounted for approximately 45% of our consolidated revenues. We expect that our international sales will continue to account for a significant portion of our revenues for the foreseeable future and are likely to increase over time. As a result, we are subject to risks of doing business internationally, including:

•	changes in regulatory requirements;

•	domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

•	the necessity and complexity of using foreign employees, representatives and consultants;

•	fluctuations in foreign exchange rates;

•	lack of intellectual property protection in foreign jurisdictions;

•	imposition of tariffs or embargoes, export controls and other trade restrictions;

•	the difficulty of management and operation of an enterprise spread over various countries;

•	compliance with a variety of foreign laws and taxation policies, as well as U.S. laws affecting the activities of U.S. companies abroad; and

•

economic and geo-political developments and conditions, including international hostilities, political instability, acts of terrorism and governmental reactions, inflation, trade relationships and military and political alliances.

While these factors or the impact of these factors are difficult to predict, any one or more of these factors could materially adversely affect our business, financial condition, results of operations and liquidity.

In order to sell many of our products outside of the United States, we must first obtain licenses and authorizations from various government agencies. For certain sales of defense equipment and services to foreign governments, the U.S. Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that Congress will not prevent certain sales. Our inability to sell products outside of the United States could materially adversely affect our business, financial condition, results of operations and liquidity.

The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position, results of operations and liquidity.

We are defendants in a number of litigation matters and are subject to various other claims, demands and investigations. These matters may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these matters will be favorable to us. An adverse resolution or outcome of any of these lawsuits, claims, demands or investigations could have a negative impact on our business, financial condition, results of operations and liquidity.

Under the purchase agreement relating to the Acquisition, Raytheon has retained liability for product liability claims relating to occurrences after April 1, 2001 until closing of the Acquisition. However, to the extent that Raytheon fails to uphold its agreements under the contract, we could be adversely affected. We retain liability for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon.

We are subject to strict environmental laws and regulations that may lead to significant, unforeseen expenses.

Our operations are subject to the requirements of federal, state, local, European and other foreign environmental and occupational health and safety laws and regulations, the violation of which can result in substantial costs and liabilities, including material civil and criminal fines and penalties. Such requirements include those pertaining to pollution; the protection of human health and the environment; air emissions; wastewater discharges; occupational safety and health; and the generation, handling, treatment, remediation, use, storage, transport, release of and exposure to, hazardous substances and wastes. We have incurred and will continue to incur costs and capital expenditures to comply with these environmental requirements and to obtain and maintain all necessary permits. Any failure by us to comply with such laws and regulations could subject us to significant civil or criminal fines and penalties and other liabilities. In addition, if we were convicted of a violation of certain of these laws or regulations (including the Clean Air Act and the Clean Water Act), we, or one of our subsidiaries, could be placed by the U. S.

Environmental Protection Agency (the “EPA”) on the “Excluded Parties List” maintained by the U.S. General Services Administration. The listing would continue until the EPA concluded that the cause of the violation had been cured. Facilities at which the violation occurred cannot be used in performing any U.S. Government contract awarded during any period of listing by the EPA, and pre-existing contracts may be terminated by the government once a facility is listed. In addition, this prohibition can also extend to other facilities that are owned or operated by a convicted entity.

Under certain of these laws and regulations, such as the federal Superfund statute, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be without regard to fault or to the legality of the activities giving rise to the contamination. Contamination has been identified at some of our facilities, and we have incurred, and will continue to incur, costs to investigate and remediate these conditions. In connection with such contamination, we may also be liable for natural resource damages, government penalties and claims by third parties for personal injury and property damage. In addition, we may incur liabilities in connection with any future environmental contamination or any previously unknown but currently existing environmental conditions at our facilities. The costs of investigation, remediation and other costs with respect to identified environmental conditions, including conditions at offsite disposal locations with respect to which we have been notified of potential liability, could be significant.

Under the purchase agreement with Raytheon, subject to certain conditions, Raytheon is obligated to indemnify us for a number of categories of environmental liabilities, including liabilities relating to contamination at, and waste disposal sites used by, facilities that RA formerly owned or operated. We cannot be certain, however, that Raytheon will satisfy its indemnification obligations in whole or in part. If Raytheon fails to comply with its indemnity obligations, we could become subject to significant liabilities.

In addition, environmental laws and regulations, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition, results of operations or liquidity. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, the costs of compliance could increase. If we cannot pass along future cost increases to our customers, any such increases may have an adverse effect on our business, financial condition, results of operations or liquidity.

We are subject to fluctuations in the rate of exchange between U.S. dollars and foreign currencies, particularly U.K. pound sterling.

The majority of our sales are generated in U.S. dollars; however, a significant component of our aircraft production cost on certain models is contracted with suppliers in U.K. pound sterling. We may enter into foreign currency forward contracts with commercial banks to fix the dollar value of a portion of our commitments to these suppliers; however, these foreign currency forward contracts may not cover the total value of foreign currency payments we are obligated, or may become obligated, to make. Therefore, we could be adversely affected by a weakening of the U.S. dollar relative to foreign currencies, particularly the U.K. pound sterling. Conversely, declining production volumes could cause foreign currency forward contracts to be in excess of required foreign currency causing us to be exposed to mark-to-market gains or losses for contracts not designated in a cash flow hedging relationship.

We accept used aircraft as trade-ins from our customers and may be required to accept trade-ins at a financial loss.

In connection with the signing of a purchase contract for new aircraft, we may agree to accept a trade-in aircraft from our customer as partial consideration of the purchase price. We attempt to value trade-ins at levels that will enable us to sell the used aircraft within 60 to 90 days of the trade-in. When we experience long delays between signing of a purchase contract and actual delivery of the aircraft, we may be required to accept trade-ins at prices that are above the then-market price of the trade-in aircraft, which would result in lower gross margins at the time of the new aircraft sale.

Any future decrease in the market value of the aircraft we accept on trade-in could cause us to incur charges to income. We cannot be certain that then-prevailing market conditions would enable us to resell or lease the underlying used aircraft at its anticipated fair value or in a timely manner. Consequently, our practice of accepting trade-ins of aircraft from our customers could reduce our cash flow and income in a particular year.

We must assess the value of used aircraft and aircraft materials and parts, which requires significant judgment, and changes in the value of such items could adversely affect our future financial results.

The valuation of used aircraft in inventory, which are stated at cost, but not in excess of realizable value, requires significant judgment. As part of our assessment of realizable value, we evaluate many factors, including current and future market conditions, the age and condition of the aircraft and availability levels of the aircraft in the market. In addition, the valuation of aircraft materials and parts that support our worldwide fleet of aircraft, which are stated at cost, but not in excess of realizable value, also requires significant judgment. As part of our assessment of realizable value, we evaluate many factors, including the expected useful life of the aircraft, some of which have remained in service for several decades. Furthermore, we assume an orderly disposition of both used aircraft and aircraft materials and parts in connection with our assessments of realizable value. Changes in market or economic conditions and changes in products or competitive products may adversely impact the future valuation of used aircraft and aircraft materials and parts and such changes in valuation could materially adversely affect our business, financial condition, results of operations or liquidity.

We use estimates in accounting for certain contracts and changes in our estimates could adversely affect our financial results.

Revenue recognition for certain of our contracts requires judgment relative to estimating total sales and costs at completion. Due to the size and nature of these contracts, the estimating process is complicated. Because of the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if we used different assumptions. Changes in underlying assumptions, circumstances or estimates may materially adversely affect our business, financial condition and results of operations.

Implementation of new information systems could cause disruptions to our operations.

In 2011, we will implement new information systems software throughout the company. Implementation of the new system could cause disruptions to our operations.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

We rely on a combination of trademarks, trade names, copyrights, patents, non-patented proprietary know-how, trade secrets and other proprietary information. We employ various methods to protect our proprietary information, including confidentiality agreements, invention assignment agreements and proprietary information agreements with vendors, employees, contractors, distributors, consultants and others. However, these agreements may be breached. In addition, we hold U.S. and foreign trademarks and patents relating to a number of our products and have additional trademark and patent applications pending. We also apply for patents in the ordinary course of our business, as we deem appropriate. However, these precautions offer only limited protection, and our proprietary information may become known to, or be independently developed by, competitors, patent or trademark applications might not be issued or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, our existing or future patents, if any, may not afford us significant competitive advantages, and we cannot be certain that any patent application will result in an issued patent or that our patents will not be circumvented, invalidated or declared unenforceable.

Our results of operations, financial condition and liquidity could be adversely affected if we become involved in intellectual property litigation. If we were to lose any such litigation, a court or a similar foreign governing body could invalidate or render unenforceable our owned or licensed patents, require us to pay significant damages, cause us to seek licenses and/or pay royalties to third parties, require us to redesign our products, or prevent us from manufacturing, using or selling our products. Any of those events could have a material adverse effect on our financial condition, results of operations and liquidity. The defense and prosecution of intellectual property suits and proceedings before the U.S. Patent and Trademark Office, or its foreign equivalents, are costly and time consuming. Intellectual property litigation relating to our products could cause our customers or potential customers to defer or limit their purchase or use of the affected products until resolution of the litigation.

Any future business combinations, acquisitions, mergers or joint ventures will expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

We actively consider strategic transactions from time to time. We evaluate acquisitions, joint ventures, alliances or co-production programs as opportunities arise, and we may be engaged in varying levels of negotiations with potential competitors at any time. We may not be able to effect transactions with strategic alliance, acquisition or co-production program candidates on commercially reasonable terms or at all. The integration of companies that have previously been operated separately involves a number of risks; as such, if we enter into these transactions, we also may not realize the benefits we anticipate and we may subject ourselves to unforeseen contingent liabilities. Consummating any acquisitions, joint ventures, alliances or co-production programs could result in the incurrence of additional debt and related interest expense. In addition, we may not be able to obtain additional financing for these transactions.

Significant changes in discount rates, actual investment return on pension assets and other factors could affect our results of operations, equity and pension contributions in future periods.

Our results of operations are impacted by the amount of income or expense we record for our pension and other postretirement benefit plans. Generally accepted accounting principles in the United States of America (“GAAP”) require that we calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions relating to financial market and other economic conditions. The most significant year-end assumptions used to estimate pension or other postretirement income or expense for the following year are the discount rate, the expected long-term rate of return on plan assets and expected rate of inflation for medical costs. In addition, we are required to make an annual measurement of plan assets and liabilities, which may result in a significant change to Other Comprehensive Income, a component of equity. Changes in key economic indicators could cause our assumptions to not be realized and materially impact our results of operations. For a discussion regarding how our financial statements can be affected by pension and other postretirement plan accounting policies, see Item 7, “Management’s Discussion and Analysis – Critical Accounting Policies” of this Annual Report on Form 10-K. Although GAAP expense and pension or other postretirement contributions are not directly related, the key economic factors that affect GAAP expense would also likely affect contributions to the pension or other postretirement plans. Potential pension contributions include both mandatory amounts required under federal law Employee Retirement Income Security Act (“ERISA”) and discretionary contributions to improve the plans’ funded status.

Our business will suffer if we are unable to recruit and retain highly skilled staff.

The success of our business is highly dependent upon our ability to continue to recruit, train and retain skilled employees, particularly skilled engineers. The market for these personnel resources is highly competitive. We may be unsuccessful in attracting and retaining the engineers we need, and, in such event, our business could be materially adversely affected. Our inability to hire new personnel with the requisite skills could impair our ability to provide products to our customers or to manage our business effectively.

If we fail to maintain a minimum number of employees in Kansas, we will be required to repay a portion of the funds we have received from the State of Kansas, which could materially adversely affect our business, financial condition, results of operations or liquidity.

In December 2010, we reached an agreement with the State of Kansas pursuant to which we will receive $10 million in 2011, followed by $5 million each year for the next four years. These funds may be used for expenses such as the purchase or relocation of equipment, product development, labor recruitment, or building costs. The State’s incentive package requires us to maintain our current product lines in Wichita and retain at least 4,000 jobs in Kansas over the next 10 years. If we do not, we will be subject to certain repayment obligations which could materially adversely affect our business, financial condition, results of operations or liquidity.

The conditions of the U.S. and international capital markets may adversely affect our financial condition or liquidity.

If financial institutions that have extended credit commitments to the Company are adversely affected by the current or future conditions of the U.S. and international capital markets, they may become unable to fulfill their credit commitments to the Company, which could have an adverse impact on the Company’s financial condition and its ability to access its revolving credit or to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes. By way of example, on September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, had a $35.0 million commitment in the Company’s revolving credit facility (the amount of this commitment has been reduced to $22.7 million as a result of an overall reduction in the revolving commitment). Accordingly, we do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under the Company’s revolving credit facility.

The investment of our cash balance is subject to risks which may cause losses and affect the liquidity of these investments.

We hold our cash in a variety of investment grade, liquid money market instruments. If the carrying value of our investments exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition. If there is destabilization in the credit environment, we might incur significant realized, unrealized or impairment losses associated with these investments. Fair market value of our investments is determined on a daily basis based on market prices.

We are a holding company.

We are a holding company, and we conduct substantially all of our operations through our subsidiaries. As a result, our ability to meet our debt service obligations, including our obligations under the notes, substantially depends upon our subsidiaries’ cash flows and payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to us may be subject to regulatory or contractual restrictions.

Risks Related to Our Indebtedness

Our substantial level of indebtedness could adversely affect our business, financial condition, results of operations or liquidity and prevent us from fulfilling our obligations under the notes.

We have substantial indebtedness. As of December 31, 2010, we had $2,129.7 million of total indebtedness, including $59.6 million of short-term notes payable. We also have up to $75.0 million of letter of credit issuances available under our synthetic letter of credit facility.

Our substantial indebtedness could have important consequences, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the notes;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay interest and principal on the notes and our other indebtedness, which will reduce the funds available to us for other purposes;

•	we may be vulnerable to economic downturns and adverse industry conditions;

•	our ability to capitalize on business opportunities and to react to pressures and changes in our industry as compared to our competitors may be compromised due to our high level of indebtedness; and

•	our ability to refinance our indebtedness, including the notes, may be limited.

In addition, the borrowings under our senior secured credit facilities bear interest at variable rates and other debt we incur could likewise be variable-rate debt. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we have entered into agreements designed to limit our exposure to higher interest rates, any such agreements do not offer complete protection from this risk.

Furthermore, prior to the repayment of the notes, we will be required to repay or refinance our senior secured credit facilities and, prior to the repayment of the senior subordinated notes, we will be required to repay or refinance the senior notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

Our senior secured credit facilities and the indentures governing the notes may restrict, or market or business conditions may limit, our ability to avail ourselves of some or all of these options.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. Our liquidity requirements are significant, primarily due to debt service obligations. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are largely beyond our control.

Despite our current indebtedness level, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial indebtedness.

The terms of the indentures governing the notes permit us to incur substantial additional indebtedness in the future, including secured indebtedness. Any senior debt incurred by us would be senior to the senior subordinated notes and, if secured, effectively senior to the senior notes. If we incur any additional indebtedness that ranks equal to either the senior or the senior subordinated notes, the holders of that debt will be entitled to share ratably with the holders of the applicable notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face could intensify.

Our debt instruments, including the indentures governing the notes and our senior secured credit facilities, impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the notes.

The indentures and our senior secured credit facilities impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional indebtedness or guarantee obligations;

•	repay indebtedness (including the notes) prior to stated maturities;

•	pay dividends or make certain other restricted payments;

•	make investments or acquisitions;

•	create liens or other encumbrances;

•	transfer or sell certain assets or merge or consolidate with another entity;

•	engage in transactions with affiliates; and

•	engage in certain business activities.

In addition to the restrictions listed above, our revolving credit facility requires us to meet specified financial covenants as of certain dates. Beginning in fiscal year 2011, we will be required to maintain a minimum Adjusted EBITDA for specified periods, as further described below under “Management’s Discussion and Analysis and Results of Operations – Capital Resources.” Any of these provisions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities.

Our ability to comply with these provisions may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot be certain that such waivers, amendments or alternative additional financings could be obtained or, if obtained, would be on terms acceptable to us. In addition, the holders of the senior notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt contained in the indenture governing the senior notes, and the holders of the senior subordinated notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt contained in the indenture governing the senior subordinated notes. Therefore, we cannot be certain that even if the holders of the senior notes or senior subordinated notes, as applicable, agree to waive or amend the covenants contained in the respective indenture, the holders of our other debt will agree to do the same with respect to their debt instruments.

A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements could result in a default or an event of default under those agreements. Such a default or event of default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds. If the lenders require immediate repayments, we may not be able to repay them and also repay the notes in full.

Certain private equity investment funds affiliated with GS Capital Partners VI, L.P. and Onex Partners II LP own a significant majority of our equity, and their interests may not be aligned with our note holders or creditors.

Private equity investment funds affiliated with GS Capital Partners VI, L.P. and Onex Partners II LP own substantially all of our equity. These private equity investment funds have the power, subject to certain exceptions, to direct our affairs and policies. A majority of the members of the HBI Board of Directors have been designated by these private equity investment funds. Through such representation on the HBI Board of Directors, they are able to substantially influence the appointment of management and entry into extraordinary transactions, including mergers and sales of assets.

The interests of GS Capital Partners VI, L.P. and Onex Partners II LP and their respective affiliates could conflict with the interests of the note holders or creditors. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of GS Capital Partners VI, L.P. and Onex Partners II LP as equity holders might conflict with the interests of the note holders or creditors. Affiliates of GS Capital Partners VI, L.P. and Onex Partners II LP may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, although such transactions might involve risks to the note holders or creditors. In addition, GS Capital Partners VI, L.P. and Onex Partners II LP or their respective affiliates may in the future own businesses that directly or indirectly compete with ours or our suppliers or customers of ours. For example, affiliates of Onex Partners II LP currently own a controlling interest in one of our suppliers.

Item 1B.	Unresolved Staff Comments

Not applicable.

Item 2.	Properties

Our facilities consist of manufacturing, corporate office and hangar space, as well as our network of company-owned service centers.

Our principal executive offices and headquarters are located in Wichita, Kansas. Our principal manufacturing facilities are in Wichita and Salina, Kansas; Little Rock, Arkansas; and Chihuahua, Mexico. Our primary distribution facilities are located in Wichita, Kansas, Dallas, Texas, London, England, Dubai, United Arab Emerates and Singapore.

At December 31, 2010 our properties consisted of the following:

Segment	Location	Activities	Owned/ Leased	Square Footage
Corporate Headquarters (1)	Wichita, Kansas	Parts processing, engine buildup, major and sub assembly, aircraft painting and interior installation and flight testing	Owned	3.9 million

Business and General Aviation	Salina, Kansas	Sub-assembly for all business and general aviation Beechcraft models and the Hawker 400XP	Leased	0.4 million

	Little Rock, Arkansas	Final specialty interior installation for the Hawker 900XP family and the Hawker 4000 and painting for the Hawker 900XP family	Leased	0.4 million

	Chihuahua, Mexico	Sheet metal processing, fabrication of parts and sub-assemblies for general aviation aircraft	Leased	0.4 million

Customer Support	Dallas, Texas	Retail aftermarket parts distribution warehouse	Leased	0.2 million

(1)	Our Corporate Headquarters are located in Wichita, Kansas. All three of our business segments, Business and General Aviation, Trainer Aircraft and Customer Support, have operations located at our Corporate Headquarters. All operations for our Trainer Aircraft segment are in Wichita, Kansas.

At December 31, 2010, our Customer Support segment operated 10 company-owned service centers in the following locations: Wichita, Kansas; Houston, Texas; Atlanta, Georgia; Mesa, Arizona; Indianapolis, Indiana; Little Rock, Arkansas; Tampa, Florida; San Antonio, Texas; Toluca, Mexico; and Chester, England. These centers are supplemented by more than 100 company-authorized third party service centers. Service centers typically provide maintenance, repairs, overhaul, refurbishment and product upgrade services.

Item 3.	Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. We are a defendant in a number of product liability lawsuits with respect to accidents involving our aircraft that allege personal injury and property damage and seek substantial recoveries, including, in some cases, punitive and exemplary damages. We maintain partial insurance coverage against such claims at a level determined by management to be prudent (see Note 19 to the Consolidated Financial Statements). In addition, Raytheon retained all product liability claims arising from incidents occurring after April 1, 2001 until March 25, 2007. We cannot predict the outcome of these matters or whether Raytheon will uphold its indemnity obligations (see Item 1A, “Risk Factors” contained in this Annual Report on Form 10-K). We are at risk of losses and adverse publicity stemming from any accident involving aircraft for which we hold design authority. The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial condition, results of operations or liquidity.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement and that the FAA had recommended imposing civil penalties against HBAC. Based on discussions with the U.S. Attorney’s Office, HBAC expects to resolve the enforcement matter with the FAA in a manner that will not be material to our financial condition, results of operations or liquidity.

In April 2009, HBAC received a complaint naming it as a defendant in a qui tam lawsuit in the U.S. District Court for the District of Kansas. The complaint alleged violations of the civil False Claims Act (“FCA”) arising from alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6 and King Air aircraft delivered to the government. The lawsuit, United States ex rel. Minge, et al. v. Turbine Engine Components Technologies Corporation, et al., No. 07-1212-MLB (D. Kan.), alleged FCA causes of action against HBAC (and its predecessor, Raytheon Aircraft Company) and FCA causes of action, retaliation causes of action, and a tort cause of action against TECT Aerospace Wellington, Inc. (“TECT”), an HBAC supplier, and various affiliates of TECT. On February 3, 2010, the District of Kansas court granted HBAC’s motion for summary judgment in the qui tam case. The Court permitted the FCA retaliation cause of action to proceed against TECT. On June 1, 2010, the plaintiffs filed a motion to reconsider the order granting summary judgment and a motion to amend the complaint. On August 2, 2010, the Court denied plaintiffs’ motion to reconsider the order but granted plaintiffs’ leave to file an amended complaint. On September 29, 2010, HBAC filed an Answer and Affirmative Defenses. Discovery is pending pursuant to a November 12, 2010 Scheduling Order. No accruals have been recorded for this matter as of December 31, 2010.

On April 7, 2009, Airbus UK Ltd. (“Airbus”) filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) in Paris initiating proceedings against HBAC. Airbus alleges that HBAC breached its obligations under the Airframe Purchase and Support Agreement dated August 19, 1998 between Airbus and HBAC. More particularly, Airbus claims that it and HBAC reached agreement in April of 2008 for HBAC to purchase increased volumes of fuselages, wings, track kits and spare parts (collectively the “shipsets”) in the 2008 to 2010 time frame. Airbus further alleges that (i) beginning in late 2008, HBAC unilaterally reduced the number of shipsets that it would purchase in breach of its contractual obligations and (ii) that Airbus made substantial investments to expand its production capacity at the urging of HBAC and in reliance on alleged expanded commitments from HBAC. On December 23, 2009, Airbus filed its Statement of Claim, which seeks an award of damages potentially in excess of £40 million. HBAC filed its Statement of Defense and Counterclaim on April 5, 2010 denying liability and asserting a counterclaim against Airbus in the amount of £6,433,015. The arbitration merits hearing was held July 27-30, 2010. Post-hearing submissions were completed in October 2010; we are awaiting the decision of the tribunal.

Similar to other companies in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

All of the issued and outstanding capital stock of Hawker Beechcraft Notes Company is owned by Hawker Beechcraft Acquisition Company, LLC, and all of the limited liability company interests of Hawker Beechcraft Acquisition Company, LLC are owned by Hawker Beechcraft, Inc. Accordingly, there is no established public trading market for HBAC’s equity securities.

Item 6.	Selected Financial Data

The following table presents selected historical financial information and other data. For the years ended December 31, 2010, 2009 and 2008, the financial information and other data is for HBAC and is derived from the audited consolidated financial statements of HBAC included elsewhere in this Annual Report on Form 10-K. For the three months ended March 25, 2007 and the year ended December 31, 2006, the financial information and other data is for Raytheon Aircraft, the “Predecessor,” and is derived from the audited consolidated financial statements and accompanying notes thereto of the Predecessor and, with respect to the three months ended March 25, 2007 and the year ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2009. The following information should be read in conjunction with the consolidated financial statements and related notes, as well as Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Annual Report on Form 10-K.

	Successor				Predecessor
	Years Ended December 31,			Nine Months Ended December 31,	Three Months Ended March 25,	Year Ended December 31,
(Dollars in millions)	2010	2009	2008	2007	2007	2006
Statements of Operations Data:
Sales	$2,804.7	$3,198.5	$3,546.5	$2,793.4	$670.8	$3,095.4
Costs and expenses:
Cost of sales	2,579.5	3,036.6	3,016.9	2,369.6	558.6	2,585.1
Restructuring, net	14.9	34.1	—	—	—	—
Definite-lived asset impairment	12.6	74.5	—	—	—	—
Goodwill and indefinite-lived intangible asset impairment	13.0	448.3	—	—	—	—
Selling, general and administrative expenses	257.5	209.7	279.1	205.4	59.5	211.0
Research and development expenses	101.1	107.3	110.2	70.1	21.3	83.2

Operating (loss) income	(173.9)	(712.0)	140.3	148.3	31.4	216.1

Intercompany interest expense, net	—	—	—	—	15.8	91.6
External interest expense (income), net	131.7	153.4	197.4	152.3	(0.9)	(14.6)
Gain on debt repurchase, net	—	(352.1)	—	—	—	—
Other (income) expense, net	(2.2)	(1.3)	(2.4)	1.0	(0.1)	(1.5)

Non-operating expense (income), net	129.5	(200.0)	195.0	153.3	14.8	75.5

(Loss) income before tax	(303.4)	(512.0)	(54.7)	(5.0)	16.6	140.6
(Benefit from) provision for income taxes	0.9	(60.7)	102.5	(5.8)	6.4	50.5

Net (loss) income	(304.3)	(451.3)	(157.2)	0.8	10.4	90.1

Net income attributable to non-controlling interest	0.6	0.3	1.4	0.7	0.2	—

Net (loss) income attributable to parent company	$(304.9)	$(451.6)	$(158.6)	$0.1	$10.0	$90.1

Other Data:
Aircraft deliveries	318	418	477	367	88	462
Backlog	$1,407.8	$3,359.2	$7,606.6	$6,290.8	$3,937.0	$4,105.3
Capital expenditures	$41.7	$54.5	$74.9	$66.4	$27.3	$47.8

Statement of Finacial Position Data:	Successor				Predecessor
		As of December 31,			As of December 31,
(In millions)	2010	2009	2008	2007	2006
Cash and cash equivalents	$422.8	$568.8	$377.6	$569.5	$25.9
Working capital(1)	327.7	375.8	553.9	326.1	804.4
Property, plant and equipment, net	482.2	549.8	641.8	655.7	520.8
Total assets	3,211.8	3,747.8	4,687.6	4,675.2	2,518.2
Total debt(2)	2,129.7	2,364.2	2,490.8	2,446.9	—

(1)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term debt). Certain balances in prior periods have been conformed to the current presentation.
(2)

Total debt includes $1,439.5 million in outstanding principal on our senior secured credit facilities net of unamortized original issue discount, $630.6 million of outstanding notes and $59.6 million of short-term notes payable and outstanding borrowings under our revolving credit facility.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations for the years ended December 31, 2010, 2009 and 2008 reflects the business of Hawker Beechcraft Acquisition Company, LLC (“HBAC”).

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto included elsewhere in this Annual Report on Form 10-K. In addition, this discussion may contain forward-looking statements, which are subject to risks and uncertainties. See “Forward-Looking Statements” for more information about these risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

All statements that are not reported financial results or other historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This Annual Report on Form 10-K includes forward-looking statements including, for example, statements about our business outlook, our products, including the timing of new product introductions, and the markets in which we operate, including growth of our various markets and our expectations, beliefs, plans, strategies, objectives, prospects, and assumptions for future events or performance. These forward-looking statements are not guarantees of future performance. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are also based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by, the forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions; production delays resulting from lack of regulatory certifications, work stoppages at our operations facilities, disruption in supply from key vendors and other factors; competition in our existing and future markets; lack of market acceptance of our products and services; the substantial leverage and debt service resulting from our indebtedness; loss or retirement of key executives, and other risks disclosed in our filings with the Securities and Exchange Commission.

Business Overview

We are a leading designer and manufacturer of business jet, turboprop and piston aircraft. We are also the sole source provider of the primary military trainer aircraft to the U.S. Air Force and the U.S. Navy and provide military trainer aircraft to other governments. We deliver our products to a diverse customer base, including corporations, fractional and charter operators, governments and individuals throughout the world. We provide parts, maintenance and flight support services through an extensive network of service centers in 32 countries to an estimated installed fleet of more than 37,000 aircraft.

Our operations are divided into three segments - Business and General Aviation, Trainer/Attack Aircraft and Customer Support. The Business and General Aviation segment designs, develops, manufactures, markets and delivers commercial and specially-modified general aviation aircraft, as well as manufactures and provides aircraft parts to our Trainer/Attack Aircraft and Customer Support segments. The Business and General Aviation segment also sells used general aviation aircraft which may be received as a trade-in during a new aircraft sales transaction. The Trainer/Attack Aircraft segment designs, develops, manufactures, markets and sells military training aircraft. The Customer Support segment provides aftermarket parts and maintenance services as well as refurbishments and upgrade services for our installed fleet of aircraft worldwide.

We operate in the global business and general aviation industry, which continues to experience depressed demand primarily as a result of uncertainty in the global economy. The business and general aviation industry has historically been cyclical and has been impacted by many factors, including the condition of the U.S. and global economies, the exchange rate of the U.S. dollar compared to other currencies, corporate profits and geo-political events. Additionally, the business and general aviation industry has historically lagged behind changes in general economic conditions and corporate profit trends. We believe that the business and general aviation industry as a whole will continue to experience depressed demand during 2011.

Our Customer Support segment is also impacted by the general economic environment that has affected the business and general aviation industry; however, the impact on this segment of our business has not been as significant as the impact on our Business and General Aviation segment. In addition to general market conditions, our Customer Support business is influenced by the size and age of the installed fleet of aircraft, our customers’ aircraft usage patterns and the overall maintenance requirements for our aircraft.

Our Trainer/Attack Aircraft segment is less susceptible to changes in general economic conditions and provides us with a more stable and recurring source of revenue. Sales in this segment are principally generated by U.S. and foreign government and defense spending. Decreases or reprioritization of such spending could materially affect the financial performance of this segment.

Current Developments

To further reduce the cost of operations, in October, 2010, the Company announced it would implement a cost reduction and productivity program. The decision to implement the program was based on continuing challenging economic conditions affecting the Business and General Aviation division of the Company and the desire to provide resources for long-term investment for the Company’s future. The program consists of two parts.

The first part of the program consisted of the immediate termination of approximately 8% of salaried employees while the second part involves reducing the Company’s factory and shop work forces by approximately 800 employees by end of August 2011. The second part of the program also includes the closure of several of the Company’s facilities in Wichita, Kansas and the outsourcing of certain operations. The program is expected to result in the transfer of the work performed at the facilities being closed to third party suppliers or the Company’s manufacturing operations in Mexico. The costs related to the reduction in the Company’s factory and shop work force and other associated costs cannot yet be estimated.

In December 2010, the Company reached an agreement with the State of Kansas that incentivizes the Company to maintain its presence in Wichita. The $40.0 million incentive package from the State of Kansas is for investments in major projects and training. The Company is eligible to receive $10.0 million over three years for tuition reimbursement and training. The Company received $10.0 million in January 2011 and will receive $5.0 million each year for the next four years, as part of the Investments in Major Projects, to be used for product development, labor recruitment, building costs and other expenses related to the project. The State’s incentive package requires the Company to, among other things, (i) maintain its corporate headquarters and continue to perform final assembly of its current production lines in Wichita, Kansas through 2020; and (ii) maintain a minimum number of jobs in Kansas.

The Company will provide additional estimates, or ranges of estimates, concerning the costs and charges expected to be incurred in connection with the remainder of the program as additional information becomes available.

Results of Operations

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Sales	$2,804.7	$3,198.5	$3,546.5
Cost of sales	2,579.5	3,036.6	3,016.9

Gross margin	225.2	161.9	529.6

Restructuring, net	14.9	34.1	—
Definite-lived asset impairment	12.6	74.5	—
Goodwill and indefinite-lived intangible asset impairment	13.0	448.3	—
Selling, general and administrative expenses	257.5	209.7	279.1
Research and development expenses	101.1	107.3	110.2

Operating loss	(173.9)	(712.0)	140.3

Interest expense	131.8	154.6	205.9
Interest income	(0.1)	(1.2)	(8.5)
Gain on debt repurchase, net	—	(352.1)	—
Other income, net	(2.2)	(1.3)	(2.4)

Non-operating expense (income), net	129.5	(200.0)	195.0

Loss before taxes	(303.4)	(512.0)	(54.7)

Provision for (benefit from) income taxes	0.9	(60.7)	102.5

Net loss	(304.3)	(451.3)	(157.2)

Net income attributable to non-controlling interest	0.6	0.3	1.4

Net loss attributable to parent company	$(304.9)	$(451.6)	$(158.6)

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Sales

As detailed in the sales by segment table below, sales decreased by $393.8 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The decrease was driven by lower aircraft deliveries in the Business and General Aviation segment, partially offset by increased volume in the Trainer/Aircraft Aircraft and Customer Support segments.

	Year Ended
(In millions)	December 31, 2010	December 31, 2009
Sales:
Business and General Aviation	$1,771.6	$2,310.6
Trainer/Attack Aircraft	681.1	531.3
Customer Support	508.0	438.3
Eliminations	(156.0)	(81.7)

Total	$2,804.7	$3,198.5

Business and General Aviation. Sales for the year ended December 31, 2010 decreased by $539.0 million as compared to the year ended December 31, 2009. The decrease was largely attributable to lower commercial aircraft deliveries as a result of depressed demand across the general aviation market and lower special mission aircraft deliveries. The year ended December 31, 2009 included sales of 29 units of special mission King Air aircraft to the U.S. government under Project Liberty Phase I that were not repeated in 2010.

	Year Ended
	December 31, 2010	December 31, 2009
Business and General Aviation New Aircraft Deliveries:
Hawker 4000	16	20
Hawker 900XP	28	35
Hawker 800XP/850XP	1	3
Hawker 750	5	13
Hawker 400XP	12	11
Premier	11	16
King Air	114	155
Pistons	51	56

Total	238	309

Trainer/Attack Aircraft. Sales for the year ended December 31, 2010 increased by $149.8 million as compared to the year ended December 31, 2009 due to higher volume on both the Joint Primary Aircraft Training System (“JPATS”) contract as well as international trainer contracts awarded in late 2009. A significant portion of the higher volume relates to the Ground Based Training Systems and Contractor Logistics Support elements of the JPATS and international contracts. During the year ended December 31, 2010, the Trainer/Attack Aircraft segment delivered 80 T-6 aircraft compared to 109 in the comparable period of 2009. The year ended December 31, 2009 included 36 units that were built in 2008 but were not delivered until 2009 due to a delivery suspension related to quality issues with a supplier’s component. Revenue is recognized on essentially all contracts in the Trainer/Attack Aircraft segment using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of Trainer/Attack Aircraft segment sales, including estimated earned gross margin, are recognized as costs are incurred.

Customer Support. Sales for the year ended December 31, 2010 increased by $69.7 million as compared to the year ended December 31, 2009. The increase was primarily driven by the improved effectiveness of our strategic pricing and market capture initiatives across our parts and maintenance service business as well as general market strength. Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft operators.

Operating (Loss) Income

The Operating (Loss) Income by Segment table below details the improved operating performance of $538.1 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Improved operating performance was primarily due to charges of $25.6 million related to asset impairments recorded during the year ended December 31, 2010 as compared to charges of $522.8 million that had been recorded during the year ended December 31, 2009. A majority of the charges in 2009 were recorded in the Business and General Aviation segment. The decrease in aircraft delivery volume in the Business and General Aviation segment during the year ended December 31, 2010 as compared to the year ended December 31, 2009, partially offset the improvement in operating income.

	Year Ended
(In millions)	December 31, 2010	December 31, 2009
Operating (Loss) Income:
Business and General Aviation	$(363.1)	$(801.7)
Trainer/Attack Aircraft	95.7	45.5
Customer Support	93.6	44.1
Eliminations	(0.1)	0.1

Total	$(173.9)	$(712.0)

Business and General Aviation. The operating loss was $363.1 million for the year ended December 31, 2010 as compared to an operating loss of $801.7 million for the year ended December 31, 2009. The improvement of $438.6 million primarily resulted from lower impairment and loss-making aircraft charges, which were partially offset by decreases in sales volume, higher selling expenses associated with the Company’s expansion of its international sales force, as well as consulting and other expenditures related to factory operations cost-reduction initiatives.

During 2010, the Company recorded a charge of $13.0 million to reflect impairments of indefinite-lived assets and a charge of $12.6 million resulting from definite-lived asset impairments. In the third quarter of 2009, the Company recorded a charge of $340.1 million to reduce the carrying value of the Business and General Aviation segment goodwill to zero, a charge of $181.2 million to reflect impairments of other intangible assets and a charge of $60.2 million resulting from tangible asset and inventory impairments.

During the year ended December 31, 2010, the Company recorded charges of $89.4 million related to reserves for loss-making aircraft, a majority of which was related to the Hawker 4000. During the year ended December 31, 2009, charges totaling $137.1 million related to reserves for loss making aircraft, mostly related to the Hawker 4000 were recorded. Operating income is impacted significantly by the mix of aircraft delivered during any particular year. Of particular significance were the Project Liberty Phase I aircraft deliveries in 2009 that were not repeated in 2010.

Trainer/Attack Aircraft. Operating income increased by $50.2 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 due primarily to the increased volumes discussed previously as well as improved estimated contract profitability during the current year due to lower than expected contract service costs. The use of the cost-to-cost method of revenue recognition causes gross margin to be recognized based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. Favorable cumulative catch-up adjustments of $25.3 million were recorded during the year ended December 31, 2010 as compared to $6.0 million during the year ended December 31, 2009. In addition, the year ended December 31, 2009 included amortization expense of $3.1 million related to intangible assets arising with the Acquisition. The underlying assets became fully amortized at March 29, 2009; therefore, there was not a similar expense during the year ended December 31, 2010.

Customer Support. Operating income increased by $49.5 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 due primarily to an inventory impairment charge of $31.5 million that was recorded in 2009 that did not recur in 2010. The remaining increase was primarily driven by the improved effectiveness of our strategic pricing and market capture initiatives across our parts and maintenance service business as well as cost productivity initiatives.

Restructuring.

We recorded pre-tax charges of $14.9 million related to restructuring during the year ended December 31, 2010 as compared to $34.1 million for the year ended December 31, 2009. We continued restructuring actions during 2010 in response to lower aircraft production rates due to depressed demand in the general aviation industry and as part of the Company’s on-going cost reduction initiatives.

Selling, General and Administrative Expense.

Selling, general and administrative expense totaled $257.5 million, or 9.2% of sales, for the year ended December 31, 2010 as compared to $209.7 million, or 6.6% of sales, for the year ended December 31, 2009. This was primarily due to an increase of selling expenses of $33.7 million associated with the Company’s increased focus on international sales and higher costs associated with consulting and other services related to factory operations cost reduction activities of $13.4 million.

Research and Development Expense.

Research and development expense was $101.1 million for the year ended December 31, 2010 as compared to $107.3 million for the year ended December 31, 2009, a decrease of $6.2 million. Although we continue to invest in development activities in the Business and General Aviation segment, our expenditures in that segment were lower in 2010 as compared to 2009, as we attempt to time new product introduction with anticipated market demand.

Non-operating Income/Expense, net.

For the year ended December 31, 2010, net non-operating expense was $129.5 million, primarily related to interest expense, versus net non-operating income of $200.0 million for the year ended December 31, 2009, an increase of $329.5 million in expense. The primary driver of the increase in non-operating expense during the year ended December 31, 2010 compared to the year ended December 31, 2009 was the non-recurring gain of the $352.1 million that the Company had in connection with the purchase of its own debt securities in 2009. Partially offsetting this increase was a $22.8 million decrease in interest expense for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Provision for Income Taxes.

The effective tax rate for the year ended December 31, 2010 was negative 0.3% and reflected the impact of the full valuation allowance on our U.S. deferred income tax assets. The effective tax rate for the year ended December 31, 2009 was 11.9% and included a $60.7 million benefit resulting from applying the intraperiod tax allocation rules to items in other comprehensive income and as a result of the reversal of deferred income taxes associated with the impairment to goodwill and indefinite-lived intangibles during the year ended December 31, 2009.

Year Ended December 31, 2009 as Compared to the Year Ended December 31, 2008

Sales

As detailed in the table below, sales decreased by $348.0 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease was driven primarily by the adverse market conditions impacting our Business and General Aviation segment partially offset by increased volume in the Trainer/Attack Aircraft segment. The year ended December 31, 2008 was impacted by a strike by the Company’s union work force during August 2008 which impacted both the Business and General Aviation and Trainer/Attack Aircraft segments.

	Year Ended
(In millions)	December 31, 2009	December 31, 2008
Sales:
Business and General Aviation	$2,310.6	$2,820.6
Trainer/Attack Aircraft	531.3	338.2
Customer Support	438.3	522.8
Eliminations	(81.7)	(135.1)

Total	$3,198.5	$3,546.5

Business and General Aviation. The decrease in Business and General Aviation sales for the year ended December 31, 2009 of $510.0 million compared to the year ended December 31, 2008 is attributable to reduced aircraft deliveries as reflected in the aircraft unit delivery table below. Deliveries were significantly adversely impacted by the depressed general aviation market conditions throughout 2009, offset partially by deliveries of special mission King Airs to the U.S. Government under Project Liberty and increased Hawker 4000 deliveries as we began to realize a more consistent completion pattern. Deliveries of the Hawker 4000 began in the second quarter of 2008.

	Year Ended
	December 31, 2009	December 31, 2008
Business and General Aviation New Aircraft Deliveries:
Hawker 4000	20	6
Hawker 900XP	35	50
Hawker 800XP/850XP	3	15
Hawker 750	13	23
Hawker 400XP	11	35
Premier	16	31
King Air	155	178
Pistons	56	103

Total	309	441

Trainer/Attack Aircraft. Sales in the Trainer/Attack Aircraft segment are principally comprised of revenue on the Joint Primary Aircraft Training System (“JPATS”) production contracts with the U.S. Government. Revenue is recognized on these contracts using the cost-to-cost method to measure progress towards completion. The contracts awarded for trainer aircraft for Israel, Iraq and Morocco also use the cost-to-cost method. Accordingly, the majority of Trainer/Attack Aircraft segment sales, including estimated earned gross margin, are recognized as costs are incurred. Program cost in any period is impacted by the number of aircraft in production as well as support provided for the Contractor Operated and Maintained Base Supply (“COMBS”) and Ground Based Training Systems (“GBTS”) elements of our contracts with the U.S. Government. The increase in segment revenue for the year ended December 31, 2009 of $193.1 million was due to increased production volumes in support of higher trainer aircraft deliveries. During the year ended December 31, 2009, the segment delivered 109 T-6 aircraft compared to 36 in the year ended December 31, 2008. Trainer aircraft production and delivery volumes were impacted in 2008 due to the strike as well as the June 2008 suspension of deliveries pending resolution of quality issues with a supplier’s component. The issue was resolved with the vendor and the U.S. Government and deliveries resumed in January 2009. Deliveries in 2009 include the initial units on the Israeli and Iraqi contracts executed earlier in the year.

Customer Support. Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft operators. The decrease in segment sales for the year ended December 31, 2009 of $84.5 million is due to reduced volumes in both parts sales and maintenance services as a result of generally lower general aviation aircraft usage as well as the sale of our fuel and line operations in late 2008. Sales included in the segment’s results for the fuel and line operations were $48.5 million for the year ended December 31, 2008.

Operating (Loss) Income

The table below details the decrease in operating income of $852.3 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decline was primarily due to the previously discussed third quarter 2009 impairment and other charges totaling $613.0 million as well as the decrease in sales volume in the Business and General Aviation segment due to the depressed market conditions.

	Year Ended
(In millions)	December 31, 2009	December 31, 2008
Operating (Loss) Income:
Business and General Aviation	$(801.7)	$29.5
Trainer/Attack Aircraft	45.5	28.2
Customer Support	44.1	82.5
Eliminations	0.1	0.1

Total	$(712.0)	$140.3

Business and General Aviation. Business and General Aviation segment operating income decreased by $831.2 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The segment recorded a charge of $340.1 million to reduce the carrying value of segment goodwill to zero and charges totaling $181.2 million as a result of other intangible asset impairments. In addition, the segment’s portion of the previously discussed charges recorded for tangible asset and inventory impairment was $60.2 million. Charges totaling $137.1 million related to reserves for loss-making aircraft and vendor claims were also recorded during the year ended December 31, 2009. A majority of the reserves for loss-making aircraft relate to the Hawker 4000. Charges totaling $91.1 million were recorded related to the Hawker 4000 program for the year ended December 31, 2008.

In addition to the charges noted above, the segment recorded 2009 charges totaling $26.0 million to reduce the carrying value of used aircraft inventory to current market values and $30.3 million related to mark-to-market adjustments on foreign currency forward contracts no longer designated as cash flow hedges because the underlying purchase volumes are no longer expected to occur. Further, $32.3 million of the total restructuring charges recorded during the year ended December 31, 2009 related to this segment. For the year ended December 31, 2008, the segment recorded charges for used aircraft, ineffective foreign currency forward contracts and for restructuring of $13.7 million, $18.0 million and $1.0 million, respectively. Reduced general aviation deliveries as well as downward pricing pressure on new aircraft sales also contributed to the overall increase in operating loss for the year ended December 31, 2009.

Trainer/Attack Aircraft. Trainer/Attack Aircraft segment operating income increased by $17.3 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 as a result of the increased production volumes discussed previously, offset by increased research and development costs associated with derivatives of the T-6 aircraft and smaller profit adjustments on the JPATS program during the period. Favorable cumulative catch-up adjustments of $6.0 million were recorded during the year ended December 31, 2009, compared to $14.9 million during the year ended December 31, 2008.

Customer Support. Customer Support segment operating income decreased by $38.4 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 due primarily to the segment’s $31.5 million portion of the impaired inventory charge recorded as discussed previously. The remaining decrease is due to the reduced sales volumes as a result of the sale of the fuel and line operations in late 2008 as well as the decline in general aviation aircraft usage as a result of recent economic conditions which adversely impacted segment sales.

Restructuring.

We recorded pre-tax charges of $34.1 million related to workforce reductions, costs to exit facilities, and related items during the year ended December 31, 2009. We undertook several restructuring actions during 2009 in response to reduced aircraft production rates due weakening in the global economy and decreased demand in the business and general aviation industry.

Selling, General and Administrative Expense.

Selling, general, and administrative expense totaled $209.7 million, or 6.6% of sales for the year ended December 31, 2009, compared to $279.1 million, or 7.9% of sales for the year ended December 31, 2008. The decrease was due to lower Business and General Aviation segment selling expense as a result of decreased sales activity as well as the impact of cost reduction measures implemented throughout the company, including the work force reductions previously discussed.

Research and Development Expense.

Research and development expense totaled $107.3 million for the year ended December 31, 2009 compared to $110.2 million for the year ended December 31, 2008, a decrease of $2.9 million. While we increased development efforts on the T-6 derivative products in the Trainer/Attack Aircraft segment, our Business and General Aviation segment research and development efforts have decreased slightly and reflect continued efforts on our derivative aircraft strategy.

Non-operating Income/Expense, net.

Net non-operating income was $200.0 million for the year ended December 31, 2009 compared to net non-operating expense of $195.0 million for the year ended December 31, 2008. During 2009, we realized a gain on purchases of our debt securities of $352.1 million. Interest expense decreased by $51.3 million in 2009, compared to 2008 as a result of lower interest rates on our floating rate debt as well as reduced principal balances on the fixed rate debt as a result of the debt purchases during the first half of 2009.

Provision for Income Taxes.

During the year ended December 31, 2009, we recorded a tax benefit of $60.7 million as a result of applying the intraperiod tax allocation rules to items in other comprehensive income and as a result of reversals of deferred income taxes related to impairment of goodwill and indefinite lived intangibles. During the year ended December 31, 2008, we recorded tax expense of $102.5 million primarily as a result of the valuation allowance and the deferred tax expense associated with our goodwill and indefinite lived intangible assets (“naked credits”).

Liquidity and Capital Resources

Cash Flow Analysis

The following table illustrates sources and uses of funds:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Net cash provided by (used in) operating activities	$297.8	$177.1	$(69.0)
Net cash (used in) provided by investing activities	(35.2)	(53.3)	50.1
Net cash (used in) provided by financing activities	(408.6)	67.4	(170.3)
Effect of exchange rates on cash and cash equivalents	—	—	(2.7)

Net decrease in cash and cash equivalents	$(146.0)	$191.2	$(191.9)

Year Ended December 31, 2010.

Net cash provided by operating activities was $297.8 million. Despite lower sales in 2010, our operating activities provided positive net cash performance primarily as a result from improved cash management due to better management of our inventory, partially offset by a reduction in advanced payments from customers.

Net cash used in investing activities of $35.2 million related primarily to capital expenditures for tooling in our Business and General Aviation segment and for the AT-6 program and associated tooling in our Trainer/Attack Aircraft segment.

Net cash used in financing activities of $408.6 million represents the repayment of the previously outstanding $235.0 million on the revolving credit facility as well as payments on notes payable used to finance certain aircraft engine purchases.

Year Ended December 31, 2009.

Net cash provided from operating activities was $177.1 million. The positive net cash performance was due to sharply reduced inventory levels, reflecting an increase in Hawker 4000 deliveries, lower material receipts compared to aircraft deliveries, lower levels of used aircraft inventory on-hand and better overall inventory management. Partially offsetting the inventory improvement was the operating loss for the year as well as decreased accounts payable balances as amounts due vendors associated with higher activity in late 2008 were paid early in 2009. In addition, customer deposits were reduced as a result of the decline in new orders.

Net cash used in investing activities of $53.3 million related primarily to capital expenditures for tooling in our Business and General Aviation segment and facilities improvements in our Customer Support segment.

Net cash from financing activities of $67.4 million included $235.0 million in net borrowings from our revolving credit facility as well as $188.0 million in net proceeds from the additional debt issuance in the fourth quarter of 2009. Offsetting these inflows was $136.7 million used to purchase our debt securities in the first half of 2009 and payments on notes payable used to finance engine purchases.

Year Ended December 31, 2008.

Net cash used in operating activities was $69.0 million. The net cash consumed was primarily due to an increase in inventory in connection with increased build rates for the Hawker 4000 and other aircraft models as well as the reduced delivery volume as a result of the strike by the Company’s union work force in August 2008. These impacts were partially offset by a third-party financing arrangement used to finance engine purchases, increased commercial aircraft deposits received and an increase in accounts payable and other accrued expenses. The seasonality of our aircraft deliveries coupled with a more linear aircraft production schedule also contributed to net operating cash consumption for the year ended December 31, 2008.

Net cash provided by investing activities of $50.1 million included net cash proceeds of $123.6 million from completing the sale of the fuel and line operations facilities offset by capital expenditures of $70.2 million primarily related to tooling, facilities improvements and equipment used in the manufacturing process and additions to computer software of $4.7 million.

Net cash used in financing activities of $170.3 million represented payments on notes payable used to finance engine purchases and mandatory principal payments of the senior secured term loan.

Capital Structure

The following table summarizes our capital structure as of the dates indicated:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Cash and cash equivalents	$422.8	$568.8	$377.6
Total debt	2,129.7	2,364.2	2,490.8
Net debt (total debt less cash and cash equivalents)	1,706.9	1,795.4	2,113.2
Total (deficit) equity	(214.4)	118.3	431.1
Total capitalization (debt plus equity)	1,915.3	2,482.5	2,921.9
Net capitalization (debt plus equity less cash and cash equivalents)	1,492.5	1,913.7	2,544.3
Debt to total capitalization	111%	95%	85%
Net debt to net capitalization	114%	94%	83%

We have substantial indebtedness. As of December 31, 2010, our total indebtedness was $2,129.7 million, including $59.6 million of short-term obligations payable to a third party under a financing arrangement. We also have up to $75.0 million available for letter of credit issuances under a synthetic letter of credit facility. In addition, our Senior PIK-Election Notes permit us to pay interest by increasing the principal amount thereunder (“PIK-interest”) rather than paying cash interest through April 1, 2011. On September 30, 2010, we notified our noteholders that we had elected to pay the April 2011 semi-annual interest payment on our Senior PIK-Election Notes in cash. We had previously notified our noteholders of our intention to pay the October 2010 semi-annual interest payment in a similar manner.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are largely beyond our control.

Our pension plan assets, which are broadly diversified, experienced an increase in value during 2010 following a substantial decrease in value in 2008 and a rebound in 2009. As measured under GAAP, our pension benefit plans were $351.1 million underfunded at December 31, 2010 as compared to being $296.8 million underfunded at December 31, 2009. In accordance with GAAP, we recognize the funded status of our defined benefit pension and other postretirement benefits plans in our consolidated statement of financial position, with a corresponding after-tax adjustment to accumulated other comprehensive loss. The 2010 annual remeasurement of our pension and other postretirement plans resulted in a net $50.5 million increase in total equity, which was primarily driven by increases in our pension service costs and actuarial losses. We currently estimate that required pension plan cash contributions will be approximately $51.7 million in 2011. For our unfunded other postretirement benefits plans, we expect to contribute approximately $0.6 million in 2011. However, absent a recovery of pension plan asset values or higher interest rates, we will be required to make higher contributions in future years. See Note 15 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K for additional information about our pension and other postretirement benefits plans.

Our corporate credit rating at Moody’s Investors Service and Standard & Poor’s Ratings Services as of December 31, 2010 was Caa2 and CCC+ respectively. These ratings were unchanged from December 31, 2009. General economic conditions during 2010, the status of the general aviation industry and our overall debt levels continued to significantly impact the fair value of our debt. See Note 6 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K for additional information about the fair value of our debt.

As of December 31, 2010, we had $422.8 million of cash and cash equivalents and had no outstanding borrowings on the $235.6 million available under our revolving credit facility, net of $4.7 million of outstanding letters of credit. We continue to evaluate our short- and long-term balance sheet management plans. We have taken, and continue to take, various actions to preserve our liquidity and cash position, including reduced production levels to better meet expected demand; work force reductions consistent with the lower production levels; and other cost reduction efforts including facility consolidation, sharply reduced discretionary spending and deferrals of certain product development activity. We believe these actions will result in our having sufficient liquidity to meet our cash requirements for the next twelve months; however, additional economic deterioration may further depress the business and general aviation market and we could be required to take additional measures to meet our liquidity needs.

Notes. In connection with the Acquisition, we issued $1,100.0 million of notes, including $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015, $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017. In February 2008, we exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 (the “Securities Act”) and do not bear restrictions on transferability mandated by the Securities Act or certain penalties for failure to file a registration statement relating to the exchange.

The notes are unsecured obligations and are guaranteed by certain current and future wholly-owned subsidiaries that guarantee our obligations under the senior secured credit facilities. Interest on the Senior Fixed Rate Notes accrues at the rate of 8.50% per annum and interest on the Senior Subordinated Notes accrues at the rate of 9.75% per annum. Cash interest on the Senior PIK-Election Notes accrues at the rate of 8.875% per annum and the PIK-interest accrues at the cash interest rate per annum plus 0.75%. Interest is payable in cash, except as discussed above with respect to our ability to elect to pay PIK-interest, rather than cash interest.

On June 2, 2009, we completed a cash tender offer to purchase a portion of our outstanding Senior Fixed Rate Notes, Senior PIK-Election Notes and Senior Subordinated Notes. The tender offer, along with open market purchases executed in the first quarter of 2009, resulted in an aggregate purchase of $496.6 million aggregate principal amount of our debt securities, allowing the Company to realize a net gain of $352.1 million.

Senior Secured Credit Facilities. In connection with the Acquisition, we entered into senior secured credit facilities totaling $1,810.0 million, consisting of a $1,300.0 million term loan drawn at the close of the Acquisition, a $400.0 million, before the Second Amendment, revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million based on our expected needs in the future. At December 31, 2010, we had issued letters of credit totaling $37.6 million under the synthetic facility.

On September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, had a $35.0 million commitment in the Company’s revolving credit facility. We do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under the Company’s revolving credit facility.

In December 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures.

On November 6, 2009, we further amended our credit agreement (the “Second Amendment”). The Second Amendment provides that compliance with the maximum consolidated secured debt ratio test under the Credit Agreement is waived. The continuing effectiveness of this waiver is subject to the condition that we shall not have made a restricted payment pursuant to certain available restricted payment baskets under the Credit Agreement. If this condition fails to be satisfied, then the waiver of the maximum consolidated secured debt ratio covenant will be revoked and we will be required to comply (and, if revoked, compliance with the consolidated secured debt ratio will be required for the two most recently completed fiscal quarters) with the maximum consolidated secured debt ratio test in the Credit Agreement.

The Second Amendment added a new minimum liquidity covenant which requires our unrestricted cash plus available commitments under our revolving credit facility, determined in each case as of the last day of such fiscal quarter, to be at least $162.5 million.

In addition, the Second Amendment added a new Adjusted EBITDA covenant requiring that, to the extent the consolidated secured debt ratio covenant is waived as described above, for any fiscal quarter beginning with the second quarter of 2011 for which any revolving facility commitment is outstanding on the last day of such fiscal quarter, we maintain a minimum Adjusted EBITDA as specified in the Second Amendment. This Adjusted EBITDA covenant is now in effect.

The initial effectiveness of the Second Amendment was conditioned upon, among other items, the repayment of $125.0 million of our outstanding borrowings under the revolving credit facility and the permanent reduction of facility commitments by $137.0 million (which included a $12.3 million portion of the $35.0 million originally committed by Lehman).

The remaining $22.7 million portion of Lehman’s revolving commitment is not considered available as they have been unable to honor this commitment as a result of their bankruptcy. As a result of the Second Amendment and the Lehman bankruptcy, the total reduction in available commitments was $159.7 million. Following these reductions, the amount of available revolving commitments under the revolving credit facility is now $240.3 million.

On November 25, 2009, we entered into an Incremental Facility Supplement Agreement. Pursuant to the terms of the agreement, we were provided $200.0 million of new term loans (the “Series A New Term Loans”) under the incremental facilities provisions of the Credit Agreement. We paid a fee to the lenders on closing, in the form of an Original Issue Discount, equal to 6.0% of the agreement principal amount of the Series A New Term Loans.

The Series A New Term Loans have a final maturity date of March 26, 2014 (the same as the existing Term Loans under the Credit Agreement) and will amortize in quarterly principal installments totaling 1% annually beginning with the quarter ended December 31, 2009. The interest rates applicable to the Series A New Term Loans are equal to either a base rate or an adjusted Eurocurrency bank deposit rate plus, in each case, an applicable margin. For base rate loans, the applicable margin is 7.5% and for Eurocurrency loans, the applicable margin is 8.5%. The base rate has a floor of 3.0% and the Eurocurrency bank deposit rate has a floor of 2.0%. Voluntary prepayments of the Series A New Term Loans are permitted, in whole or in part, at the U.S. Borrower’s option, without premium or penalty. Voluntary prepayments of the Series A New Term Loans will be applied to remaining scheduled amortization installments in an order to be determined at our option. The terms of the Series A New Term Loans are otherwise governed by and subject to the Credit Agreement. After fees and the original issue discount, net proceeds to the Company were $180.4 million with the proceeds to be used for general corporate purposes.

Debt Covenants. The indentures governing the notes and the credit agreement governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

•	incur indebtedness or issue disqualified stock or preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments or acquisitions;

•	create liens;

•	sell assets;

•	engage in sale and leaseback transactions;

•	restrict dividends or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

Our excess cash flow, as defined under the credit agreement, and our year-end consolidated secured debt ratio determines the annual amount of mandatory term loan prepayment due under our credit agreement, if any. The consolidated secured debt ratio is the ratio of our consolidated secured debt less cash on hand at the end of each period divided by a rolling 12-month calculation of our debt covenant defined earnings before interest, taxes, depreciation and amortization (“DC EBITDA”). DC EBITDA is calculated based on the Company’s net income adjusted for (i) interest, taxes, depreciation and amortization expense; (ii) non-recurring transition costs as a result of the Acquisition; (iii) non-recurring inventory step-up costs and other non-recurring purchase accounting impacts; (iv) non-cash compensation expense; (v) project start up, ramp up and launch costs including the development of new aircraft; (vi) management fees paid to our principal external shareholders; (vii) minority interest adjustments; and (viii) miscellaneous other adjustments. Based on our 2010 excess cash flow and the consolidated secured debt ratio, as defined under the credit agreement, we will be required to make a mandatory term loan principal prepayment in 2011 of $44.5 million. As discussed above, the Second Amendment provides that compliance with the maximum consolidated secured debt ratio covenant is waived under certain conditions and our new EBITDA covenant is in effect.

As of December 31, 2010, we were in full compliance with all covenants contained in our debt agreements.

Industrial Revenue Bonds. One of our subsidiaries uses Industrial Revenue Bonds (“IRBs”) issued by Sedgwick County, Kansas to finance the purchase and/or development of certain real and personal property. Tax benefits associated with the IRBs include a provision for a 10-year ad valorem property tax abatement and retail sales tax exemption on the property financed with the proceeds of the IRBs. Sedgwick County holds legal title to the bond financed assets and leases them to the Company subject to an option to purchase for a nominal consideration, which the Company may exercise at any time. We record the property on our consolidated statement of financial position, along with a capital lease obligation to repay the proceeds of the IRBs. Moreover, as holder of the bonds, we have the right to offset the amounts due by our subsidiary with the amounts due to us; accordingly, no net debt associated with the IRBs is reflected in our consolidated statement of financial position. Upon maturity or redemption of the bonds, title to the leased property reverts to our subsidiary. At December 31, 2010 and 2009, we held IRBs with an aggregate principal amount of $286.8 million and $331.5 million, respectively.

Contractual Obligations

The following table summarizes known contractual obligations as of December 31, 2010, as well as an estimate of when these obligations are expected to be satisfied:

(In millions)	Total	2011	2012	2013	2014	2015	Thereafter
Long-term debt obligations	$2,079.3	$15.0	$15.0	$15.0	$1,403.7	$485.5	$145.1
Interest on long-term debt	427.6	106.1	105.6	105.6	67.9	24.7	17.7
Operating lease obligations	54.0	5.1	4.0	3.5	3.3	2.9	35.2
Purchase obligations	894.3	732.1	126.6	17.7	14.3	3.6	—

Total	$3,455.2	$858.3	$251.2	$141.8	$1,489.2	$516.7	$198.0

The table above excludes $0.9 million of tax liabilities for uncertain tax positions for which we cannot reasonably estimate the timing of payment.

Long-term debt obligations include scheduled principal repayments for our outstanding notes and senior secured term loan, including the current portion. See Note 13 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K for additional information.

Interest on long-term debt is estimated using the interest rate in effect at December 31, 2010 for variable rate debt. Calculations of interest for the PIK-election notes assume payment of interest in cash. The calculation includes the effect of our interest rate swap agreement, which is discussed more fully in Note 11 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Operating lease obligations include leases for equipment, office buildings and other facilities under leases that include standard escalation clauses for adjusting rent payments to reflect changes in price indices, as well as renewal options. Our commitments under these operating leases, in the form of non-cancelable future lease payments, are not reflected as a liability on our statement of financial position. See Note 19 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K for additional information.

Purchase obligations in the table above represent agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the purchase. We enter into contracts with some customers, primarily the U.S. Government, which entitle us to full recourse for costs incurred, including purchase obligations, in the event the contract is terminated by the customer for convenience. These purchase obligations are included above notwithstanding the amount for which we are entitled to full recourse from our customers.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, in the normal course of our business. We may, from time to time, instruct banks to issue letters of credit on our behalf to support cash deposits and to guarantee the performance of our contractual obligations. None of these arrangements has or is likely to have a material effect on our financial position or results of operations. See Note 19 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K for additional information about off-balance sheet arrangements.

Inflation

Since the primary elements of our operating costs are purchased components and raw materials, annual escalation in commodity and materials pricing could have a significant impact on our product cost. We have long-term agreements with many of our major suppliers to minimize potential price volatility. In some cases, our supply arrangements contain inflationary adjustment provisions based on accepted industry indices, and we typically include an inflation component in estimating our supply costs.

Critical Accounting Policies

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates, judgments and assumptions that affect our financial position and results of operations that are reported in the accompanying consolidated financial statements as well as the related disclosure of assets and liabilities contingent upon future events.

Understanding the critical accounting policies discussed below and related risks is important in evaluating our financial position and results of operations. We believe the following accounting policies used in the preparation of the consolidated financial statements are critical to our financial position and results of operations as they involve the significant use of estimates and judgment on matters that are inherently uncertain. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. If actual results differ significantly from management’s estimates, there could be a material effect on our financial position, results of operations and cash flows.

Revenue Recognition

For the majority of our aircraft sales, we use the units-of-delivery method to measure progress towards completion. Actual sales and cost values for the unit being delivered are used as the basis for recording revenue and its associated margin. Under this method, revenue is recognized when title to an airworthy aircraft is transferred to the customer.

To a lesser extent, we use the cost-to-cost method to measure progress towards completion. The use of the cost-to-cost method is limited to longer term contracts with substantial contract-specific development or engineering cost. For these contracts, management believes the cost-to-cost method provides a better measure of progress towards completion than the units-of-delivery method. Under this method, incurred cost and estimated margin are recorded as revenue based on the ratio of costs incurred-to-date to total estimated costs at the completion of the contract. Accordingly, management must apply judgment to determine the estimated contract revenue and costs at completion. Total contract revenue estimates are based on negotiated contract prices and quantities. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Total contract cost projections require management to make numerous assumptions and estimates relating to items such as the complexity of design, availability and cost of materials, labor productivity and cost, overhead and capital costs and operational efficiency. Contract estimates are reviewed periodically to determine whether revisions to contract values or estimated costs at completion are necessary. The effects of changes in estimates resulting from any such revisions are reflected in the period the estimates are revised using a cumulative catch-up adjustment. Claims are included in revenue estimates only when it is probable that a reliably estimated increase in contract value will be realized. To the extent estimated total costs on a contract exceed the total estimate of revenue to be earned from the contract, the full value of the estimated loss is recorded in the period the loss is identified.

We recognize revenue on aircraft parts and services as the part is shipped or as the service is rendered.

Income Taxes

Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized. During the fourth quarter of 2008, HBAC recorded a valuation allowance against net deferred tax assets at December 31, 2008 in the amount of $296.9 million. This decision was based on our cumulative pre-tax losses and the need to generate significant amounts of taxable income in future periods in order to utilize existing deferred tax assets. The valuation allowance was $379.7 million at December 31, 2009. Our valuation allowance increased $131.5 million during the twelve months ending December 31, 2010 to $511.2 million. The increase in valuation allowance was a result of an increase in our U.S. deferred tax assets, primarily related to U.S. federal and state net operating losses.

HBAC records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. These uncertainties are accounted for in accordance with applicable literature. The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss. The effect of changes in tax rates is recognized during the period in which the rate change occurs.

Pension Benefits

We have defined benefit pension and retirement plans covering the majority of our non-union employees hired prior to January 1, 2007 in addition to all of our union employees. Accounting standards require the cost of providing these pension plans be measured on an actuarial basis. These accounting standards will generally reduce, but not eliminate, the volatility of the reported pension obligation and related pension expense as actuarial gains and losses resulting from both normal year-to-year changes in valuation assumptions and the differences from actual experience are deferred and amortized. The application of these accounting standards requires management to make numerous assumptions and judgments that can significantly affect these measurements. Critical assumptions made by management in performing these actuarial valuations include the selection of discount rates and expectations on the future rate of return on pension plan assets.

The net periodic benefit cost assumptions for our defined benefit pension plans were as follows:

	Pension Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Discount rate	6.00%	6.25%	6.50%
Expected rate of return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.50%	3.50%	4.50%

Discount rates are used to determine the present value of our pension obligations and also affect the amount of pension expense recorded in any given period. We estimate this discount rate based on the rates of return of high quality, fixed-income investments with maturity dates that reflect the expected time horizon over which benefits will be paid. Changes in the discount rate could have a material effect on our reported pension obligations and related pension expense.

The expected rate of return on plan assets is our estimate of the long-term earnings rate on our pension plan assets and is based upon both historical long-term actual and expected future investment returns considering the current investment mix of plan assets, which is shown in the table below. Differences between the actual and expected rate of return on plan assets can impact our expense for pension benefits.

Our investment asset allocations were as follows:

	December 31, 2010	December 31, 2009
Equity securities	50.7%	54.1%
Debt securities	40.4%	38.0%
Other	8.9%	7.9%

	100.0%	100.0%

Other variables that can impact the pension funded status and expense include demographic experience, such as the rates of salary increase, retirement, turnover and mortality. Assumptions for these variables are set based on actual and projected plan experience.

Based on our assumptions, we expect 2011 pension expense to be approximately $52.7 million. Holding all other factors constant, the estimated impact on 2011 pension expense caused by hypothetical changes to key assumptions is as follows:

Change in Assumption
2011 Assumptions	25 Basis Point Increase	25 Basis Point Decrease
Discount Rate	$3.9 pension expense decrease	$3.9 pension expense increase
Expected rate of return on plan assets	$1.8 pension expense decrease	$1.8 pension expense increase

In addition, at December 31, 2010 we had $257.7 million of deferred losses resulting primarily from differences between actual and assumed asset returns, changes in discount rates and differences between actual and assumed demographic experience. To the extent we continue to have fluctuations in these items, we will experience increases or decreases in our funded status and related accrued retiree benefit obligation.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Intangible assets are recorded at cost or, when acquired as part of a business combination, at estimated fair value. Intangible assets with definite lives consist of certain trade names and trademarks, order backlog, customer relationships, technological knowledge and computer software and are amortized on a straight-line basis over their estimated useful life. The weighted average amortization periods assigned to definite-lived intangible assets are: 3 years for order backlog, 8 years for computer software, 10 years for trademarks and trade names with definite lives, 15 years for technological knowledge and 17 years for customer relationships. Intangible assets with indefinite lives include certain trademarks and trade names and are not amortized.

Goodwill and intangible assets with indefinite lives are not amortized but are instead reviewed for impairment on an annual basis during the fourth quarter or upon the occurrence of events that may indicate possible impairment. HBAC conducts its review for impairment on an operating segment basis.

The assumptions, inputs and judgments used in performing the valuation analysis are inherently subjective and reflect estimates based on known facts and circumstances at the time the Company performs the valuation. These estimates and assumptions primarily include, but are not limited to, the discount rate; terminal growth rate; earnings before interest, taxes, depreciation and amortization (“EBITDA”) and capital expenditures forecasts. The use of different assumptions, inputs and judgments, or changes in circumstances, could materially affect the results of the valuation. Due to the inherent uncertainty involved in making these estimates, actual results could differ from our estimates. The following is a description of the primary valuation methodologies used to derive the fair value of the reporting segments:

•

Income Approach: To determine fair value, the Company discounted the expected cash flows of the reporting units. In estimating future cash flows, the Company relied on internally generated five-year forecasts for sales and operating profits, including capital expenditures, and generally a three percent long-term assumed annual growth rate of cash flows for periods after the five-year forecast. Discount rates were determined by weighting the required returns on interest-bearing debt and paid-in capital in proportion to their estimated percentages in an expected industry capital structure. Based on our analysis, the discount rates estimated for the segments carrying goodwill were 10% for Trainer/Attack Aircraft and 13% for Customer Support.

•

Market-Comparable Approach: The Company makes use of market price data of stocks of companies engaged in the same or similar line of businesses as that of the reporting unit. Specifically, the Company calculated multiples of total enterprise value (TEV) to EBITDA for comparable companies using data for the latest twelve months (LTM) ended

September 2010, and for the 2011 projected year. In determining the concluded range of trailing and forward multiples, the Company compared the historical and expected performance of the comparable companies to those of the reporting units. The selected range of multiples were then multiplied by the LTM and projected 2011 EBITDA of these reporting units to determine fair value.

•

Market Transaction Approach: The Company assessed EBITDA multiples realized in actual purchase transactions of comparable companies. After the Company adjusted these multiples to account for the current economic climate, versus the period during which the transactions occurred, they were applied to the LTM EBITDA of the reporting units to determine fair value.

Equal weightings were assigned to the aforementioned model results to arrive at a final fair value estimate of the reporting unit.

The necessity for, and the amount of, any goodwill impairment is determined using a two-step process. The first step is to identify if a potential impairment is indicated by comparing the fair value of a segment with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the segment unit is not considered to be impaired and the second step of the impairment test is not necessary. However, if the carrying amount of a segment exceeds its fair value, the second step is performed for that reporting unit to determine if goodwill is impaired and to measure the amount of impairment loss that should be recognized, if any.

The second step, if necessary, compares the implied fair value of a segment’s goodwill with the carrying amount of that reporting unit’s goodwill. The process of determining such implied fair value of goodwill involves allocating the reporting unit’s fair value as determined in step one to all of the reporting unit’s assets and liabilities. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

Impairments of indefinite-lived intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable, and our estimate of discounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. The fair value of these intangibles is measured using the relief-from-royalty method. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The royalty rate based on an analysis of empirical, market-derived royalty rates for comparable companies and an analysis of the profitability of the underlying businesses utilizing the name and related marks. The market-derived royalty rate is then applied to estimate the royalty savings. The net after-tax royalty savings are discounted using the weighted average cost of capital of our Business and General Aviation segment. Any excess carrying value over the fair value represents the amount of impairment.

See additional disclosure of these analyses in Note 9 to the Company’s Consolidated Financial Statements including the impairment charges recorded during the year ended December 31, 2010.

Impairment of Definite-Lived Assets

Management determines whether definite-lived assets are to be held-for-use or held-for-disposal. Upon indication of possible impairment, management evaluates the recoverability of held-for-use definite-lived assets by measuring the carrying amount of the assets against the related estimated undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is written down to its estimated fair value. In order for definite-lived assets to be considered held-for-disposal, management must have committed to a plan to dispose of the assets. Once deemed held-for-disposal, the assets are stated at the lower of carrying amount or net realizable value.

We will continue to perform our annual impairment testing during the fourth quarter each year absent any impairment indicators or other changes that may necessitate more frequent impairment analysis.

See additional disclosure of these analyses in Note 9 to the Company’s Consolidated Financial Statements including the impairment charges recorded during the years ended December 31, 2010 and 2009.

Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage from one to five years with limited additional coverage up to 10 years on the Hawker 4000. The Company estimates its warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Warranty provisions related to aircraft deliveries on contracts accounted for using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts.

Should future warranty experience differ materially from our historical experience, we may be required to record additional warranty liabilities, which could have a material adverse effect on our results of operations and cash flows in the period in which these additional liabilities are required.

Fair Value

We are required to record certain financial instruments at fair value on our statement of financial position. In addition, we may elect to record certain financial instruments at fair value by utilizing the “fair value option” as permitted under authoritative literature. However, as of December 31, 2010, we have not elected the fair value option for any eligible financial instruments.

As discussed in Note 6 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K, we adopted guidance related to fair values effective January 1, 2008. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

We maximize the use of our observable inputs and minimize the use of unobservable inputs.

We estimate the fair value of our derivatives using an income valuation approach. The fair value of our foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of our interest rate swap is derived from a discounted cash flow analysis based on the terms of the contract and the interest rate yield curve. Our fair value measurements also incorporate credit risk. For derivatives in a liability position, we incorporate our own credit risk, and, for derivatives in an asset position, we incorporate our counterparty’s credit risk. To measure credit risk, we modify our discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from third-party pricing services. These inputs are derived principally from or corroborated by other observable market data and are therefore considered to be Level 2 inputs. Our valuations do not include any significant Level 3, or unobservable, inputs. We test the validity of our valuations by comparing them to the valuations we receive from our counterparties.

Recent Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued an update to the authoritative guidance for revenue recognition related to multiple-deliverable arrangements. This update removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the authoritative guidance for fair value measurements and disclosures, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements. This update is effective in fiscal years beginning on or after June 15, 2010 and can be applied prospectively or retrospectively. The Company adopted this policy during the year ended December 31, 2010 on a prospective basis.

In January 2010, the FASB issued new standards in the ASC topic on Fair Value Measurements and Disclosures. These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require disclosure of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standards also clarify existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures regarding Level 1 and 2 fair value measurements and clarification of existing disclosures were effective for the Company beginning with the Company’s Form 10-Q for the first quarter of 2010. The adoption of this standard did not have a material impact on the Company’s financial statements. The disclosures about the rollforward of information in Level 3 are required for the Company with its first interim filing in 2011. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

Other new pronouncements issued but not effective until after December 31, 2010 are not expected to have a material effect on our cash flows.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Rate Risk

We are subject to foreign currency exchange rate risk on payments made to foreign suppliers in foreign currencies. We may use foreign currency forward contracts (“foreign currency contracts”) to hedge our exposure to foreign currency exchange rate fluctuations for firm commitments and forecasted purchases from foreign suppliers. The objective of these foreign currency contracts is to minimize the impact of foreign currency exchange rate movements on the results of our operations and cash flows. All foreign currency contracts have been executed with creditworthy banks and were denominated in U.K. pound sterling. The duration of foreign currency contracts generally has been two years or less. We do not use foreign currency contracts for speculative or trading purposes. We account for the foreign currency contracts as cash flow hedges when they qualify for such treatment. The following table provides information about our foreign currency contracts outstanding at December 31, 2010:

(Dollars in millions)

Maturity	Notional Amount(1)	Weighted- Average Contract Rate	Weighted- Average Market Rate	Fair Value of Net Liability	Impact on Fair Value of 10% Increase In Market Rate
2011	$0.3	1.886	1.561	$—	$—

	$0.3			$—	$—

(1)	Notional amounts are stated in U.S. dollar equivalents at the contract rate.

For more information about our foreign currency contracts, see Note 11 to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Interest Rate Risk

We have substantial indebtedness, including both fixed and variable rate debt obligations, and are subject to interest rate risk on our variable rate debt obligations, which primarily relate to amounts outstanding under our senior secured credit facilities. Our outstanding debt obligations at December 31, 2010 were as follows:

(Dollars in millions)	Amount Outstanding	Weighted- Average Interest Rate
Fixed-rate debt(1)	$1,080.6	7.19%
Variable-rate debt	1,058.4	2.26%

Total debt	$2,139.0

(1)	Includes effect of interest rate swaps.

We entered into an interest rate swap agreement in April 2007 to hedge our exposure to changes in interest rates on a portion of our variable rate debt obligations and to attain an appropriate balance between fixed and variable rate debt. This interest rate swap has a notional amount of $150.0 million that matures on December 31, 2011.

We entered into an additional interest rate swap agreement in June 2009. The additional swap has a notional amount of $300.0 million and matures on June 30, 2011.

Our counterparty syndicated 40% of our April 2007 swap agreement by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with our counterparty. As agreed with our counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate our counterparty for assuming the additional credit risk. For more information about our outstanding debt obligations and interest rate swap, see Notes 13 and 11, respectively, to our Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

Assuming the debt levels that existed on December 31, 2010, a hypothetical 100 basis point increase in the interest rate of each of our variable-rate debt obligations would increase our 2011 projected interest expense by $8.7 million.

Credit Risk

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Generally, our primary credit risk exposure results from our use of derivative financial instruments. As of December 31, 2010, we had no derivative assets. As of December 31, 2010, our derivative counterparties had S&P credit ratings of A.

Item 8.	Financial Statements and Supplementary Data

COMPANY RESPONSIBILITY FOR FINANCIAL STATEMENTS

The financial statements and related information contained in this Annual Report on Form 10-K have been prepared by and are the responsibility of our management. Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect judgments and estimates as to the expected effects of transactions and events currently being reported. Our management is responsible for the integrity and objectivity of the financial statements and other financial information included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, was appointed by our Audit Committee to audit our financial statements, and their report follows.

Hawker Beechcraft Acquisition Company, LLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Hawker Beechcraft Acquisition Company, LLC

In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of Hawker Beechcraft Acquisition Company, LLC (“the Company”) and its subsidiaries at December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

February 25, 2011

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Financial Position

(In millions)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$422.8	$568.8
Accounts and notes receivable, net	118.1	126.4
Unbilled revenue	37.3	38.8
Inventories	1,059.9	1,298.9
Current deferred income tax asset, net	4.0	25.1
Prepaid expenses and other current assets	26.7	19.0

Total current assets	1,668.8	2,077.0

Property, plant and equipment, net	482.2	549.8
Goodwill	259.5	259.5
Intangible assets, net	759.1	809.6
Other assets, net	42.2	51.9

Total assets	$3,211.8	$3,747.8

Liabilities and Equity
Current liabilities:
Notes payable, revolver, and current portion of long-term debt	$74.6	$310.2
Advance payments and billings in excess of costs incurred	266.0	328.4
Accounts payable	221.1	215.2
Accrued salaries and wages	65.0	47.6
Accrued interest payable	14.7	15.0
Other accrued expenses	291.6	231.0

Total current liabilities	933.0	1,147.4

Long-term debt	2,055.1	2,054.0
Accrued pension benefits	349.4	296.3
Other long-term liabilities	75.1	92.3
Non-current deferred income tax liability, net	13.6	35.6

Total liabilities	3,426.2	3,625.6

Equity:
Paid-in capital	1,004.5	1,000.1
Accumulated other comprehensive loss	(310.4)	(274.1)
Retained deficit	(912.0)	(607.7)

Total (deficit) equity attributable to parent company	(217.9)	118.3

Non-controlling interest	3.5	3.9

Total (deficit) equity	(214.4)	122.2

Total liabilities and equity	$3,211.8	$3,747.8

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Operations

(In millions)

		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Sales:
Aircraft and parts	$2,643.2	$3,034.3	$3,319.3
Services	161.5	164.2	227.2

Total sales	2,804.7	3,198.5	3,546.5

Cost of sales:
Aircraft and parts	2,442.2	2,894.3	2,824.9
Services	137.3	142.3	192.0

Total cost of sales	2,579.5	3,036.6	3,016.9

Gross profit	225.2	161.9	529.6

Restructuring	14.9	34.1	—
Definite-lived asset impairment	12.6	74.5	—
Goodwill and indefinite-lived intangible asset impairment	13.0	448.3	—
Selling, general and administrative expenses	257.5	209.7	279.1
Research and development expenses	101.1	107.3	110.2

Operating (loss) income	(173.9)	(712.0)	140.3

Interest expense	131.8	154.6	205.9
Interest income	(0.1)	(1.2)	(8.5)
Gain on debt repurchase, net	—	(352.1)	—
Other income, net	(2.2)	(1.3)	(2.4)

Non-operating expense (income), net	129.5	(200.0)	195.0

Loss before taxes	(303.4)	(512.0)	(54.7)

Provision for (benefit from) income taxes	0.9	(60.7)	102.5

Net loss	(304.3)	(451.3)	(157.2)

Net income attributable to non-controlling interest	0.6	0.3	1.4

Net loss attributable to parent company	$(304.9)	$(451.6)	$(158.6)

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Equity and Comprehensive Loss

(In millions)

For the Period January 1, 2008 – December 31, 2010

	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interest	Total Equity	Total Comprehensive Income Attributable to HBAC
Balance at January 1, 2008	$989.2	$2.2	$14.4	$2.8	1,008.6
Stock-based compensation	7.6				7.6
Net (loss) income		(158.6)		1.4	(157.2)	$(158.6)
Other comprehensive income (loss), net of tax:
Net loss on pension and other benefits, net of tax of $1.7			(276.1)		(276.1)	(276.1)
Prior service cost, net of tax of $(1.8)			(28.4)		(28.4)	(28.4)
Unrealized loss on cash flow hedges, net of tax of $(1.0)			(114.2)		(114.2)	(114.2)
Foreign currency translation adjustments, net of tax of $1.2			(5.0)		(5.0)	(5.0)

Balance at December 31, 2008	996.8	(156.4)	(409.3)	4.2	435.3	$(582.3)

Stock-based compensation	3.3				3.3
Dividends declared (received)		0.3		(0.6)	(0.3)
Net (loss) income		(451.6)		0.3	(451.3)	$(451.6)
Adjustment for amortization of net actuarial loss and prior service cost
Other comprehensive income (loss), net of tax:
Realized prior service cost due to curtailment			5.5		5.5
Net gain on pension and other benefits, net of tax of $(14.6)			38.8		38.8	38.8
Unrealized gain on cash flow hedges, net of tax of $(14.5)			21.4		21.4	21.4
Realized losses due to de-designation			39.1		39.1
Reclassifications of unrelaized losses due to maturities, net of tax of $(1.0)			29.7		29.7
Foreign currency translation adjustments, net of tax of $(0.6)			0.7		0.7	0.7

Balance at December 31, 2009	1,000.1	(607.7)	(274.1)	3.9	122.2	$(390.7)

Stock-based compensation	4.4				4.4
Non-controlling interest activity		0.6		(1.0)	(0.4)
Net (loss) income		(304.9)		0.6	(304.3)	$(304.9)
Adjustment for amortization of net actuarial loss and prior service cost
Other comprehensive income (loss), net of tax:
Net loss on pension and other benefits, net of tax of $0			(50.5)		(50.5)	(50.5)
Unrealized loss on cash flow hedges, net of tax of $0			(7.3)		(7.3)	(7.3)
Reclassification of unrealized losses due to maturities , net of tax of $0			22.1		22.1	—
Foreign currency translation adjustments, net of tax of $0			(0.6)		(0.6)	(0.6)

Balance at December 31, 2010	$1,004.5	$(912.0)	$(310.4)	$3.5	$(214.4)	$(363.3)

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Cash Flows

(In millions)

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net loss	$(304.3)	$(451.3)	$(157.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	90.6	91.0	85.6
Amortization of intangible assets	43.8	62.2	73.3
Amortization of debt issuance costs	9.3	12.6	9.6
Amortization of original issue discount	2.2	0.5	—
Amortization of deferred compensation	—	0.3	4.0
Stock-based compensation	4.6	3.3	7.6
Tax on stock vestings	(0.2)	—	—
Change in current and deferred income taxes	(0.9)	(34.0)	101.1
Gain on sale of property, plant and equipment	(1.4)	—	0.9
Gain on repurchase of long-term debt, net of debt issuance costs write-off	—	(352.1)	—
Inventory impairments	—	70.7	—
Definite-lived asset impairment	12.6	95.9	—
Goodwill and other indefinite-lived intangible impairment charges	13.0	448.3	—
Pension curtailment	—	5.5	—
Non-cash interest expense	6.9	20.2	—

Changes in assets and liabilities:
Accounts receivable, net	8.3	(23.4)	(23.1)
Unbilled revenue, advanced payments and billings in excess of costs incurred	(60.9)	(181.9)	(45.6)
Inventories, net	389.1	583.0	(280.0)
Prepaid expenses and other current assets	(4.9)	10.5	7.5
Accounts payable	15.2	(189.1)	80.7
Accrued salaries and wages	17.4	(9.0)	(3.9)
Other accrued expenses	69.8	(54.5)	113.9
Pension and other changes, net	(11.4)	67.9	(36.2)
Income taxes payable	(1.0)	0.5	(7.6)
Collection of financing receivables not sold	—	—	0.4

Net cash provided by (used in) operating activities	297.8	177.1	(69.0)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(32.0)	(51.0)	(70.2)
Additions to computer software	(9.7)	(3.5)	(4.7)
Proceeds from sale of fuel and line operations, net	—	—	123.6
Proceeds from sale of property, plant and equipment	6.5	1.2	1.4

Net cash (used in) provided by investing activities	(35.2)	(53.3)	50.1

Cash flows from financing activities:
Payment of notes payable	(158.7)	(202.2)	(157.3)
Payment of term loan	(15.0)	(13.5)	(13.0)
Issuance of long-term debt	—	188.0	—
Utilization of revolving credit facility	—	235.0	—
Payment of revolving credit facility	(235.0)	(7.6)	—
Proceeds from IRB funding	0.1	4.4	—
Debt repurchase	—	(136.7)	—

Net cash (used in) provided by financing activities	(408.6)	67.4	(170.3)

Effect of exchange rates on cash and cash equivalents	—	—	(2.7)

Net (decrease) increase in cash and cash equivalents	(146.0)	191.2	(191.9)
Cash and cash equivalents at beginning of period	568.8	377.6	569.5

Cash and cash equivalents at end of period	$422.8	$568.8	$377.6

Supplemental Disclosures:
Cash paid for interest	$119.0	$133.8	$189.1
Cash paid (received) for income taxes	2.0	(0.5)	7.6
Net non-cash transfers to (from) property, plant and equipment (to) from inventory	8.0	(21.5)	14.5
Net non-cash transfers from property, plant and equipment to prepaid expenses and other current assets	(3.0)	—	—
Inventories acquired through issuance of notes	158.1	148.9	214.3

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

1.	Background and Basis of Presentation

Hawker Beechcraft, Inc. (“HBI”) was formed in late 2006 by GS Capital Partners VI, L.P., an affiliate of The Goldman Sachs Group, Inc., and Onex Partners II LP, an affiliate of Onex Corporation, for the purpose of purchasing the Raytheon Aircraft business (“RA” or the “Predecessor”) from Raytheon Company (“Raytheon”) (the “Acquisition”). The Acquisition was completed on March 26, 2007. HBI acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC (“HBAC”), and substantially all of the assets of Raytheon Aircraft Services Limited. Hawker Beechcraft Notes Company (“HBNC”) is a wholly owned subsidiary of HBAC which was formed to co-issue certain debt obligations. HBNC has had no activity since its formation. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to HBAC. HBAC is engaged in the design, development, manufacturing, marketing, selling and servicing of business and general aviation, training and special mission aircraft. The accompanying unaudited condensed consolidated financial statements include the accounts of HBAC and its subsidiaries subsequent to the Acquisition. The terms “we,” “our,” “us,” the “Company,” “Successor” and “Hawker Beechcraft” refer to Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and its subsidiaries.

Certain reclassifications have been made to the cost of sales between segments in prior period financial statements and notes to conform to the current period presentation.

2.	Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of HBAC and its wholly-owned and majority-owned subsidiaries. All material intercompany transactions have been eliminated. In the fourth quarter of 2008, the Company modified its practice for allocating overhead to cost of sales for “services” to include intercompany transactions. The change does not impact total cost of sales.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for certain contracts, including estimates of the extent of progress towards completion, contract revenue and contract completion costs, as well as warranty cost, contingencies, pension, fair value of financial instruments, impairment tests and customer and vendor claims. Actual results could differ from those estimates. Included in Other accrued expenses on the Consolidated Statements of Financial Position at December 31, 2010 and 2009 are supplier claims of $50.5 million and $49.5 million, respectively, and post-delivery commitments of $56.8 million and $11.1 million, respectively.

Revenue Recognition. For the majority of our aircraft sales, we use the units-of-delivery method to measure progress towards completion. Actual sales and cost values for the unit being delivered are used as the basis for recording revenue and its associated margin. Under this method, revenue is recognized when title to an airworthy aircraft is transferred to the customer.

To a lesser extent, we use the cost-to-cost method to measure progress towards completion. The use of the cost-to-cost method is limited to longer term contracts with substantial contract-specific development or engineering cost. For these contracts, management believes the cost-to-cost method provides a better measure of progress towards completion than the units-of-delivery method. Under this method, incurred cost and estimated margin are recorded as revenue based on the ratio of costs incurred-to-date to total estimated costs at the completion of the contract. Accordingly, management must apply judgment to determine the estimated contract revenue and costs at completion. Total contract revenue estimates are based on negotiated contract prices and quantities. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Total contract cost projections require management to make numerous assumptions and estimates relating to items such as the complexity of design, availability and cost of materials, labor productivity and cost, overhead and capital costs and operational efficiency. Contract estimates are reviewed periodically to determine whether revisions to contract values or estimated costs at completion are necessary. The effects of changes in estimates resulting from any such revisions are reflected in the period the estimates are revised using a cumulative catch-up adjustment. Claims are included in revenue estimates only when it is probable that a reliably estimated increase in contract value will be realized. To the extent estimated total costs on a contract exceed the total estimate of revenue to be earned from the contract, the full value of the estimated loss is recorded in the period the loss is identified.

We recognize revenue on aircraft parts and services as the part is shipped or as the service is rendered.

Advertising Expenses. Advertising costs are expensed as incurred.

Research and Development. The Company performs research and development activities related to the development of new products and the improvement of existing products. Expenditures for research and development projects sponsored by the Company are expensed as incurred. Reimbursement of research and development costs under cost-sharing arrangements with vendors is recorded as a reduction to expense.

Shipping and Handling Costs. Shipping and handling costs are included in cost of sales.

Income Taxes. Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized.

HBAC records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss. The effect of changes in tax rates is recognized during the period in which the rate change occurs.

HBAC is included in the U.S. consolidated federal income tax return of HBI. Under the terms of an informal tax sharing agreement between HBAC and HBI, the amount of the cumulative tax liability of each member shall not exceed the total tax liability as computed on a separate return basis.

In July 2006, the FASB issued guidance which requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. HBAC adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes,” (codified primarily in FASB ASC Topic 740, Income Taxes) as of March 26, 2007. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. See Note 14 for additional information about income taxes and their impact on the consolidated financial statements.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash and short-term, highly liquid investments with original maturities of 90 days or less. We aggregate our cash balances by bank and reclassify any book overdrafts to accounts payable.

Allowance for Doubtful Accounts. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance is based upon an assessment of customer credit-worthiness, historical payment experience, the age of outstanding receivables and collateral, to the extent applicable. The allowance for doubtful accounts was $5.5 million and $4.1 million at December 31, 2010 and 2009, respectively.

Unbilled Revenue. Unbilled revenue is stated at cost plus estimated margin, but not in excess of realizable value. As costs incurred are on other than a straight-line basis, this revenue is recognized over contracted periods in proportion to total costs using historical evidence.

Inventories. Inventories are stated at cost (first-in, first-out or average cost), but not in excess of realizable value. Inventoried costs include direct engineering, production labor and material, as well as applicable overhead. HBAC records pre-owned aircraft acquired in connection with the sale of new aircraft at the lower of the trade-in value or estimated net realizable value. Inventories obtained in the Acquisition were reflected at fair value in the opening balance sheet of HBAC.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. Aircraft tooling is accounted for as a group. When assets, other than aircraft tooling, are retired or otherwise disposed of, the recorded costs of the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income. When aircraft tooling assets are retired or replaced in the ordinary course of business, the recorded cost is charged to accumulated depreciation, regardless of the age of the asset, and no gain or loss is recognized. Software costs are capitalized as incurred and amortized over a range of 4 to 10 years.

Provisions for depreciation are computed using accelerated and straight-line methods. Depreciation provisions are based on estimated useful lives as follows:

Estimated Useful Life
Buildings	10 - 45 years
Aircraft and autos	4 - 10 years
Furniture, fixtures and office equipment	3 - 10 years
Tooling	12 years
Machinery and equipment	7 - 10 years

Aircraft tooling is depreciated using a composite depreciation rate with an estimated useful life of 12 years that reflects the blended estimates of the lives of major tooling asset components. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement. Property, plant and equipment were reflected at fair value in the opening balance sheet of HBAC. Depreciation of acquired property, plant and equipment obtained in the Acquisition is based on the evaluated remaining life of the assets at the date of the Acquisition.

Goodwill and Intangible Assets. Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Intangible assets are recorded at cost or, when acquired as part of a business combination, at estimated fair value. Intangible assets with definite lives consist of certain trade names and trademarks, order backlog, customer relationships, technological knowledge and computer software and are amortized on a straight-line basis over their estimated useful lives. The weighted average amortization periods assigned to definite-lived intangible assets are: 3 years for order backlog, 8 years for computer software, 10 years for trademarks and trade names with definite lives, 15 years for technological knowledge and 17 years for customer relationships. Intangible assets with indefinite lives include certain trademarks and trade names and are not amortized.

Goodwill and intangible assets with indefinite lives are not amortized but are instead reviewed for impairment on an annual basis during the fourth quarter or upon the occurrence of events that may indicate possible impairment. HBAC conducts its review for impairment on an operating segment basis.

The assumptions, inputs and judgments used in performing the valuation analysis are inherently subjective and reflect estimates based on known facts and circumstances at the time the Company performs the valuation. These estimates and assumptions primarily include, but are not limited to, the discount rate; terminal growth rate; earnings before interest, taxes, depreciation and amortization (“EBITDA”) and capital expenditures forecasts. The use of different assumptions, inputs and judgments, or changes in circumstances, could materially affect the results of the valuation. Due to the inherent uncertainty involved in making these estimates, actual results could differ from our estimates. The following is a description of the primary valuation methodologies used to derive the fair value of the reporting segments:

•

Income Approach: To determine fair value, the Company discounted the expected cash flows of the reporting units. In estimating future cash flows, the Company relied on internally generated five-year forecasts for sales and operating profits, including capital expenditures, and generally a three percent long-term assumed annual growth rate of cash flows for periods after the five-year forecast. Discount rates were determined by weighting the required returns on interest-bearing debt and paid-in capital in proportion to their estimated percentages in an expected industry capital structure. Based on our analysis, the discount rates estimated for the segments carrying goodwill were 10% for Trainer/Attack Aircraft and 13% for Customer Support.

•

Market-Comparable Approach: The Company makes use of market price data of stocks of companies engaged in the same or similar line of businesses as that of the reporting unit. Specifically, the Company calculated multiples of total enterprise value (TEV) to EBITDA for comparable companies using data for the latest twelve months (LTM) ended September 2010, and for the 2011 projected year. In determining the concluded range of trailing and forward multiples, the Company compared the historical and expected performance of the comparable companies to those of the reporting units. The selected range of multiples were then multiplied by the LTM and projected 2011 EBITDA of these reporting units to determine fair value.

•

Market Transaction Approach: The Company assessed EBITDA multiples realized in actual purchase transactions of comparable companies. After the Company adjusted these multiples to account for the current economic climate, versus the period during which the transactions occurred, they were applied to the LTM EBITDA of the reporting units to determine fair value.

Equal weightings were assigned to the aforementioned model results to arrive at a final fair value estimate of the reporting unit.

The necessity for, and the amount of, any goodwill impairment is determined using a two-step process. The first step is to identify if a potential impairment is indicated by comparing the fair value of a segment with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the segment unit is not considered to be impaired and the second step of the impairment test is not necessary. However, if the carrying amount of a segment exceeds its fair value, the second step is performed for that reporting unit to determine if goodwill is impaired and to measure the amount of impairment loss that should be recognized, if any.

The second step, if necessary, compares the implied fair value of a segment’s goodwill with the carrying amount of that reporting unit’s goodwill. The process of determining such implied fair value of goodwill involves allocating the reporting unit’s fair value as determined in step one to all of the reporting unit’s assets and liabilities. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

Impairments of indefinite-lived intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable, and our estimate of discounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. The fair value of these intangibles is measured using the relief-from-royalty method. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The royalty rate based on an analysis of empirical, market-derived royalty rates for comparable companies and an analysis of the profitability of the underlying businesses utilizing the name and related marks. The market-derived royalty rate is then applied to estimate the royalty savings. The net after-tax royalty savings are discounted using the weighted average cost of capital of our Business and General Aviation segment. Any excess carrying value over the fair value represents the amount of impairment.

See additional disclosure of these analyses in Note 9 to the Company’s Consolidated Financial Statements including the impairment charges recorded during the year ended December 31, 2010.

Impairment of Definite-lived Assets. Management determines whether definite-lived assets are to be held-for-use or held-for-disposal. Upon indication of possible impairment, management evaluates the recoverability of held-for-use definite-lived assets by measuring the carrying amount of the assets against the related estimated undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is written down to its estimated fair value. In order for definite-lived assets to be considered held-for-disposal, management must have committed to a plan to dispose of the assets. Once deemed held-for-disposal, the assets are stated at the lower of carrying amount or net realizable value.

We will continue to perform our annual impairment testing during the fourth quarter each year absent any impairment indicators or other changes that may necessitate more frequent impairment analysis.

See additional disclosure of these analyses in Note 9 to the Company’s Consolidated Financial Statements including the impairment charges recorded during the year ended December 31, 2010.

Debt Issuance Costs. Debt issuance costs are incurred to obtain long-term financing and are amortized over the terms of the related debt. The amortization of debt issuance costs is classified as interest expense.

Notes Payable and Current Portion of Long-Term Debt. Notes payable and current portion of long-term debt consist of the balances due on promissory notes related to a third party financing arrangement and the portion of long-term debt due within twelve months of the balance sheet date.

Advance Payments and Billings in Excess of Costs Incurred. Advance payments and billings in excess of costs incurred represents cash collected from customers in advance of revenue recognition and consists of deposits on commercial aircraft contracts, advances and performance-based payments from government or special mission customers in excess of recorded cost and recognized margin.

Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents, accounts and notes receivable, and accounts payable and notes payable approximates fair value due to the short maturities of these instruments. See Note 6 to the Company’s Consolidated Financial Statements for information about the fair value of our financial instruments.

Derivative Instruments. We use derivative instruments in the form of foreign currency forward contracts (“foreign currency contracts”) and interest rate swap agreements to hedge our economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates. Foreign currency contracts are used to hedge forecasted vendor payments in foreign currency, and interest rate swaps are used to hedge forecasted interest payments and the risk associated with changing interest rates of our variable rate debt. Our derivative instruments are executed with creditworthy institutions, and we do not hold or issue derivative instruments for trading or speculative purposes.

When allowed, we designate our derivative instruments as cash flow hedges. At inception, we document the hedging relationship, as well as our risk-management objective and strategy for undertaking the hedging transaction. We assess, at hedge inception and on an ongoing basis, whether the derivative instrument is highly effective in offsetting changes in the hedged item. Derivative instruments are recognized on the balance sheet at fair value. For derivative instruments designated as cash flow hedges, the effective portion of the change in fair value of the derivative instruments is recorded in other comprehensive income (loss), and any ineffective portion is recorded in earnings. At maturity, amounts in accumulated other comprehensive income are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Occasionally, we may hold foreign currency forward contracts for economic purposes that are not designated for hedge accounting treatment. For these derivative instruments, changes in fair value are recorded in earnings immediately. For all derivative instruments, the gain or loss recorded in earnings is included in cost of sales for foreign currency contracts and interest expense for interest rate swaps. The cash flows related to all derivative instruments are reported as operating activities in the statement of cash flows. For more information about our derivative instruments and hedging activities, see Note 11 to the Company’s Consolidated Financial Statements.

Stock-Based Compensation. Employee stock-based compensation, which is described more fully in Note 16 to the Company’s Consolidated Financial Statements, is accounted for in accordance with GAAP. The Company’s primary types of stock-based compensation include employee stock options and restricted stock. Fair value is determined at the date of grant and is recorded as compensation expense over the requisite service period.

Pension and Other Postretirement Benefits. The Company maintains various defined benefit pension and postretirement plans for our employees. These plans include significant pension and postretirement benefit obligations, which are calculated based on actuarial valuations. Key assumptions used in determining these obligations and related expenses include expected long-term rates of return on plan assets, discount rates and healthcare projection costs. The Company evaluates and updates these assumptions annually. The Company also makes assumptions regarding employee demographic factors such as retirement patterns, mortality, turnover and the rate of compensation increases.

The Company recognizes the overfunded or underfunded status of our defined benefit pension and postretirement benefits plans on the statement of financial position with a corresponding adjustment to accumulated other comprehensive income (loss). Actuarial gains and losses that are not immediately recognized as net periodic benefit cost are recognized as a component of other comprehensive income (loss) and amortized into net periodic benefit cost in future periods. For more information about the Company’s pension and other postretirement benefits, see Note 15 to the Company’s Consolidated Financial Statements.

Foreign Currency Translation. The functional currency of certain foreign subsidiaries is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period.

3.	Recent Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued an update to the authoritative guidance for revenue recognition related to multiple-deliverable arrangements. This update removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the authoritative guidance for fair value measurements and disclosures, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements. This update is effective in fiscal years beginning on or after June 15, 2010 and can be applied prospectively or retrospectively. The Company adopted this policy during the year ended December 31, 2010 on a prospective basis.

In January 2010, the FASB issued new standards in the ASC topic on Fair Value Measurements and Disclosures. These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require disclosure of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standards also clarify existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures regarding Level 1 and 2 fair value measurements and clarification of existing disclosures were effective for the Company beginning with the Company’s Form 10-Q for the first quarter of 2010. The adoption of this standard did not have a material impact on the Company’s financial statements. The disclosures about the rollforward of information in Level 3 are required for the Company with its first interim filing in 2011. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

Other new pronouncements issued but not effective until after December 31, 2010 are not expected to have a material effect on our financial position, results of operations or cash flows.

4.	Sale of Fuel and Line Operations

During the year ended December 31, 2008, the Company sold its wholly-owned fuel and line operations to BBA Aviation plc for gross cash proceeds of $128.5 million. The transaction included fuel and line operations at seven domestic U.S. locations in: Atlanta, Georgia; Houston and San Antonio, Texas; Indianapolis, Indiana; Tampa, Florida; Van Nuys, California; and Wichita, Kansas. The Company retained its factory-owned maintenance and customer support facilities at these locations. Operations in Little Rock, Arkansas; Chester, England, U.K.; and Toluca, Mexico were not affected. Sales recorded for the fuel and line operations, which are included in the Customer Support segment, were $48.5 million for our period of ownership during the year ended December 31, 2008. The Company recorded an immaterial loss on the sale of the fuel and line operations. The fuel and line operations did not qualify as a discontinued operation.

5.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following:

	December 31, 2010			December 31, 2009			December 31, 2008
(In millions)	Gross Amount	Tax Benefit Provision	Net	Gross Amount	Tax Benefit Provision	Net	Gross Amount	Tax Benefit Provision	Net
Net loss on pension and other benefits	$(235.8)	$(32.2)	$(268.0)	$(181.9)	$(32.2)	$(214.1)	$(233.1)	$(16.0)	$(249.1)
Prior service cost	(15.6)	(0.2)	$(15.8)	(18.9)	(0.2)	(19.1)	(26.6)	(1.8)	(28.4)
Unrealized loss on cash flow hedges	(12.9)	(8.5)	$(21.4)	(27.8)	(8.5)	(36.3)	(133.5)	7.0	(126.5)
Foreign currency translation	(5.8)	0.6	$(5.2)	(5.2)	0.6	(4.6)	(6.5)	1.2	(5.3)

Total	$(270.1)	$(40.3)	$(310.4)	$(233.8)	$(40.3)	$(274.1)	$(399.7)	$(9.6)	$(409.3)

During the year ended December 31, 2009, the Company recorded income tax expense of $28.8 million in other comprehensive loss, with a corresponding income tax benefit in the statement of operations, as a result of applying intraperiod tax allocation rules. As of December 31, 2009, the Company had released $1.9 million of tax benefit related to foreign currency forward contracts that matured in 2009 from other comprehensive loss as a result of establishing a valuation allowance. The Company expects to record income tax expense of $8.5 million in 2011 related to the release of tax expense lodged in other comprehensive loss on foreign currency forward contracts and interest rate swaps that will mature in 2011.

6.	Fair Value Measurements

Effective January 1, 2008, the Company adopted a newly issued accounting standard for fair value measurements. The standard defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. The Company performed an analysis of all existing financial assets and financial liabilities measured at fair value on a recurring basis to determine the significance and character of all inputs used to determine their fair value. Financial instruments carried at fair value on the Company’s balance sheet include cash and cash equivalents and derivatives. The Company’s other financial instruments, including accounts receivable, prepaid expenses, accounts payable, accrued interest payable, short-term borrowings and long-term debt, are carried at cost or amortized cost. The carrying values of the Company’s short-term receivables, prepaid expenses, accrued interest payable and payables approximate their fair value because of their nature and respective maturity dates or durations.

The Company also uses derivatives to manage foreign currency risk and interest rate risk for non-trading purposes. The Company carries the instruments at fair value on our balance sheet. The derivatives section below details the Company’s derivatives and fair values as of December 31, 2010. The fair values are classified as long-term or short-term based on anticipated settlement date. Any change in fair value is included in income or accumulated other comprehensible income, depending upon the designation of the derivative as a cash flow hedge.

The Company carries its long-term debt at amortized cost. The table below details the long-term debt and fair values as of December 31, 2010 and 2009. The fair value of long-term debt is estimated based on prices provided by quoted markets and third-party brokers.

The standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

The following table presents financial assets and liabilities measured at fair value on a recurring basis:

	December 31, 2010			December 31, 2009
(In millions)	(Level 1)	(Level 2)	(Level 3)	(Level 1)	(Level 2)	(Level 3)
Assets
Cash equivalents	$395.7	$—	$—	$559.7	$—	$—

Total	$395.7	$—	$—	$559.7	$—	$—

Liabilities
Foreign currency forward contracts	$—	$—	$—	$—	$(28.0)	$—
Interest rate swaps	—	(8.6)	—	—	(20.9)	—

Total	$—	$(8.6)	$—	$—	$(48.9)	$—

The foreign currency forward contracts and the interest rate swaps were recorded at fair value in the Company’s statement of financial position as follows:

	December 31, 2010		December 31, 2009
(In millions)	Foreign Currency Forward Contracts	Interest Rate Swaps	Foreign Currency Forward Contracts	Interest Rate Swaps
Other accrued expenses-current	$—	$(8.6)	$(28.0)	$—
Other long-term liabilities	—	—	—	(20.9)

Net derivative liability	$—	$(8.6)	$(28.0)	$(20.9)

Derivative financial instruments are valued using an income valuation approach. The fair value of the foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of the interest rate swaps is derived from discounted cash flow analyses based on the terms of the contract and the interest rate yield curve. The fair value measurements also incorporate credit risk. For derivatives in a liability position, the Company incorporated its own credit risk, and, for derivatives in an asset position, the counterparty’s credit risk is incorporated. To measure credit risk, the Company modifies its discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from third-party pricing services. These inputs are derived principally from, or corroborated by, other observable market data and are therefore considered to be Level 2 inputs. The Company’s valuations do not include any significant Level 3, or unobservable, inputs.

The estimated fair value of long-term debt is based on indicative broker pricing. The following table presents the carrying amount and estimated fair value of long-term debt in accordance with the accounting standard for fair value measurements:

	December 31, 2010		December 31, 2009
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior secured term loan (including current portion)	$1,251.3	$1,091.7	$1,264.3	$938.7
Incremental secured term loan due 2014	188.2	$186.4	188.0	184.2
Senior fixed rate notes	182.9	$140.4	182.9	128.7
Senior PIK-election notes	302.6	$230.0	288.7	176.1
Senior subordinated notes	145.1	$82.4	145.1	92.9

Total	$2,070.1	$1,730.9	$2,069.0	$1,520.6

The following table presents non-financial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2010:

	December 31, 2010
(In millions)	Total	(Level 1)	(Level 2)	(Level 3)	Total Gains(Losses)
Goodwill	$259.5	$—	$—	$259.5	$—
Indefinite-lived intangible assets	340.0	—	—	340.0	(13.0)
Definite-lived assets held for use	599.4	—	—	599.4	(3.6)

Total	$1,198.9	$—	$—	$1,198.9

The following table presents non-financial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2009:

	December 31, 2009
(In millions)	Total	(Level 1)	(Level 2)	(Level 3)	Total Gains(Losses)
Goodwill	$259.5	$—	$—	$259.5	$(340.1)
Indefinite-lived intangible assets	352.8	—	—	352.8	(108.2)
Definite-lived assets held for use	603.0	—	—	603.0	(73.0)

Total	$1,215.3	$—	$—	$1,215.3

The losses shown in the table above reflect impairment charges recorded during the years ended December 31, 2010 and 2009. Refer to Note 9 to the Company’s Consolidated Financial Statements, “Goodwill and Intangibles” for further information.

7.	Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage from one to five years with limited additional coverage up to 10 years on the Hawker 4000. The Company estimates its warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Activity related to commercial aircraft and parts warranty provisions, the majority of which is recorded in other long-term liabilities on the balance sheet, was as follows:

(In millions)	December 31, 2010	December 31, 2009
Beginning balance	$67.9	$67.3
Accrual for aircraft and part deliveries	21.5	27.2
Reversals related to prior period deliveries	(0.6)	(3.2)
Warranty services provided	(26.8)	(23.4)

Ending balance	$62.0	$67.9

Warranty provisions related to aircraft deliveries on contracts accounted for using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the warranty work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts.

8.	Inventories

Inventories consisted of the following:

(In millions)	December 31, 2010	December 31, 2009
Finished goods	$165.3	$157.4
Work in process	663.5	811.2
Materials and purchased parts	231.1	330.3

Total	$1,059.9	$1,298.9

Net non-cash transfers of $8.0 million for the twelve months ended December 31, 2010 were excluded from changes in inventories in the statement of cash flows for aircraft physically transferred from inventory to property, plant and equipment. Net non-cash transfers of $21.5 million for the twelve months ended December 31, 2009 were excluded from changes in inventories in the statement of cash flows for aircraft physically transferred from property, plant and equipment to inventory.

9.	Goodwill and Intangibles

The Company’s goodwill balance of $259.5 million resides in the Trainer/Attack Aircraft ($222.0 million) and Customer Support ($37.5 million) segments. The Company performed the annual test for both segments during the fourth quarter with no indication of impairment. In both reporting units, the calculated fair value exceeded the carrying value of the net assets by more than 25%.

During the year ended December 31, 2009, the Company concluded that it was more likely than not that the fair value of one of its Business and General Aviation segment had been reduced below its carrying value. Accordingly, the Company performed an interim review of the value of its goodwill and indefinite-lived intangible assets during the third quarter of 2009. Based on this analysis, the Company concluded the implied fair value of the goodwill of its Business and General Aviation segment was zero. This resulted in the Company recording an impairment charge of $340.1 million during the year ended December 31, 2009. The primary cause of the goodwill impairment was the overall decline in the market value of the segment resulting from adverse global economic conditions and the Company’s expectations as to the timing of a recovery in the general aviation market.

Indefinite-Lived Intangible Assets

The Company’s indefinite-lived intangible assets reside in the Business and General Aviation segment. During the fourth quarter, the Company performed its annual impairment test by comparing the assets’ fair values to their carrying amounts. Based on this analysis, the Company recorded a non-cash impairment charge of $13 million to reduce the carrying value of our Beechcraft trade name. This decrease in value was attributable primarily to the Company’s decision in the fourth quarter of 2010 to rebrand the Premier 1A, currently a Beechcraft model line, as a Hawker 200 in 2012. A 5% decrease in total projected royalties, or a 1% increase in the discount rate, would have resulted in additional impairments of $6 million and $10 million, respectively. This analysis also indicated the fair value of the Hawker brand name was equal to its carrying value. A 5% decrease in total projected royalties, or a 1% increase in the discount rate, would have resulted in an impairment charge of $10 million and $17 million, respectively.

During the year ended December 31, 2009, the Company performed an assessment of the fair value of its indefinite-lived intangible assets and recorded non-cash impairment charges of $107.8 million related to the “Hawker” trade name and $0.4 million related to the “Bonanza” trade name to reduce the carrying values to fair value. The impairment was caused by a decrease in the expected cash flows from the underlying products as a result of the depressed business and general aviation market and resulting reduced production volumes and downward pricing pressure.

Changes in the net carrying amount of indefinite-lived intangible assets were as follows:

(In millions)	Business and General Aviation
Balance at January 1, 2009
Trademarks / trade names - indefinite lives	$461.0
Intangibles acquired during the year	—
Impairment losses recognized during the period	(108.2)

Balance at December 31, 2009	352.8
Intangibles acquired during the year	0.2
Impairment losses recognized during the period	(13.0)

Balance at December 31, 2010	$340.0

Definite-Lived Intangible Assets

During the fourth quarter of 2010, the Company announced decisions to rebrand the Beechcraft Premier 1A as the Hawker 200 and to suspend Hawker 400 production temporarily to realign supply with demand. In response to these impairment indicators, the Company performed an analysis of undiscounted cash flows attributable to their definite-lived intangible assets. Based on this analysis, the Company recorded a $2.9 million charge to fully impair the value of the Premier trade name and a $0.7 million charge to impair jet technology related to the Hawker 400.

During the year ending December 31, 2009, the company also performed an analysis of the potential impairment lives of its identifiable intangible assets and recorded impairment charges totaling $73.0 million to reduce the carrying value of certain assets to their fair values. The primary reason for the impairment was a decrease in expected cash flows from the products underlying the recorded asset values due to reduced production volume and downward pricing pressures.

Changes in the net carrying amount of definite-lived intangible assets for the year ended December 31, 2010 are as follows:

(In millions)	Definite-Lived Intangibles, gross January 1, 2010	Accumulated Amortization January 1, 2010	Intangibles Acquired During the Period	Impairment Losses During the Period	Amortization During the Period	Definite-Lived Intanbles, net December 31, 2010	Accumulated Impairment Losses
Technological knowledge	$309.0	$(70.3)	$—	$(0.7)	$(20.0)	$218.0	$(71.4)
Customer relationships	228.0	(39.6)	—	—	(14.4)	174.0	—
Computer software	44.0	(20.3)	9.7	—	(6.3)	27.1	—
Order backlog	61.0	(58.4)	—	—	(2.6)	—	(1.0)
Trademarks/tradenames - definite lives	5.0	(1.6)	—	(2.9)	(0.5)	—	(4.2)

Total	$647.0	$(190.2)	$9.7	$(3.6)	$(43.8)	$419.1	$(76.6)

Changes in the net carrying amount of definite-lived intangible assets for the year ended December 31, 2009 were as follows:

(In millions)	Definite-Lived Intangibles, gross January 1, 2009	Accumulated Amortization January 1, 2009	Intangibles Acquired During the Period	Impairment Losses During the Period	Amortization During the Period	Definite-Lived Intanbles, net December 31, 2009	Accumulated Impairment Losses
Technological knowledge	$380.0	$(45.7)	$—	$(70.7)	$(24.6)	$239.0	$(70.7)
Customer relationships	228.0	(25.2)	—	—	(14.4)	188.4	—
Computer software	40.5	(12.5)	3.5	—	(7.8)	23.7	—
Order backlog	62.0	(43.5)	—	(1.0)	(14.9)	2.6	(1.0)
Trademarks/tradenames - definite lives	6.0	(1.1)	—	(1.3)	(0.5)	3.1	(1.3)

Total	$716.5	$(128.0)	$3.5	$(73.0)	$(62.2)	$456.8	$(73.0)

Amortization expense was $43.8 million and $62.2 million for the years ended December 31, 2010 and 2009, respectively. Amortization expense is expected to approximate $38.2 million, $36.8 million, $36.2 million, $35.9 million and $35.7 million for the years ending 2011 through 2015, respectively.

10.	Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following:

(In millions)	December 31, 2010	December 31, 2009
Land	$27.0	$29.5
Buildings and leasehold improvements	160.8	160.5
Aircraft and autos	59.5	40.9
Furniture, fixtures and office equipment	7.8	5.5
Tooling	411.3	397.5
Machinery and equipment	106.5	106.8
Construction in process	18.0	29.7

	$790.9	$770.4
Less accumulated depreciation	308.7	220.6

Property, plant and equipment, net	$482.2	$549.8

Depreciation expense was $90.6 million, $91.0 million, and $85.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

In conjunction with the impairment testing of its goodwill and indefinite-lived intangible assets discussed above, the Company also performed an analysis of the potential impairment and re-assessed the remaining asset lives of its property, plant and equipment as of December 31, 2010. The testing resulted in an impairment charge of $9.0 million related to tooling assets due to a decrease in expected cash flows attributable to the Hawker 400XP product line as a result of reduced production plans.

The results of the remaining asset lives re-assessment, however, indicated a need to reduce the lives of certain operating plants to have a remaining useful life of one year based on the Company’s decision to relocate certain operating activities.

Changes in the net carrying amount of property, plant and equipment for the twelve months ended December 31, 2010 are as follows:

(In millions)	PP&E, gross January 1, 2010	Accumulated Depreciation as of January 1, 2010	Assets Acquired/ Disposed/ Transferred During the Period	Impairment Losses During the Period	Depreciation During the Period	PP&E, net December 31, 2010	Accumulated Impairment Losses
Land	$29.5	$—	$(2.5)	$—	$—	$27.0	$—
Buildings and leasehold improvements	160.5	(25.5)	1.0	—	(10.9)	125.1	(1.5)
Aircraft and autos	40.9	(11.9)	19.3	—	(5.5)	42.8	—
Furniture, fixtures and office equipment	5.5	(2.6)	2.3	—	(1.2)	4.0	—
Tooling	397.5	(134.9)	22.9	(9.0)	(56.5)	220.0	(30.4)
Machinery and equipment	106.8	(45.7)	0.7	—	(16.5)	45.3	—
Construction in process	29.7	—	(11.7)	—	—	18.0	—

Total	$770.4	$(220.6)	$32.0	$(9.0)	$(90.6)	$482.2	$(31.9)

In conjunction with the impairment testing of its goodwill and indefinite-lived intangible assets for the year ended December 31, 2009, the Company performed an analysis of the potential impairment and re-assessed the remaining asset lives of its property, plant and equipment. The analysis and re-assessment resulted in an impairment charge of $22.9 million, of which $21.4 million is in cost of sales and $1.5 million is in operating expense, due to a decrease in expected cash flows from the products underlying the recorded asset values due to reduced production volume and downward pricing pressures.

Changes in the net carrying amount of property, plant and equipment for the twelve months ended December 31, 2009 are as follows:

(In millions)	PP&E, gross January 1, 2009	Accumulated Depreciation as of January 1, 2009	Assets Acquired/ Disposed/ Transferred During the Period	Impairment Losses During the Period	Depreciation During the Period	PP&E, net December 31, 2009	Accumulated Impairment Losses
Land	$29.5	$—	$—	$—	$—	$29.5	$—
Buildings and leasehold improvements	149.8	(15.5)	12.5	(1.5)	(10.3)	135.0	(1.5)
Aircraft and autos	59.0	(9.4)	(12.4)	—	(8.3)	28.9	—
Furniture, fixtures and office equipment	4.7	(1.6)	0.8	—	(1.1)	2.8	—
Tooling	389.3	(82.2)	30.8	(21.4)	(53.8)	262.7	(21.4)
Machinery and equipment	101.7	(28.4)	5.3	—	(17.5)	61.1	—
Construction in process	44.9	—	(15.1)	—	—	29.8	—

Total	$778.9	$(137.1)	$21.9	$(22.9)	$(91.0)	$549.8	$(22.9)

11.	Derivatives and Hedging Activities

The Company uses derivative instruments in the form of foreign currency forward contracts and interest rate swap contracts to hedge its economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates, and, when appropriate, we designate these instruments as cash flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. The Company believes its derivative instruments are executed with creditworthy institutions, and the Company does not hold or issue derivative instruments for trading or speculative purposes.

Foreign Currency Forward Contracts

The Company uses foreign currency forward contracts to hedge forecasted United Kingdom pound sterling inventory purchases. Notional amounts outstanding at December 31, 2010 and 2009 based on contract rates were $0.3 million and $219.0 million, respectively. The maturity dates of the foreign currency forward contracts outstanding at December 31, 2010 extend through January 2011. For the year ended December 31, 2010, the net loss recognized in earnings due to ineffectiveness or for foreign currency forward contracts not designated or de-designated was $5.3 million. For the year ended December 31, 2009, the net loss recognized in earnings due to ineffectiveness or for foreign currency forward contracts not designated or de-designated was $26.5 million. For the year ended December 31, 2008, a net loss of $0.3 million was recognized in earnings due to hedge ineffectiveness, and a net loss of $0.6 million was recognized for foreign currency contracts not designated in a hedging relationship. As of December 31, 2010, $5.5 million of net unrealized losses on contracts designated and effective as cash flow hedges are expected to be reclassified from accumulated other comprehensive income into earnings over the next twelve months as the underlying transactions mature and the hedged items impact earnings.

As a result of depressed demand in the business and general aviation market, the Company has reduced production rates and, as a result, reduced purchase volumes including previously forecast United Kingdom pound sterling inventory purchases. As a result, the Company discontinued cash flow hedge accounting for foreign currency forward contracts when the underlying inventory purchase transactions are no longer probable. The impact of the discontinuation of cash flow hedge accounting is included in the net losses discussed above. The Company may purchase offsetting foreign currency forward contracts as market conditions allow. The Company will continue to record the change in fair value of these foreign currency forward contracts in earnings.

Interest Rate Swap

The Company entered into an interest rate swap agreement (“the swap”) in April 2007 to effectively convert a portion of its variable rate debt to fixed rate debt. The notional amount of the swap is $150.0 million and matures on December 31, 2011.

The Company entered into an additional interest rate swap agreement in June 2009 to effectively convert a portion of its variable rate debt to fixed rate debt. The notional amount of the swap is $300.0 million and matures on June 30, 2011.

The Company’s counterparty syndicated 40% of the April 2007 swap agreement by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with the

Company’s counterparty. As agreed with the Company’s counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate the Company’s counterparty for assuming the additional credit risk. The Company de-designated the cash flow hedging relationship under the original terms of the swap and re-designated the amended swap in a new cash flow hedging relationship. The deferred loss associated with the de-designated hedge is being amortized over the life of the debt.

For the years ended December 31, 2010 and 2009, the Company reclassified losses of $2.7 million and $5.6 million, respectively, from accumulated other comprehensive income into interest expense related to the de-designation of the original hedging relationship. For the year ended December 31, 2010, the net gain recognized in earnings due to ineffectiveness for the new hedging relationship was $15.0 million. No ineffectiveness was recognized for the year ended December 31, 2009. As of December 31, 2010, a loss of $0.3 million is expected to be reclassified from accumulated other comprehensive income into interest expense over the next twelve months related to the de-designation of the original hedging relationship.

The following tables disclose the effects derivative instruments have on the Company’s statements of financial position, operations, and cash flows:

		December 31, 2010	December 31, 2009
(In millions)	Statement of Financial Position Location	Fair Value	Fair Value
Derivatives designated as hedging instruments:

Interest rate contracts, non-current	Other long-term liabilities	$—	$18.1
Interest rate contracts, current	Other accrued expenses	8.3	—
Foreign exchange contracts, current	Other accrued expenses	—	13.1

Total derivatives designated as hedging instruments		$8.3	$31.2

Derivatives not designated as hedging instruments:
Interest rate contracts, non-current	Other long-term liabilities	$—	$2.8
Interest rate contracts, current	Other accrued expenses	0.3	—

Foreign exchange contracts, current	Other accrued expenses	—	14.9

Total derivatives not designated as hedging instruments		$0.3	$17.7

Total derivatives		$8.6	$48.9

The following tables disclose the effect of derivative instruments on the Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 (in millions):

Derivatives not in Cash Flow Hedging Relationships
	Amount of Loss Recognized in Income on Derivative		Location of Loss Recognized in Income on Derivative
(In millions)	December 31, 2010	December 31, 2009
Interest rate contracts	$(2.7)	$(5.6)	Interest expense, net
Foreign exchange contracts	(5.3)	(26.5)	Cost of sales

Total	$(8.0)	$(32.1)

	Amount of Gain/(Loss) Recognized in OCI on Derviatives (effective portion)		Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (effective portion) (1)		Amount of Gain/(Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing) (1)
	Years Ended		Years Ended		Years Ended
Derivatives in Cash Flow Hedging Relationships	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest rate contracts	$(2.8)	$9.5	$—	$—	$15.0	$—
Foreign exchange contracts	(4.5)	26.8	(19.4)	(29.7)	—	—

Total	$(7.3)	$36.3	$(19.4)	$(29.7)	$15.0	$—

(1)	Amounts related to interest rate contracts are included in Interest expense, net and amounts related to foreign exchange rates are included in Cost of sales.

12.	Restructuring

During the year ended December 31, 2010, the Company continued restructuring actions in response to lower aircraft production rates due to depressed demand in the general aviation industry and as part of the Company’s on-going cost reduction initiatives. During the years ended December 31, 2010 and 2009, the Company recorded pre-tax charges of $14.9 million and $34.1 million, respectively, related to restructuring costs, costs to exit facilities, and related items, net, on its Consolidated Statements of Operations, as follows:

•	Workforce Reduction. Charges of $14.0 million and $29.0 million for the years ended December 31, 2010 and 2009, respectively, related to our decision to reduce staffing; and

•

Exit and Other Consolidation Activities. A $0.9 million charge for the year ended December 31, 2010 related to the exit from a leased facility and charges of $3.8 million and $1.3 million for the year ended December 31, 2009 related to the exit from a leased facility and other consolidation activities, respectively.

The following table shows pre-tax charges for the years ended December 31, 2010 and 2009:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009
Business and General Aviation	$14.0	$32.3
Trainer Aircraft	0.8	1.0
Customer Support	0.1	0.8

Total	$14.9	$34.1

Changes in our restructuring and other reserve balances for the periods shown, which are recorded on the Consolidated Statement of Financial Position as other accrued expenses, are shown in the table as follows:

(In millions)	Facilities and Other Consolidaton Costs	Severance and Related Costs	Total
Balance at January 1, 2009	$—	$0.2	$0.2
Accruals	5.1	29.0	$34.1
Payments	(4.2)	(27.4)	$(31.6)

Balance at December 31, 2009	0.9	1.8	2.7
Accruals	0.9	14.0	$14.9
Payments	(0.7)	(11.6)	$(12.3)

Balance at December 31, 2010	$1.1	$4.2	$5.3

The facilities and other consolidation costs represent costs related primarily to future lease payments for facility closures.

13.	Debt and Notes Payable

Debt and notes payable consisted of the following:

(In millions)	December 31, 2010	December 31, 2009
Short-term debt:
Notes payable	$59.6	$60.2
Revolving credit facility	—	235.0
Current portion of long-term debt	15.0	15.0

Total short-term debt	74.6	310.2

Senior secured term loan due 2014, net of current portion	1,238.3	1,251.3
Incremental secured term loan due 2014, net of current portion	186.2	186.0
Senior fixed rate notes due 2015	182.9	182.9
Senior PIK-election notes due 2015	302.6	288.7
Senior subordinated notes due 2017	145.1	145.1

Total long-term debt	2,055.1	2,054.0

Total debt	$2,129.7	$2,364.2

The average floating interest rate on the senior secured term loan was 3.39% at December 31, 2010 and 3.36% at December 31, 2009.

Notes payable represents a deferred payment obligation to a supplier under which the supplier is paid by the lender upon the Company’s receipt of goods. The Company pays the lender within 155 days under the terms of the underlying short-term promissory notes, with interest determined at the five month LIBOR plus 5.00% for those notes issued after May 1, 2009. At December 31, 2010 and 2009, respectively, the Company had $59.6 million and $60.2 million of outstanding notes payable at a weighted-average interest rate of 5.40% and 5.50%. The issuance of these notes was treated as a non-cash financing transaction. During the years ended December 31, 2010 and 2009, respectively, $158.1 million and $148.9 million of notes were issued.

In March 2007, in connection with the Acquisition, the Company executed a $1,810.0 million credit agreement that included a $1,300.0 million secured term loan, a $400.0 million secured revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, the Company reduced the synthetic letter of credit facility to $75.0 million. At December 31, 2010, the Company had issued letters of credit totaling $37.6 million under the synthetic facility.

In December 2008, the Company amended the credit agreement to allow it to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures.

Also in March 2007, in connection with the Acquisition, HBAC issued $1,100.0 million of notes, including $400.0 million of senior fixed rate notes due April 2015, $400.0 million of senior PIK-election notes due April 2015 and $300.0 million of senior subordinated notes due April 2017. In February 2008, HBAC exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 and do not bear restrictions on transferability mandated by the Securities Act of 1933 or certain penalties for failure to file a registration statement relating to the exchange. The notes are unsecured obligations and are guaranteed by certain current and future wholly-owned subsidiaries that guarantee HBAC’s obligations under the senior secured credit facilities. Interest on the notes is paid semi-annually on April 1 and October 1. The interest rate for the senior fixed rate notes and senior subordinated notes is 8.50% and 9.75%, respectively, and is payable in cash. Up through and including April 2011, HBAC has been able to elect to pay interest on the senior PIK-election notes, at its option: entirely in cash, entirely by increasing the principal amount of the senior PIK-election notes (“PIK interest”), or 50% cash interest and 50% PIK interest. Cash interest will accrue at a rate of 8.875% per annum and PIK interest will accrue at a rate of 9.625% per annum. HBAC has been able to elect the form of interest payment with respect to each interest period prior to the beginning of the applicable interest period. The Company elected to make the April 1, 2010 interest payment by issuing additional PIK interest rather than by paying in cash. The Company made the October 1, 2010 interest payment in cash and has elected to make the April 1, 2011 interest payment in cash.

On June 2, 2009, the Company completed a cash tender offer to purchase a portion of our outstanding Senior Fixed Rate Notes, Senior PIK-Election Notes and Senior Subordinated Notes. The tender offer resulted in the purchase of $274.5 million aggregate principal amount of our debt securities for $96.1 million in cash, realizing a net gain of $175.0 million after considering transaction fees, a $3.8 million charge to reduce the carrying value of deferred debt issuance cost for the portion of the notes purchased and an allocation of a portion of the cash settlement amount to the accrued but unpaid PIK-Election; which would have increased the principal balance of the Senior PIK-Election Notes had the underlying notes not been purchased. During the first quarter of 2009, the Company purchased $222.1 million of our outstanding notes for $41.0 million in cash, realizing a net gain of $177.1 million after considering a $4.0 million charge to reduce the carrying value of deferred debt issuance cost for the portion related to the notes purchased. The Company also paid $2.6 million in accrued but previously unpaid interest on the Senior Fixed Rate Notes and Senior Subordinated Notes purchased. The tender offer, along with open market purchases executed in the first quarter of 2009, resulted in an aggregate purchase of $496.6 million of our debt securities, realizing a net cumulative gain of $352.1 million during the year ended December 31, 2009.

On November 6, 2009, the Company further amended its credit agreement (the “Second Amendment”). The Second Amendment provides that compliance with the maximum consolidated secured debt ratio test under the Credit Agreement is waived. The continuing effectiveness of this waiver is subject to the condition that the Company shall not have made a restricted payment pursuant to certain available restricted payment baskets under the Credit Agreement. If this condition fails to be satisfied, then the waiver of the consolidated secured debt ratio covenant will be revoked and the Company will be required to comply (and, if revoked, compliance with the consolidated secured debt ratio will be required for the two most recently completed fiscal quarters) with the maximum consolidated secured debt ratio test in the Credit Agreement.

The Second Amendment added a new minimum liquidity covenant which requires unrestricted cash plus available commitments under the revolving credit facility, determined in each case as of the last day of such fiscal quarter, to be not less than $162.5 million.

In addition, the Second Amendment added a new Adjusted EBITDA covenant requiring that, to the extent the consolidated secured debt ratio covenant is waived as described above, for any fiscal quarter beginning with the second quarter of 2011 for which any revolving facility commitment is outstanding on the last day of such fiscal quarter the Company must maintain a certain minimum Adjusted EBITDA as specified in the Second Amendment. This Adjusted EBITDA covenant is in effect.

The initial effectiveness of the Second Amendment was conditioned upon, among other items, the repayment of $125.0 million of the Company’s outstanding borrowings under the revolving credit facility and a permanent reduction of the facility commitments by $137.0 million (which included a $12.3 million portion of the $35.0 million originally committed by Lehman).

The remaining $22.7 million portion of Lehman’s revolving commitment is not considered available as they have been unable to honor this commitment as a result of their bankruptcy. As a result of the second Amendment and the Lehman bankruptcy, the total reduction in available commitments was $159.7 million. Following these reductions, the total amount of available revolving commitments under the revolving credit facility is now $240.3 million.

On November 25, 2009, the Company entered into an Incremental Facility Supplement Agreement. Pursuant to the terms of the agreement, the Company was provided $200.0 million of new term loans (the “Series A New Term Loans”) under the incremental facilities provisions of the Credit Agreement. The Company paid a fee to the lenders on closing, in the form of an Original Issue Discount, equal to 6.0% of the agreement principal amount of the Series A New Term Loans. Capitalized deferred financing costs and original issue discount are being amortized over the term of the related debt using the effective interest method.

Our financing arrangements contain a number of customary covenants and restrictions, and we were in compliance with these covenants as of December 31, 2010.

The minimum principal repayment requirements on debt, excluding the current notes payable of $59.6, are as follows:

(In millions)
2011	$15.0
2012	15.0
2013	15.0
2014	1,403.7
2015	485.5
Thereafter	145.1

Total long-term debt outstanding	2,079.3
Original Issue Discount	(9.2)

Total long-term debt, net	$2,070.1

14.	Income Taxes

HBAC is included in the consolidated U.S. federal tax return of HBI. The provision for income taxes in these financial statements reflects income taxes as if the businesses were stand-alone entities and filed separate income tax returns, paying applicable tax based on their separate taxable income and associated tax attributes.

The components of income (loss) before income taxes were:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
U.S.	$(307.8)	$(517.5)	$(66.3)
Non-U.S.	4.4	5.5	11.6

Total	$(303.4)	$(512.0)	$(54.7)

The provision for income taxes differs from the U.S. statutory rate due to the following:

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Statutory tax rate	35.0%	35.0%	35.0%
Meals and entertainment	(0.2)	(0.1)	(1.0)
Research and development credit	0.3	0.8	4.5
State taxes net of federal benefit	(0.2)	1.3	12.4
Impairment of non-deductible goodwill	—	(4.1)	—
Non-deductible costs	(0.1)	(0.1)	(0.3)
Change in valuation allowance	(34.7)	(26.2)	(239.0)
Other comprehensive income transactions	—	5.0	—
Other, net	(0.4)	0.3	1.0

Effective tax rate	(0.3)%	11.9%	(187.4)%

Income tax expense (benefit) consisted of the following:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Current tax expense:
U.S. federal	$—	$—	$(0.3)
Non-U.S.	0.4	2.3	3.6
U.S. state	1.3	1.0	1.5

Total current	1.7	3.3	4.8

Deferred tax expense:
U.S. federal	(0.8)	(52.5)	85.1
Non-U.S.	0.3	—	1.0
U.S. state	(0.3)	(11.5)	11.6

Total non-current	(0.8)	(64.0)	97.7

Total provision for (benefit from) income taxes	$0.9	$(60.7)	$102.5

The tax effects of temporary differences that give rise to significant portions of our net deferred tax assets and liabilities were as follows:

(In millions)	December 31, 2010	December 31, 2009
Current deferred tax assets (liabilities):
Compensation accruals	$20.4	$12.6
Inventory and contracts in process	20.8	36.1
Accruals and reserves	88.9	60.1
Prepaid expenses	(1.6)	(2.3)
Other	4.1	0.4
Valuation allowance	(129.0)	(81.8)

Deferred income taxes - current	$3.6	$25.1

Non-current deferred tax assets (liabilities):
Compensation accruals	$5.9	$5.9
Depreciation and amortization	84.2	103.2
Accruals and reserves	20.3	22.9
Pension benefits	115.1	114.0
Forward contracts	2.4	15.8
Credits and NOL’s	151.0	137.6
Cancellation of debt income	(15.1)	(139.2)
Other	5.0	2.1
Valuation allowance	(382.2)	(297.9)

Deferred income taxes - non-current	$(13.4)	$(35.6)

The $3.6 million current deferred income tax asset is comprised of a $4.0 million U.S. deferred tax asset and a $0.4 million non-U.S. deferred tax liability. The $13.4 million non-current deferred income tax liability is comprised of a $13.6 million U.S. deferred tax liability and $0.2 million non-U.S. deferred tax asset.

Net deferred tax liabilities were as follows:

(In millions)	December 31, 2010	December 31, 2009
Deferred tax assets	$595.0	$572.3
Deferred tax liabilities	(93.6)	(203.1)
Valuation allowance	(511.2)	(379.7)

Net deferred tax liabilities	$(9.8)	$(10.5)

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized.

The Company has a valuation allowance against our net U.S. deferred tax assets (excluding “naked credits”). Naked credits refer to deferred tax liabilities associated with the tax amortization of goodwill and indefinite lived intangible assets that are not amortized for financial reporting purposes. The deferred tax liability remains on the balance sheet indefinitely until such time the related assets are impaired or the business to which those assets relate are disposed. As the deferred tax liability could have an indefinite life, it is not netted against our deferred tax assets when determining the required valuation allowance. The valuation allowance was established based upon management’s assessment of all available evidence, both positive and negative, including current and historical operating results, future income projections and potential tax-planning strategies. The conclusion was based primarily on our cumulative pretax losses in recent years and the need to generate significant amounts of taxable income in future periods in order to utilize existing deferred tax assets. The valuation allowance was $379.7 million at December 31, 2009. The Company’s valuation allowance increased to $511.2 million as of December 31, 2010. The increase in valuation allowance was the result of an increase in the Company’s U.S. deferred tax assets, primarily related to U.S. federal and state net operating losses. The Company intends to maintain a full valuation allowance on our U.S. deferred tax assets until sufficient positive evidence related to sources of future taxable income exists to support a reversal of the valuation allowance.

U.S. income and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled $1.5 million at December 31, 2010. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable.

An entity affiliated with Goldman, Sachs and Co. and Onex Partners II LP purchased $152.8 million of our outstanding notes at a discount in February 2010. For income tax purposes, the entity is considered a related party and therefore the acquisition of the outstanding debt is treated as “repurchased” by the Company resulting in cancellation-of-indebtedness (“COD”) income estimated to be $55.0 million. The repurchased debt is treated as new indebtedness for income tax purposes which is “deemed” issued to the related party at a discount creating original issue discount (“OID”) estimated to be $51.0 million. The OID will be deducted over the term of the underlying debt.

The Company is currently analyzing the tax consequences of deferring the COD income and OID deductions under the provisions of Internal Revenue Code §108(i) enacted under the American Recovery and Reinvestment Act of 2009. The Company has prepared the tax provision based on the assumption that we will not elect to defer, although the election is not required to be made until the Company files its current year tax return. If the Company elects deferral, the COD income and OID deductions will be deferred until 2014 and included in taxable income ratably from 2014 through 2018 The Company elected not to defer $276.3 million of COD income in 2009, which resulted in a reclassification between the non-current cancellation of debt income deferred tax liability and the non-current net operating loss deferred tax asset.

HBAC’s net operating losses and tax credit carryforwards at December 31, 2010 were as follows:

(In millions)
Federal net operating loss carryforwards beginning to expire in 2028	$321.8
Federal credit carryforwards beginning to expire in 2017	16.0
State credit carryforwards with no expiration	5.1
State credit carryforwards beginning to expire in 2014	5.5
State net operating loss carryforwards beginning to expire in 2013	23.7

The Company recorded a full valuation allowance against the above net operating losses and tax credit carryforwards with the exception of a portion of its state credit carryforwards with no expiration.

On March 26, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes,” (codified primarily in FASB ASC Topic 740, Income Taxes) which clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made.

The reconciliation of unrecognized tax benefits was as follows:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Beginning balance	$22.7	$13.4	$14.0
Increases - tax positions taken in prior periods	7.2	8.5	0.7
Decreases - tax positions taken in prior periods	(16.9)	(2.1)	(3.0)
Current tax period positions	0.2	2.9	1.7

Ending balance	$13.2	$22.7	$13.4

Included in the balance of unrecognized tax benefits at December 31, 2010, 2009 and 2008, are $1.2 million, $1.1 million and $0.5 million of tax benefits that, if recognized, would affect the effective tax rate. We recognize interest expense and penalties accrued on unrecognized tax benefits within income tax expense. During 2010, 2009 and 2008, we recognized interest expense of $0.1 million, $0.0 million and $0.2 million, respectively. As of December 31, 2010, 2009 and 2008, we have accrued interest of $0.3 million, $0.2 million and $0.2 million, respectively, related to uncertain tax positions. We are not currently under audit with the Internal Revenue Service or any state or foreign taxing authorities for the 2007, 2008 and 2009 open tax years. We expect no material change related to our current tax positions in our recorded unrecognized tax benefit in the next 12 months.

15.	Pension and Other Employee Benefits

The Company has defined benefit pension and retirement plans covering the majority of its employees hired prior to January 1, 2007 (“Pension Benefits”). In addition to providing Pension Benefits, the Company provides certain health care and life insurance benefits to retired employees through other postretirement defined benefit plans (“Other Benefits”).

The following table outlines the components of net pension expense recognized:

	Pension Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Service cost	$23.2	$27.3	$24.2
Interest cost	57.4	56.7	53.0
Expected return on plan assets	(57.2)	(60.6)	(65.2)
Amortization of prior service cost	1.8	2.2	0.7
Amortization of net loss (gain)	14.0	7.3	(5.0)
Pension curtailment	—	5.5	—

Net amount recognized	$39.2	$38.4	$7.7

The $5.5 million curtailment charge recognized during the year ended December 31, 2009 related to the Company’s defined benefit pension plans for its salaried (“Salaried Plan”) and hourly (“Hourly Plan”) employees. This charge was associated with the impact of the workforce reductions announced during the year ended December 31, 2009.

The following table outlines the components of net periodic other benefits expense recognized:

	Other Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Service cost	$0.5	$0.6	$0.6
Interest cost	0.7	1.1	1.1
Amortization of net gain	(0.5)	—	—

Amount recognized	$0.7	$1.7	$1.7

Any previously unrecognized deferred amounts, such as demographic or asset gains or losses and the impact of historical plan changes, are included in accumulated other comprehensive income (loss). These amounts are amortized from accumulated other comprehensive income (loss) to net periodic benefit cost when recognized.

The following table shows changes in the benefit obligation and plan assets and the resulting funded status of Pension Benefits. Benefit obligation balances presented below reflect the projected benefit obligation (“PBO”) for the Company’s Pension Benefits. Plan assets are measured at December 31 of each year.

	Pension Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009
Change in benefit obligation:
Beginning balance	$980.8	$929.9
Service cost	23.2	27.3
Interest cost	57.4	56.7
Actuarial loss	76.3	16.0
Plan amendments	(1.4)	—
Plan curtailments	—	(5.7)
Benefits paid	(47.4)	(43.4)

Ending balance	1,088.9	980.8

Change in plan assets:
Beginning balance at fair value	684.0	618.7
Actual return on plan assets	66.3	107.9
Company contributions	34.9	0.8
Benefits paid	(47.4)	(43.4)

Ending balance at fair value	737.8	684.0

Funded status	$(351.1)	$(296.8)

Amounts recognized in current and noncurrent liabilities for Pension Benefits are as follows:

	Pension Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009
Current liabilities	$(1.7)	$(0.5)
Noncurrent liabilities	(349.4)	(296.3)

Net amount recognized	$(351.1)	$(296.8)

The following table shows changes in the benefit obligation and plan assets and the resulting funded status of Other Benefits. Benefit obligation balances presented below reflect the accumulated postretirement benefit obligations (“APBO”) for the Company’s Other Benefits. Plan assets are measured at December 31 of each year.

	Other Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009
Change in benefit obligation:
Beginning balance	$12.9	$18.2
Service cost	0.5	0.6
Interest cost	0.7	1.1
Plan participants’ contributions	1.0	1.3
Actuarial loss	—	(6.6)
Benefits paid	(1.3)	(1.7)

Ending balance	13.8	12.9

Change in plan assets:
Beginning balance at fair value	—	—
Company contributions	0.3	0.4
Plan participants’ contributions	1.0	1.3
Benefits paid	(1.3)	(1.7)

Ending balance at fair value	—	—

Funded status	$(13.8)	$(12.9)

Amounts recognized in current and noncurrent liabilities for Other Benefits were as follows:

	Other Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009
Current liabilities	$(0.6)	$(0.6)
Noncurrent liabilities	(13.2)	(12.3)

Net amount recognized	$(13.8)	$(12.9)

Amounts recognized in accumulated other comprehensive loss for Pension Benefits were as follows:

	Pension Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009
Prior service cost	$(15.6)	$(18.9)
Net loss	(242.1)	(188.8)

Total amount in accumulated other comprehensive loss	$(257.7)	$(207.7)

Amounts recognized in accumulated other comprehensive income for Other Benefits were as follows:

	Other Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009
Net gain	6.3	6.9

Total amount in accumulated other comprehensive income	$6.3	$6.9

The amounts in accumulated other comprehensive income at December 31, 2010 expected to be recognized as components of net periodic benefit cost in 2011 were as follows:

(In millions)	Pension Benefits	Other Benefits
Net (loss) gain	$(26.8)	$0.5
Prior service cost	(1.7)	—

Net amount recognized	$(28.5)	$0.5

The net periodic benefit cost assumptions for Pension Benefits were as follows:

	Pension Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Discount rate	6.00%	6.25%	6.50%
Expected rate of return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.50%	3.50%	4.50%

The following table summarizes the weighted average actuarial assumptions used to determine the benefit obligations of our plans at the measurement date:

	Pension Benefits		Other Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Discount Rate	5.40%	6.00%	5.00%	5.75%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%

To develop the expected rate of return on plan assets assumption, the Company performs periodic studies which consider asset allocation strategies, recent and anticipated future long-term performance of individual asset classes, and the associated risk. The potential exists to either outperform or under perform the broader markets.

The net periodic benefit cost assumptions for Other Benefits were as follows:

	Other Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Discount rate	5.75%	6.50%	6.50%
Health care trend rate in the next year	10.00%	8.50%	8.50%
Gradually declining to an ultimate trend rate of:	4.50%	5.00%	5.00%
Year that the rate reaches ultimate trend rate:	2027	2015	2015

The effect of a 1% increase or (decrease) in the assumed health care trend rate for each future year for the aggregate of service cost and interest cost is $0.1 million and $(0.1) million, respectively, and for the APBO is $1.0 million or $(0.9) million, respectively.

The Retirement Plan seeks to match the long-term nature of its funding obligations with investment objectives for long-term growth and income. Retirement Plan assets are invested in accordance with sound investment practices that emphasize long-term investment fundamentals. The Retirement Plan recognizes that assets are exposed to risk and the market value of assets may vary from year to year. Potential short-term volatility, mitigated through a well-diversified portfolio structure, is acceptable in accordance with the objective of capital appreciation over the long-term.

The asset allocation strategy employed in the Retirement Plan reflects the Company’s return objectives and risk tolerance. Asset allocations and targets, expressed as a percentage of the market value of the Retirement Plan, are summarized in the table below:

	December 31, 2010	December 31, 2009	Target Mix
Equity securities	50.7%	54.1%	50.0%
Debt securities	40.4%	38.0%	40.0%
Other	8.9%	7.9%	10.0%

	100.0%	100.0%	100.0%

These assets consist primarily of publicly-traded equity securities and publicly-traded fixed income securities.

Due to the dynamic nature of market value fluctuations, Retirement Plan assets will require rebalancing from time-to-time to maintain the target asset allocation. The Retirement Plan recognizes the importance of maintaining a long-term strategic allocation and does not intend any tactical asset allocation or market timing asset allocation shifts.

The Retirement Plan uses outside consultants and outside investment managers to aid in the determination of asset allocation and the management of actual plan assets, respectively.

Investment Valuation

The Retirement Plan assets are valued under the current fair value framework. See Note 6 for further discussion regarding the definition and levels of fair value hierarchy established by guidance.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. Below is a listing of the major categories of plan assets held as of December 31, 2010, as well as the associated level within the fair value hierarchy in which the fair value measurements in their entirety fall (based on the lowest level input that is significant to the fair value measurement in its entirety).

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$0.6	$8.8	$—	$9.4
Equity securities	373.8	—	—	373.8
Fixed income securities	31.8	266.1	—	297.9
Preferred securities	0.3	—	—	0.3
Private equity securities	—	—	13.8	13.8
Balanced funds	—	51.5	—	51.5

Total	$406.5	$326.4	$13.8	746.7

Cash				4.9
Receivables				8.5
Written options				(0.1)
Payables				(22.2)

Total				$737.8

Below is a listing of the major categories of plan assets held as of December 31, 2009, as well as the associated level within the fair value hierarchy in which the fair value measurements in their entirety fall (based on the lowest level input that is significant to the fair value measurement in its entirety).

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$0.2	$4.8	$—	$5.0
Convertable Securities	—	0.1	—	0.1
Equity securities	363.2	—	—	363.2
Fixed income securities	17.8	253.0	—	270.8
Futures contracts	(0.2)	—	—	(0.2)
Private equity securities	—	—	2.9	2.9
Balanced funds	—	51.2	—	51.2

Total	$381.0	$309.1	$2.9	693.0

Cash				0.2
Receivables				9.6
Payables				(18.8)

Total				$684.0

The table listed below provides a reconciliation of the beginning and ending net balances for assets measured at fair value and classified as Level 3 in the fair value hierarchy for the years ending December 31, 2010 and 2009. These are private equity securities that are valued based on the indicated pricing of comparable transactions in the private real estate market, using several independent sources of pricing information.

Balance at January 1, 2009	$10.7
Acquisitions	0.6
Unrealized loss	(8.4)

Balance at December 31, 2009	2.9
Acquisitions	8.6
Unrealized gain	2.3

Balance at December 31, 2010	$13.8

The funds that have been determined to be Level 2 investments within the fair value hierarchy are priced using indirectly observable (market-based) information. The Level 2 funds do not have market data available; however, the underlying securities held by those funds do have published market data available.

The funds that have been determined to be Level 3 investments within the fair value hierarchy are priced using unobservable inputs. There are three valuation techniques that can be used, the market, income or cost approach. The appropriateness of each valuation technique depends on the type of asset or business being valued. Key inputs used to determine fair value include, among others, revenue and expense growth rates, terminal capitalization rates and discount rates.

The Company anticipates total contributions, both required and discretionary, to the Pension Benefits and Other Benefits plans to be approximately $51.7 million and $0.6 million, respectively, in 2011.

The projected benefit obligation and fair value of plan assets for Pension Benefits plans with projected benefit obligations in excess of plan assets were $1,088.9 million and $737.8 million, respectively, at December 31, 2010 and $980.8 million and $684.0 million, respectively, at December 31, 2009.

The accumulated benefit obligation and fair value of plan assets for all Pension Benefits plans with accumulated benefit obligations in excess of plan assets were $1,060.7 million and $737.8 million, respectively, at December 31, 2010, and $945.5 million and $684.0 million, respectively, at December 31, 2009. The accumulated benefit obligation for all Pension Benefits plans was $1,060.7 million and $945.5 million at December 31, 2010 and 2009, respectively.

The table below reflects the total Pension Benefits expected to be paid from the plans or from the Company’s assets, including both the Company’s share of the benefit cost and the participants’ share of the cost, which is funded by participant contributions. Other Benefits payments reflect the Company’s portion only.

(In millions)	Pension Benefits	Other Benefits
2011	$49.6	$0.6
2012	52.0	0.7
2013	54.5	0.8
2014	57.0	0.9
2015	60.1	1.1
2016-2020	346.5	7.5

Total	$619.7	$11.6

Defined Contribution Plans

The Company maintains a 401(k) defined contribution plan under which covered employees are allowed to contribute up to a specific percentage of their eligible compensation. Prior to October 5, 2009, the Company matched (“HBAC Match”) union and non-union employee contributions up to a maximum of four percent of eligible compensation. The Company match for all non-union employees was suspended effective October 5, 2009. Effective October 4, 2010, the Company reinstated a Company match for all non-union employees, matching fifty percent of the first four percent of contributions. Total HBAC Match expense was $6.9 million, $13.8 million and $18.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company maintains a retirement investment savings plan (“RISP”), which is a defined contribution plan, for certain non-union employees who were hired on or after January 1, 2007. These employees will participate in the RISP in place of the Pension Benefits described above. The Company contributes to a covered employee’s participant account up to a maximum of 9% of the employee’s pay based on the employee’s age and tenure. The funds can be invested among several investment options as directed by the employee. Total expense for the RISP was $3.9 million, $3.6 million, and $3.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

As a result of the Acquisition, HBAC implemented a defined contribution benefit plan for its employees in the United Kingdom, and, for the years ended December 31, 2010, 2009 and 2008, recognized cost of $1.0 million, $1.0 million and $1.1 million, respectively, for this plan.

16.	Stock-Based Compensation

Share-based compensation expense is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the requisite service period, which is generally the vesting period of the award. HBAC uses the graded vesting method to amortize compensation expense for awards with a service condition. Compensation expense for awards with a performance condition is recognized in the period in which the performance condition is being measured. The related excess tax benefit received upon exercise of stock options or vesting of restricted stock, if any, to be reflected in the statement of cash flows as a financing activity rather than as an operating activity.

Share-based compensation expense was as follows:

(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Share-based compensation expense	$4.6	$3.3	$7.6
Income tax benefit	(1.8)	(1.3)	(3.0)

Net share-based compensation expense	$2.8	$2.0	$4.6

As described below, awards for the period relate to stock options and restricted stock awards granted by HBI to certain employees of HBAC.

Hawker Beechcraft, Inc. 2007 Stock Option Plan

Following the Acquisition, HBI implemented the Hawker Beechcraft, Inc. 2007 Stock Option Plan, which permits the grant of nonqualified stock options for up to 9.8 million shares. Option awards are generally granted with an exercise price equal to the established price of HBI’s stock, as set by the HBI Board of Directors, at the date of grant. Service vesting awards generally vest based on future service, ranging from one to five years. Performance vesting awards granted before March 23, 2009 vest in five equal annual increments and become exercisable if certain financial performance targets are met If the financial performance targets are not met, they vest in equal annual increments and become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. Performance vesting awards granted on or after March 23, 2009 vest in five equal annual increments and become exercisable if there is a liquidity event and certain rates of return are achieved by the Onex and GS entities as a result of the liquidity event. The stock options terminate ten years from the date of grant.

HBAC applied the fair value provisions to value the stock option awards. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	Service Vesting	Service Vesting	Service Vesting	Performance Vesting
Expected term in years	6.5	6.5	6.5	6.3
Expected volatility	39.3%	40.5%	37.0%	37.4%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.2%	2.7%	3.4%	3.3%
Weighted-average grant date fair value per option	$2.24	$3.14	$5.22	$5.22

The expected term represents the period of time the options are expected to be outstanding and was determined using the simplified method. The expected term assumption incorporates the contractual term of an option grant, which is ten years, as well as the vesting period of the award, which is generally five years. The expected volatility assumption was calculated by averaging the historical volatility of a peer group of publicly-traded aerospace and defense companies over a term equal to the expected term of the option granted. The risk-free interest rate reflects the yield on a zero-coupon U.S. Treasury bond over the expected term of the option granted.

Stock option activity for the years ended December 31, 2010, 2009 and 2008 was as follows:

	Year Ended		Year Ended		Year Ended
	December 31, 2010		December 31, 2009		December 31, 2008
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
Service-Vesting
Outstanding at beginning of period	3,694,387	$9.59	2,986,724	$10.28	3,710,678	$10.00
Granted	2,292,829	5.00	1,140,469	8.00	461,630	12.06
Exercised	—	—	—	—	(98,415)	10.00
Forefeited or expired	(637,544)	9.27	(432,806)	10.60	(1,087,169)	10.11

Outstanding at end of period	5,349,672	7.45	3,694,387	9.59	2,986,724	10.28

Vested and nonvested expected to vest	5,050,921	7.54	3,639,949	9.56	2,835,404	10.26

Exercisable	1,499,256	10.05	1,270,032	10.21	1,029,293	10.01

Performance-Vesting
Outstanding at beginning of period	3,490,523	9.52	3,056,104	10.29	4,131,604	10.00
Granted	62,824	5.00	1,196,719	8.00	492,310	12.03
Exercised	—	—	—	—	(57,496)	10.00
Forefeited or expired	(526,674)	9.82	(762,300)	10.51	(1,510,314)	10.08

Outstanding at end of period	3,026,673	8.99	3,490,523	9.52	3,056,104	10.29

Vested and nonvested expected to vest	639,031	10.00	2,657,016	9.25	2,223,270	10.26

Exercisable	639,031	10.00	780,894	10.00	780,894	10.00

The Company recognized stock-based compensation expense of $4.6 million, $3.3 million and $7.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. The expense associated with the 2008 Performance Vesting options was reversed in the third quarter of 2008.

In the fourth quarter of 2008, the Company’s Chief Executive Officer announced his plan to retire from the Company and entered into a Separation Agreement with the Company on November 21, 2008 (the “Separation Date”), resulting in the forfeiture of 759,577 service-vesting stock options and 1,139,366 performance-vesting stock options. Consequently, the Company reversed $1.5 million of expense previously recognized for the service-vesting stock options under the graded vesting method.

Service-vesting and performance-vesting stock options vested and expected to vest at December 31, 2010 had weighted-average remaining contractual lives of 7.5 years and 4.0 years, respectively. The stock options had no aggregate intrinsic value at December 31, 2010.

Service-vesting and performance-vesting stock options exercisable at December 31, 2010 had weighted-average remaining contractual lives of 4.9 years and 4.0 years, respectively. The stock options had no aggregate intrinsic value at December 31, 2010.

The total fair value of stock options vested during the years ended December 31, 2010, 2009 and 2008 was $3.0 million, $3.0 million and $9.1 million, respectively. At December 31, 2010, there was $4.7 million of compensation expense related to nonvested stock options not yet recognized, which is expected to be recognized over a weighted-average period of 2.3 years. At December 31, 2009, there was $5.4 million of compensation expense related to nonvested stock options not yet recognized, which is expected to be recognized over a weighted-average period of 1.9 years.

Hawker Beechcraft, Inc. Employee Equity Investment Plan

On the date of the Acquisition, HBAC (former RA) employees ceased their employment with Raytheon. Accordingly, Raytheon’s obligation for any nonvested restricted stock or stock option awards held by those employees was terminated. The stock purchase agreement provided that the value of these nonvested awards held by the employees at the date of the Acquisition would be used to create the Hawker Beechcraft Retention Program (the “retention program”). Any HBAC employee with nonvested Raytheon restricted stock or stock options became a participant in the retention program at the values assigned in the stock purchase agreement. Retention program amounts vest and are payable in the same proportion, and at the same times, as the Raytheon restricted stock or stock options would have vested.

In addition, certain members of HBAC management were given the opportunity to participate in the Hawker Beechcraft, Inc. Employee Equity Investment Plan (the “Investment Plan”). Under the Investment Plan, participants were provided the opportunity to forego amounts due under the retention program and apply the estimated after-tax amount of the foregone retention program amounts to the acquisition of HBI restricted stock, with the restrictions lapsing at dates corresponding to the vesting dates in the retention program. Members of HBAC management used this funding method to acquire 595,213 shares of restricted stock. Restricted stock awards entitle the recipient to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances.

Restricted stock activity for the years ended December 31, 2010 and 2009 was as follows:

	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at beginning of period	158,878	$8.39	98,687	$10.00	464,505	$10.00
Granted	182,829	5.00	127,500	8.00	1,940	12.50
Vested	(161,918)	6.44	(67,309)	10.00	(367,758)	10.00
Forfeited	—	—	—	—	—	—

Nonvested at end of period	179,789	$6.70	158,878	$8.39	98,687	$10.00

In connection with the Separation Agreement discussed above, the vesting of 125,642 shares of restricted stock was accelerated as of the Separation Date, and, accordingly, the Company accelerated the recognition of $0.3 million of expense remaining for these awards.

The total fair value of restricted stock vested during the years ended December 31, 2010, 2009 and 2008 was $1.0 million, $0.6 million and $3.7 million, respectively. At December 31, 2010 there was $0.6 million of compensation expense related to non-vested restricted stock awards not yet recognized, which is expected to be recognized over a weighted average period of 1.8 years. At December 31, 2009 there was $0.7 million of compensation expense related to non-vested restricted stock awards not yet recognized, which was expected to be recognized over a weighted average period of 2.5 years.

17.	Risks and Uncertainties

The highly competitive markets for our products and services are subject to certain business risks. These risks include delays in timely development and certification of new product offerings, the current state of the business and general aviation aircraft markets and government regulations affecting aircraft. The products we sell are considered discretionary purchases, and our levels of sales have historically been tied to corporate and consumer spending levels, which are typically cyclical in nature. Our sales are significantly affected by the level of corporate spending which, in turn, is a function of the general economic environment. In a recessionary economy such as many of the markets in which we operate are experiencing, corporate cash flows decrease, which typically leads to a decrease in demand for our products or postponement of planned purchases. Sales to the U.S. Government and foreign governments may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. We are highly dependent on the availability of essential materials and purchased components, some of which are available only from a sole source or limited sources. Moreover, we are dependent upon the ability of our suppliers to provide material and components that meet specifications, quality standards and delivery schedules.

We are also subject to market risks, including foreign exchange risk and interest rate risk, and use derivative instruments to manage our exposure to these risks, as described more fully in Note 11 to the Company’s Consolidated Financial Statements.

Furthermore, we are exposed to certain concentration risks, including reliance on the U.S. Government as a major customer. For the years ended December 31, 2010, 2009 and 2008, sales to the U.S. Government represented approximately 30%, 26% and 12%, respectively, of consolidated sales.

We monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. We believe our credit risk is minimal, as we primarily conduct business with large, well-established financial institutions and insurance companies. We do not anticipate nonperformance by any of our derivative counterparties. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, had a $35.0 million commitment in our revolving credit facility. We do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under our revolving credit facility.

As of December 31, 2010, 47% of the Company’s employees were represented by collective bargaining agreements, all of which were represented by agreements expiring in 2011.

18.	Related Party Transactions

Onex Partners II LP and its affiliated entities own 49% of the issued and outstanding common stock of HBI. Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of the Company’s suppliers. Spirit supplies certain components for the Company’s Hawker aircraft and the Company believes that purchases of components from Spirit are based on standard market terms. The Company received components from Spirit of $7.3 million and $17.5 million for the years ended December 31, 2010 and 2009, respectively. Advance payments to Spirit for goods not yet received were $1.7 million and $0.2 million at December 31, 2010 and 2009, respectively.

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own 49% of the issued and outstanding common stock of HBI. Goldman, Sachs & Co. acted as an initial purchaser in the 2007 offering of the notes that were later exchanged for the Company’s outstanding publicly held notes in a registered exchange offer. In connection with the registration rights agreement we entered into at the time of the issuance of the notes, the Company also agreed to maintain a market making shelf registration for the benefit of Goldman, Sachs & Co. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger and a lender under the Company’s senior secured credit facilities, including for the Incremental Term Loan facility in November 2009. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may occasionally engage in commercial banking, investment banking or other financial advisory transactions with the Company and the Company’s affiliates. Currently, Goldman Sachs Credit Partners L.P. is a participating lender in the Company’s credit agreement and Goldman Sachs Capital Markets, L. P. has entered into interest rate swaps with the Company. In addition, Goldman, Sachs & Co. served as Dealer Manager for the tender offer to purchase a portion of the Company’s outstanding Senior Notes and Senior Subordinated Notes. The Company believes these agreements were executed at market terms for a similar company with a similar risk profile.

The Company entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and Onex Partners II LP, effective upon the closing of the Acquisition. Under the arrangement, the Company pays these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. The Company also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement.

A former member of the Board of Directors of HBI has also been a member of the Board of Directors of Spirit. On September 24, 2010, this former member notified the Company of his intent to resign from the HBI’s Board of Directors in October 2010. His resignation was effective October 22, 2010 and was not a result of a disagreement with the Company.

An entity affiliated with Goldman, Sachs & Co. and Onex Partners II LP completed open-market purchases of $152.8 million of the Company’s outstanding notes in February 2010. As of December 31, 2010, the debt acquired by such entity has not been retired and the Company will continue to pay interest in accordance with terms of the debt. As of December 31, 2010, the affiliates’ outstanding balance of these notes was $159.4 million. The Company paid interest on these notes by making cash payments of $7.5 million and by issuing $6.6 million of additional PIK-Election notes during the twelve months ended December 31, 2010. As of December 31, 2010, the amount of accrued interest associated with these notes was $3.6 million.

19.	Commitments and Contingencies

In the ordinary course of business, the Company leases equipment, office buildings and other facilities under leases that include standard escalation clauses to reflect changes in price indices, as well as renewal options. The Company’s rent expense was $14.0 million and $14.7 million for the years ended December 31, 2010 and 2009, respectively.

At December 31, 2010, the Company had commitments under long-term operating leases requiring approximate annual rental payments as follows:

(In millions)
2011	$5.1
2012	4.0
2013	3.5
2014	3.3
2015	2.9
Thereafter	35.2

Total	$54.0

The Company has assigned certain leasehold interests to third parties but remains liable to lessors to the extent the assignee defaults on future lease payments amounting to $18.5 million and $21.3 million at December 31, 2010 and 2009, respectively, extending through 2026.

One of the Company’s subsidiaries uses Industrial Revenue Bonds (“IRBs”) issued by Sedgwick County, Kansas to finance the purchase and/or construction of certain real and personal property. Tax benefits associated with the IRBs include a provision for a 10-year ad valorem property tax abatement and retail sales tax exemption on the property financed with the proceeds of the IRBs. Sedgwick County holds legal title to the bond financed assets and leases them to the Company subject to an option to purchase for a nominal consideration, which the Company may exercise at any time. At the time of the Acquisition, Raytheon held IRBs with an aggregate principal amount of $454.2 million. Raytheon assigned its IRBs to the Company as part of the Acquisition, and, therefore, the Company is the bondholder as well as the borrower/lessee of the property purchased with the IRB proceeds. The Company records the property on its consolidated statement of financial position, along with a capital lease obligation to repay the proceeds of the IRB. Moreover, as holder of the bonds, the Company has the right to offset the amounts due by its subsidiary with the amounts due to the Company; accordingly, no net debt associated with the IRBs is reflected in our consolidated statement of financial position. Upon maturity or redemption of the bonds, title to the leased property reverts to the Company’s subsidiary. At December 31, 2010 and 2009, the Company held IRBs with an aggregate principal amount of $286.8 million and $331.5 million, respectively.

The Company has committed to construct facilities and purchase equipment under contracts with various third parties. Future payments of $5.4 million and $3.6 million were required under these contracts at December 31, 2010 and 2009, respectively.

At December 31, 2010 and 2009, HBAC had outstanding commitments of $67.4 million and $84.5 million, respectively, related to services to be provided for its information technology function. In the year ended December 31, 2008, HBAC renewed its information technology contract extending seven years. Minimum annual payments required as of December 31, 2010 were as follows:

(In millions)
2011	$16.8
2012	17.0
2013	15.7
2014	14.3
2015	3.6
Thereafter	—

Total	$67.4

The Company retains liability for losses and expenses for aircraft product liability up to a maximum of $10 million per occurrence and $20 million per fiscal year. Insurance purchased from third parties is expected to cover excess aggregate liability exposure from $20 million to $750 million. This coverage also includes the excess liability over the per occurrence limits. Raytheon retained the liability for claims relating to occurrences after April 1, 2001 through March 25, 2007. The Company has responsibility for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon. The aircraft product liability reserve was $13.0 million and $13.2 million at December 31, 2010 and 2009, respectively, and was based on management’s estimate of its expected losses not covered by third party insurers. The Company currently has no offsetting receivable for insurance recovery associated with this estimate.

The Company issues guarantees and has banks and surety companies issue, on its behalf, letters of credit and surety bonds to meet various administrative, bid, performance, warranty, retention and advance payment obligations of the Company or its affiliates. Outstanding at December 31, 2010 were $117.9 million, $42.4 million and $1.1 million of these guarantees, letters of credit and surety bonds, for which there were stated values, respectively, and $146.5 million, $61.5 million and $1.2 million were outstanding at December 31, 2009, respectively. These instruments expire on various dates through 2016.

In connection with certain aircraft sales, the Company offers trade-in incentives whereby the customer will receive a pre-determined trade-in value if they purchase another aircraft of equal or greater value from the Company. The differences between the value of these trade-in incentives and the current, lower, estimated fair value of the underlying aircraft was $17.1 million and $29.2 million at December 31, 2010 and 2009, respectively. There is a high degree of uncertainty inherent in the assessment of the likelihood of trade-in commitments.

The Company is subject to oversight by the Federal Aviation Administration (“FAA”). The FAA and other similar international agencies routinely evaluate aircraft operational and safety requirements and are responsible for certification of new and modified aircraft. Future action by the FAA may adversely affect our financial position or results of operations, including recovery of its investment in new aircraft.

As a defense contractor, the Company is subject to many levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the U.S. Department of Defense Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional committees. Future action by these agencies and legislative committees may adversely affect the Company’s financial position or its results of operations.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement and that the FAA had recommended imposing civil penalties against HBAC. Based on discussions with the U.S. Attorney’s Office, HBAC expects to resolve the enforcement matter with the FAA in a manner that will not be material to our financial condition, results of operations or liquidity.

In April 2009, HBAC received a complaint naming it as a defendant in a qui tam lawsuit in the U.S. District Court for the District of Kansas. The complaint alleged violations of the civil False Claims Act (“FCA”) arising from alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6 and King Air aircraft delivered to the government. The lawsuit, United States ex rel. Minge, et al. v. Turbine Engine Components Technologies Corporation, et al., No. 07-1212-MLB (D. Kan.), alleged FCA causes of action against HBAC (and its predecessor, Raytheon Aircraft Company) and FCA causes of action, retaliation causes of action, and a tort cause of action against TECT Aerospace Wellington, Inc. (“TECT”), an HBAC supplier, and various affiliates of TECT. On February 3, 2010, the District of Kansas court granted HBAC’s motion for summary judgment in the qui tam case. The Court permitted the FCA retaliation cause of action to proceed against TECT. On June 1, 2010, the plaintiffs filed a motion to reconsider the order granting summary judgment and a motion to amend the complaint. Plaintiffs filed their amended complaint on August 16, 2010. On September 29, 2010, HBAC filed an Answer and Affirmative Defenses. Discovery is pending pursuant to a November 12, 2010 Scheduling Order. No accruals have been recorded for this matter as of December 31, 2010.

On April 7, 2009, Airbus UK Ltd. (“Airbus”) filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) in Paris initiating proceedings against HBAC. Airbus alleges that HBAC breached its obligations under the Airframe Purchase and Support Agreement dated August 19, 1998 between Airbus and HBAC. More particularly, Airbus claims that it and HBAC reached agreement in April of 2008 for HBAC to purchase increased volumes of fuselages, wings, track kits and spare parts (collectively the “shipsets”) in the 2008 to 2010 time frame. Airbus further alleges that (i) beginning in late 2008, HBAC unilaterally reduced the number of shipsets that it would purchase in breach of its contractual obligations and (ii) that Airbus made substantial investments to expand its production capacity at the urging of HBAC and in reliance on alleged expanded commitments from HBAC. On December 23, 2009, Airbus filed its Statement of Claim, which seeks an award of damages potentially in excess of £40 million. HBAC filed its Statement of Defense and Counterclaim on April 5, 2010 denying liability and asserting a counterclaim against Airbus in the amount of £6,433,015. The arbitration merits hearing was held July 27-30, 2010. Post-hearing submissions were completed in October 2010; we are awaiting the decision of the tribunal.

Similar to other companies in its industry, the Company receives requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. The Company reviews such requests and notices and take appropriate action.

20.	Business Segment and Geographic Information

Reportable segments include the following: Business and General Aviation, Trainer/Attack Aircraft and Customer Support. Business and General Aviation designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft and related service contracts. Trainer/Attack Aircraft designs, develops, manufactures, markets and sells military training aircraft to the U.S. Government and foreign governments. Customer Support provides aftermarket parts and maintenance services as well as refurbishment and upgrade services for our installed fleet of aircraft worldwide.

While some working capital accounts are maintained on a segment basis, many of our assets are not managed or maintained on a segment basis. Certain property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, other assets, non-current liabilities and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in production across all segments. Work in process inventory is identifiable by segment but is managed and evaluated at the program level. As there is no segmentation of our productive assets, no allocation of these amounts has been made for purposes of segment disclosure.

Segment financial results were as follows:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Sales:
Business and General Aviation	$1,771.6	$2,310.6	$2,820.6
Trainer/Attack Aircraft	681.1	531.3	338.2
Customer Support	508.0	438.3	522.8
Eliminations	(156.0)	(81.7)	(135.1)

Total	$2,804.7	$3,198.5	$3,546.5

Operating (loss) income:
Business and General Aviation	$(363.1)	$(801.7)	$29.5
Trainer/Attack Aircraft	95.7	45.5	28.2
Customer Support	93.6	44.1	82.5
Eliminations	(0.1)	0.1	0.1

Total	$(173.9)	$(712.0)	$140.3

Intersegment sales for the years ended December 31, 2010 and 2009 were $89.4 million and $41.4 million, respectively, for Business and General Aviation and $66.6 million and $40.3 million, respectively, for Customer Support. The Trainer/Attack Aircraft segment does not have intersegment sales.

Sales by geographic region were as follows:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
United States	$1,542.2	$1,720.8	$1,885.4
Europe	316.4	597.3	667.9
Latin America	282.1	316.1	357.8
Other	664.0	564.3	635.4

Total	$2,804.7	$3,198.5	$3,546.5

Definite-lived assets by geographic region were as follows:

(In millions)	December 31, 2010	December 31, 2009
United States	$1,539.7	$1,666.9
Outside United States	3.3	3.9

Total definite-lived assets	$1,543.0	$1,670.8

Definite-lived assets are defined as total non-current assets less balances related to long-term finance receivables, deferred tax assets and financial instruments. Definite-lived assets outside the United States are those held by our foreign affiliates.

21.	Quarterly Results (unaudited)

The following table provides summarized financial results by quarter:

(In millions)	Q4	Q3	Q2	Q1	Total
2010
Sales	$1,002.5	$594.7	$639.3	$568.2	$2,804.7
Gross profit	85.6	11.2	72.5	55.9	225.2
Operating loss	(46.7)	(81.4)	(20.7)	(25.1)	(173.9)
Net loss	(65.7)	(118.6)	(56.6)	(63.4)	(304.3)

	Q4	Q3	Q2	Q1	Total
2009
Sales	$1,086.9	$757.7	$816.3	$537.6	$3,198.5
Gross profit (loss)	101.6	(117.9)	130.0	48.2	161.9
Operating income (loss)	15.8	(721.1)	39.3	(46.0)	(712.0)
Net income (loss)	7.7	(684.2)	172.1	53.1	(451.3)

	Q4	Q3	Q2	Q1	Total
2008
Sales	$1,158.0	$783.3	$1,028.7	$576.5	$3,546.5
Gross profit	150.5	109.0	186.3	83.8	529.6
Operating income (loss)	40.1	15.3	86.4	(1.5)	140.3
Net (loss) income	(129.6)	(21.2)	24.9	(31.3)	(157.2)

22.	Guarantor Subsidiary Financial Information

Our obligation to pay principal and interest under certain debt instruments is guaranteed on a joint and several basis by certain guarantor subsidiaries. The guarantees are full and unconditional, and the guarantor subsidiaries are 100% owned by the Company. Non-guarantor subsidiaries consist primarily of foreign subsidiaries of HBAC, which are organized outside the U.S.

The following unaudited condensed consolidating financial information presents Condensed Consolidating Statements of Financial Position as of December 31, 2010 and 2009; Condensed Consolidating Statements of Operations for the years ended December 31, 2010, 2009 and 2008; Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008.

Elimination entries necessary to consolidate guarantor and non-guarantor subsidiaries have been included in the eliminations columns. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Financial Position

As of December 31, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$413.3	$0.2	$9.3	$—	$422.8
Accounts and notes receivable, net	—	110.9	7.2	—	118.1
Intercompany receivables	—	13.3	2.1	(15.4)	—
Unbilled Revenue	—	28.7	8.6	—	37.3
Inventories	—	1,052.8	7.1	—	1,059.9
Current deferred income tax asset	4.0	—	—	—	4.0
Prepaid expenses and other current assets	(69.8)	96.0	0.5	—	26.7

Total current assets	347.5	1,301.9	34.8	(15.4)	1,668.8

Property, plant and equipment, net	17.5	462.3	2.4	—	482.2
Investment in subsidiaries	1,674.6	—	—	(1,674.6)	—
Goodwill	—	259.5	—	—	259.5
Intangible assets, net	—	758.5	0.6	—	759.1
Other assets, net	32.8	9.2	0.2	—	42.2

Total assets	$2,072.4	$2,791.4	$38.0	$(1,690.0)	$3,211.8

Liabilities and Equity
Current liabilities:
Notes payable and current portion of long-term debt	$74.6	$—	$—	$—	$74.6
Current portion of industrial revenue bonds (receivable) payable	(61.5)	61.5	—	—	—
Advance payments and billings in excess of costs incurred	—	265.8	0.2	—	266.0
Accounts payable	0.1	222.0	7.6	(8.6)	221.1
Accrued salaries and wages	—	64.7	0.3	—	65.0
Accrued interest payable	14.4	0.3	—	—	14.7
Other accrued expenses	16.7	270.6	4.3	—	291.6

Total current liabilities	44.3	884.9	12.4	(8.6)	933.0

Long-term debt	2,055.1	—	—	—	2,055.1
Industrial revenue bonds (receivable) payable	(225.4)	225.4	—	—	—
Intercompany loan	408.5	(415.0)	13.3	(6.8)	—
Accrued pension benefits	—	349.4	—	—	349.4
Other long-term liabilities	0.3	74.8	—	—	75.1
Non-current deferred income tax liability	4.0	9.6	—	—	13.6

Total liabilities	2,286.8	1,129.1	25.7	(15.4)	3,426.2

Total equity	(214.4)	1,662.3	12.3	(1,674.6)	(214.4)

Total liabilities and equity	$2,072.4	$2,791.4	$38.0	$(1,690.0)	$3,211.8

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Financial Position

As of December 31, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$562.0	$0.2	$6.6	$—	$568.8
Accounts and notes receivable, net	—	120.4	6.0	—	126.4
Intercompany receivables	—	18.1	1.7	(19.8)	—
Unbilled revenue	—	26.5	12.3	—	38.8
Inventories	—	1,291.9	7.0	—	1,298.9
Current deferred income tax asset	25.0	—	0.1	—	25.1
Prepaid expenses and other current assets	(35.0)	53.0	1.0	—	19.0

Total current assets	552.0	1,510.1	34.7	(19.8)	2,077.0

Property, plant and equipment, net	18.3	528.4	3.1	—	549.8
Investment in subsidiaries	2,003.2	—	—	(2,003.2)	—
Goodwill	—	259.5	—	—	259.5
Intangible assets, net	—	808.9	0.7	—	809.6
Other assets, net	42.3	9.6	—	—	51.9

Total assets	$2,615.8	$3,116.5	$38.5	$(2,023.0)	$3,747.8

Liabilities and Equity
Current liabilities:
Notes payable and current portion of long-term debt	$310.2	$—	$—	$—	$310.2
Current portion of industrial revenue bonds (receivable) payable	(69.7)	69.7	—	—	—
Advance payments and billings in excess of costs incurred	—	327.9	0.5	—	328.4
Accounts payable	0.2	219.4	8.6	(13.0)	215.2
Accrued salaries and wages	—	47.2	0.4	—	47.6
Accrued interest payable	14.6	0.4	—	—	15.0
Other accrued expenses	4.0	221.2	5.8	—	231.0

Total current liabilities	259.3	885.8	15.3	(13.0)	1,147.4

Long-term debt	2,054.0	—	—	—	2,054.0
Industrial revenue bonds (receivable) payable	(261.8)	261.8	—	—	—
Intercompany loan	396.2	(402.1)	12.7	(6.8)	—
Accrued pension benefits	—	296.3	—	—	296.3
Other long-term liabilities	20.9	71.4	—	—	92.3
Non-current deferred income tax liability	25.0	10.5	0.1	—	35.6

Total liabilities	2,493.6	1,123.7	28.1	(19.8)	3,625.6

Total equity	122.2	1,992.8	10.4	(2,003.2)	122.2

Total liabilities and equity	$2,615.8	$3,116.5	$38.5	$(2,023.0)	$3,747.8

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

For the year ended December 31, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,021.6	$82.2	$(299.1)	$2,804.7
Cost of sales	—	2,805.5	73.1	(299.1)	2,579.5

Gross Profit	—	216.1	9.1	—	225.2

Restructuring, net	—	14.9	—	—	14.9
Definite-lived intangible asset impairment	—	12.6	—	—	12.6
Goodwill and indefinite-lived intangible asset impairment	—	13.0	—	—	13.0
Selling, general and administrative expenses	1.3	252.1	4.1	—	257.5
Research and development expenses	—	101.1	—	—	101.1

Operating (loss) income	(1.3)	(177.6)	5.0	—	(173.9)

Intercompany interest expense (income), net	11.3	(12.3)	1.0	—	—
Interest expense, net	127.2	3.5	1.0	—	131.7
Other (income) expense, net	(2.3)	1.1	(1.0)	—	(2.2)

Non-operating expense (income), net	136.2	(7.7)	1.0	—	129.5

(Loss) income before taxes	(137.5)	(169.9)	4.0	—	(303.4)

(Benefit from) provision for income taxes	82.9	(83.4)	1.4	—	0.9

(Loss) earnings before equity income	(220.4)	(86.5)	2.6	—	(304.3)

Equity loss (income) in subsidiaries	83.9	—	—	(83.9)	—

Net (loss) income	(304.3)	(86.5)	2.6	83.9	(304.3)

Net income attributable to non-controlling interest	—	—	0.6	—	0.6

Net (loss) income attributable to HBAC	$(304.3)	$(86.5)	$2.0	$83.9	$(304.9)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

For the year ended December 31, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,379.2	$85.2	$(265.9)	$3,198.5
Cost of sales	—	3,227.7	74.8	(265.9)	3,036.6

Gross Profit	—	151.5	10.4	—	161.9

Restructuring, net	—	34.1	—	—	34.1
Definite-lived intangible asset impairment	—	74.5	—	—	74.5
Goodwill and indefinite-lived intangible asset impairment	—	448.3	—	—	448.3
Selling, general and administrative expenses	1.1	204.5	4.1	—	209.7
Research and development expenses	—	107.3	—	—	107.3

Operating (loss) income	(1.1)	(717.2)	6.3	—	(712.0)

Intercompany interest expense (income), net	8.6	(9.4)	0.8	—	—
Interest expense (income), net	148.4	4.5	(0.1)	0.6	153.4
Gain on debt repurchase, net	(352.1)	—	—	—	(352.1)
Other (income) expense, net	(9.4)	9.9	(1.8)	—	(1.3)

Non-operating (income) expense, net	(204.5)	5.0	(1.1)	0.6	(200.0)

Income (loss) before taxes	203.4	(722.2)	7.4	(0.6)	(512.0)

Provision for (benefit from) income taxes	56.1	(119.1)	2.3	—	(60.7)

(Loss) earnings before equity income	147.3	(603.1)	5.1	(0.6)	(451.3)

Equity loss (income) in subsidiaries	598.0	—	—	(598.0)	—

Net (loss) income	(450.7)	(603.1)	5.1	597.4	(451.3)

Net income attributable to non-controlling interest	—	—	0.3	—	0.3

Net (loss) income attributable to HBAC	$(450.7)	$(603.1)	$4.8	$597.4	$(451.6)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

For the year ended December 31, 2008

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,683.7	$83.3	$(220.5)	$3,546.5
Cost of sales	—	3,167.9	69.5	(220.5)	3,016.9

Gross Profit	—	515.8	13.8	—	529.6

Selling, general and administrative expenses	1.1	274.0	4.0	—	279.1
Research and development expenses	—	110.2	—	—	110.2

Operating (loss) income	(1.1)	131.6	9.8	—	140.3

Intercompany interest expense (income), net	15.6	(16.5)	0.9	—	—
Interest expense (income), net	184.7	13.0	(0.3)	—	197.4
Other income, net	—	(1.0)	(1.4)	—	(2.4)

Non-operating (income) expense, net	200.3	(4.5)	(0.8)	—	195.0

Income (loss) before taxes	(201.4)	136.1	10.6	—	(54.7)
(Benefit from) provision for income taxes	(37.7)	136.0	4.2	—	102.5

(Loss) earnings before equity income	(163.7)	0.1	6.4	—	(157.2)
Equity (income) loss in subsidiaries	(6.5)	—	—	6.5	—

Net (loss) income	(157.2)	0.1	6.4	(6.5)	(157.2)

Net income attributable to non-controlling interest	—	—	1.4	—	1.4

Net (loss) income attributable to HBAC	$(157.2)	$0.1	$5.0	$(6.5)	$(158.6)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$203.1	$92.5	$2.2	$—	$297.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(31.8)	(0.2)	—	(32.0)
Additions to computer software	—	(9.7)	—	—	(9.7)
Proceeds from sale of property, plant and equipment	—	6.5	—	—	6.5

Net cash provided by (used in) investing activities	—	(35.0)	(0.2)	—	(35.2)

Cash flows from financing activities:
Payment of notes payable	(158.7)	—	—	—	(158.7)
Payment of term loan	(15.0)	—	—	—	(15.0)
Utilization of revolving credit facility	(235.0)	—	—	—	(235.0)
Proceeds from IRB funding	—	0.1	—	—	0.1
Industrial revenue bond receipts (payments)	44.6	(44.6)	—	—	—
Net (repayments to) borrowings from HBAC	12.3	(13.0)	0.7	—	—

Net cash provided by (used in) financing activities	(351.8)	(57.5)	0.7	—	(408.6)

Net (decrease) increase in cash and cash equivalents	(148.7)	—	2.7	—	(146.0)
Cash and cash equivalents at beginning of period	562.0	0.2	6.6	—	568.8

Cash and cash equivalents at end of period	$413.3	$0.2	$9.3	$—	$422.8

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$3.4	$176.3	$(2.6)	$—	$177.1

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(50.5)	(0.5)	—	(51.0)
Additions to computer software	—	(3.5)	—	—	(3.5)
Proceeds from sale of property, plant and equipment	—	1.2	—	—	1.2

Net cash provided by (used in) investing activities	—	(52.8)	(0.5)	—	(53.3)

Cash flows from financing activities:		—	—	—	(202.2)
Payment of notes payable	(202.2)
Payment of term loan	(13.5)	—	—	—	(13.5)
Issuance of long-term debt	188.0	—	—	—	188.0
Debt issuance costs	(7.6)	—	—	—	(7.6)
Utilization of revolving credit facility	235.0	—	—	—	235.0
Proceeds from IRB funding	—	4.4	—	—	4.4
Debt repurchase	(136.7)	—	—	—	(136.7)
Industrial revenue bond receipts (payments)	76.9	(76.9)	—	—	—
Net borrowings from (repayments to) HBAC	47.8	(51.1)	3.3	—	—

Net cash provided by (used in) financing activities	187.7	(123.6)	3.3	—	67.4

Effect of exchange rates on cash and cash equivalents	—	—	—	—	—

Net (decrease) increase in cash and cash equivalents	191.1	(0.1)	0.2	—	191.2
Cash and cash equivalents at beginning of period	370.9	0.3	6.4	—	377.6

Cash and cash equivalents at end of period	$562.0	$0.2	$6.6	$—	$568.8

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2008

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$87.7	$(147.0)	$(9.7)	$—	$(69.0)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(1.4)	(67.4)	(1.4)	—	(70.2)
Additions to computer software	—	(4.0)	(0.7)	—	(4.7)
Proceeds from sale of fuel and line operations, net	123.6	—	—	—	123.6
Proceeds from sale of property, plant and equipment	—	1.4	—	—	1.4

Net cash provided by (used in) investing activities	122.2	(70.0)	(2.1)	—	50.1

Cash flows from financing activities:
Payment of notes payable	(157.3)	—	—	—	(157.3)
Payment of term loan	(13.0)	—	—	—	(13.0)
Industrial revenue bond receipts (payments)	87.0	(87.0)	—	—	—
Net borrowings from (repayments to) HBAC	(311.1)	303.6	7.5	—	—

Net cash provided by (used in) financing activities	(394.4)	216.6	7.5	—	(170.3)

Effect of exchange rates on cash and cash equivalents	(2.7)	—	—	—	(2.7)

Net decrease in cash and cash equivalents	(187.2)	(0.4)	(4.3)	—	(191.9)
Cash and cash equivalents at beginning of period	558.1	0.7	10.7	—	569.5

Cash and cash equivalents at end of period	$370.9	$0.3	$6.4	$—	$377.6

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated our disclosure controls and procedures as of December 31, 2010. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective to provide reasonable assurance that the information required to be disclosed by us in the reports filed under the Securities Exchange Act of 1934 is (i) recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms, and (ii) accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Annual Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). The Company’s management conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control – Integrated Framework, the Company’s management concluded that our internal control over financial reporting was effective as of December 31, 2010.

Item 9B.	Other Information

2010 Management Incentive Plan

On February 23, 2011, the Compensation Committee approved changes to the calculations of certain Performance Measures under the 2010 Management Incentive Plan. These adjustments resulted in the Company meeting the threshold target for the EBITDA Performance Measure and improved the Company’s performance results against the threshold target for the Cash Performance Measure. The adjustments related to certain reserves that the Company took, and an aircraft delivery scheduling change. On the same day, the Compensation Committee also approved the named executive officers’ levels of achievement against the Performance Measures and the payout amounts for the named executive officers, described more fully in the Compensation Discussion & Analysis in Item 11 of this Annual Report on Form 10-K.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

Directors and Executive Officers of HBI

We are a wholly-owned subsidiary of HBI. The following table sets forth certain information with regard to the directors of HBI and persons who are considered executive officers of HBI and us under Securities and Exchange Commission regulations. Some of the executive officers listed below hold essentially the same positions with HBI, with us and with Hawker Beechcraft Corporation, our principal operating subsidiary that we refer to in this Annual Report on Form 10-K as “HBC”. Others hold official positions only with HBC, as indicated by the reference to HBC after their titles in the table.

Name	Age	Title
Worth W. Boisture, Jr	66	Director, President and CEO
Sidney E. Anderson	52	Former Vice President and CFO
William E. Brown	48	Executive Vice President, Global Operations – HBC
Sharad B. Jiwanlal	56	Vice President, Human Resources – HBC
James I. Maslowski	67	President, U. S. and International Government Business – HBC
Heidi A. McNary	39	Vice President, Chief Technical Officer – HBC
Scott Shepherd	47	Vice President, Integrated Supply Chain – HBC
Alexander L.W. Snyder	41	Vice President, General Counsel and Secretary – HBC
Christi R. Tannahill	38	Vice President, Global Customer Service and Support – HBC
Shawn W. Vick	48	Executive Vice President, Sales, Marketing and Flight Operations – HBC
Brian Barents	67	Director
Donald G. Cook	64	Director
John F.X. Daly	45	Director
David R. Hirsch	36	Director
Sanjeev K. Mehra	52	Director and Chairman of the Board
Seth M. Mersky	51	Director
Leo F. Mullin	68	Director

Under the amended and restated Shareholders Agreement among GS Capital Partners VI, L.P. and several of its affiliates (which we refer to collectively as the “GS entities”), Onex Partners II LP and several of its affiliates (which we refer to collectively as the “Onex entities”) and management shareholders of HBI, including the named executive officers, the parties to the Shareholders Agreement have agreed to take such actions as are necessary so that the Board of Directors of HBI will consist of eight directors, including the following:

•	two directors designated by the Onex entities; these directors are Messrs. Hirsch and Mersky, who we refer to as the “Onex directors”;

•	three directors designated by one of the GS entities; these directors are Messrs. Daly, Mehra and Mullin, who we refer to as the “GS directors”;

•

one director designated by one of the GS entities who is a member of management and is eligible to be issued a Department of Defense facility security clearance at the level of HBI’s security clearance (referred to below as the “requisite DoD security clearance”); this director is Mr. Boisture; and

•

two directors designated by the GS entities and the Onex entities who (i) have had no prior involvement with Onex or its affiliates, (ii) are not employees of The Goldman Sachs Group, Inc. or any of its subsidiaries, and (iii) are U.S. resident citizens eligible to be issued the requisite DoD security clearance; these directors are General Barents and General Cook, who we refer to as the “outside directors.”

A director, other than an outside director, holds office until the next annual meeting of HBI shareholders and until his successor is duly elected and qualified, or until his earlier resignation or removal. An outside director holds office until his successor is duly elected and qualified, or until his earlier resignation or removal. The removal of an outside director generally will not become effective unless the Defense Security Service of the Department of Defense has approved both the removal and the successor to the removed director.

In addition, the Shareholders Agreement also requires that the Chairman of the Board of HBI be a U.S. citizen who is eligible to be issued the requisite DoD security clearance and cannot be an Onex director. The Shareholders Agreement also contains provisions limiting the Onex directors’ access to classified information and export control information, except as permitted by applicable law and regulations. As a private company whose securities are not listed on any national securities exchange, we are not required to have a majority of, or any, independent directors. However, the rules of the SEC require us to disclose which of our directors would be considered independent within the meaning of the rules of a national securities exchange that we may choose. We currently have two directors, General Barents and General Cook, who would be considered independent within the definitions of either the New York Stock Exchange or the NASDAQ Stock Market. One of our directors, Mr. Boisture, is our Chief Executive Officer. Another of our directors, Mr. Mullin, has a consulting arrangement with Goldman Sachs. The remaining directors are employed by HBI’s principal shareholders.

Management/Director Biographies

Worth W. Boisture, Jr. has been our CEO, President and a director since March 2009. Prior to coming to Hawker Beechcraft, Mr. Boisture was President and a partner of Intrepid Aviation Group from 2006 to 2009, and served as President of Net Jets from 2003 to 2006. Prior to 2003, Mr. Boisture served in various roles at Gulfstream Aerospace, including as Executive Vice President from 1994 to 1999 when Gulfstream Aerospace was privately held, and as President of Gulfstream Aerospace and Executive Vice President Aerospace, General Dynamics Corporation, from 1999 to 2003. He also served as President of British Aerospace Corporate Jets from 1991 to 1993, and as Chairman and Chief Executive Officer of Butler Aviation, predecessor to Signature Flight Services, from 1989 to 1991. He is a Trustee of the Falcon Foundation and a member of World Presidents Organization. Mr. Boisture also served as Senior Advisor Aerospace for The Carlyle Group from 2005 to 2009. He has also served on the boards of Intrepid Aviation, Landmark Aviation, Vought Aircraft, and ARINC, where he served as an audit committee member, in the past five years.

Key Attributes, Experience and Skills:

Mr. Boisture serves as our CEO and President. His past leadership positions with Gulfstream Aerospace, Net Jets, British Aerospace Corporate Jets and Butler Aviation allow him to bring a wealth of industry and other experience to his current position and the HBI Board. Mr. Boisture’s access to important sources of market intelligence and his relationships with others in our industry benefit the company. His board service to other companies, including Intrepid Aviation, Landmark Aviation and ARINC, supplements his relevant experience and brings valuable business and leadership experience to the HBI Board.

Sidney E. Anderson was our Vice President and Chief Financial Officer from November 2008 until his resignation on January 25, 2011. Mr. Anderson joined the Company in October 2008. Prior to joining Hawker Beechcraft, Mr. Anderson served as Vice President, Finance and Treasury of United Technologies Corp. – Hamilton Sundstrand division since 2005. For more than three years prior to 2005, he led the finance organization as the finance executive for Flight Systems & Service, a business unit of Hamilton Sundstrand. During the period of 2004 – 2005, he also attained an MBA from the Sloan School of Business at MIT through the MIT Sloan Fellows program.

William E. Brown has been our Executive Vice President – Global Operations since August 2009, and was President, Global Customer Service and Support from May 2007 to August 2009. Mr. Brown was President and General Manager of AAR Aircraft Services in Oklahoma from March 2006 to May 2007. Prior to his employment at AAR Aircraft Services, Mr. Brown held senior-level positions with Independence Air from July 2003 to March 2006; Avborne Inc. from January 2003 to May 2003; and Midwest Airlines from September 1999 to January 2003.

Sharad B. Jiwanlal has been our Vice President of Human Resources since March 2007. Mr. Jiwanlal served as Vice President of Human Resources for Raytheon Aircraft Company from July 2005 to March 2007. He was Senior Vice President of Human Resources for Bank of America in Wichita, Kansas from 1996 to 2005; Compensation and Executive Compensation Manager for Boatmen’s Bancshares, Inc., St. Louis, Missouri from 1995 to 1996; and Compensation and Benefits Manager for the Fourth Financial Corporation in Wichita, Kansas from 1987 to 1995.

Heidi McNary has been our Vice President and Chief Technical Officer since October 4, 2010. Ms. McNary joined HBC from DeCrane Aerospace in Phoenix where she was chief operating officer and executive vice president of Sales and Marketing. Prior to DeCrane Aerospace, Ms. McNary had a career of steadily increasing and broadening responsibilities at Honeywell Aerospace in a variety of technical, program management and market facing roles over a 13-year span. Her leadership roles included one in the company’s Asia-Pacific Aerospace office in Singapore.

Admiral James I. Maslowski (U.S. Navy Retired) has been our President – U.S. and International Government Business since June 2009, and was Vice President of Government Business from September 2007 to June 2009. He was Vice President, International, for Raytheon Company at its missile systems business in Tucson, Arizona from September 2002 until September 2007. Admiral Maslowski had a nearly 40-year career in the U.S. Navy, retiring as Rear Admiral in 2001. During his career at the U.S. Navy, he served in many capacities, including as director, Navy International Programs Office; Executive Officer and Commanding Officer of VA-94 and USS Kitty Hawk; Commanding Officer of USS Concord; and Principal Deputy for the U.S. Senate Liaison, Office of Legislative Affairs.

Scott A. Shepherd has been Vice President – Integrated Supply Chain since July 2008 when he joined the Company. Prior to joining the Company, Mr. Shepherd was with Ford Motor Company for 18 years in increasingly responsible leadership roles, including as Director – Americas Purchasing Operations and Program Management, and Director – Chassis and Driveline Procurement.

Alexander L. W. Snyder has been our Vice President and General Counsel since July 26, 2010, and Vice President, General Counsel and Secretary since August 26, 2010. Prior to joining HBC, Mr. Snyder spent seven years with Koch Industries in Wichita where he served in a variety of roles, including Associate General Counsel for Corporate & Commercial Matters and Chief Counsel for Mergers & Acquisitions. Before joining Koch, Mr. Snyder was based in New York where he spent four years at the law firm Davis Polk & Wardwell, as well as four years at the law firm of Fried, Frank, Harris, Shriver & Jacobson. Mr. Snyder is a graduate of Columbia University School of Law, where he was a Stone Scholar. He graduated magna cum laude from Harvard College with a bachelor’s degree in government and history. He is admitted to practice law in New York, Connecticut and Kansas.

Christi R. Tannahill has been Vice President – Global Customer Service and Support since August 2009. Ms. Tannahill has been with the Company since 1998, and was Vice President – Hawker Beechcraft Global Parts and Services from February 2009 to August 2009. Ms. Tannahill also served as a Director of our subsidiary, Rapid Aircraft Parts Inventory & Distribution Company, LLC from February 2005 through December 2009. Prior to joining HBC, she led the Quality department for Koch Industries’ aviation division, and managed Delta’s Wichita, Kansas customer support division.

Shawn W. Vick joined the Company is July 2009, and is Executive Vice President – Sales, Marketing and Flight Operations. Prior to joining the Company, Mr. Vick was President and CEO of Landmark Aviation from July 2004 to July 2008, and held increasingly responsible leadership positions at British Aerospace, Gulfstream and Bombardier before going to Landmark.

General Brian Barents (U.S. Air Force Retired) has been a director of HBI since August 2007. General Barents most recently served as President, Chief Executive Officer and Managing Partner for Galaxy Aerospace Corporation until its sale to Gulfstream in June 2001. From April 1989 to April 1996, General Barents was President and Chief Executive Officer of Learjet, Inc. From January 1987 until April 1989, he served as a senior executive with Toyota Motor Corporation. From 1976 until 1987, General Barents was a Senior Vice President with Cessna Aircraft Company with responsibility for worldwide sales, marketing, product support, and aircraft completion. He is a past Chairman of the General Aviation Manufacturers Association. General Barents had a 34-year military career, retiring from the U.S. Air Force as Brigadier General. He currently serves as a director of The NORDAM Group, Kaman Corporation, Aerion Corporation and CAE.

Key Attributes, Experience and Skills:

General Barents’ forty years of experience in senior leadership positions in general aviation companies, including Galaxy Aerospace Corporation, Learjet, Inc. and Cessna Aircraft Company, is extremely relevant to serving as a director of HBI, a general aviation company, and provides the HBI Board with significant business, leadership and management experience in our industry. In addition, General Barents’ 34-year military career is beneficial to us in providing unique insight into the operations of our Trainer Segment. Lastly, General Barents has served as a director of other companies including NORDAM, Kaman Corporation, and CAE bringing useful insight into the management and governance of other companies.

General Donald G. Cook (U.S. Air Force Retired) has been a director of HBI since August 2007. General Cook had a 36-year career in the U.S. Air Force, retiring in 2005. During his military career, General Cook served in many capacities, including Commander, Air Education and Training Command, at Randolph Air Force Base, Texas, between 2001 and 2005, and commander of a flying training wing, two space wings and the 20th Air Force. He also served as Legislative Liaison in the Senate Liaison Office, on the staff of the House Armed Services Committee, and as Director for Expeditionary Aerospace Force Implementation at U.S. Air Force headquarters. General Cook is a command pilot and has flown more than 3,300 hours in the B-52D/G/H, T-37B and T-38A. He is a director of CRANE Corporation and the USAA Federal Savings Bank. He has also served in the past five years on the board of directors of Burlington Northern Santa Fe Railroad Corp.

Key Attributes, Experience and Skills:

General Cook’s 36 years of service in the U.S. Air Force is a key attribute given the company’s Trainer/Attack Segment. His knowledge of the U.S. Government and other world governments allows him to contribute to the Company by bringing to the HBI Board senior military, government and operations expertise. In addition, General Cook’s board experience with large companies such as Burlington Northern Santa Fe and USAA Federal Savings Bank gives him a broad base of knowledge and strong business judgment and leadership skills.

John F.X. Daly has been a director of HBI since March 2007. Mr. Daly is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., which he joined in 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman, Sachs & Co. From 1991 to 1997, Mr. Daly was a Senior Instructor of Mechanical & Aerospace Engineering at Case Western Reserve University. Mr. Daly currently serves as a director ofKenan Advantage Group, McJunkin Redman Corporation, and Fiberlink Communications Corp. In the past five years, Mr. Daly has also served on the boards of

Cooper-Standard Automotive, Euramax Holdings, Inc., and IPC Systems, Inc.

Key Attributes, Experience and Skills:

Mr. Daly is a Managing Director of Goldman, Sachs & Co. and through this position has developed significant knowledge related to financial matters for both public and private companies. Mr. Daly’s educational background as a mechanical engineer brings valuable industry and technical knowledge to the HBI Board. In addition, Mr. Daly’s service as a director on other boards such as Fiberlink Communications Corp., Kenan Advantage Group and McJunkin Redman Corporation gives him knowledge of the operations and best practices of other companies.

David R. Hirsch has been a director of HBI since March 2007. Mr. Hirsch is a Principal at Onex Corporation, which he joined in 2003. Mr. Hirsch previously worked at JPMorgan Partners and CIBC World Markets. In the past five years, Mr. Hirsch has also been a director of CEI Holdings Inc. and SITEL Worldwide Corporation.

Key Attributes, Experience and Skills:

Mr. Hirsch’s position as a Principal at Onex Corporation as well as his former positions with JP Morgan Partners and CIBC World Markets has provided him with considerable experience in finance matters. Mr. Hirsch has served as a director and member of the audit committee of SITEL Worldwide Corporation, and as a director of CEI Holdings Inc., providing relevant board and corporate governance experience.

Sanjeev K. Mehra has been a director of HBI since March 2007 and is HBI’s Chairman of the Board. Mr. Mehra joined Goldman, Sachs & Co. in 1986. Mr. Mehra is a Managing Director and partner in the Principal Investment Area of Goldman, Sachs & Co. Mr. Mehra serves on the boards of directors of KAR Auction Services, Inc., Max India Limited, SunGard Data Systems, Inc., and several private companies. In the past five years, Mr. Mehra has served on the boards of Burger King Corporation, Nalco Company, Hexcel Corporation, ARAMARK Corporation, Madison River Telephone Company and Adam Aircraft Industries, Inc.

Key Attributes, Experience and Skills:

Mr. Mehra’s position as a Managing Director of Goldman Sachs has given him, and provides the HBI Board with, extensive experience in financial matters relating to both public and private companies. Mr. Mehra’s service on the boards of directors of KAR Auction Services, Inc., Max India Limited, Sungard Data Systems, Inc., Burger King Corporation and ARAMARK Corporation has provided him with relevant experience in a variety of industries and on a variety of corporate governance matters.

Seth M. Mersky has been a director of HBI since October 2010, and serves as Chairman of the Compensation Committee of the Board of Directors. Mr. Mersky joined Onex Corporation in 1997, and is currently a Managing Director of Onex Corporation. Mr. Mersky is also a director of SITEL Worldwide, Gates Corporation and Allison Transmission, Inc. Prior to joining Onex, Mr. Mersky served as Senior Vice President, Corporate Banking, for Bank of Nova Scotia.

Key Attributes, Experience and Skills:

Mr. Mersky is a Managing Director of Onex Corporation, and in this position has gained significant experience related to private and public company matters. Serving on the boards of directors of SITEL Worldwide Corporation, Gates Corporation and Allison Transmission, as well as serving on the Compensation Committees of SITEL Worldwide Corporation and Gates Corporation, give him knowledge of operations, financial, corporate governance, compensation programs, and operations of other companies.

Leo F. Mullin has been a director of HBI since March 2007 and serves as Chairman of the Audit Committee of the Board of Directors. Mr.Mullin retired from Delta Airlines as Chairman in April 2004, after having served as Chief Executive Officer of Delta from 1997 to 2003. Since 2004, Mr. Mullin has been serving as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners. Mr. Mullin is also a public company director of Johnson & Johnson, ACE Limited and Educational Management Corporation. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as the company’s President and Chief Operating Officer from 1993 to 1995. In the past five years, Mr. Mullin has also served as a public company director of Bell South Corporation.

Key Attributes, Experience and Skills:

Mr. Mullin’s service as the Chief Executive Officer of a large airline company, Delta Airlines, from 1997 to 2003, and his distinguished career in the banking industry provides key insight to HBI’s board. In addition to providing significant industry experience, this experience also gives him a practical understanding of organizations, global business and financial matters, processes, strategy, and risk management. Mr. Mullin has served on the boards of many large public companies, including Johnson & Johnson, ACE Limited and Bell South Corporation, giving him significant leadership and management experience.

Other Information. SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings, involving members of the Board of Directors or companies of which a director was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. William Brown was the Senior Vice President of Operations of Independence Air which filed for chapter 7 bankruptcy in 2006. Shawn Vick was Executive Vice President of Sales at McLeod USA and left the company in 2004. After his departure, McLeod USA filed for chapter 11 bankruptcy. The Board of Directors does not believe that these proceedings are material to an evaluation of Mr. Mullin, Mr. Brown or Mr. Vick’s ability to serve as a director or executive officer.

Committees of the HBI Board of Directors

HBI’s Board of Directors has an Audit Committee, a Compensation Committee and a Government Security Committee. The Audit and Compensation committees each operate under a committee charter, and the Government Security Committee was formed in connection with the Hawker Beechcraft Security Control Agreement between Hawker Beechcraft, Inc. and the United States Department of Defense.

The Audit Committee’s members are Mr. Mullin (Chairman), General Cook, Mr. Daly and Mr. Hirsch. The Audit Committee is responsible for, among other things, the appointment, termination and oversight of the independent auditors. The Board of Directors has determined that Mr. Mullin is an audit committee financial expert. Mr. Mullin is not considered to be “independent” within the definitions of the New York Stock Exchange or NASDAQ Stock Market. In addition, the Audit Committee reviews and discusses with management the audited annual financial statements and unaudited quarterly financial statements, and discusses with the independent auditor the conduct and results of the independent auditor’s audit or review of these financial statements. The Audit Committee also reviews corporate earnings reports and other financial disclosures specified in its charter. It discusses with management and the independent auditor significant financial reporting issues and judgments, including issues relating to internal control or the selection or application of accounting principles. Moreover, the Audit Committee is responsible for pre-approval of all audit and permitted non-audit services and oversees the internal audit function.

The Compensation Committee members are Mr. Mersky (Chairman), General Barents, Mr. Mehra and Mr. Mullin. The Compensation Committee is responsible for, among other things, reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and establishing appropriate levels for all elements of his compensation. It also evaluates the Chief Executive Officer’s performance as it relates to all of these compensatory elements. In addition, the Compensation Committee is responsible for reviewing and making determinations with respect to the Chief Executive Officer’s compensation recommendations for other senior managers and for reviewing with the Chief Executive Officer the performance of the other senior managers. The Compensation Committee also makes recommendations to the HBI Board of Directors regarding director compensation and compensatory plans for senior management. Moreover, the Compensation Committee oversees corporate regulatory compliance with respect to compensation matters.

The Government Security Committee members are General Cook (Chairman), General Barents and Mr. Boisture. The Government Security Committee is responsible for implementing procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified and controlled unclassified information, including exercise of appropriate oversight and monitoring of operations to ensure the required protective measures are effectively maintained and implemented.

Compensation of Directors

Directors who are also our employees or employees of the GS entities, the Onex entities, or their respective affiliates receive no additional compensation for serving as directors. Directors who are not our employees or employees of the GS entities, the Onex entities, or their respective affiliates will receive,

•	cash compensation of $12,500 per quarter for the first two quarters of 2010, and $17,500 per quarter since the beginning of the third quarter of 2010;

•

an option to purchase the number of HBI common shares that will result in an aggregate exercise price of $100,000, based on the fair market value per share of the underlying stock at the date of grant;

•

an opportunity to make an irrevocable election annually on or before December 31 to take up to 100% of their cash compensation in equivalent shares of HBI common stock, which was changed to limit the amount to $12,500 per quarter, effective the third quarter of 2010; and

•

an opportunity to make an irrevocable election annually to defer up to 50% of their cash compensation with a Company matching contribution of up to 50% of the first 4% of the eligible compensation that began effective October 4, 2010.

In addition, each director who is not our employee or an employee of the GS entities, the Onex entities, or their respective affiliates and who also serves as a Chairperson for the Audit Committee of the Board of Directors of HBI will receive an additional $1,250 per quarter.

Director Compensation Table – 2010

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Leo F. Mullin	$65,000	$40,500	$105,500
Donald G. Cook	60,000	40,500	100,500
Brian Barents	60,000	40,500	100,500
Sanjeev K. Mehra	—	—	—
Seth M. Mersky	—	—	—
John F.X. Daly	—	—	—
David R. Hirsch	—	—	—

(1)	During 2010, Mr. Mullin and General Barents elected to receive all of their compensation in cash. General Cook elected to receive 10% of his compensation in shares of HBI common stock, and 90% of his compensation in cash, or $54,000. To determine the amount of equity to be converted into HBI common stock shares from the amounts earned by each director, on a quarterly basis, the amount of fees earned by each director, and designated to be paid in shares, was divided by the fair market value per share for the quarter for which the fees were earned, as determined by the HBI Board of Directors. General Cook received 850 shares during 2010 for service as a director in 2010, and will receive437.5 shares in 2011 for service as a director during the fourth quarter of 2010. There are no vesting requirements applicable for such shares.
(2)	The amounts shown for option awards relate to stock options granted under HBI’s 2007 Stock Option Plan. These amounts are equal to the grant date fair value of the option awards. The grant date fair value of the option awards granted in 2010 to Mr. Mullin, General Cook and General Barents, computed in accordance with FASB ASC Topic 718, was $40,500, $40,500 and $40,500, respectively. At December 31, 2010, the numbers of shares underlying stock options granted in 2010 to Mr. Mullin, General Cook and General Barents were 20,000 shares, 20,000 shares and 20,000 shares, respectively, at an exercise price of $5.00 per share. Such options will vest on March 23, 2011, August 3, 2011 and August 3, 2011, respectively. As of December 31, 2010, Mr. Mullin, General Cook and General Barents each had an aggregate number of 50,500 options outstanding, and held an aggregate number of HBI shares in the amounts of 62,581.2, 10,587.5, and 7,843.75, respectively.

Code of Conduct

Hawker Beechcraft has adopted a Code of Conduct Business Ethics and Compliance (the “Code of Conduct”), which is applicable to all employees, officers and directors of the Company, including the Chairman and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President and Controller. Our Code of Conduct is posted on our website at www.hawkerbeechcraft.com. A copy of the Code of Conduct may be obtained, without charge, by contacting our Ethics Office at 316.676.8312 or by writing to Hawker Beechcraft, 10511 E. Central, Wichita, KS 67206. The information contained in our website is expressly not incorporated by reference into this Annual Report on Form 10-K, and the reference to our website address is intended to be a textual reference only.

Item 11.	Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers” or “NEOs.” In addition, unless the context indicates otherwise, the term “we” refers collectively to Hawker Beechcraft, Inc. (“HBI”), Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and Hawker Beechcraft Corporation (“HBC”).

The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis:

•

The Compensation Committee of our Board of Directors (the “Committee”) is responsible for administering our compensation program and makes compensation decisions, except in the case of Chief Executive Officer (“CEO”) compensation, upon recommendation from the CEO and the Vice President of Human Resources. Decisions regarding CEO compensation are made by the Compensation Committee without reliance on any recommendation from management.

•

The objectives of our executive compensation program are to: (i) attract and retain talented and highly-skilled executives; (ii) align executive pay with performance; (iii) align executive and shareholder interests; and (iv) provide an incentive for long-term continued employment with the Company.

•

Our executive compensation consists of: (i) base annual salary; (ii) incentive-based “pay at risk” compensation; and (iii) long-term equity-linked awards. We provide only limited perquisites to certain executive officers.

•

We established a pay-for-performance environment by linking short-term incentive-based compensation to the achievement of financial and non-financial goals. The level of achievement of these goals for 2010 resulted in an incentive award payout of 133% - 165% of target for the named executive officers.

•

In February 2010, Restricted Stock Units were awarded to named executive officers other than Messrs. Boisture and Vick in lieu of cash payment of a portion of their 2009 MIP awards. Mr. Boisture received a Restricted Stock Unit award in lieu of cash payment of a portion of his discretionary incentive award for 2009 performance. Mr. Vick received a Restricted Stock Unit award in lieu of cash payment of a guaranteed bonus for 2009 that was negotiated in recruiting him to the Company.

•

As a result of a continuing decline in the market for aircraft, the Company reduced base annual salaries of the named executive officers other than Mr. Boisture by 10% in November 2010; Mr. Boisture’s base annual salary had been reduced by 10% in 2009 and no further reduction was taken against his base annual salary in November 2010.

•

Our executive officers are encouraged to make substantial investments in the Company through purchases of common shares of our parent company, HBI, at the fair value of those common shares for the quarter in which any such investments are made. These investments are generally made when executive officers commence employment with the Company, and at the same time, discretionary stock option grants are generally awarded. We view these investments and equity positions as a significant alignment of management and shareholder interests.

•	The Compensation Committee evaluates the performance of our CEO and the other named executive officers.

•	We believe that our compensation program successfully achieves its objectives.

2010 COMPENSATION

Management Overview

During 2010, management strengthened the leadership team with two additional senior leaders who commenced employment in the second half of 2010.

On January 25, 2011, Sidney E. Anderson, Vice President and Chief Financial Officer, announced his resignation.

Role and Responsibilities

The Committee is responsible for all decisions regarding our executive compensation philosophy and strategy. The Committee intends that all compensation and benefits provided to our executives be reasonable, fair and competitive. The Committee is charged with the authority and responsibility to approve all executive compensation, equity programs and benefits matters.

The Committee makes all final decisions in setting the compensation for our named executive officers and other members of our senior leadership team, the individuals who report directly to the CEO. The Committee is also responsible for approving equity award grants for all employees. These decisions, other than decisions involving the compensation of our CEO, are based on recommendations made by the CEO and our Vice President of Human Resources. The CEO’s compensation is determined solely by the Committee. The Committee uses its discretion and judgment in accepting or modifying the recommendations of the CEO and the Vice President of Human Resources in making its final decisions regarding compensation.

In setting executive compensation levels, the Committee does not engage in formal benchmarking against a specific list of peer group companies, but the Committee does consider generally available market data on compensation paid to executives with similar responsibilities at comparable companies in the geographical region and aerospace industry, as well as companies of similar size and operations. We also use general salary comparison data, such as that available through Organization Resource Counselors (ORC Worldwide), to evaluate the reasonableness of our compensation program. Importantly, given the high proportion of the members of the senior leadership team that have been recruited externally in recent years, for new executives joining the Company, historical compensation data for each executive is taken into consideration, including base salary, annual and long-term incentive compensation, as well as equity ownership. Finally, in making individual executive compensation decisions, the Committee evaluates each executive’s scope of responsibility, expected contributions to financial and non-financial performance, and breadth of experience in determining appropriate compensation levels.

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2010 was designed to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that, in large part, is based on the achievement of formally established performance goals. We refer to this compensation as “performance incentives” or “pay at risk.”

•	Provide long-term incentives to align executive and shareholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

Elements of Our Compensation Program for Named Executive Officers

Our compensation objectives are achieved by using the following elements in our compensation program for named executive officers:

Element of Compensation Program	Employees Covered	Description	Key Objectives Promoted
Base Salary	All salaried employees	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	• Competitive Compensation • Retention Incentives

Management Incentive Plan (“MIP”)	Approximately 210 employees	Pay at risk based on performance against pre-established goals over the fiscal year.	• Competitive Compensation • Performance Incentives

Stock Options	Approximately 70 employees	Right to purchase common stock at a set price for a period of time after the right vests.	• Competitive Compensation • Performance Incentives • Stakeholder Incentives • Retention Incentives

Restricted Stock Unit (“RSU”) Awards	All our NEOs received RSU awards in 2010	Restricted Stock Unit awards made in lieu of a cash payout of a portion of the 2009 MIP, discretionary award for 2009, or in lieu of a guaranteed cash bonus.	• Stakeholder Incentives • Retention Incentives
Other Compensation Elements
HBC Savings and Investment Plan 401(k) Plan	All employees	A 401(k) retirement savings plan that enables employees to defer a portion of their compensation with a Company matching contribution. Effective October 4, 2010, for salaried employees, the Company matches up to 50% of the first 4% of an employee’s eligible compensation.	• Competitive Compensation • Performance Incentives • Stakeholder Incentives • Retention Incentives

HBC Retirement Income Savings Feature within the HBC Savings and Investment 401(k) Plan	All salaried employees who were hired after January 1, 2007	Company funded defined contribution retirement plan; the amount of the benefit depends on the employee’s age and years of service with the Company.	• Competitive Compensation • Retention Incentives

Other Compensation Elements
Hawker Beechcraft Excess Savings and Deferred Compensation Plan	45 employees including 3 NEOs participate by receiving additional discretionary employer contributions in amounts that would have been contributed as a retirement income savings contribution under the 401(k) plan if there had not been a contribution limitation under the 401(k) plan.	A nonqualified, unfunded plan designed to provide specified benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, and other eligible individuals. It allows: (1) executives to defer up to 50% of base salary and up to 90% of annual MIP award and (2) three HBI directors who receive compensation for serving as directors, to defer up to 50% of their cash compensation. Effective October 4, 2010, the Company began providing a matching contribution equal to a maximum of 50% of the first 4% of an employee’s eligible compensation that they elect to defer. It also allows additional discretionary employer contributions in an amount that would have been contributed as a retirement income savings contribution under the 401(k) plan if there had not been a contribution limitation under the 401(k) plan. This contribution is determined by reference to an individual’s age and years of service.	• Competitive Compensation • Retention Incentives

Benefits	All Employees	Health, life and disability insurance benefits.	• Competitive Compensation • Retention Incentives

Perquisites	All named executive officers (unless otherwise noted)	Personal benefits provided to executives, such as personal use of corporate aircraft (Messrs. Boisture and Vick), payment of executive life insurance, excess liability premiums, and executive physicals.	• Competitive Compensation

Our Target Pay Mix

The total compensation package for our executive officers consists of base salary, incentive-based “pay at risk” compensation, long-term equity awards, and benefits. In determining the target level of compensation and compensation opportunities, we consider market practice, business objectives, expectations of our shareholders, and our own subjective assessment of individual executives’ performance, growth and future potential.

We have chosen a target mix of base salary and annual and long-term incentive opportunities that generally reflects our targeted performance, with actual pay mix varying based on the performance of our company and of the individual. Peer company practices will continue to be monitored as one reference point as we make decisions regarding target pay. However, we will also continue to make strategic decisions based on our unique business objectives, which may differ from common peer company practices.

Factors Considered in Making Compensation Decisions

Actual compensation levels are a function of company and individual performance as described under each specific compensation element below. When making pay decisions, the Committee considers the competitiveness of individual elements of compensation as well as the aggregate sum of base salary, annual pay at risk and the expected value of long-term incentives (determined at grant) for an executive officer. The Committee may also consider salary increase history, past pay at risk awards and past equity awards as context in understanding year-to-year changes in compensation and retention effect of prior awards. Under the Management Incentive Plan, initial award amounts are determined based on a comparison of actual performance to pre-established criteria. The Committee retains the discretion to adjust the size of individual awards in situations where an executive officer’s individual performance either exceeds or falls below expectations. Final decisions on any major element of compensation, as well as total compensation for executive officers, are made by the Committee.

The compensation program is generally applied consistently to NEOs. Exceptions related to CEO compensation are noted throughout this Compensation Discussion and Analysis.

Chief Executive Officer Compensation

The Committee has in the past established performance objectives for the CEO based on our annual business plan and long-term strategic goals approved by the Board of Directors. The Committee has evaluated the CEO’s performance against these goals annually. The Committee has also considered market data, comparisons of our performance to our peers, and strategic achievements during the year. Based on these factors, the Committee has made recommendations concerning base salary increases, targets under the MIP and annual incentive award payments. The Committee holds regularly-scheduled executive sessions to discuss CEO performance and compensation, as well as other matters, without any executive officers present. The Committee seeks Board of Directors’ input and approval for certain decisions relating to CEO compensation.

Other Named Executive Officer Compensation

The Committee approves base salary increases, MIP targets and payouts, and awards under the long-term equity-linked rewards and similar arrangements for the other named executive officers after receiving recommendations from our CEO (with input from the Vice President—Human Resources). The Committee makes the final decision and approves compensation decisions for all of our named executive officers.

Base Salaries

We provide each of our executive officers with a base salary commensurate with his or her level of expertise and contributions to the Company in relation to comparable positions in the marketplace. The base salaries for named executive officers reflect input from the CEO, the Vice President of Human Resources and the Committee, based on prior employment history and job responsibilities. Individual salary amounts are not objectively determined, but instead reflect the final judgment of the Committee after taking into account management’s recommendation with respect to each executive’s expected contributions to the Company, experience and other factors, including any retention concerns and internal equity considerations. The base annual salary of each executive officer is reviewed annually and may be adjusted from time to time to recognize individual performance, promotion, competitive compensation issues, retention requirements, as well as internal equity and other subjective factors. As a result of the economic downturn and the impact on the general aviation market, effective November 29, 2010, all the named executive officers other than the CEO took 10% reductions in base annual salary.

2010 Management Incentive Plan Award

We established the 2010 Management Incentive Plan (“2010 MIP”) to align executive pay with overall company performance and the 2010 MIP was the “at risk” component of the total compensation package for our named executive officers. The plan provided a target award amount for each of our named executive officers based on a percentage of his base salary.

The 2010 MIP provided for award payments based on quarterly and annual achievement of certain financial measures and non-financial performance measures. For each participant, the maximum potential payout under the 2010 MIP was equivalent to 200% of his MIP target award. Total year corporate financial measures, EBITDA and Cash Flow, had to meet a 90% threshold level or greater to achieve any 2010 MIP award.

The corporate performance measures (“Performance Measures”) utilized in 2010 along with the weighting, description, and achievement percentage of each Performance Measurer were as follows (the applicable measurement period for all measures was January 1, 2010 through December 31, 2010):

Performance Measure	Target Weighting	Description	Achievement
EBITDA	15%	Earnings before interest, taxes, depreciation and amortization adjusted for significant non-recurring items including: (i) non-cash asset impairment charges (ii) severance and other related charges associated with reducing the size of the organization and charges related to rescheduling previously planned material receipts, (iii) charges related to gains and losses on foreign exchange derivatives, and (iv) non-cash compensation expense. We selected this measure because it indicates our ability to control expenditures and realize a meaningful return from the sale of our products.	133%

Cash Flow	50%	Cash Flow is defined as the change in cash from period to period. The applicable period of time for this measure was January 1, 2010 through December 31, 2010. We selected this measure because we believe it provides a useful indicator of our ability to manage invested capital and generate cash.	159%

Area Goals	35%	Achieve targeted metrics identified specifically for individual departments or functional areas (e.g., Segment EBITDA, Segment Cash Flow, Inventory Turns, and Gross Bookings)	95% - 187%

	100%		133% - 165%

For each participant, the maximum payout under the 2010 MIP was equivalent to 200% of such participant’s target award. No award could be paid for the Area Goals Performance Meaure if the threshold targets for the annual EBITDA and Cash Flow measures were not achieved. For the EBITDA and Cash Flow Performance Measures, performance was measured both quarterly and annually with each quarter’s performance constituting 10% of such measurement’s total weighting and the annual performance constituting 60% of such measurement’s total weighting. For each quarter measured, in order for there to be a value assigned to a specific goal, participants had to meet 80% of target achievement for the goal being measured and, for the annual measurement, participants had to meet 90% of target achievement for the goal that was measured. If these threshold levels were reached, the participant received 50% of the target award for that goal (achievement between such threshold performance levels and the target level did not result in any increase in the award amount). If achievement was 100% or above for a performance measurement, the award amount was equivalent to the percentage achieved with 200% being the maximum percentage achieved.

Targets were set for each Performance Measure near the beginning of the performance cycle. The performance targets and actual performance for these goals are not disclosed because they represent confidential financial information that is not otherwise disclosed to the public. Disclosing this information would cause significant competitive harm to the Company. The metrics would provide competitors with insight into the strategic direction that management is expected to take with respect to the Company and would provide competitors with information concerning our view of market dynamics, as well as margin and pricing data. The targets were set at appropriate levels near the beginning of the performance cycle and were considered sufficient to motivate the achievement of financial performance. In addition, the performance targets were set so that they represented a significant challenge for management and achievement required significant sales levels, meaningful operating efficiencies, and cash generation sufficient to provide funds needed for debt service, while also demonstrating improvement in key metrics and value capture initiatives.

Based on the applicable performance ratings described above, payments to the named executive officers, as well as their target awards under the 2010 MIP, were as follows:

Executive Officer	Base Annual Salary(1)	MIP Target Award Level (% of Base Salary)	Actual MIP Award ($)	MIP Payout Based on Performance Achieved (% of Target Award)	Actual MIP Payout Based on Performance Achieved (% of Base Salary)
W.W. Boisture, Jr.	$567,000	100%	$810,818	143%	143%
Sidney E. Anderson	$329,992	75%	$353,916	143%	107%
Shawn W. Vick	$330,000	75%	$331,650	134%	101%
William E. Brown	$290,000	75%	$289,275	133%	100%
James I. Maslowski	$290,000	60%	$287,100	165%	99%

(1)	Base annual salary prior to 10% pay cut, except for Mr. Boisture, whose pay was reduced by 10% in 2009.

Long-Term Incentives

Hawker Beechcraft, Inc. Employee Equity Investment Plan

We created the Hawker Beechcraft, Inc. (“HBI”) Employee Equity Investment Plan, which we refer to as the “Equity Incentive Plan,” so that our executives would have a tangible incentive to increase shareholder value. Under the Equity Incentive Plan, our executive officers are encouraged to invest in HBI. common shares.

Until 2010, named executive officers were required to invest cash in order to purchase HBI common shares at the commencement of employment with the Company. To encourage participation in the Equity Incentive Plan by all executive officers and to provide an additional long-term equity-linked incentive, the Equity Incentive Plan provided that a participant was entitled to receive a stock option for a number of HBI common shares equal to 3.5 times the sum of the number of HBI shares that the participant acquired under the Equity Incentive Plan. Messrs. Vick, Anderson, Brown and Maslowski received such stock options. Mr. Boisture’s arrangements regarding his purchase of HBI common shares and grant of options to purchase HBI common shares are governed by the terms of his Employment Agreement, which is described under the caption “Employment Agreements,” which follows the Summary Compensation Table below. The number of common shares underlying options granted to Mr. Boisture under the Equity Incentive Plan are shown in the Grants of Plan-Based Awards table. See the description of the Equity Incentive Plan following the Summary Compensation Table below.

The dollar amounts shown in the Summary Compensation Table with respect to stock awards reflect the grant date fair values computed in accordance with FASB ASC Topic 718. See the footnotes to the Summary Compensation Table for further information.

Other Stock Option Grants

Over the course of the Equity Incentive Plan, we have made grants of discretionary options that were not conditioned on purchases of HBI equity as part of the long-term equity-linked rewards program to executive officers including Mr. Boisture and other named executive officers, as well as to other key employees. We determined the number of options to be granted to each named executive officer without an arithmetic formula; the determination of the number of options to be granted was based on an evaluation relating to level of responsibility, breadth of experience, market factors, and internal equity concerns. During 2010, all of our named executive officers received option grants, as did 31 other employees.

Option grants made in 2010 under the 2007 Stock Option Plan have been divided among three types of options, or were made as time vested options only:

•	Time-Vesting options vest in five equal annual increments, beginning on the first anniversary of the date of grant.

•

Performance-Vesting Type A and Performance-Vesting Type B options vest in five equal annual increments. However, for any such options to become exercisable for then-current employees, there must be a Liquidity Event, as defined in the option agreements, and certain rates of return must be achieved by the Onex and GS entities as a result of the Liquidity Event. The Performance-Vesting Type A and Performance-Vesting Type B options specify different rates of return for achievement by the Onex and GS entities upon the occurrence of a Liquidity Event. In March 2010, as a result of the decline in the aircraft market conditions and the Company’s declining confidence that it might achieve the previously-established EBITDA targets for years after 2007, these options were amended such that they could still vest and become exercisable if the EBITDA targets are met, but if the EBITDA targets are not met, they will vest in equal annual increments and become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. For the Performance-Vesting Type A grants, exercisability would require a 150% cash-on-cash return. For the Performance-Vesting Type B grants, exercisability would require a 200% cash-on-cash return.

All outstanding options were amended, effective October 28, 2010, to reduce the term of the restrictions of the post-employment provisions relating to non-competition.

The number of shares underlying these stock options are set forth below in the Grants of Plan Based Awards table under the column headings, “Estimated Future Payouts Under Equity Incentive Plan Awards” (for performance-vesting options) and “All Other Option Awards: Number of Securities Underlying Options” (for other options). For additional information regarding stock option terms, see “Hawker Beechcraft, Inc. 2007 Stock Option Plan,” which follows the Summary Compensation Table below.

The dollar amounts shown in the Summary Compensation Table with respect to option awards reflect grant date fair values computed in accordance with FASB ASC Topic 718. See the footnotes to the Summary Compensation Table for further information.

Restricted Stock Unit Awards

Restricted Stock Unit (“RSUs”) grants of rights to receive common stock were given to Messrs. Boisture and Vick upon commencement of their employment, and vest in five equal annual installments on the anniversaries of the date of grant, beginning one year following the date of grant. One-fifth of these RSUs vested during 2010 for Messrs. Boisture and Vick.

Messrs. Anderson, Brown and Maslowski received grants of RSUs in February 2010 in lieu of a cash payout of a portion of their 2009 MIP awards. The Compensation Committee awarded these RSUs in consideration of the Company’s cash conservation activities and to provide named executive officers with an incentive to remain with the Company in order to receive these RSU payouts that vest over two vesting periods Mr. Boisture was granted an RSU award in 2010 in lieu of a cash payout of a portion of his discretionary award for 2009 performance, and Mr. Vick was granted an RSU award in 2010 in lieu of a cash payout of his guaranteed bonus for 2009 that was negotiated in recruiting him to the Company. One half of these RSUs vested in 2010 and the balance will vest in December 2011, except for Mr. Vick’s, whose RSUs vested fully in 2010. The number of RSUs received is set forth under the Grants of Plan-Based Awards Table below. The dollar amounts shown in the Summary Compensation Table with respect to RSUs reflect grant date fair values computed in accordance with FASB ASC Topic 718.

Personal Benefits

We provide our named executive officers with limited personal benefits that we believe are appropriate as part of a competitive compensation package that enables us to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits currently provided to our named executive officers include relocation expenses for incoming named executive officers, personal use of our corporate aircraft by Mr. Boisture and for Mr. Vick, including some personal use of our aircraft provided as part of their relocation benefits, payment of executive life insurance premiums, excess liability premiums and payment of executive physicals for all of our named executive officers. Perquisites and personal benefits, including personal use of aircraft, are included in the NEOs’ incomes, based on prescribed IRS laws and regulations.

Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements for our named executive officers that accrue value as the executive officer continues to work for us, and provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package.

Hawker Beechcraft Corporation Savings and Investment Plan

This plan is a tax-qualified defined contribution plan available to all of our domestic employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations (which, among other things, limited pre-tax annual contributions in 2010 to $16,500, subject to the ability of persons age 50 or over to contribute an additional $5,500), up to a maximum of 50% of his or her salary on a post-tax basis. There was no matching contribution to this plan in 2010 until October 4, 2010 when the Company began matching up to 50% of the first 4% of eligible compensation of participants. Amounts credited to an employee’s account in the plan may be invested among a number of investment alternatives. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.

Hawker Beechcraft Corporation Retirement Income Savings Feature Within the Hawker Beechcraft Corporation Savings and Investment Plan

This is a tax-qualified defined contribution benefit that was added to the Hawker Beechcraft Corporation Savings and Investment Plan, and provides benefits following retirement based upon a formula relating to age and years of service. Contributions are made solely by the Company, and are limited to that certain amount that does not exceed the IRS rules based on salary. If the Company’s contributions meet the IRS threshold, any additional calculated contributions are made to the Company’s Nonqualified Excess Savings and Deferred Compensation Plan for the benefit of the employee. All of the named executive officers participate in this feature of the Hawker Beechcraft Corporation Savings and Investment Plan.

Hawker Beechcraft Excess Savings and Deferred Compensation Plan

This plan is a nonqualified deferred compensation plan that provides tax benefits for eligible employees. Under the plan, an eligible employee can defer up to 50% of his or her salary and up to 90% of his or her annual MIP award, and HBI directors who receive compensation for serving as directors can defer up to $12,500 of their quarterly cash compensation. Effective October 4, 2010, the Company began providing a matching contribution equal to a maximum of 50% of the first 4% of eligible compensation, consistent with the matching contribution under the Savings and Investment Plan. Mr. Maslowski participated in this feature of the plan.

The plan also allows additional discretionary employer contributions in amounts that would have been contributed as a retirement income savings contribution under the Savings and Investment Plan if there had not been a contribution limitation under that plan. This contribution is determined by reference to an individual’s age and years of service. Amounts deferred under the plan generally are not subject to federal, and in many cases state, income taxes until they are distributed. An eligible employee can choose to have his or her contributions allocated to one or more of several notional investments, and his or her account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An eligible employee may choose to receive a payout following retirement, either in a lump sum or in annual installments. The plan also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative for additional information. Messrs. Boisture, Maslowski and Vick participated in this feature of the plan.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executive officers, unless certain conditions are met. While Section 162(m) does not currently apply to us because we are not a publicly held company, to the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock option plans are designed to preserve, to the extent available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Hawker Beechcraft, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted,

Seth M. Mersky, Chairman

Sanjeev K. Mehra

Leo F. Mullin

Brian Barents

Summary Compensation Table — 2010

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total

Worth W. Boisture, Jr. Chief Executive Officer	2010	$567,000	—	$475,000	$899,297	$810,810	$758,357	$3,510,464
	2009	$484,616	$475,000	$1,000,000	$2,244,969	—	$198,994	$4,403,579

Sidney E. Anderson Chief Financial Officer (7)	2010	$327,250	—	$73,260	$224,824	$353,916	$10,181	$989,431
	2009	$330,000	$24,750	—	—	$67,815	$191,547	$614,112
	2008	$70,625	$60,000	—	$674,944	—	$65,880	$871,449

Shawn W. Vick, Executive VP, Sales and Marketing	2010	$327,250	—	$100,000	$337,236	$331,650	$123,468	$1,219,604

William E. Brown, Executive VP, Global Operations	2010	$287,583	—	$64,380	$337,236	$289,275	$4,861	$983,335
	2009	$263,857	$21,750	—	—	$59,595	$26,855	$372,057

James I. Maslowski President, U.S. and International Government Business	2010	$287,583	—	$51,500	$224,824	$287,100	$22,332	$873,339

(1)	Amounts shown for 2010 represent amounts earned after taking into effect a 10% pay reduction for all of the named executive officers, other than Mr. Boisture, who voluntarily reduced his salary by 10% in 2009.
(2)	There were no discretionary bonus awards earned in 2010.
(3)	Amounts shown for Stock Awards relate to restricted stock unit awards, and are equal to the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 16 to our Consolidated Financial Statements.
(4)	Amounts shown for Option Awards are equal to the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 16 to our Consolidated Financial Statements.
(5)	Amounts shown for 2010 reflect achievement of 133% - 165% against objective metrics under the 2010 MIP.

(6)	This Column includes perquisites, tax reimbursements, severance pay, the Company’s matching contributions to participants’ 401(k)s, the Company’s contributions to participants’ Retirement Income Savings Plan (“RISP”) accounts, and the Company’s contributions to participants’ nonqualified deferred compensation accounts, as set forth in the tables below:

Name	Perquisites	Tax Reimbursements	401(k) Match	RISP Contribution	Deferred Compensation Contribution	Total
Worth W. Boisture, Jr.	$447,215	$268,964	$0	$14,700	$27,478	$758,357
Sidney E. Anderson	$5,227	$1,908	$0	$3,046	$0	$10,181
Shawn W. Vick	$75,990	$31,547	$0	$12,250	$3,681	$123,468
William E. Brown	$2,099	$531	$0	$2,231	$0	$4,861
James I. Maslowski	$1,212	$531	$0	$14,700	$5,889	$22,332

The following named executive officers received perquisites aggregating more than $10,000 during 2010:

Name	Personal Use of Aircraft	Executive Relocation	Miscellaneous Perquisites	Total
Worth W. Boisture, Jr. (8)	$33,240	$408,621	$5,354	$447,215
Shawn W. Vick (9)	$21,594	$53,238	$1,158	$75,990

(7)	Mr. Anderson resigned his position as Chief Financial Officer after the end of the year.
(8)	For Mr. Boisture, perquisites include: (a) personal use of aircraft; (b) $360,000 related to the sale of Mr. Boisture’s home in Savannah, Georgia; and (c) other relocation costs including $29,236 for private aircraft transportation.
(9)	For Mr. Vick, perquisites include: (a) $21,594 for personal use of aircraft, and (b) relocation costs, including $10,720 for private aircraft transportation.

The Company offers limited benefits to its named executive officers, including relocation expenses, executive life insurance, executive physicals, and excess liability insurance. The company also offered personal use of aircraft for Messrs. Boisture and Vick. In addition, private aircraft transportation was made available as part of relocation benefits for Messrs. Boisture and Vick.

We calculated the amount shown for personal use of company aircraft generally based on the average variable fuel and maintenance charges to us per flight hour with regard to each aircraft model used. The hourly variable costs for fuel and maintenance differ depending on the aircraft model used. Therefore, in calculating the cost of personal aircraft use, we multiply the average variable cost per flight hour by the number of hours flown for personal use on each particular model of aircraft. The amount shown for personal use of company aircraft generally is equal to the sum of the amounts attributable to each model of aircraft used by the executive. Largely because we keep our aircraft at our own facilities, we do not typically incur more than relatively minor charges relating to other operating items such as hangar/parking fees, landing/ramp fees and other miscellaneous variable operating costs; such charges are included as incremental costs in calculating costs for personal use of company aircraft. Our methodology also excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries. All other perquisites are valued at the actual cost to the Company to provide such perquisites.

Grants of Plan-Based Awards – 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units(2) (#)
Worth W. Boisture, Jr.		$567,000	$567,000	$1,134,000
	2/19/2010				95,000			$475,000
	3/26/2010					400,000	$5.00	$899,297
Sidney E. Anderson		$247,494	$247,494	$494,988
	2/19/2010				14,652			$73,260
	3/26/2010					100,000	$5.00	$224,824
Shawn W. Vick		$247,494	$247,494	$494,988
	2/19/2010				20,000			$100,000
	3/26/2010					150,000	$5.00	$337,236
William E. Brown		$217,500	$217,500	$435,000
	2/19/2010				12,876			$64,380
	3/26/2010					150,000	$5.00	$337,236
James I. Maslowski		$174,000	$174,000	$348,000
	2/19/2010				10,300			$51,500
	3/26/2010					100,000	$5.00	$224,824

(1)	Amounts shown represent amounts that could be earned under the 2010 Management Incentive Plan. Actual awards are as follows:

Year Ended December 31, 2010

Name	Actual Award	Actual Award as Percentage of Target Award Opportunity
Worth W. Boisture, Jr.	$810,810	143%
Sidney E. Anderson	$353,916	143%
Shawn W. Vick	$331,650	134%
William E. Brown	$289,275	133%
James I. Maslowski	$287,100	165%

(2)	These Restricted Stock Units (“RSUs”) were granted in lieu of a cash payout of a portion of the named executive officers’ discretionary payments related to their 2009 Management Incentive Plan awards, except for Messrs. Boisture and Vick, whose RSUs were granted in lieu of a discretionary award for 2009 performance and a guaranteed bonus amount for 2009 performance, respectively. The RSUs vest in two equal increments on 12/31/2010 and 12/31/2011, except for Mr. Vick’s, whose RSUs vested immediately upon grant.
(3)	These options were granted under the Hawker Beechcraft, Inc. 2007 Stock Option Plan and are exercisable in equal 20% increments on the first five anniversaries of the date of grant.
(4)	The grant date fair value is computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 16 to our Consolidated Financial Statements.

Employment Agreements

On March 23, 2009, we entered into an employment agreement with Mr. Worth W. Boisture, Jr., our current Chief Executive Officer. Mr. Boisture’s employment agreement provides for a base salary at an annualized rate of $630,000, with an annual performance bonus target of 100% of his salary with a maximum of 200% of his salary. Mr. Boisture voluntarily reduced his salary by 10% during 2009. Mr. Boisture was also provided an equity grant of 125,000 restricted stock units, and was granted options for 1,243,750 shares of HBI stock. In addition to the executive relocation benefits provided to Mr. Boisture, the Company agreed to purchase his residence in Savannah, Georgia for 95% of the average of two independent valuations of the residence if he was unable to sell within six months. Mr. Boisture’s agreement also provided for reimbursement of reasonable attorneys’ fees in connection with negotiating his employment agreement, five weeks of vacation, and one year post-employment non-compete and non-solicitation covenants, with perpetual confidentiality and non-disparagement covenants. If Mr. Boisture is terminated without cause or for good reason (as defined in the Employment Agreement), he will be entitled to receive one year of salary continuance and target bonus, payable over 12 months, and a prorated bonus for the year of termination, based on actual performance for the year.

Hawker Beechcraft, Inc. 2007 Stock Option Plan

In connection with the Acquisition, HBI adopted the 2007 Stock Option Plan, under which options to purchase up to 9,782,434.5 shares of HBI common stock may be granted to employees, directors and consultants of HBI and its subsidiaries. The plan has a term of ten years and is administered by the Compensation Committee of the Board of Directors of HBI. All options have an exercise price equal to the fair market value of a share of HBI common stock on the date of grant. In the absence of a public market for HBI common stock, the Board of Directors has established the fair market value of the shares.

As described in “Hawker Beechcraft, Inc. Employee Equity Investment Plan” in Item 13 below, certain of the options granted to the named executive officers other than Messrs. Boisture and Vick were granted because they purchased an amount of HBI common stock, and certain of the options granted were discretionary options. The number of options granted to Mr. Boisture was established in his employment agreement, and Mr. Vick received only discretionary options.

Three types of options have been granted under the plan. For options granted prior to March 23, 2009, there are Time-Vesting options that vest in five equal annual increments, beginning on the first anniversary of the date of grant. Performance-Vesting Type A and Performance-Vesting Type B options were initially granted so that they could vest in five equal annual increments, but an increment would vest only if the EBITDA target established by the Compensation Committee for the relative year had been met. The 2007 vesting increment vested as a result of the Company having achieved the 2007 EBITDA target. On March 26, 2010, as a result of the decline in the aircraft market conditions and the Company’s declining confidence that it might achieve the previously-established EBITDA targets for years after 2007, these options were amended such that they could still vest and become exercisable if the EBITDA targets are met, but if the EBITDA targets are not met, they will vest in equal annual increments and become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. For the Performance-Vesting Type A grants, exercisability will require a 150% cash-on-cash return, and for the Performance-Vesting Type B grants, exercisability will require a 200% cash-on-cash return. Upon the occurrence of certain events involving the disposition of securities by the Onex and GS entities, all shares underlying outstanding performance-vesting options, including those that did not vest because an EBITDA target was not met, will vest if the Onex and GS entities achieve a specified internal rate of return.

For options granted on or after March 23, 2009, there are Time-Vesting options that vest in five equal annual increments, beginning on the first anniversary of the date of grant. Performance-Vesting Type A and Performance-Vesting Type B options were also granted, and were initially granted so that they could vest in five equal annual increments but would be exercisable only if there is a liquidity event, and, for 50% of such options, the achievement of an 8% IRR and a 200% cash-on-cash return, and for the remaining 50% of such options, the achievement of an 8% IRR and a 300% cash-on-cash return. On March 26, 2010, as a result of the decline in the aircraft market conditions, these options were amended such that they will vest in equal annual increments, but will become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. For the Performance-Vesting Type A grants, exercisability will require a 150% cash-on-cash return, and for the Performance-Vesting Type B grants, exercisability will require a 200% cash-on-cash return.

For options granted on or after March 26, 2010, there are Time-Vesting options that vest in five equal annual increments, beginning on the first anniversary of the date of grant. Performance-Vesting Type A and Performance-Vesting Type B options were also granted, and vest in the same annual increments as the time vesting options, but will become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. For the Performance-Vesting Type A grants, exercisability will require a 150% cash-on-cash return, and for the Performance-Vesting Type B grants, exercisability will require a 200% cash-on-cash return.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information regarding unexercised stock options and unvested restricted stock for the named executive officers outstanding as of December 31, 2010.

	Option Awards						Stock Awards
Name	Option Vesting Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Worth W. Boisture, Jr.	Time	124,375	497,500	—	$8.00	3/23/2019	—	$—
	Performance A	—	—	310,938	$8.00	3/23/2019	—	—
	Performance B	—	—	310,937	$8.00	3/23/2019	—	—
	Time	—	400,000	—	$5.00	3/26/2020	—
							100,000	$400,000
							47,500	$190,000
Sidney E. Anderson	Time	32,660	48,990	—	$10.00	10/13/2018	—	—
	Performance A	—	—	45,925	$10.00	10/13/2018	—	—
	Performance B	—	—	45,295	$10.00	10/13/2018	—	—
	Time	—	100,000	—	$5.00	3/26/2020	—	—
							7,326	$29,304
Shawn W. Vick	Time	18,750	75,000	—	$8.00	7/8/2019	—	—
	Performance A	—	—	56,875	$8.00	7/8/2019	—	—
	Performance B	—	—	56,875	$8.00	7/8/2019	—	—
	Time	—	150,000	—	$5.00	3/26/2020	—	—
							2,000	$8,000
William E. Brown	Time	42,354	28,236	—	$10.00	6/15/2017	—	—
	Performance A	8,470	—	33,882	$10.00	6/15/2017	—	—
	Performance B	8,470	—	33,882	$10.00	6/15/2017	—	—
	Time	—	150,000	—	$5.00	3/26/2020	—	—
							6,438	$25,752
James I. Maslowski	Time	19,765	13,176	—	$10.00	10/7/2017	—	—
	Performance A	3,706	—	—	$10.00	10/7/2017	—	—
	Performance B	3,706	—	—	$10.00	10/7/2017	—	—
	Time	—	100,000	—	$5.00	3/26/2020	—	—
							5,150	$20,600

(1)	Time-Vesting options that expire on June 15, 2017, October 7, 2017, October 13, 2018, March 23, 2019, July 8, 2019 and March 26, 2020 vest in annual 20% increments beginning on June 15, 2008, October 7, 2008, October 13, 2009, March 23, 2010, July 8, 2010 and March 26, 2011, respectively, and on each of the next four anniversaries of such date.
(2)

This column represents unearned Performance-Vesting Type A and Performance-Vesting Type B options. For named executive officers other than Messrs. Boisture and Vick, the Performance-Vesting Type A and Performance-Vesting Type B options vest in equal, annual 20% increments but will become exercisable only if (a) the EBITDA target for the applicable year is achieved (in which case options become exercisable on the date that the Company’s financial statements for the applicable year are presented to the Committee) or (b)(i) with respect to the Performance-Vesting Type A options, there is a Liquidity Event with a 150% cash-on-cash return and (ii) with respect to the Performance-Vesting Type B options, there is a Liquidity Event with a 200% cash-on-cash return. For Messrs. Boisture and Vick, options vest in equal, annual 20% increments but will become exercisable only if (a) with respect to the Performance-Vesting Type A options, there is a Liquidity Event that results in a 150% cash-on-cash return and (b) with respect to the Performance-Vesting Type B options, there is a Liquidity Event that results in a 200% cash-on-cash return.

(3)	The following table sets forth vesting information for the outstanding RSU awards for each named executive officer who held restricted stock units at December 31, 2010.

Name	Date Awarded	Number of Shares of Restricted Stock (5)	Vesting Date
Worth W. Boisture, Jr.	3/23/2009	25,000	3/23/2011
		25,000	3/23/2012
		25,000	3/23/2013
		25,000	3/23/2014
	2/19/2010	47,500	12/31/2011
Sidney E. Anderson	2/19/2010	7,326	12/31/2011
Shawn W. Vick	7/8/2009	500	7/8/2011
		500	7/8/2012
		500	7/8/2013
		500	7/8/2014
William E. Brown	2/19/2010	6,438	12/31/2011
James I. Maslowski	2/19/2010	5,150	12/31/2011

(4)	Market value is based on a per share value of $4.00 on December 31, 2010.
(5)	These restricted stock unit awards will immediately vest in full upon the occurrence of certain events involving the disposition of securities by HBI shareholders affiliated with The Goldman Sachs Group, Inc. and Onex Corporation.

Stock Vested During 2010

The following table provides information regarding vesting of restricted stock units held by the named executive officers during the fiscal year ended December 31, 2010:

Name	Number of Shares Vested	Value Realized Upon Vesting(1)
Worth W. Boisture, Jr.	72,500	$362,500
Sidney E. Anderson	7,326	$36,630
Shawn W. Vick	20,500	$102,500
William E. Brown	6,438	$32,190
James I. Maslowski	5,150	$25,750

(1)	The value realized upon vesting is based on the fair market value on the date of vesting. Under the terms of the Restricted Stock Unit awards granted to Messrs. Boisture and Vick upon commencement of their employment, receipt of the value upon annual vesting of the five equal increments is deferred until all increments have vested. For the 2010 vestings of these Restricted Stock Units, the amounts deferred were $125,000 and $2,500 for Messrs. Boisture and Vick, respectively.

Nonqualified Deferred Compensation

The following table provides details regarding nonqualified deferred compensation under the plan for the named executive officers for the fiscal year ended December 31, 2010:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at December 31, 2010
Worth W. Boisture, Jr.	$—	$27,478	$2,125	$29,603
Sidney E. Anderson	—	—	$1,404	$10,465
Shawn W. Vick	—	$3,681	$127	$3,808
William E. Brown	—	—	$1,770	$15,090
James I. Maslowski	$38,024	$5,889	$11,199	$98,952

(1)	Amounts shown represent amounts the Company contributed in excess of the amounts the Company could contribute to their RISP accounts.
(2)	Earnings include no above-market earnings in 2010.

Potential Payments Upon Termination or Change of Control

In this section, we describe payments that may be made to our named executive officers upon several events of termination, assuming the termination event occurred on December 31, 2010. The information in this section does not include information relating to the following:

•	Distributions under the Hawker Beechcraft Excess Savings and Deferred Compensation Plan—see “Nonqualified Deferred Compensation” above for information regarding this plan.

•

Other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our tax-qualified defined contribution and benefit plans; and

•	Short-term incentive payments that would not be increased due to the termination event.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Units

Under the HBI 2007 Stock Option Plan, in the event of merger, consolidation, statutory exchange of shares of other disposition of 80% or more of the consolidated assets of HBI, an agreement may provide that all unexercisable or otherwise unvested options generally will immediately be deemed exercisable or otherwise vested and the Committee may either (i) cancel the option and make payment to the option holder equal to the excess of the fair market value of the underlying shares over the aggregate exercise price of the option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the options. The option agreements generally provide that in the event of the death or disability of a participant, with respect to performance-vesting options, a pro rata share of the additional 20% of the shares underlying the option will vest based on the number of days elapsed in the year prior to the termination of employment, but in the case of performance-vesting options granted before March 23, 2009, only if the EBITDA target for that year is met, and in the case of performance-vesting options granted on or after March 23, 2009, the additional 20% of options will become exercisable only if there is a Liquidity Event. If a participant’s employment is terminated by HBI or a subsidiary without “cause,” as defined in the plan, with respect to time-vesting options, in the event of death or disability, an additional 20% of shares underlying the option that have not yet vested will vest, but, in the case of the performance-vesting options granted before March 23, 2009, only if the EBITDA target for the year in which the termination occurs is met, and in the case of performance-vesting options granted on or after March 23, 2009, the additional 20% of options will become exercisable only if there is a Liquidity Event. In connection with any other termination, all unvested options will be cancelled, and in the case of a participant whose employment has been terminated for cause, all vested but unexercised options, will be cancelled.

For the RSU awards granted on or after March 23, 2009 but on or before December 31, 2009, a participant’s award will become fully vested in the event of a Liquidity Event or Transaction as defined in the agreements. If a participant’s employment is terminated by the Company without “cause,” or for “good reason,” death or disability of the participant, an additional 20% of the participant’s award will vest upon such termination. For awards granted in 2010, if a participant’s employment is terminated by the Company without “cause,” or due to death or disability of the participant, all of theses awards become fully vested. In connection with any other termination, all unvested Restricted Stock Unit award amounts will be cancelled.

2010 Summary of Estimated Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated amounts due each of our named executive officers in each of the events described, assuming the termination occurred on December 31, 2010.

Name and Benefits	Change in Control(1)	Involuntary Termination Not For Cause or Termination for Good Reason(2)	Termination For Cause	Disability(3)	Death(4)
Worth W. Boisture, Jr.
Severance Payment	$567,000	$567,000	$—	$—	$47,250
Bonus Opportunity	567,000	567,000	—	—	—
Pro-Rata Bonus Opportunity (5)	—	—	—	—	—
Benefit Continuance for One Year (estimated)	$11,760	$11,760	—	—	—
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance Policy	—	—	—	—	1,890,000

Total Estimated Potential Payments	$1,145,760	$1,145,760	$—	$—	$1,937,250

Sidney E. Anderson
Severance Payment	$—	$—	$—	$—	$24,750
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance	—	—	—	—	990,000

Total Estimated Potential Payments	$—	$—	$—	$—	$1,014,750

Shawn W. Vick
Severance Payment	$—	$—	$—	$—	$24,750
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—

Total Estimated Potential Payments	$—	$—	$—	$—	$24,750

William E. Brown
Severance Payment	$—	$—	$—	$—	$24,167
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance	—	—	—	—	871,000

Total Estimated Potential Payments	$—	$—	$—	$—	$895,167

James I. Maslowski
Severance Payment	$—	$—	$—	$—	$23,965
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance	—	—	—	—	50,000

Total Estimated Potential Payments	$—	$—	$—	$—	$73,965

(1)	Amounts in this column represent amounts negotiated with Mr. Boisture as part of his employment agreement.
(2)	Amounts in this column for Mr. Boisture represent amounts negotiated with Mr. Boisture as part of his employment agreement.
(3)	In the event of the disability of an executive officer, if he or she elected Long Term Disability coverage under the benefit plan elections, he or she will be entitled to receive payments under that benefit and will be permitted to continue benefits coverage during the disability period. In addition, there are provisions for accelerated vesting of restricted stock and stock options in the event of the disability of an executive officer. If the executive officer is a management shareholder, under the terms of the shareholders’ agreement, there are certain put rights upon termination due to an executive officer’s disability.
(4)	In the event of the death of an executive officer, the Company generally pays one month’s salary to the executive’s surviving spouse, or other beneficiary or estate if there is no surviving spouse, and the executive’s life insurance proceeds would be available upon making a claim. In addition, there are provisions for accelerated vesting of restricted stock and stock options in the event of the death of an executive officer. If the executive officer is a management shareholder, under the terms of the shareholders’ agreement, there are certain put rights for the executive officer’s estate upon termination due to the executive officer’s death.
(5)	Under the terms of the employment agreement with Mr. Boisture, if he leaves the Company for any reason other than “Cause” (as defined in his employment agreement), he or his beneficiary will be eligible to receive a prorated incentive payment for the year in which he terminated.
(6)	Under the terms of the restricted stock agreements, provisions were made to accelerate vesting of some, or all, of such shares depending on the reason for the termination (or if there is a Transaction, as defined in the agreements).

(7)	Under the terms of the stock option agreements, provisions were made to accelerate vesting of some, or all, of such options depending on the reason for the terminations (or if there is a Transaction, as defined in the agreements).

Item 12.	Security Ownership and Certain Beneficial Owners and Management and Related Stockholder Matters

All of the issued and outstanding capital stock of Hawker Beechcraft Notes Company is owned by Hawker Beechcraft Acquisition Company, LLC, and all of the limited liability company interests of Hawker Beechcraft Acquisition Company, LLC are owned by Hawker Beechcraft, Inc. (“HBI”). The following table sets forth information with respect to the ownership of HBI as of February 25, 2011 for:

•	each person who owns beneficially more than 5% of HBI’s outstanding common stock;

•	each member of the HBI board of directors;

•	each of our named executive officers; and

•	all our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Owned(2)
GS Capital Partners(3) 200 West Street, 28th Floor, New York, NY 10282	52,000,000.0	49%
Onex Investment Corp.(4) 712 Fifth Avenue, New York, NY 10019	52,000,000.0	49%
Sanjeev K. Mehra, Director and Chairman of the Board(5)	52,000,000.0	49%
Brian Barents, Director(6)	38,343.7	*
Donald G. Cook, Director(7)	41,087.5	*
John F.X. Daly, Director(5)	52,000,000.0	49%
David R. Hirsch, Director(8)	52,000,000.0	49%
Leo F. Mullin, Director(9)	113,081.2	*
Seth M. Mersky, Director(8)	52,000,000.0	49%
Worth W. Boisture, Jr.(10)	571,942.6	*
Sidney E. Anderson(11)	85,481.1	*
Shawn W. Vick(12)	87,845.3	*
William E. Brown(13)	121,146.0	*
James I. Maslowski(14)	65,437.6	*
All directors and executive officers as a group (17 persons)(15)	105,461,712.2	99%

(*)	Less than one percent.
(1)	Unless otherwise indicated, the address of each person listed is c/o Hawker Beechcraft Acquisition Company, LLC, 10511 East Central, Wichita, Kansas 67206.
(2)

The amounts and percentages of common stock beneficially owned are reported on the basis of outstanding shares of common stock (including 179,788 shares of restricted stock units) on February 25, 2011, and in accordance with regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities to which that person has a right to acquire beneficial ownership within 60 days of February 25, 2011. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(3)

Shares held include shares held by the following entities (collectively, the “GS Funds”): GS Capital Partners VI Fund, L.P., 24,273,116 shares; GS Capital Partners VI Offshore, L.P., 20,189,524 shares; GS Capital Partners VI Parallel, L.P., 6,674,693 shares; and GS Capital Partners VI GmbH & Co. KG, 862,667 shares. Each of the GS Funds has a mailing address c/o Goldman, Sachs & Co., 200 West Street, 28th Floor, New York, New York 10282. Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager of each of the GS Funds, and each of the GS Funds shares voting and investment power with certain of its respective affiliates. Each of the GS Funds is affiliated with or managed by Goldman, Sachs & Co., a wholly owned subsidiary of The Goldman Sachs Group, Inc. Each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the shares owned by each of the GS Funds, except to the extent of their pecuniary interest therein, if any.

(4)	Shares held include shares held by the following Onex entities: 1597257 Ontario, Inc., 1,057,253.62 shares; Onex Partners II LP, 29,875,678 shares; Onex Partners II GP LP, 453,866.38 shares; Onex US Principals LP, 583,855 shares; and Onex HBI Holdings II Limited S.a.r.l., 20,029,347 shares. Voting and investment decisions with regard to all of the HBI shares held by the Onex entities are made by Onex Corporation.
(5)	Messrs. Mehra and Daly are Managing Directors of Goldman, Sachs & Co. and disclaim beneficial ownership of shares held by the GS Funds except to the extent of their pecuniary interests in these shares, if any. They hold no shares directly.
(6)	Includes 30,500 shares underlying stock options General Barents holds that are exercisable or will become exercisable within 60 days of February 25, 2011.
(7)	Includes 30,500 shares underlying stock options General Cook holds that are exercisable or will become exercisable within 60 days of February 25, 2011.
(8)	Messrs. Hirsch and Mersky disclaim beneficial ownership of shares held by the Onex entities except to the extent of their pecuniary interests in these shares, if any. They hold no shares directly.
(9)	Includes 50,500 shares underlying stock options Mr. Mullin holds that are currently exercisable or will become exercisable within 60 days of February 25, 2011.
(10)	Includes 328,750 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of February 25, 2011, and 126,942.6 Restricted Stock Units, as to all of which Mr. Boisture has voting power.
(11)	Includes 52,660 shares underlying stock options Mr. Anderson holds that are currently exercisable or will become exercisable within 60 days of February 25, 2011, and 7,326 Restricted Stock Units, as to all of which Mr. Anderson has voting power.
(12)	Includes 48,750 shares underlying stock options Mr. Vick holds that are currently exercisable or will become exercisable within 60 days of February 25, 2011, and 2,000Restricted Stock Units, as to all of which Mr. Vick has voting power.
(13)	Includes 89,294.8 shares underlying stock options that Mr. Brown holds are currently exercisable or will become exercisable within 60 days of February 25, 2011, and 6,438 Restricted Stock Units, as to all of which Mr. Brown has voting power.
(14)	Includes 47,176.8 shares underlying stock options Mr. Maslowski holds that are currently exercisable or will become exercisable within 60 days of February 25, 2011, and 5,150 Restricted Stock Units, as to all of which Mr. Maslowski has voting power.
(15)	Includes 878,349 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of February 25, 2011, and 179,788 Restricted Stock Units, all of which may be voted by the holders of these Restricted Stock Units.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

Shareholders Agreement

The shareholders agreement among the GS entities, the Onex entities and the management HBI shareholders described in Item 10 above under “Directors and Executive Officers of HBI” includes limitations on the transferability of the parties’ respective holdings of HBI equity securities. In addition, the agreement generally provides preemptive rights to the parties with respect to new issues of HBI equity securities; the right to participate in sales of HBI shares by the GS entities or the Onex entities; and the right of the holders of at least 65% of HBI common stock who wish to sell all of their HBI equity securities to compel the other holders to sell all of their HBI equity securities.

In addition, the shareholders agreement provides certain demand registration rights to the GS entities and the Onex entities and piggyback registration rights to the parties to the agreement. The agreement generally also provides to HBI the ability to purchase shares held by a management shareholder upon termination of the management shareholder’s employment and provides a management shareholder the right to sell his or her HBI shares to HBI upon termination of his or her employment. The agreement also requires the consent of the GS and Onex entities in connection with a variety of material corporate transactions, and the consent of the GS entities with respect to specified strategic planning, budgeting, contractual and business expansion matters.

Some of the provisions of shareholders agreement described above will terminate upon an initial public offering of equity securities of HBI or any of its subsidiaries.

Transactions with Related Persons, Promoters and Certain Control Persons

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own approximately 49% of the issued and outstanding common stock of HBI. We have filed a “market-making” registration statement under the Securities Act in order to enable Goldman, Sachs & Co. to engage in market-making activities for the notes. Goldman Sachs & Co., acted as an Initial Purchaser in the 2007 offering of the outstanding notes. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger, joint book runner, syndication agent and a lender under our senior secured credit facilities. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates.

Onex Partners II LP and its affiliated entities own approximately 49% of the issued and outstanding common stock of HBI.

Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of our suppliers. Spirit supplies certain components for our Hawker aircraft. We believe that purchases of components from Spirit are based on standard market terms. Onex has advised us that less than .16% of Spirit’s revenues are derived from sales to us.

We were advised that, following December 31, 2009, an entity affiliated with Goldman Sachs & Co. and Onex Partners II LP completed open-market purchases of $152.8 million of our outstanding notes as of the filing date of this Annual Report on Form 10-K. The debt acquired by such entity has not been retired and we will continue to pay interest in accordance with the terms of the debt.

We entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and of Onex Partners II LP, respectively, effective upon the closing of the Acquisition. Under the arrangement, we pay these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement.

Related Party Transaction Limitations

The shareholders agreement provides that, unless approved by one of the outside directors, we will not enter into any transaction with an HBI shareholder or any of the shareholder’s affiliates. This prohibition, which relates to the GS entities, the Onex entities, all HBI directors and the named executive officers, does not apply to the following transactions:

•

A transaction consummated in good faith on terms that are no less favorable to us than would have been obtained in a comparable transaction with an unrelated third party, and that has been approved by a majority of the members of the HBI Board of Directors who do not have any direct or indirect interest in the transaction and are not affiliated with any person that has a direct or indirect interest in the transaction;

•	Any employment agreement entered into in the ordinary course of business with the approval of the HBI Board of Directors;

•	The fees payable to the GS entities and the Onex entities under the management services arrangement described above under “Management Services Arrangement”;

•	Several agreements entered into in connection with the Acquisition that are described elsewhere in this Annual Report on Form 10-K;

•

Specified transactions with any nationally recognized commercial or investment bank or their affiliates, including those commercial banking, investment banking or other financial advisory transactions and contemplated transactions described above under “Transactions with Related Persons, Promoters and Certain Control Persons”; and

•

Transactions with Spirit of the nature described above under “Transactions with Related Persons, Promoters and Certain Control Persons” which a majority of the disinterested members of the HBI Board of Directors reasonably determines are on commercially reasonable terms.

In addition, HBI has a conflict of interest policy covering, among others, employees and HBI directors, including the named executive officers. If a person covered by the policy is involved in any current or contemplated financial or other interest, relationship, transaction, activity or situation which gives rise to an actual or potential conflict of interest, the person must report the conflict of interest to the Ethics Officer designated by HBI. In the case of employees, our Vice President and General Counsel has the authority regarding determinations, resolutions and corrective actions with respect to conflicts of interest. With regard to HBI directors, our Vice President and General Counsel will consult with members of management reporting directly to the Chief Executive Officer as necessary to address any conflicts.

Under the policy, a “conflict of interest” generally may exist when a person covered by the policy has a direct or indirect personal interest in a transaction or situation that appears to affect his or her judgment and divides his or her loyalties between two or more competing interests. For the purposes of determining whether a conflict of interest exists, a family member’s activities and interests will be deemed to be the same as those of the person covered by the policy. Family members include spouses or domestic partners, parents, grandparents, or an individual who acts in any of those capacities, children or grandchildren (including through adoptive or foster relationships), siblings, dependent relatives or those similar relationships created by marriage (in-laws).

Director Independence

As a private company whose securities are not listed on any national securities exchange, we are not required to have a majority of, or any, independent directors. However, the rules of the SEC require us to disclose which of our directors would be considered independent within the meaning of the rules of a national securities exchange that we may choose. We currently have two directors, General Barents and General Cook, who would be considered independent within the definitions of either the New York Stock Exchange or the NASDAQ Stock Market. One of our directors, Mr. Boisture, is our Chief Executive Officer. Another of our directors, Mr. Mullin, has a consulting arrangement with Goldman Sachs. The remaining directors are employed by HBI’s principal shareholders.

The Audit Committee’s members are Mr. Mullin (Chairman), General Cook, Mr. Daly and Mr. Hirsch. The Audit Committee is responsible for, among other things, the appointment, termination and oversight of the independent auditors. The Board of Directors has determined that Mr. Mullin is an audit committee financial expert. Mr. Mullin is not considered to be “independent” within the definitions of the New York Stock Exchange or NASDAQ Stock Market. In addition, the Audit Committee reviews and discusses with management the audited annual financial statements and unaudited quarterly financial statements, and discusses with the independent auditor the conduct and results of the independent auditor’s audit or review of these financial statements. The Audit Committee also reviews corporate earnings reports and other financial disclosures specified in its charter. It discusses with management and the independent auditor significant financial reporting issues and judgments, including issues relating to internal control or the selection or application of accounting principles. Moreover, the Audit Committee is responsible for pre-approval of all audit and permitted non-audit services and oversees the internal audit function.

The Compensation Committee members are Mr. Mersky (Chairman), General Barents, Mr. Mehra and Mr. Mullin. The Compensation Committee is responsible for, among other things, reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and establishing appropriate levels for all elements of his compensation. It also evaluates the Chief Executive Officer’s performance as it relates to all of these compensatory elements. In addition, the Compensation Committee is responsible for reviewing and making determinations with respect to the Chief Executive Officer’s compensation recommendations for other senior managers and for reviewing with the Chief Executive Officer the performance of the other senior managers. The Compensation Committee also makes recommendations to the HBI Board of Directors regarding director compensation and compensatory plans for senior management. Moreover, the Compensation Committee oversees corporate regulatory compliance with respect to compensation matters.

The Government Security Committee members are General Cook (Chairman), General Barents and Mr. Boisture. The Government Security Committee is responsible for implementing procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified and controlled unclassified information, including exercise of appropriate oversight and monitoring of operations to ensure the required protective measures are effectively maintained and implemented.

Item 14.	Principal Accountant Fees and Services

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for the years ended December 31, 2010 and 2009:

(In millions)	2010	2009
Audit Fees (1)	$2.7	$2.7
Audited-Related Fees (2)	—	—
Tax Fees (3)	0.3	0.2

Total	$3.0	$2.9

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of Hawker Beechcraft’s financial statements and not reported under “Audit Fees.” Such services include primarily audits of statutory financial statements and of employee benefit plans. During the year ended December 31, 2010, additional guidance was issued to clarify the presentation of fees. This clarification resulted in the reclassification of “Audit-Related Fees” to be presented as a combined total within “Audit Fees” for 2010 and 2009.
(3)	Represents fees and expenses for tax work performed associated with the Company’s research and development credit for domestic tax compliance and international tax consulting services.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed by the Audit Committee at its next scheduled meeting.

Part IV

Item 15.	Exhibits and Financial Statement Schedules

(a)	List of documents filed as part of this report:

(1)	The following financial statements of Hawker Beechcraft Acquisition Company, LLC, supplemental information and report of independent registered public accounting firm are included in this Form 10-K:

•	Consolidated Statements of Financial Position at December 31, 2010 and 2009

•	Consolidated Statements of Operations for the Years Ended December 31, 2010, 2009 and 2008

•	Consolidated Statements of Equity and Other Comprehensive Loss for the Years Ended December 31, 2010, 2009 and 2008

•	Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009 and 2008

•	Report of PricewaterhouseCoopers LLP on the Company’s financial statements filed as part hereof is included in Item 8 of this form 10-K.

(2)	List of financial statement schedules:

•	Schedule II – Valuation and Qualifying Accounts

All other schedules have been omitted because they are not required, not applicable or the information is otherwise included.

(3)	Exhibits:

The following list of exhibits includes exhibits submitted with this Form 10-K as filed with the SEC and those incorporated by reference to other filings.

EXHIBIT INDEX

[NOTE: The file number for the Registration Statement on Form S-4 is 338-147828.]

Exhibit Number	Description
3.1.1	Certificate of Incorporation of Hawker Beechcraft Notes Company (incorporated by reference to Exhibit No. 3.1.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.1.2	By-laws of Hawker Beechcraft Notes Company (incorporated by reference to Exhibit No. 3.1.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.1	Certificate of Formation of Raytheon Aircraft Acquisition Company LLC (incorporated by reference to Exhibit No. 3.2.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.2	Certificate of Amendment of the Certificate of Formation of Raytheon Aircraft Acquisition Company LLC, changing its name to Hawker Beechcraft Acquisition Company, LLC (incorporated by reference to Exhibit No. 3.2.2 to the

Exhibit Number	Description
Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.3	Limited Liability Company Agreement of Hawker Beechcraft Acquisition Company, LLC (incorporated by reference to Exhibit No. 3.2.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.1	Senior Indenture, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, including Form of 8.5% Senior Fixed Rate Notes due April 1, 2015 and Form of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.2	Senior Subordinated Indenture, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, including Form of 9.75% Senior Subordinated Notes due April 1, 2017 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.3	Registration Rights Agreement, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, Goldman, Sachs & Co., and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.4	Hawker Beechcraft, Inc. Amended and Restated Shareholders’ Agreement, dated as of May 3, 2007, by and between Hawker Beechcraft, Inc., Onex, GSCP and Management Shareholders (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

4.5	Joint Written Consent, dated as of July 9, 2009, to the Amended and Restated Shareholders’ Agreement, dated as of May 3, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2009, filed with the Securities and Exchange Commission on November 6, 2009).

4.6	Instrument of Resignation, Appointment and Acceptance, dated as of October 15, 2008, by and among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, Deutsche Bank National Trust Company, and Wells Fargo Bank, N.A. (8.5% Senior Fixed Rate Notes due 2015, 8.875%/9.625% Senior PIK Election Notes due 2015, and 9.750% Senior Subordinated Notes due 2017) (incorporated by reference to Exhibit 4.1to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2008).

4.7.1	Trustee Notice, dated as of March 30, 2009, regarding PIK interest election for interest period beginning April 1, 2009 (incorporated by reference to Exhibit 4.1 the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

4.7.2	Trustee Notice dated as of September 28, 2009, regarding PIK interest election for interest period beginning October 1, 2009 (incorporated by reference to Exhibit 4.7.2 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2010).

4.7.3	Trustee Notice dated as of March 30, 2010, regarding PIK interest election for interest period beginning April 1, 2010 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 1, 2010).

4.7.4	Trustee Notice dated as of September 30, 2010, regarding PIK interest election for interest period beginning October 1, 2010 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 30, 2010).

4.8	First Supplemental Senior Notes Indenture, dated June 30, 2008, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, Hawker Beechcraft International Delivery Corporation and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.5 to the Company’s Form S-1 and Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on July 17, 2008).

4.9	First Supplemental Senior Subordinated Notes Indenture, dated June 30, 2008, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, Hawker Beechcraft International Delivery Corporation and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.6 to the Company’s Form S-1 and Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on July 17, 2008).

Exhibit Number	Description
10.1.1	Credit Agreement, dated March 26, 2007, among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Limited, each subsidiary of Hawker Beechcraft, Inc. as may from time to time become parties thereto, the Lenders named therein, Credit Suisse as LC Facility Issuing Bank, Credit Suisse, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and Citibank North America, Inc., as documentation agent and other parties thereto from time to time (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.1.2	First Amendment to Credit Agreement, dated as of December 19, 2008, by and among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft, Inc. and Hawker Beechcraft, Limited (collectively, the “Borrowers”) the financial institutions party thereto, as the Lenders, the Guarantors from time to time party thereto, Credit Suisse, as Administrative Agent and Collateral Agent and Goldman Sachs Credit Partners, L.P., as Auction Manager (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009).

10.1.3	Second Amendment to Credit Agreement, dated as of November 6, 2009, by and among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and Hawker Beechcraft Limited (“HBL” and together with HBAC, the “Borrowers”), the Guarantors (as defined therein) part thereto, and the Lenders (as defined therein) party thereto, amending certain provisions of that certain Credit Agreement, dated as of March 26, 2007 (as amended by that First Amendment to Credit Agreement, dated as of December 19, 2008, by and among Holdings, the Borrowers, Goldman Sachs Credit Partners, L.P. as auction manager, Credit Suisse, as administrative agent and collateral agent (the “Agent”), and the Lenders thereto, among Hawker Beechcraft, Inc., the Borrowers, the financial institutions party thereto, as Lenders, the subsidiaries of Holdings party thereto, the Agent, the other agents named therein, and the other parties thereto from time to time (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-k, filed with the Securities and Exchange Commission on November 6, 2009).

10.2	Incremental Facility Supplement Agreement, dated as of November 25, 2009, by and among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and Hawker Beechcraft Limited (“HBL” and together with HBAC, the “Borrowers”), the Guarantors (as defined therein) party thereto, the New Term Loan Lenders (as defined therein) party thereto, Credit Suisse AG, Cayman Islands Branch as Agent, and Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P. in their capacities as Joint Lead Arrangers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 30, 2009).

10.3	U.S. Pledge and Security Agreement, dated March 26, 2007, among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC, the subsidiary parties named therein, and Credit Suisse (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.4	Stock Purchase Agreement, dated December 20, 2006, by and among Raytheon Company, Raytheon Aircraft Holdings, Inc., Raytheon Aircraft Services Limited, Hawker Beechcraft Corporation, and Greenbulb Limited (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.5	Asset and Business Transfer Agreement, dated December 20, 2006, by and among Raytheon Aircraft Services Limited and Greenbulb Limited (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.1	*Employment Agreement, dated March 26, 2007, by and between Hawker Beechcraft Corporation and James E. Schuster (incorporated by reference to Exhibit 10.5.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.2	*Stock Purchase Agreement, dated March 26, 2007, by and between Hawker Beechcraft, Inc. and James E. Schuster (incorporated by reference to Exhibit 10.5.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.3	*Letter Agreement Relating to Retention Bonus, dated July 27, 2006, by and between Raytheon Company and James E. Schuster (incorporated by reference to Exhibit 10.5.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.7	*Form of Hawker Beechcraft, Inc. Restricted Stock Award Agreement, dated March 26, 2007 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange

Commission on December 4, 2007).

10.8	*Hawker Beechcraft, Inc. 2007 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.9.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.9.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.9.3	*Form of June 2009 Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009).

10.9.4	*Form of March 2010 Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.8.4 to the Company’s Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on April 12, 2010).

10.9.5	*April 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2010, filed with the Securities and Exchange Commission on May 3, 2010).

10.9.6	*October 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.2 to the Company Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.10.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.10.2	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.10.3	*Form of June 2009 Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.6 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009.)

10.10.4	*April 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2010, filed with the Securities and Exchange Commission on May 3, 2010).

10.10.5	*October 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.11.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.11.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.11.3	*Form of June 2009 Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.7 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009.)

10.11.4	*April 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2010, filed with the Securities and Exchange Commission on May 3, 2010).

10.11.5	*October 2010 Form of Hawker Beechcraft Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.12	*Employment Agreement, dated March 26, 2007, by and between Hawker Beechcraft Corporation and James K. Sanders (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.13	*Form of Letter Agreement Relating to Retention Bonus, dated July 26, 2006 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.14	*Form of Hawker Beechcraft, Inc. Election Agreement, dated March 20, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.15.1	*Form of Hawker Beechcraft, Inc. Employee Equity Investment Plan Employee Subscription Agreement, dated March 26, 2007 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.15.2	*Form of 2008 Hawker Beechcraft, Inc. Employee Equity Investment Plan Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.16	*Hawker Beechcraft Corporation Retention Program, adopted March 26, 2007 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.17.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement Relating to 2007 option grants to certain directors (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.17.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement for Directors (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.18.1	*Hawker Beechcraft Excess Savings and Deferred Compensation Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.18.2	*Hawker Beechcraft Excess Savings and Deferred Compensation Plan as amended and restated April 23, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2008, filed with the Securities and Exchange Commission on August 5, 2008).

10.18.3	*Hawker Beechcraft Corporation Excess Savings and Deferred Compensation Plan, Amended and Restated September 16, 2009 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2009, filed with the Securities and Exchange Commission on November 6, 2009).

10.18.4	*Hawker Beechcraft Corporation Excess Savings and Deferred Compensation Plan, Amended and Restated December 18, 2009 (incorporated by reference to Exhibit 10.18.4 to the Company’s Annual Report on Form 10-k for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 25, 2010).

10.19.1	*Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees, as amended March 26, 2007 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.19.2	*Amendment dated June 4, 2009 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009).

10.19.3	*Amendment dated as of December 30, 2008 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009).

10.19.4	*Amendment dated December 28, 2009 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried

Employees (incorporated by reference to Exhibit 10.19.4 to the Company’s Annual Report on Form 10-k for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 25, 2010).

10.19.5**	*Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees, Amended and Restated effective January 1, 2011.

10.20.1	*Hawker Beechcraft Corporation Excess Pension Plan (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

10.20.2	*Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan, effective January 1, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009).

10.21.1	*Hawker Beechcraft, Inc. Employee Equity Investment Plan (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

10.21.2	*Form of Hawker Beechcraft, Inc. Employee Equity Investment Plan as amended and restated May 9, 2008 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2008, filed with the Securities and Exchange Commission on August 5, 2008).

10.22	*Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc. and Edgar R. Nelson, dated as of November 19, 2008 (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009).

10.23.1	*Separation Agreement, by and between Hawker Beechcraft Corporation and James E. Schuster, dated as of November 21, 2008 (incorporated by reference to Exhibit 10.23.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009).

10.23.2	*Amended and Restated Separation Agreement, by and between Hawker Beechcraft Corporation and James E. Schuster, dated as of February 19, 2009 (incorporated by reference to Exhibit 10.23.2 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009).

10.24	*Letter Agreement, by and between Hawker Beechcraft Corporation and James K. Sanders, dated as of December 18, 2008 (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009).

10.25.1	*Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.25.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009).

10.25.2	*First Amendment, dated as of December 30, 2008 to Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.25.2 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009).

10.25.3	*Second Amendment, dated as of September 1, 2009, to the Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2009, filed with the Securities and Exchange Commission on November 6, 2009).

10.25.4	*Third Amendment, dated as of December 18, 2009, to the Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.25.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 25, 2010).

10.25.5	*Fourth Amendment, dated as of September 27, 2010, to the Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.25.6**	*Hawker Beechcraft Savings and Investment Plan, Amended and Restated effective January 1, 2011.

10.26.1	*Employment Agreement, dated as of March 23, 2009, by and between Hawker Beechcraft Corporation and Worth W. Boisture (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.2	*Stock Purchase Agreement, dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.3	*Joinder Agreement, dated as of March 23, 2009, between Worth W. Boisture, Jr. and Hawker Beechcraft, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.4	*Restricted Stock Unit Agreement, dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.5	*Nonqualified Stock Option Agreement (Time-Vesting), dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.6	*Nonqualified Stock Option Agreement (Performance-Vesting Type A), dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.7	*Nonqualified Stock Option Agreement (Performance-Vesting Type B), dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10. 7 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.27.1	*Form of 2008 Joinder Agreement to the Amended and Restated Shareholders’ Agreement dated as of May 3, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.27.2	*Form of June 2009 Joinder Agreement to the Amended and Restated Shareholders’ Agreement dated as of May 3, 2007 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009.)

10.28.1	*Form of June 2009 Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009).

10.28.2	*Form of March 2010 Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.27.2 to the Company’s Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on April 12, 2010).

10.29	*Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc., and Giap Thanh-Nguyen, dated September 4, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on 10-Q for the quarterly period ended September 27, 2009, filed with the Securities and Exchange Commission on November 6, 2009).

10.30	*Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc., and Bradley Hatt, dated January 20, 2010 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 25, 2010).

10.31	*March 26, 2010 Amendment of Certain Nonqualified Performance-Vesting Type A and Certain Nonqualified Performance-Vesting Type B Stock Option Agreements granted prior to March 5, 2010 using the 2007 forms of agreements (incorporated by reference to Exhibit 10.30.1 to the Company’s Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on April 12, 2010).

10.32	*March 26, 2010 Amendment of Certain Nonqualified Performance-Vesting Type A and Certain Nonqualified Performance-Vesting Type B Stock Option Agreements granted prior to March 5, 2010 using the 2009 forms of agreements (incorporated by reference to Exhibit 10.30.2 to the Company’s Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on April 12, 2010).

10.33	*October 29, 2010 Amendment of Certain Hawker Beechcraft, Inc. Nonqualified Time-Vesting, Nonqualified Performance-Vesting Type A, and Nonqualified Performance-Vesting Type B Stock Option Agreements for the 2007, 2009 and April 2010 Forms of Agreements (incorporated b y reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.34**	*Compensation Program for Certain Directors, effective July 1, 2010.

10.35**	*Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc., and Sidney E. Anderson, dated February 7th, 2011.

12.1**	Computation of Ratio of Earnings to Fixed Charges.

21.1**	List of Subsidiaries.

31.1**	Certifications of the Principal Executive Officer and Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

31.2**	Certifications of the Principal Executive Officer and Principal Financial Officer of Hawker Beechcraft Notes Company.

32.1**	Certification of the Principal Executive Officer and Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

32.2**	Certification of the Principal Executive Officer and Principal Financial Officer of Hawker Beechcraft Notes Company.

*	Management contract, compensatory plan or arrangement required to be filed as an exhibit to this form.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the date indicated.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By:	Hawker Beechcraft, Inc., its Sole Member

By:	/s/ W. W. Boisture, Jr.
President and Chief Executive Officer

Date: February 25, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/ Gina E. Vascsinec	Vice President and Controller	February 25, 2011
Gina E. Vascsinec	(Principal Accounting Officer)

/s/ W. W. Boisture, Jr.	President	February 25, 2011
W. W. Boisture, Jr.	(Principal Executive Officer)
(Principal Financial Officer)

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the date indicated.

HAWKER BEECHCRAFT NOTES COMPANY

By:	/s/ W. W. Boisture, Jr.
Chief Executive Officer

Date: February 25, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/ Gina E. Vascsinec	Vice President and Controller	February 25, 2011
Gina E. Vascsinec	(Principal Accounting Officer)

/s/ W. W. Boisture, Jr.	Chief Executive Officer	February 25, 2011
W. W. Boisture, Jr.	(Principal Executive Officer)
(Principal Financial Officer)

/s/ Alexander L. W. Snyder	Director	February 25, 2011
Alexander L. W. Snyder

/s/ Halet A. Murphy	Director	February 25, 2011
Halet A. Murphy

SCHEDULE II — Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Beginning balance	$4.1	$3.9	$5.5
Charge to costs and expenses	3.3	0.7	1.0
Write-offs net of recoveries(1)	(1.9)	(0.5)	(2.6)

Ending balance	$5.5	$4.1	$3.9

(1)	Includes accounts determined to be uncollectible and charged against reserves, net of collections on accounts previously charged against reserves, as well as the effect of foreign currency on these reserves.

Tax Valuation Allowance

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Beginning balance	$379.7	$296.9	$6.7
Charge to costs and expenses	136.7	120.1	296.9
Write-offs net of recoveries	(5.2)	(37.3)	(6.7)

Ending balance	$511.2	$379.7	$296.9

All other schedules are omitted because they are not applicable or the required information is shown in Item 8, “Financial Statements and Supplementary Data.”

Exhibit 10.19.5

HAWKER BEECHCRAFT CORPORATION

RETIREMENT INCOME PLAN

FOR

SALARIED EMPLOYEES

Amended and Restated Effective January 1, 2011

HAWKER BEECHCRAFT CORPORATION RETIREMENT

INCOME PLAN FOR SALARIED EMPLOYEES

INTRODUCTION		1

ARTICLE 1 DEFINITIONS		2

1.01	“Accrued Benefit”	2
1.02	“Active Employment”	2
1.03	“Active Participant”	2
1.04	“Actuarial Equivalent”	2
1.05	“Actuarial Equivalent Value”	2
1.06	“Actuary”	2
1.07	“Adjustment Factor”	2
1.08	“Affiliated Employer”	2
1.09	“Beneficiary”	3
1.10	“Benefit Commencement Date”	3
1.11	“Board” or “Board of Directors”	3
1.12	“Break in Employment”	3
1.13	“Code”	3
1.14	“Committee”	3
1.15	“Compensation”	3
1.16	“Credited Service”	4
1.17	“Deferred Vested Benefit”	4
1.18	“Defined Benefit Dollar Limitation”	4
1.19	“Disability Retirement Benefit”	4
1.20	“Early Retirement Benefit”	4
1.21	“Early Retirement Date”	4
1.22	“Effective Date”	5
1.23	“Effective Date of this Restatement”	5
1.24	“Eligible Employee”	5
1.25	“Eligibility Service”	5
1.26	“Employee”	5
1.27	“Employer”	6
1.28	“Employment Commencement Date”	6
1.29	“ERISA”	6
1.30	“Estimated Primary Social Security Benefit”	6
1.31	“Final Average Earnings”	7
1.32	“Fund”	8
1.33	“Funding Agent”	8
1.34	“Highly Compensated Employee” and “Highly Compensated Former Employee”	8
1.35	“Hour of Service”	8
1.36	“Joint Annuitant”	8

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1.37	“Joint and Two-Thirds to Survivor Annuity”	8
1.38	“Leased Employee”	9
1.39	“Loss of Seniority”	9
1.40	“Limitation Year”	9
1.41	“Monthly Earnings”	9
1.42	“Named Fiduciary”	11
1.43	“Normal Retirement Age”	11
1.44	“Normal Retirement Benefit”	11
1.45	“Normal Retirement Date”	11
1.46	“Participant”	11
1.47	“Participating Employer”	11
1.48	“Participation”	13
1.49	“Period of Service”	13
1.50	“Period of Severance”	13
1.51	“Plan”	13
1.52	“Plan Sponsor”	13
1.53	“Plan Year”	13
1.54	“Postponed Retirement Benefit”	13
1.55	“Postponed Retirement Date”	13
1.56	“Predecessor Employer”	14
1.57	“Predecessor to this Plan”	14
1.58	“Qualified Joint and Survivor Annuity”	14
1.59	“Reemployment Commencement Date”	14
1.60	“Retirement Date”	14
1.61	“Salaried Plan Employee”	14
1.62	“Severance from Service Date”	16
1.63	“Social Security Adjustment”	16
1.64	“Termination”	17
1.65	“Termination Date”	17
1.66	“Total and Permanent Disability”	17
1.67	“Trust”	17
1.68	“Trustee”	17
1.69	“Vesting Service”	18

ARTICLE 2 SERVICE COUNTING RULES		19

2.01	Period of Service	19
2.02	Active Employment	20
2.03	Eligibility Service	21
2.04	Vesting Service	21
2.05	Credited Service	21
2.06	Pre-Break Service - General Rule	22
2.07	Special Rules Relating to Qualified Military Service	22

ARTICLE 3 ELIGIBILITY FOR PARTICIPATION AND TRANSFERS		24

3.01	Eligibility to Become a Participant	24

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3.02	Reemployment	24
3.03	Termination of Participation	24
3.04	Transfer to Another Plan	24
3.05	Transfer from Another Plan: Prohibition of Double Counting	24
3.06	Coordination with Raytheon Company Pension Plan for Salaried Employees	25

ARTICLE 4 RETIREMENT ELIGIBILITY AND SUSPENSION OF BENEFITS		26

4.01	Retirement	26
4.02	Suspension of Benefits - Postponed Retirement	26
4.03	Suspension of Benefits - Rehires	26
4.04	Suspension of Benefit Notice	26
4.05	Section 203(a)(3)(B) Service	27
4.06	Recommencement of Benefits	27
4.07	Required Commencement at Age 70 1/2	27
4.08	Required Commencement at Normal Retirement Age	29

ARTICLE 5 AMOUNT OF RETIREMENT BENEFIT		30

5.01	Accrued Benefit	30
5.02	Normal Retirement Benefit	31
5.03	Postponed Retirement Benefit	31
5.04	Early Retirement Benefit	31
5.05	Deferred Vested Benefit	32
5.06	Adjustment for Suspension of Benefits	32
5.07	Disability Retirement Benefit	32
5.08	Adjustment for Participants Receiving LTD Benefits	34
5.09	Cessation and Restoration of Accrued Benefits for Highly Compensated Employees	35

ARTICLE 6 REQUIRED BENEFIT LIMITATIONS		36

6.01	Code Section 415 Limits	36
6.02	Restrictions on Twenty-Five Highest Paid Employees	36
6.03	Funding-Based Limits on Benefits and Benefit Accruals	37

ARTICLE 7 VESTING		46

7.01	General Rule	46
7.02	Vesting at Normal Retirement Age	46
7.03	Vesting after Five Years of Vesting Service	46
7.04	Vesting for Non-Work-Related Disability	46
7.05	Vesting Upon Plan Termination	46

ARTICLE 8 PRERETIREMENT SURVIVOR BENEFITS		47

8.01	Automatic Preretirement Spousal Death Benefit	47

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8.02	Death After Normal Retirement Date	48
8.03	Additional Optional Death Benefit	49
8.04	Limitation on Total Benefit	50

ARTICLE 9 FORMS OF BENEFIT		51

9.01	Qualified Joint and Survivor Annuity	51
9.02	Lump Sum Payments	51
9.03	Right to Elect	52
9.04	Election of Forms	52
9.05	Optional Forms of Retirement Benefit	53
9.06	Beneficiary	55
9.07	Eligible Rollover Distributions	55
9.08	Retroactive Payments	56
9.09	Overpayments	57

ARTICLE 10 FUNDING		58

10.01	Funding Agreement	58
10.02	Non-Diversion of the Fund	58

ARTICLE 11 PLAN ADMINISTRATION		59

11.01	Appointment of Committee	59
11.02	Powers and Duties	59
11.03	Actions by the Committee	60
11.04	Interested Committee Members	60
11.05	Indemnification	60
11.06	Conclusiveness of Action	61
11.07	Payment of Expenses	61
11.08	Named Fiduciary	61
11.09	Funding Policy and Method	61
11.10	Bonding	61
11.11	Claim Procedure	62

ARTICLE 12 CONTRIBUTIONS		65

12.01	Employer Contributions	65
12.02	Participant Contributions	65
12.03	Contingent Nature of Contributions	65

ARTICLE 13 AMENDMENT, TERMINATION, AND MERGER OF THE PLAN		66

13.01	Right to Amend the Plan	66
13.02	Right to Terminate the Plan	66
13.03	Allocation of Assets and Surplus	66
13.04	Plan Mergers, Consolidations, and Transfers	67
13.05	Amendment of Vesting Schedule	67

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ARTICLE 14 TOP-HEAVY PLAN PROVISIONS		68

14.01	General Rule	68
14.02	Vesting Provision	68
14.03	Minimum Benefit Provision	68
14.04	Coordination with Other Plans	69
14.05	Top-Heavy Plan Definition	69
14.06	Key Employee	71
14.07	Non-Key Employee	72
14.08	Collective Bargaining Rules	72

ARTICLE 15 MISCELLANEOUS		73

15.01	Limitation on Distributions	73
15.02	Limitation on Reversion of Contributions	73
15.03	Voluntary Plan	73
15.04	Nonalienation of Benefits	74
15.05	Inability to Receive Benefits	74
15.06	Missing Persons	74
15.07	Limitation of Third Party Rights	76
15.08	Invalid Provisions	76
15.09	One Plan	76
15.10	Use and Form of Words	76
15.11	Headings	76
15.12	Governing Law	77
15.13	Separate Liability	77
15.14	Erroneous Payments	77
15.15	Use of Electronic Media	77

ARTICLE 16 SPECIAL ELIGIBILITY RULES		78

16.01	Applicability	78
16.02	Special Eligibility Rules	78
16.03	Definitions	78
16.04	Pension Plan Distributee	79

APPENDIX A	Procedures For Calculation Of Actuarial Equivalent Values	A-1

APPENDIX B	Reduction Factors For Additional Optional Death Benefit Under Section 8.03	B-1

SUPPLEMENT A	Special Provisions Applicable to Former Hangar One, Inc. Salaried Employees	Suppl. A -1

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INTRODUCTION

The Hawker Beechcraft Corporation Retirement Income Plan For Salaried Employees (the “Plan”) as stated herein is an amendment and restatement of the Plan. This amendment and restatement of the Plan is generally effective as of January 1, 2011, or such other dates as may be specifically provided herein or as otherwise required by law for the Plan to satisfy the requirements of Section 401(a) of the Code.

The rights, privileges, and obligations of any Employer, Employee, Participant, Beneficiary, or other person will be governed by the relevant terms of this amended and restated Plan, except that nothing in this restated plan document will be construed as granting any terminated Participant (or beneficiary thereof) any greater vested benefit than such Participant had at the time of the Participant’s Separation from Service. The provisions of this amended and restated Plan governing accrual and vesting of benefits (including, but not limited to, interest and mortality assumptions) apply only to benefits accrued under this Plan.

The provisions of the Plan are subject to a determination by the Internal Revenue Service that the Plan is “qualified” under Section 401(a) of the Code. It is further intended that the Plan also conform to the requirements of Title I of ERISA, as amended from time to time.

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ARTICLE 1

Definitions

1.01	“Accrued Benefit”

shall mean the amount of monthly pension benefit, payable as a straight life annuity, commencing at Normal Retirement Age, as shall be considered accrued at any time for a Participant in accordance with the provisions of Article 5.

1.02	“Active Employment”

shall mean the period of service defined in Sections 2.02 and 2.07.

1.03	“Active Participant”

means a Participant still actively employed as an Eligible Employee.

1.04	“Actuarial Equivalent”

shall mean a benefit or amount having the same Actuarial Equivalent Value as an Accrued Benefit or other applicable benefit.

1.05	“Actuarial Equivalent Value”

shall mean the single sum present value of an Accrued Benefit or other applicable benefit, where values are calculated under generally accepted actuarial methods and using the applicable tables, interest rates, and other factors described in Appendix A of this Plan.

1.06	“Actuary”

shall mean that individual who is an “enrolled actuary” as defined in Section 7701(a)(35) of the Code or that firm of actuaries which has on its staff such an actuary, appointed by the Committee.

1.07	“Adjustment Factor”

shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code, applied to such items and in such manner as the Secretary shall prescribe.

1.08	“Affiliated Employer”

shall mean the Employer and any other entity while it is a member of a “controlled group of corporations,” a group under “common control,” or an “affiliated service group,” all as determined under Code Sections 414(b), (c), (m), (o), or, solely for purposes of Section 6.01, the rules set forth in Code Section 415(h). Raytheon Company ceased to be an Affiliated Employer upon the closing of the divestiture of Raytheon Aircraft Company by Raytheon Company on March 26, 2007.

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1.09	“Beneficiary”

shall mean that person or persons or entity or entities (including a trust) or estate that shall be entitled to receive benefits payable pursuant to the provisions of this Plan by virtue of a Participant’s death, pursuant to the provisions of Articles 8 and 9.

1.10	“Benefit Commencement Date”

shall mean the first day of the first period (e.g. month, quarter, year) for which a benefit is payable to an individual, even though the first payment may not actually have been made at that date.

1.11	“Board” or “Board of Directors”

shall mean the Board of Directors of the Plan Sponsor, except that any action which could be taken by the Board may also be taken by a duly authorized committee of the Board.

1.12	“Break in Employment”

shall mean a Termination followed by a one-year Period of Severance.

1.13	“Code”

shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.14	“Committee”

shall mean the committee of individuals appointed by the Board to be responsible for the operations and administration of the Plan in accordance with the provisions of Article 11.

1.15	“Compensation”

shall mean the wages as defined in Code Section 3401(a) for purposes of income-tax withholding but without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or services performed. “Compensation” includes the following amounts paid after a separation from service by the later of 2 1/2 months after the separation or the last day of the Limitation Year that includes the date of the separation from service:

(a)	Regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or similar payments and the payment would have been paid to the Employee prior to the separation from service if the Employee had continued in employment with the Employer.

(b)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment continued and

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those amounts would have been included in the definition of Compensation if they were paid prior to the Employee’s separation from service.

(c)	Amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer, only to the extent includible in the Employee’s gross income, and those amounts would have been includible in the definition of Compensation if they were paid prior to the Employee’s separation from service.

The term “Compensation” includes any amounts that would have been received by an Employee and includible in the Employee’s gross income but for an election under Code Sections 125(a), 132(f)(4), 402(e)(3), or 457(b). The term “Compensation” also includes any differential pay paid by the Employer to the Participant during the Limitation Year.

The “Compensation” of an individual taken into account under this Plan for a Limitation Year will not exceed $200,000, as adjusted for cost of living increases in accordance with Code Section 401(a)(17)(B). The determination of an individual’s “Compensation” will be made by the Committee in accordance with the provisions of Code Section 415 and the related Treasury Regulations.

1.16	“Credited Service”

shall mean the period of service determined under Sections 2.05 and 2.06.

1.17	“Deferred Vested Benefit”

shall mean the benefit to which a vested Participant would be entitled after a Break in Employment, as calculated in accordance with Article 5.

1.18	“Defined Benefit Dollar Limitation”

shall mean the limitation set forth in Section 415(b)(1) of the Code.

1.19	“Disability Retirement Benefit”

shall mean the benefit to which a Participant would be entitled in the event of Total and Permanent Disability, as calculated in accordance with Article 5.

1.20	“Early Retirement Benefit”

shall mean the benefit to which a Participant would be entitled in the event of his retirement prior to his Normal Retirement Date, as calculated in accordance with Article 5.

1.21	“Early Retirement Date”

shall mean the first day of the calendar month coincident with or next following the Participant’s Termination Date, if such date is earlier than the Participant’s Normal Retirement

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Date, provided that the Participant’s Termination Date falls on or after the Participant’s fifty-fifth (55th) birthday, and provided that the Participant has completed five years of Credited Service, including a comparable period of service earned under another plan maintained by an Affiliated Employer, by his Termination Date.

1.22	“Effective Date”

shall mean October 1, 1955.

1.23	“Effective Date of this Restatement”

shall mean January 1, 2011, or such other dates as may be specifically provided herein or as otherwise required by law for the Plan to satisfy the requirements of Section 401(a) of the Code.

1.24	“Eligible Employee”

shall mean a Salaried Plan Employee who is employed by an Employer, but does not include a person whose terms and conditions of employment are the subject of a collective bargaining agreement between an Employer and a collective bargaining agent unless and until participation in the Plan shall have been negotiated for and agreed to in writing by the representatives of such Employer and the collective bargaining agent. The term “Eligible Employee” shall not include a Leased Employee or any individual classified, treated, or otherwise characterized by the Employer as an independent contractor, consultant, leased employee, temporary agency employee, or otherwise not treated by the Employer as an “Eligible Employee” for purposes of this Plan.

The determination whether an individual constitutes an “Eligible Employee” for purposes of this Plan will be made by the Employer with the consent of the Committee in its sole discretion. Said determination will apply for all purposes of this Plan and regardless of whether an individual is later classified by any governmental agency, court, tribunal, governing body, or any other person or entity as a common law employee of the Employer. It is the intent hereof that the Employer with the consent of the Committee will decide in its sole discretion which individuals are classified as “Eligible Employees” for purposes of this Plan.

1.25	“Eligibility Service”

shall mean service as counted for determining a Participant’s right to become a Participant in the Plan, as determined in accordance with Article 2.

1.26	“Employee”

shall mean any person who is employed and compensated (by payroll check issued directly from the employer or agent thereof to the Employee or direct payroll deposit made to the Employee’s account by the employer or agent thereof) by the Employer or an Affiliated Employer or otherwise expressly designated as an employee on the books and records of the Employer or an Affiliated Employer and treated by such Employer or Affiliated Employer as an employee for federal employment tax purposes. Any person who, after the close of a Plan Year,

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is retroactively treated by the Employer or an Affiliated Employer or any other party as an employee for such prior Plan Year shall not, for purposes of the Plan, be considered an Employee for such prior Plan Year unless expressly so treated by the Employer or Affiliated Employer.

1.27	“Employer”

shall mean Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) and any other Affiliated Employer which, with the consent of the Committee, has adopted this Plan for its Eligible Employees. “Employer” when used in this Plan shall refer to such adopting entities either individually or collectively, as the context may require.

1.28	“Employment Commencement Date”

shall mean the date on which the Employee first is credited with an Hour of Service.

1.29	“ERISA”

shall mean the Employee Retirement Income Security Act of 1974 (Public Law #93-406), as amended from time to time.

1.30	“Estimated Primary Social Security Benefit”

means, as to a Participant retiring on or after Normal Retirement Date, the monthly Social Security retirement benefit to which the Participant would be entitled under Title II of the Social Security Act on the Participant’s Termination Date, without regard as to whether the Participant is actually entitled to a Social Security retirement benefit. As to a Participant who has a Termination Date or ceases to be an Eligible Employee prior to Normal Retirement Date, “Estimated Primary Social Security Benefit” means the monthly Social Security retirement benefit to which the Participant would be entitled at his Normal Retirement Date under Title II of the Social Security Act as in effect on the last day of employment as an Eligible Employee, assuming that the Participant’s Credited Service continued until the Participant attained age sixty-five (65), that until the date on which the Participant would have attained age sixty-five (65) the Participant received the same rate of compensation in effect when he last performed services as an Eligible Employee, and that the Participant is actually entitled to a Social Security retirement benefit and elects to begin benefit payments upon reaching age sixty-five (65).

The Social Security benefit is computed on the basis of an estimated earnings history throughout the period during which the Participant could have been covered under the Social Security Act. Estimated earnings under this section will be computed by the Employer by applying a 6% discount to the employee’s annual rate of compensation as in effect immediately after the period for which the estimate is being made to the later of 1951 or the calendar year the Participant reached age 22.

In lieu of using an estimated compensation for a particular period, the Participant may elect to have his Estimated Primary Social Security Benefit based on the Participant’s actual wage history as furnished by the Social Security Administration or such other source as the Employer deems to be reliable. The Participant must, however, supply the Employer with

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satisfactory documentation of his actual wage history within one year of time following the later of his termination of employment (initial termination of employment, in the case of a rehired employee) or the date upon which the Employer notifies him of the benefit, if any, that he is entitled to receive under the Plan. If the Participant elects to furnish his actual wage history after the date that his Accrued Benefit has been determined by the Employer, the recalculated Estimated Primary Social Security Benefit shall not cause a reduction to his Accrued Benefit.

1.31	“Final Average Earnings”

shall mean the highest amount obtainable by averaging a Participant’s Monthly Earnings for any 60 consecutive months of Active Employment with a Participating Employer (or the total number of such months, if the Participant has completed fewer than 60 months of Active Employment with a Participating Employer) within the last 120 consecutive months prior to his last date of Active Employment with a Participating Employer. Prior to January 1, 1991, the 60-month average was based on consecutive months of Credited Service instead of consecutive months of Active Employment with a Participating Employer.

If a Participant’s last 120 consecutive months of employment include a period of continuous layoff which does not cause a Loss of Seniority, then his Final Average Earnings shall be equal to the greater of (i) the amount determined under the preceding paragraph of this Section, and (ii) the amount determined by assuming that he received Monthly Earnings during the period of continuous layoff at the same rate as in effect at the beginning of the period of layoff.

In calculating Final Average Earnings between January 1, 1989 and December 31, 1993, the total amount of Monthly Earnings taken into account in any consecutive 12-month period shall not exceed $200,000 times the Adjustment Factor applicable for that calendar year.

In calculating Final Average Earnings between January 1, 1994 and December 31, 2001, the total amount of Monthly Earnings taken into account in any consecutive 12-month period shall not exceed $150,000 times the Adjustment Factor applicable for such year only after the cumulative cost-of-living adjustments are equal to or exceed the next $10,000 increment thereafter. In applying such limit to any consecutive 12-month period, the applicable limit shall be based on the annual compensation limit in effect for the respective calendar year in which each 12-month period begins with the unadjusted $150,000 limit applied for all periods beginning prior to January 1, 1994.

In calculating Final Average Earnings on or after January 1, 2002, the total amount of Monthly Earnings taken into account in any consecutive 12-month period shall not exceed $200,000. The $200,000 limit on annual compensation shall be adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code and the applicable limit shall be based on the annual compensation limit in effect for the calendar year in which each 12-month period begins. In determining benefit accruals in Plan Years beginning on or after January 1, 2002, the annual compensation limit for consecutive 12-month periods beginning before January 1, 2002 shall be $200,000.

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In calculating Final Average Earnings for a Participant who is being credited with Credited Service under Section 5.08 of this Plan (relating to a Participant receiving benefits under a long-term disability plan), it shall be assumed that such Participant continued to receive earnings at the rate equal to his Monthly Earnings rate on the last day of Active Employment before his long-term disability benefits began.

In calculating Final Average Earnings for a Participant who is eligible for Credited Service while a member under the Raytheon Company Pension Plan for Salaried Employees, as provided under Section 2.05, it shall be assumed that the Participant’s period of Active Employment and Monthly Earnings under this Plan shall include his period of employment while a member under the Raytheon Company Pension Plan for Salaried Employees.

1.32	“Fund”

shall mean any fund provided for in a trust arrangement or an insurance contract or a combination of both, which is held by a Funding Agent, to which contributions under the Plan on and after the Effective Date will be made, and out of which benefits are paid to the Participants or otherwise provided for.

1.33	“Funding Agent”

shall mean a Trustee or insurance company or any duly appointed successor or successors selected to hold a Fund.

1.34	“Highly Compensated Employee” and “Highly Compensated Former Employee”

shall mean an Employee who is determined to be a Highly Compensated Employee or Highly Compensated Former Employee under the provisions of Article 6 of this plan.

1.35	“Hour of Service”

shall mean each hour for which an Employee is paid, or entitled to payment, by an Employer, an Affiliated Employer, or a Predecessor Employer, for the performance of duties. Hours of Service shall be computed and credited in accordance with the Department of Labor regulations under Section 2530.200b.

1.36	“Joint Annuitant”

shall mean the Beneficiary who will receive retirement benefits after the death of the Participant based on the provisions of a joint and survivor annuity, as described in Article 9.

1.37	“Joint and Two-Thirds to Survivor Annuity”

shall mean a retirement benefit under which equal monthly installments are payable during the joint lifetimes of the retired Participant and the Joint Annuitant, and under which, upon the death of either the retired Participant or the Joint Annuitant, an amount equal to two-thirds of the amount payable during their joint lifetime continues to be paid for the lifetime of the survivor.

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1.38	“Leased Employee”

means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under primary direction or control by the recipient. Except as provided in the next sentence, solely for purposes of the requirements listed in Section 414(n)(3) of the Code, a Leased Employee shall be treated as an employee of the recipient, and contributions or benefits provided by the leasing organization which are attributable to services performed for the recipient shall be treated as provided by the recipient. Notwithstanding the previous sentence, a Leased Employee shall not be considered an employee of the recipient for purposes of the requirements listed in Section 414(n)(3) of the Code if both: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Section 125, Section 402(e)(3), Section 401(h)(1)(B), Section 403(b), or Section 132(f)(4) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) Leased Employees do not constitute more than 20 percent of the recipient’s nonhighly compensated workforce.

1.39	“Loss of Seniority”

shall mean the occurrence of an event that causes an Employee’s name to be removed from the seniority list maintained under a collective bargaining agreement between an Employer and a collective bargaining agent.

1.40	“Limitation Year”

shall mean the 12 month period ending on each December 31.

1.41	“Monthly Earnings”

shall mean an amount determined as follows:

(a)	The Monthly Earnings of a Participant for any month shall be the sum of the following amounts paid to or credited to an Employee for such month:

(1)	base salary,

(2)	cost of living adjustment payments (including payments credited under the Employer’s COLA and Bonanza programs),

(3)	bonus, discretionary, and productivity awards,

(4)	unbankable sick leave,

(5)	area pay,

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(6)	shift differential,

(7)	as to an Employee who is a Participant on or after January 1, 1988, commissions,

(8)	any amounts contributed pursuant to a salary reduction agreement on behalf of the Participant to a plan described in Internal Revenue Code section 125 or 401(k) which would have been included in the Participant’s Monthly Earnings if the salary reduction agreement did not apply,

(9)	as to an Employee who is a Participant on or after January 1, 1991, straight-time pay while an hourly employee, and

(10)	payments made to a Participant pursuant to any deferred compensation program on or before his Termination Date, but only if the amounts on which such compensation is based would have been included in Monthly Earnings in the year in which they were deferred if the deferral had not occurred.

(b)	Other elements of compensation, such as pay for overtime hours, income imputed for insurance coverages, the value of stock options and stock appreciation rights or any income from the sale or exercise of stock options, termination payments for unused sick leave or unused accrued vacation pay, and allowances or reimbursements for expenses, shall be excluded from Monthly Earnings.

(c)	Except as provided below, any payments of compensation shall be included in Monthly Earnings for the month in which it is actually paid. The following rules shall be used to determine the month for which certain forms of compensation are included in Monthly Earnings:

(1)	The amount of Monthly Earnings credited to a month from a periodic payment that is attributable to more than one calendar month (such as cost of living adjustments and bonus awards) shall be prorated over the number of months for which the payment pertains.

(2)	When a Participant who is eligible for a bonus award retires during a year before the bonus award for that year has been determined, it will be assumed that the Participant received a bonus award in the year of retirement equal to one-twelfth of his prior year’s bonus, if any, for each full month worked during the year of retirement.

(3)	The amount of Monthly Earnings credited to any month within a Plan Year from commission payments shall be equal to total commissions during such year while the Participant was an Eligible Employee, subject to the maximum limitation described in subsection (a)(7), divided by the number of months of Credited Service during such year while the Participant was an Eligible Employee.

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(4)	The amount described in subsection (a)(10) shall not be included in Monthly Earnings unless the compensation on which it is based would have been paid in one of the sixty consecutive months used to determine the Participant’s Final Average Earnings.

(d)	A Participant’s Monthly Earnings shall include the deemed Monthly Earnings prescribed in Section 2.07 during a Participant’s Qualified Military Service.

1.42	“Named Fiduciary”

shall mean a fiduciary designated as such under the provisions of Article 11.

1.43	“Normal Retirement Age”

means the later of (a) the date a Participant attains age 65, and (b) the fifth anniversary of the date he first performed an Hour of Service for the Employer or an Affiliated Employer.

1.44	“Normal Retirement Benefit”

shall mean the benefit to which a Participant would be entitled in the event of his retirement on his Normal Retirement Date, as calculated in accordance with Article 5.

1.45	“Normal Retirement Date”

means first day of the month following the month in which a Participant attains his “Normal Retirement Age.”

1.46	“Participant”

shall mean any Employee who has met the requirements of Section 3.01, whether or not he remains an Eligible Employee, and any individual who has separated from service but for whom there is still a liability under the Plan. Where the context requires, the term “Participant” will include a former Participant and an alternate payee with respect to a Participant under a qualified domestic relations order.

1.47	“Participating Employer”

shall mean any Affiliated Employer that has elected, with the approval of the Committee, to participate in the Plan as to some or all of its Eligible Employees by adopting this Plan and the Funding Agreement. Such employees shall be considered Eligible Employees under the Plan as of the date specified in a resolution adopted by the Committee and, for the purposes of their benefits under the Plan, the Participating Employer shall be included in the definition of Employer. The following subsidiaries became Participating Employers as of the dates listed below, which is also the earliest date of Credited Service for its Eligible Employees:

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Name of Subsidiary	Effective Date of Adoption

Raytheon Aircraft Credit Corporation which prior to October 1, 1995 was called Beech Acceptance Corporation, Inc.	From July 31, 1972 until July 7, 2000 (see language immediately below this list)

Beech Holdings, Inc.	July 31, 1972

Hawker Beechcraft Services, Inc. (formerly Raytheon Aircraft Services, Inc., which prior to September 26, 1995 was called United Beechcraft, Inc.)	July 31, 1972

Travel Air Insurance Co., (Kansas) which was previously called Travel Air Insurance Company, Ltd.	October 1, 1981

Raytheon Aerospace Company, which prior to October 1, 1995 was called Beech Aerospace Services, Inc.	From October 1, 1987 until the closing date of the sale of Raytheon Aerospace Company stock (on or about June 8, 2001) (see language immediately below this list)

Subsidiary companies of Hawker Beechcraft Services, Inc. (formerly Raytheon Aircraft Services, Inc.)	January 1, 1988

Travel Air Insurance Co., Ltd.	November 28, 1990

Beech Military Regional Services, Inc.	January 19, 1993

Beechcraft Sales, Inc. and its subsidiary companies	July 1, 1993

Arkansas Aerospace, Inc.	September 1, 1993

Raytheon Corporate Jets, Inc.	September 1, 1993

Raytheon Aircraft International Service Company, which prior to June 2, 1995 was called Beech International Sales Corporation	June 1, 1994

The portion of the Plan that covered the Active Participants employed by Raytheon Aircraft Credit Corporation on July 7, 2000, the date of the completion of the stock purchase described in the stock purchase agreement dated April 14, 2000, between Raytheon Company, Raytheon Engineers & Constructors International, Inc. and Morrison Knudsen Corporation, was spun-off and merged with and into the Raytheon Retirement Plan for Engineers & Constructors and Aircraft Credit Employees (the “RE&C Plan”) as of July 7, 2000, and no Employees of Raytheon Aircraft Credit Corporation shall accrue any additional benefits under this Plan on and after such date, except that the liability for any benefits that may have accrued under the RE&C

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Plan for the following individuals and assets associated with that liability (to the extent not already in this Plan) have been spun off and merged into this Plan by March 23, 2007, and shall be paid by this Plan: individuals whose employment by Raytheon Aircraft Credit Corporation ended before January 1, 2007, but who had not commenced benefits under the RE&C Plan before January 1, 2007. As of the closing date of the sale of Raytheon Aerospace Company stock (on or about June 8, 2001), Raytheon Aerospace Company ceased to be a Participating Employer or an Affiliated Employer under the Plan. Employees of Raytheon Aerospace Company shall not accrue any additional benefits under the Plan after such date.

1.48	“Participation”

means Service while an Active Participant.

1.49	“Period of Service”

shall mean the period of service of a Participant that is used to satisfy the service requirement for eligibility to participate and for determining a Participant’s vesting in accrued benefits, as calculated in accordance with Article 2.

1.50	“Period of Severance”

shall mean a period commencing on an Employee’s Severance from Service Date and ending on the date on which such Employee again is credited with an Hour of Service with an Employer or an Affiliated Employer.

1.51	“Plan”

shall mean this Plan designated as the Hawker Beechcraft Corporation Retirement Income Plan For Salaried Employees.

1.52	“Plan Sponsor”

shall mean Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company prior to March 26, 2007, which prior to October 24, 1994, was called Beech Aircraft Corporation).

1.53	“Plan Year”

shall mean the period beginning on January 1 and ending on the following December 31.

1.54	“Postponed Retirement Benefit”

shall mean the benefit to which a Participant would be entitled in the event of his retirement after his Normal Retirement Date, as calculated in accordance with Article 5.

1.55	“Postponed Retirement Date”

shall mean the first day of the calendar month next following the Participant’s Termination Date, if such date is later than the Participant’s Normal Retirement Date.

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1.56	“Predecessor Employer”

shall mean, with respect to an Employee, one or more of the following organizations or units, if the Employee was previously employed by them: None as of January 1, 2011.

1.57	“Predecessor to this Plan”

shall mean any plan for which this Plan is a restatement, any plan which has been merged into this Plan or any Predecessor to this Plan, or any other plan sponsored by an entity which became an Affiliated Employer by acquisition or merger, and which adopted this Plan or a Predecessor to this Plan for any of its employees who had been participants in such other plan.

1.58	“Qualified Joint and Survivor Annuity”

shall mean, for a married Participant, a benefit payable in the form of an annuity for the life of the Participant and with a benefit payable for the life of the Participant’s spouse after the Participant’s death for an amount equal to 50 percent of the benefit payable during their joint lifetime. For a single Participant it shall mean a benefit payable in the form of an annuity for the life of the Participant. The Qualified Joint and Survivor Annuity for a married Participant shall be at least the Actuarial Equivalent, determined under the applicable factors of Appendix A, of the Participant’s Accrued Benefit or, if greater in Actuarial Equivalent Value, any optional form of benefit then available to the Participant under the Plan.

1.59	“Reemployment Commencement Date”

shall mean the first date following a Severance from Service Date on which the Employee is credited with an Hour of Service.

1.60	“Retirement Date”

shall mean a Participant’s Normal, Early, Postponed or Disability Retirement Date.

1.61	“Salaried Plan Employee”

shall mean an Employee who satisfies one of the following conditions:

(a)

An Employee who receives compensation from the salary exempt payroll of Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) (excluding any Employee who transferred from E-Systems, Inc. (Montek Division) to Raytheon Aircraft Company on July 1, 1996), Raytheon Aircraft Credit Corporation (formerly Beech Acceptance Corporation, Inc.), Beech Holdings, Inc., Raytheon Aircraft Services, Inc. (formerly United Beechcraft, Inc.), Travel Air Insurance Co., Beechcraft Sales, Inc. or one of its subsidiary companies, Raytheon Corporate Jets, Inc. (excluding Control by Light Engineers on or after October 1, 1995), or Raytheon Aircraft International Service Company (formerly Beech International Sales Corporation). Notwithstanding the preceding sentence of this subsection (a), no Employees of Raytheon Aircraft Credit Corporation (formerly Beech Acceptance Corporation, Inc.) shall be a Salaried

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Plan Employee on or after July 7, 2000, the date the portion of this Plan covering such Employees was spun-off and merged with and into the Raytheon Retirement Plan for Engineers & Constructors and Aircraft Credit Employees (the “RE&C Plan”), except that the liability for any benefits that may have accrued under the RE&C Plan for the following individuals and assets associated with that liability (to the extent not already in this Plan) have been spun off and merged into this Plan by March 23, 2007, and shall be paid by this Plan: individuals whose employment by Raytheon Aircraft Credit Corporation ended before January 1, 2007, but who had not commenced benefits under the RE&C Plan before January 1, 2007.

(b)	On or after October 1, 1987, an Employee who receives compensation from the salaried management payroll of Raytheon Aerospace Company (formerly Beech Aerospace Services, Inc.); provided that any Employee who transferred from Serv-Air, Inc. to Raytheon Aerospace Company on January 1, 1996 and who was in an E-Systems, Inc. plan on December 31, 1995 and who stayed in an E-Systems, Inc. plan will be excluded from this Plan; provided further that for similarly transferred Employees who are not excluded, prior service with Serv-Air, Inc. and E-Systems, Inc. will be treated as Eligibility and Vesting Service hereunder. Notwithstanding any other provisions of this Section 1.61(b), employees of Raytheon Aerospace Company shall not be Active Participants in this Plan after Raytheon Aerospace Company ceased to be a Participating Employer under the Plan as provided in Section 1.47.

(c)	On or after January 1, 1988, an Employee on the salary exempt payroll of a subsidiary of Hawker Beechcraft Services, Inc. (formerly Raytheon Aircraft Services, Inc., formerly United Beechcraft, Inc.) that has elected to be a Participating Employer.

(d)	On or after November 28, 1990, an Employee who receives compensation from the salary exempt payroll of Travel Air Insurance Co., Ltd.

(e)	On or after January 19, 1993, an Employee who receives compensation from the salary exempt payroll of Beech-Military Regional Offices, Inc.

(f)	On or after September 1, 1993, an Employee who receives compensation from the salary exempt payroll of Arkansas Aerospace, Inc.

(g)	On or after January 1, 1994, an Employee who receives compensation from the salary nonexempt payroll of Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company).

(h)

An employee of the Atlanta Shared Service Center of Raytheon Aircraft Services, Inc. (formerly United Beechcraft, Inc.) in Atlanta, Georgia who was transferred to such position on or after March 17, 1995 from a position as a salary nonexempt Employee of Hawker Beechcraft Corporation (formerly Raytheon Aircraft

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Company) in the Accounts Payable department in Wichita, Kansas or in the Little Rock Division.

Notwithstanding the foregoing, an Employee of Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) who was formerly an employee of Raytheon Corporate Jets, Inc. located at either the Little Rock facility or the United Kingdom facility shall not be a Salaried Plan Employee.

Effective October 1, 1995, notwithstanding the preceding sentence, a salaried Employee of Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) who was formerly an employee of Raytheon Corporate Jets, Inc., located at the Little Rock facility will be treated as a Salaried Plan Employee effective October 1, 1995. Furthermore, for purposes of determining such an Employee’s Credited Service, the Employee will be treated as a Salaried Plan Employee effective September 1, 1993.

1.62	“Severance from Service Date”

shall mean the earlier of the dates in subparagraphs (a) and (b) below, except that a Severance from Service Date shall not occur during any of the periods described in subparagraphs (c), (d) and (e) below.

(a)	The date on which the Employee ceases to be employed by each Employer and Affiliated Employer because the Employee quits, retires, is discharged, or dies.

(b)	The first anniversary of the first day of a period in which the Employee remains absent from employment (with or without pay) with each Employer and Affiliated Employer for any reason other than those specified in paragraph (a) of this section.

(c)	A period of absence not exceeding 24 months that began on or after January 1, 1985 by reason of (i) the pregnancy of the Employee, (ii) the birth of a child of the Employee, (iii) the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (iv) the care of a child for a period beginning immediately following such birth or placement.

(d)	A period of continuous layoff which does not result in the Employee’s Loss of Seniority, provided such Employee returns to work within his recall period.

(e)	A period of approved sick leave or other approved leave of absence (which shall be granted in a uniform and nondiscriminatory manner) provided such Employee returns to work at the end of the leave or authorized extension thereof.

1.63	“Social Security Adjustment”

shall mean an amount equal to 50% of the Participant’s Estimated Primary Social Security Benefit adjusted as follows:

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(a)	The Estimated Primary Social Security Benefit shall be determined by assuming that the Participant does not receive any further compensation after the last date that he performs services as a Salaried Plan Employee.

(b)	If the Participant is eligible for an Early Retirement Benefit and elects to receive payments before Normal Retirement Date, the Social Security Adjustment, as defined above, shall be reduced by 1/180 for each month, not exceeding 36 months, that the benefit commencement date precedes the Normal Retirement Date.

Once determined for a Participant, such amount shall remain constant.

1.64	“Termination”

shall mean the cessation of Active Employment with the Employer and each Affiliated Employer.

1.65	“Termination Date”

shall mean the first date on which an Employee ceases Active Employment with the Employer and each Affiliated Employer.

1.66	“Total and Permanent Disability”

shall mean a disability resulting from sickness, accident, ill health, or other physical or mental causes which prevents a Participant from performing and discharging the duties of suitable employment. A Participant shall be deemed to be totally and permanently disabled only if the period of disability shall have continued for at least two consecutive months in the case of a work-related disability (either a work-related illness or an on-the-job injury) or at least six consecutive months in the case of a non-work-related disability and if the disability will be permanent and continuous during the remainder of his life. The existence of Total and Permanent Disability shall be established based on evidence that the Participant is eligible for disability benefits under the Social Security Act in effect at the date of disability.

1.67	“Trust”

shall mean any trust established under an agreement between the Employer and a Trustee under which any portion of the Fund is held, and shall include any and all amendments to the trust agreement.

1.68	“Trustee”

shall mean any trustee holding any portion of the Fund under a Trust agreement forming a part of the Plan.

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1.69	“Vesting Service”

shall mean service for determining a Participant’s right to his Accrued Benefit under Article 7, as counted under the rules of Article 2.

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ARTICLE 2

Service Counting Rules

2.01	Period of Service

(a)	General Rule. Unless otherwise disregarded under the provisions of Section 2.06, an Employee’s Period of Service shall mean the sum of all periods of service identified under subparagraphs (1), (2), and (3) below while an Employee of an Employer or Affiliated Employer, measured in days and converted to full years and completed months with a fractional month (less than 30 days) treated as a complete month.

(1)	The period commencing on the Employee’s Employment Commencement Date and ending on the Employee’s Severance from Service Date.

(2)	The period (if any) commencing on the Employee’s Reemployment Commencement Date and ending on the date the Employee incurs the first Severance from Service Date after such Reemployment Commencement Date.

(3)	If an Employee does not incur a Period of Severance of at least one year during the period from the Employee’s Severance from Service Date to the Employee’s Reemployment Commencement Date, said period shall be included in the Employee’s Period of Service; provided, however, if the Employee incurs a Severance from Service Date by reason of a quit, discharge, or retirement during an absence from service (for reasons other than a quit, discharge or retirement) of twelve months or less, and the Employee’s Reemployment Commencement Date occurs later than twelve months after the first day of such absence, the period between said Severance from Service Date and the Employee’s Reemployment Commencement Date shall not be included in the Employee’s Period of Service.

(b)	Exception - Maternity or Paternity Absence. In the case of an Employee who is absent from work for any period on or after January 1, 1985, by reason of (i) the pregnancy of the Employee, (ii) the birth of a child of the Employee, (iii) the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (iv) the care of a child for a period beginning immediately following such birth or placement, the period of absence between the first and second anniversaries of the first date of absence shall not be included in the Employee’s Period of Service.

(c)

Exception - Continuous Layoff. In the case of an Employee who is absent from work for more than twelve months due to a continuous layoff and returns to work before a Loss of Seniority within his recall period, the period of absence after the

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first anniversary of his first date of layoff and before the date of return to work shall not be included in the Employee’s Period of Service.

(d)	Exception - Leave of Absence. In the case of an Employee who is absent from work for more than twelve months due to an approved sick leave or other approved leave of absence and returns to work at the end of the leave or authorized extension thereof, the period of absence after the first anniversary of his first day of absence and before the date of return to work shall not be included in the Employee’s Period of Service.

(e)	Exception - Qualified Military Service. Notwithstanding the preceding provisions of this section, an Employee’s Period of Service shall include any period of Qualified Military Service prescribed in Section 2.07.

(f)	Exception - Predecessor Employer. For purposes of determining an Employee’s Period of Service, service with a Predecessor Employer shall be treated as service with a Participating Employer only to the extent established in accordance with the terms and conditions of a resolution adopted by the Committee.

(g)	Exception - Acquired Business. Notwithstanding the preceding provisions of this Section 2.01, an Employee’s Period of Service shall include service for which the Employee would be entitled to credit under this Plan as a result of employment with a predecessor business, substantially all of the assets of which have been acquired by an Affiliated Employer, provided the Employee was employed by the predecessor business at the time of the acquisition. Where only a portion of the operations of the business have been acquired, only service with said acquired portion prior to the acquisition will be included, and then only if the Employee was employed by said portion of the acquired business at the time of the acquisition.

2.02	Active Employment

An Employee’s Active Employment as used for purposes of determining Credited Service in accordance with Section 2.05 shall be determined as follows:

(a)	General Rule. Unless otherwise disregarded under the provisions of Section 2.06, Active Employment shall mean the sum of all periods of time identified in subparagraphs (1), (2), (3), and (4) below while an Employee of an Employer or Affiliated Employer, occurring between the Employee’s Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending on the Severance from Service Date, measured in days and converted to full years and completed months with fractional months (less than 30 days) treated as completed months.

(1)

All periods of employment during which an Employee is paid either for the performance of duties or for reasons other than the performance of duties (such as vacation, holiday, sick leave, jury duty or military duty). Such periods shall begin on the first day that the Employee is paid for the

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performance of duties and end on the earlier of the date on which the Employee quits, is discharged, retires or dies, or the last day for which he is entitled to payment.

(2)	Any period of unpaid absence from work of thirty days or less resulting from an Employee’s authorized leave of absence (granted in a uniform and non-discriminatory manner), medical leave, continuous layoff, or military leave; provided, however, such absences shall not be included in Active Employment if the Employee does not return to work at the end of the unpaid absence.

(3)	In the case of an Employee whose terms of employment is subject to a collective bargaining agreement that provides for additional service recognition during a period while receiving Workers’ Compensation benefits, the first twelve months of a continuous period of absence during which the Employee is eligible to receive monthly income payments under applicable Workers’ Compensation laws; provided, however, no Employee shall receive additional service under this paragraph for an absence that commenced prior to August 6, 1990.

(4)	In the case of an Employee who terminates from employment while on either the salary nonexempt or the exempt salary payroll, any periods during which the Employee is receiving severance pay.

(b)	Exception - Military Service. Notwithstanding the preceding provisions of this section, an Employee’s Active Employment shall include any period of Qualified Military Service prescribed in Section 2.07.

2.03	Eligibility Service

An Employee’s Eligibility Service shall be the same as his Vesting Service.

2.04	Vesting Service

A Participant’s Vesting Service after December 31, 1988 shall be equal to the Participant’s Period of Service after that date. The Vesting Service earned by a Participant for service prior to January 1, 1989, shall include any service recognized for vesting purposes under the Plan as it existed prior to January 1, 1989, including any service with a Predecessor to this Plan.

2.05	Credited Service

A Participant’s Credited Service during a Period of Service on or after December 31, 1988 shall be equal to the Participant’s period(s) of Active Employment while an Eligible Employee on or after that date. The Credited Service earned by a Participant for periods prior to January 1, 1989 shall be based on his period of “credited service” under the Plan as it existed prior to January 1, 1989.

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A Participant who receives a distribution under Section 9.02 of the present value of his nonforfeitable benefit loses the Credited Service used in determining the nonforfeitable benefit. For purposes of this paragraph, a Participant who is not entitled to a Deferred Vested Benefit on his Termination Date shall be considered to have received such a distribution on the date he has a Break in Employment.

If a Participant transfers on or after January 1, 1984 from employment with an Affiliated Employer that was a participating company in the Raytheon Company Pension Plan for Salaried Employees to employment as an Eligible Employee with a Participating Employer without incurring a Termination, the Participant’s Credited Service shall include the period of employment that the individual was a “member” under the Raytheon Company Pension Plan for Salaried Employees.

2.06	Pre-Break Service - General Rule

A Participant who incurs a Break in Employment and has a Reemployment Commencement Date shall have his pre-break Vesting Service and, unless he has received a non-zero distribution of the present value of his entire nonforfeitable benefit, his pre-break Credited Service added to his Vesting Service and Credited Service following rehire, provided that both of the following requirements are satisfied:

(a)	Rehire Rule. The Participant has been credited with one year of Eligibility Service following his Reemployment Commencement Date.

(b)	Rule of Parity. If the Participant was not entitled to a Deferred Vested Benefit when he incurred a Break in Employment, his Period of Severance is either less than five (5) years or is less than his Period of Service before his Break in Employment (if greater than 5 years).

The pre-break Credited Service and Vesting Service restored under this Section 2.06 shall not include any pre-break Periods of Service that were disregarded by virtue of any prior Break in Employment. The pre-break Credited Service restored under this Section 2.06 shall not include any Credited Service disregarded because of a non-zero distribution under Section 9.02.

2.07	Special Rules Relating to Qualified Military Service

(a)	An Employee who returns from Qualified Military Service shall be subject to the following special rules with respect to such Qualified Military Service:

(1)	The Employee shall not be treated as having incurred a Break in Employment by reason of the Employee’s period of Qualified Military Service.

(2)	Each period of Qualified Military Service served by the Employee, upon reemployment, shall constitute a Period of Service and Active Employment.

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(3)	For purposes of determining an Employee’s Accrued Benefit for the period of Qualified Military Service, the Employee’s Monthly Earnings during the period of Qualified Military Service shall be determined:

(A)	at the rate the Employee would have received if the Employee had continued working for the Participating Employer during the period of Qualified Military Service; or

(B)	if the determination in subparagraph (A) is not certain, on the basis of the Employee’s average rate of Monthly Earnings during the 12-month period immediately preceding the period of Qualified Military Service (or, if shorter, the period of employment immediately preceding such period).

(b)	For this purpose, the term “Qualified Military Service” shall mean any service in the uniformed services by any Employee if such Employee is entitled to reemployment rights under Chapter 43 of title 38, United States Code, provided, the Employee returns to employment, with the Participating Employer within the applicable time limits prescribed in Chapter 43 of title 38, United States Code. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to Qualified Military Service shall be provided in accordance with Section 414(u) of the Code. Notwithstanding the preceding sentence, for purposes of Article 8, to the extent required by Heroes Earnings Assistance and Relief Tax (HEART) Act of 2008, a return to employment is not required if an Employee dies during what would otherwise be Qualified Military Service; however, in that event the Qualified Military Service will not be treated as Vesting Service or Credited Service.

(c)	For purposes of applying any Code-based requirements to this Plan, including, but not limited to, the limitations under Code Section 415 and any applicable nondiscrimination requirement, a Participant receiving a Differential Wage Payment will be treated as an employee of the Employer making the payment, and the Differential Wage Payment will be treated as “compensation” of the Participant receiving the payment.

As used in this Section, the term “Differential Wage Payment” means any payment that (i) is made by an Employer to a Participant with respect to any period during which the Participant is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days, and (ii) represents all or a portion of the wages the Participant would have received from the Employer if the Participant were performing service for the Employer.

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ARTICLE 3

Eligibility for Participation and Transfers

3.01	Eligibility to Become a Participant

All Participants who were participating in this Plan on the Effective Date of this Restatement shall continue to participate. Subject to the provisions of Article 16, any other Employee shall become a Participant on the first day on which:

(a)	he is an Eligible Employee,

(b)	if he is first employed as a Salaried Plan Employee after December 31, 1989, he completes one year of Eligibility Service, and

(c)	if he is first employed after July 31, 1993, he has attained age 21.

3.02	Reemployment

Subject to the provisions of Article 16, a Participant who incurs a Break in Employment and is later re-employed as an Eligible Employee will be treated as a new Employee and will recommence Participation when he again satisfies the conditions of Section 3.01.

3.03	Termination of Participation

A Participant who incurs a Break in Employment at a time when he is not entitled to a retirement benefit or to a Deferred Vested Benefit shall cease Participation at his Severance from Service Date. A Participant who incurs a Break in Employment and who is entitled to a retirement benefit or a Deferred Vested Benefit shall cease Participation upon receipt of payments equal to his total benefit provided hereunder, as a lump sum benefit under the terms of Section 9.02 or otherwise.

3.04	Transfer to Another Plan

If, at the time a Participant or Beneficiary becomes entitled to a benefit hereunder, the Participant or Beneficiary is also entitled to a benefit under another defined benefit plan of an Affiliated Employer that provides for a transfer of the Actuarial Equivalent Value of benefits earned under this Plan to the last such plan under which the Participant has earned a benefit then the Actuarial Equivalent Value of the benefits earned under this Plan shall be transferred to that plan, and the benefits earned under this Plan will be paid according to the terms of that plan.

3.05	Transfer from Another Plan: Prohibition of Double Counting

In the event a Participant has previously participated in another defined benefit plan of an Affiliated Employer and becomes entitled to a benefit hereunder, which is calculated using Credited Service which includes service that is also counted for benefits under such other defined benefit plan, then, unless such other plan provides an offset for benefits provided hereunder, his benefit provided hereunder shall be offset by the benefits provided by such other plan (or, if not

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payable in the same form, the Actuarial Equivalent of such benefits) that are attributable to such service. If at the time a Participant or a Beneficiary becomes entitled to a benefit hereunder the Participant or Beneficiary is also entitled to a benefit under another defined benefit plan of an Affiliated Employer that provides for a transfer of the actuarial equivalent value of benefits earned under said plan to this Plan, then said benefits shall become an obligation of this Plan and payable in an Actuarial Equivalent amount in the same form of payment as elected for benefits earned under this Plan.

3.06	Coordination with Raytheon Company Pension Plan for Salaried Employees

Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) ceased to be a member of the same controlled group of corporations as Raytheon Company upon the closing of the divestiture of Raytheon Aircraft Company on March 26, 2007 (the “Closing Date”). As of such date, assets were transferred from Exhibit A of the Raytheon Company Pension Plan for Salaried Employees (the “Raytheon Salaried Plan”) to this Plan, and assets were transferred from this Plan to the Raytheon Salaried Plan, to provide for payment from only one plan of the entire benefit to which a person who had service under both plans is entitled. The asset transfer was made to the plan in which such a person was an active participant as of the Closing Date or, if earlier, the date of termination of employment. The asset transfer was based on the valuation of liabilities for accrued benefits under the terms of the respective plans, taking into account only service and compensation through the Closing Date. Benefits that accrue under this Plan for periods after the Closing Date will be determined without regard to the provisions of this Plan that otherwise coordinate benefits with the Raytheon Salaried Plan, including, without limitation, the third paragraph of Section 2.05 and the provisions of Article 3 other than this Section 3.06.

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ARTICLE 4

Retirement Eligibility and Suspension of Benefits

4.01	Retirement

A Participant who has reached his Retirement Date shall be entitled to retire and receive benefits in accordance with Article 5.

4.02	Suspension of Benefits - Postponed Retirement

If a Participant’s Period of Service continues after his Normal Retirement Age and during any month after his Normal Retirement Age the Participant has Section 203(a)(3)(B) Service (as defined in Section 4.05), such Participant’s benefits will be suspended, provided that the Committee notifies him that his benefits have been suspended in the manner provided by Section 4.04 of this Article.

4.03	Suspension of Benefits - Rehires

If a person receiving benefits hereunder is rehired by the Employer or an Affiliated Employer, payment of those benefits will be suspended as long as the rehired Employee remains employed with the Employer or an Affiliated Employer; provided, however, that no suspension shall occur during any month after his Normal Retirement Age that is not considered to be Section 203(a)(3)(B) Service (as defined in Section 4.05) and provided that the Committee notifies him that benefits have been suspended, in the manner provided by Section 4.04 of this Article.

Notwithstanding the foregoing provisions of this Section 4.03, benefits will not be suspended for individuals receiving benefits under the Plan who return to service or employment on or after March 1, 2009.

4.04	Suspension of Benefit Notice

The notice required under Sections 4.02 or 4.03 of this Article shall contain:

(a)	a description of the specific reasons for the suspension of benefit payments,

(b)	a general description of the Plan’s provisions relating to the suspension,

(c)	a copy of such provisions,

(d)	a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of the Code of Federal Regulations, and

(e)	a description of the Plan’s procedure for affording a review of such suspension.

Such notice shall be furnished by personal delivery or first-class mail during the first calendar month in which payments are discontinued.

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4.05	Section 203(a)(3)(B) Service

In accordance with DOL Regulations Section 2530.203-3, “Section 203(a)(3)(B) Service” shall be determined on a monthly basis and an Employee shall be deemed to be in Section 203(a)(3)(B) Service in any month in which he shall perform 40 or more hours of service (as defined in Regulation Section 2530.200b-2(a)(1) and (2)). An Employee shall have the right to contest the determination of his status in accordance with the procedures set forth in Section 11.08 of this Plan.

4.06	Recommencement of Benefits

Benefits which are suspended in accordance with Section 4.02 or 4.03 of this Article shall be paid in any month in which the Participant is not considered to be in Section 203(a)(3)(B) Service. If an Employee whose benefits are suspended continues or recommences Participation in this Plan and thereafter again becomes entitled to benefits hereunder by virtue of a new Early, Normal ,or Postponed Retirement, previously suspended benefits shall not be recommenced, and the Participant shall be entitled only to his Early, Normal, or Postponed Retirement Benefit, as of the Participant’s new Early, Normal, or Postponed Retirement Date, adjusted as provided in Section 5.06.

4.07	Required Commencement at Age 70 1/2

The provisions set forth herein shall supersede and override any conflicting or inconsistent provision of the Plan, including, without limitation, any distribution option inconsistent with the provisions of Code Section 401(a)(9), and shall be effective for required minimum distributions made on or after January 1, 2003.

(a)	General Rule. All distributions from the Plan shall be made in accordance with Code Section 401(a)(9) and Treasury Regulation Sections 1.401(a)(9)-1 through 1.401(a)(9)-9.

(b)	Distributions Commencing During Lifetime.

(1)	General Rules. The entire interest of each Participant shall be distributed not later than the Participant’s Required Beginning Date or shall be distributed, beginning not later than the Required Beginning Date, over the life expectancy of the Participant, over the joint life expectancy of the Participant and Designated Beneficiary, or over the joint life and last survivor expectancy of the Participant and Designated Beneficiary. If a Participant dies after the Participant’s Required Beginning Date, payments to the Participant’s Beneficiary shall continue to be made at least as rapidly as under the method of distribution used at the time of the Participant’s death.

(2)

Incidental Benefit Requirement. Distributions commencing during a Participant’s lifetime also shall satisfy the incidental death benefit requirements of Code Section 401(a). If the Participant’s interest is distributed in the form of a joint and survivor annuity for the joint lives of

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the Participant and a Beneficiary that is not the Participant’s spouse, the periodic annuity payments payable to the Beneficiary upon the death of the Participant shall not, at any time on or after the Required Beginning Date, exceed the applicable percentage of the annuity payment payable to the Participant, as determined under Section 1.401(a)(9)-6, Q&A-2(c) of the Regulations. In the case of a joint and survivor annuity that includes a period certain, the preceding sentence shall be applied with respect to the annuity payments payable to the non-spouse Beneficiary after expiration of the period certain.

(c)	Distributions Commencing After Death. If a Participant dies before the Participant’s Required Beginning Date, the period over which payments may be made to the Participant’s Beneficiary shall not exceed five years, measured from the Participant’s date of death, and the Participant’s entire interest must be distributed not later than December 31 of the calendar year containing the fifth anniversary of the date of the Participant’s death; provided, however, that the following exceptions shall apply:

(1)	If any portion of the Participant’s interest is payable to, or for the benefit of, a Designated Beneficiary, such portion may be distributed over a period not longer than the life expectancy of such Designated Beneficiary as of the date payments commence. Such distributions must commence on or before December 31 of the calendar year following the date of the Participant’s death.

(2)	If the Designated Beneficiary is the Participant’s surviving Spouse, distributions are not required to begin before the date on which the Participant would have attained age 70 1/2.

If the Designated Beneficiary is the Participant’s surviving Spouse and the surviving Spouse dies before distributions to such Spouse begin, the provisions of this Subsection shall be applied as if the surviving Spouse were the Participant.

(d)

Required Beginning Date. The term Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2, or (ii) the calendar year in which the Participant retires; provided, however, that the preceding clause (ii) shall not apply to any Participant who is a 5% owner during the Plan Year in which the Participant attains age 70 1/2. Notwithstanding the foregoing, if distribution of a Participant’s interest begins on a date before the Participant’s Required Beginning Date and the distribution is made in the form of an annuity that satisfies the requirements of Section 1.401(a)(9)-6, Q&A-1 of the Regulations, the annuity starting date will be treated as the Participant’s Required Beginning Date.

NOTE: If the Participant’s Required Beginning Date is after the calendar year in which the Participant attains age 70 1/2, the Participant’s accrued benefit may be required to be actuarially increased to take into account any period after age 70 1/2

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in which the Participant was not receiving any benefits under the Plan. Any such increase must be made in accordance with Section 401(a)(9)(C)(iii) of the Code and Section 1.401(a)(9)-6, Q&A-7 and Q&A-8 of the Regulations.

(e)	Designated Beneficiary. The term Designated Beneficiary means a beneficiary as determined in accordance with Section 1.401(a)(9)-4 of the Regulations.

(f)	Life Expectancy. Life expectancy shall be determined in accordance with tables issued pursuant to Section 1.401(a)(9)-9 of the Regulations, including the Uniform Life Table (for purposes of determining required minimum distributions during a Participant’s lifetime) and the Single Life Table and Joint and Last Survivor Table (for purposes of determining required minimum distributions after a Participant’s death). If a period of payments elected exceeds the maximum permitted period, such period shall be reduced automatically to fall within the maximum permitted period. Life expectancy shall not be recalculated.

(g)	Certain Payments to Children. Payments made to a Participant’s child until such child reaches the age of majority (or dies, if earlier) may be treated as if they were made to the Participant’s surviving spouse to the extent they become payable to the Participant’s surviving spouse upon cessation of the payments to the child. For this purpose, a child may be treated as not having reached the age of majority if (i) the child has not completed a specified course of education and is under the age of 26, or (ii) the child is disabled, within the meaning of Section 72(m)(7) of the Code, at the time the child actually reaches the age of majority and the child continues to be disabled.

4.08	Required Commencement at Normal Retirement Age

The payment of benefits under the Plan shall commence no later that the 60th day after the close of the Plan Year in which the Participant either attains Normal Retirement Age or, if later, terminates service with the Employer.

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ARTICLE 5

Amount of Retirement Benefit

5.01	Accrued Benefit

A Participant’s Accrued Benefit shall be a monthly amount equal to the sum of the amount determined under Supplement A (if applicable) and the largest of the amounts determined under subparagraphs (a), (b), (c), and (d) below as of his Termination Date.

(a)	An amount equal to the Participant’s Final Average Earnings less his Estimated Primary Social Security Benefit multiplied by 1.8% for his years of Credited Service, not exceeding 20, and multiplied by 1.2% for his years of Credited Service in excess of 20 but not in excess of 49 years. In no event shall the aggregate adjustment for Social Security under this Section 5.01(a) exceed 60% of a Participant’s Estimated Primary Social Security Benefit.

(b)	An amount equal to the Participant’s years of Credited Service under this Plan multiplied by the “dollar credit” specified in Section 5.01 of the Hawker Beechcraft Corporation Retirement Income Plan for Hourly Paid Employees for an Employee whose Termination occurs on the same date as the Participant.

(c)	Unless otherwise provided under the Plan, each section 401(a)(17) employee’s Accrued Benefit under this Plan will be the greater of the Accrued Benefit determined for the Participant under subparagraph (1) or (2) below:

(1)	The Participant’s Accrued Benefit determined with respect to the benefit formula applicable for Plan Years beginning on or after January 1, 1994, as applied to the Participant’s total years of Credited Service, or

(2)	The sum of:

(A)	The Participant’s Accrued Benefit as of December 31, 1993, frozen in accordance with IRS regulations Section 1.401(a)(4)-13, and

(B)	The Participant’s Accrued Benefit determined under the benefit formula applicable for Plan Years beginning on or after January 1, 1994, as applied to the Participant’s years of Credited Service for Plan Years beginning on or after January 1, 1994; provided, however, that for purposes of determining whether the years of Credited Service after January 1, 1994 are years not in excess of 20 or years in excess of 20, years of service prior to January 1, 1994 shall be recognized.

If the Participant has more than 49 years of Credited Service, the Accrued Benefit under subsection (2) shall not exceed the sum of the benefit credits attributable to the 49 years that produce the largest benefit.

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A “section 401(a)(17) employee” means a Participant whose current Accrued Benefit as of a date on or after January 1, 1994, is based on compensation for a year beginning prior to January 1, 1994, that exceeded $150,000.

(d)	For a Participant who became a member of this Plan before January 1, 1988, the lesser of (i) 1.2% of his Final Average Earnings multiplied by his Credited Service, and (ii) 60% of his Final Average Earnings less his Social Security Adjustment.

5.02	Normal Retirement Benefit

A Participant’s Normal Retirement Benefit shall be a monthly annuity for the life of the Participant, commencing upon the Participant’s Normal Retirement Date, provided that the Participant has notified the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence. The Participant’s Normal Retirement Benefit will be an amount equal to his Accrued Benefit at Normal Retirement Date.

5.03	Postponed Retirement Benefit

A Participant whose Termination Date is after his Normal Retirement Date, and whose pension payments have not commenced under Section 4.07 before his Termination Date, shall be entitled to a Postponed Retirement Benefit of a monthly annuity for life, in an amount equal to his Accrued Benefit (as defined in Section 5.01) at his Postponed Retirement Date, provided that the Participant has notified the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

A Participant whose Termination Date is after his Normal Retirement Date and whose pension payments have commenced under Section 4.07 shall be entitled to a Postponed Retirement Benefit as determined under Section 4.07.

5.04	Early Retirement Benefit

A Participant who has a Termination prior to his Normal Retirement Date but on or after attaining age 55, and who has completed at such time five years of Credited Service, including a comparable period of service under another plan maintained by an Affiliated Employer, shall be entitled to an Early Retirement Benefit of a monthly annuity for life, commencing at the date which would have been the Participant’s Normal Retirement Date had he not retired early, in an amount equal to his Accrued Benefit at his Early Retirement Date. At the election of the Participant, the Participant may receive his Early Retirement Benefit as an annuity commencing at his Early Retirement Date or at the first of any month thereafter and before his Normal Retirement Date, in a reduced amount calculated by multiplying the Early Retirement Benefit as calculated under the first sentence of this Section 5.04 by the appropriate factor contained in Appendix A to reflect the earlier commencement of benefits.

A Grandfathered Participant who incurred a Termination as a result of Raytheon Aerospace Company ceasing to be a Participating Employer under the Plan, as provided in

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Section 1.47, shall nevertheless not incur a Termination for purposes of this Section 5.04 until such Grandfathered Participant terminates employment with Raytheon Aerospace Company (or any successor employer). For purposes of the preceding sentence, a Grandfathered Participant is a Participant who as of the closing date referred to in Section 1.47(a) was an employee of Raytheon Aerospace Company, (b) has attained age 40, but not age 55, and (c) has completed five years of Credited Service.

Any request by a Participant to receive an Early Retirement Benefit in accordance herewith must be received by the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

5.05	Deferred Vested Benefit

A Participant who has incurred a Break in Employment after completing the requirements for vesting under the provisions of Article 7, and who is not entitled to any other benefit under the Plan, shall be entitled to a monthly pension benefit, payable as a straight life annuity commencing at Normal Retirement Date equal to the Participant’s Accrued Benefit on his Termination Date, unless such Participant has been cashed out pursuant to Section 9.02.

(a)	Deferred Vested Benefit - Early Commencement. A Participant entitled to a Deferred Vested Benefit who has satisfied the service requirement for entitlement to an Early Retirement Benefit (specified in Section 5.04), and who subsequently satisfies the age requirement stated in that section for entitlement to an Early Retirement Benefit shall be entitled to elect to begin receiving his Deferred Vested Benefit on the first of any month thereafter and no later than his Normal Retirement Date, in an amount calculated in accordance with the factors included in Appendix A.

(b)	Deferred Vested Benefit - Election to Commence. Any request by a Participant to receive a Deferred Vested Benefit in accordance herewith must be received by the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

5.06	Adjustment for Suspension of Benefits

The otherwise payable Early, Normal, or Postponed Retirement Benefit of any Participant who had previously become entitled to an Early, Normal, or Postponed Retirement Benefit, but whose benefit payments were suspended pursuant to the provisions of Article 4, shall be reduced by the Actuarial Equivalent of any payments previously made to him. In no event, however, shall the redetermined benefit be less than the amount of monthly benefit the Participant had received prior to suspension of benefits.

5.07	Disability Retirement Benefit

A Participant who has incurred a Total and Permanent Disability during Active Employment while an Employee of a Participating Employer shall be entitled to a Disability Retirement Benefit of a monthly annuity for life, commencing as of the first day of the month

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following his eligibility date, but in no event earlier than 12 months before the date the Participant is determined by the Social Security Administration to suffer from a Total and Permanent Disability. The benefit will be in an amount equal to the lesser of (i) 1.2% of the Participant’s Final Average Earnings multiplied by his Credited Service and (ii) 60% of the Participant’s Final Average Earnings less his Social Security Adjustment subject to the following conditions and restrictions:

(a)	Eligibility Date - Work-Related Disability. A Participant who incurs a Total and Permanent Disability in the course of his employment during the hours for which he is compensated shall be eligible for a Disability Retirement Benefit on the later of (i) the first date on which he meets the requirements for a work-related Total and Permanent Disability and (ii) the date he files a proper application with the Employer for a Disability Retirement Benefit.

(b)	Eligibility Date - Non-Work-Related Disability. A Participant who has completed ten years of Vesting Service and incurs a Total and Permanent Disability that is established as not having occurred in the course of his employment shall be eligible for a Disability Retirement Benefit on the later of (i) the first date on which he meets the requirements for a non-work-related Total and Permanent Disability and (ii) the date he files a proper application with the Employer for a Disability Retirement Benefit.

(c)	Continued Proof of Disability. The Committee may require each Participant in the receipt of a Disability Retirement Benefit to submit, not more than semiannually, evidence that the Participant’s Total and Permanent Disability continues in effect (evidence that the Participant remains eligible for benefits under the Social Security Act). If, as of any time before the Participant attains his Normal Retirement Age, he refuses to submit such evidence or if it is determined that the Participant no longer meets the conditions for a Total and Permanent Disability, the Disability Retirement Benefit shall cease and the Participant shall thereafter only be entitled to the benefits which the Participant may qualify for under another section of the Plan. However, the period of time prior to such a refusal or determination shall be disregarded for purposes of determining whether a Break in Employment has occurred.

(d)	Termination of Disability Retirement Benefit. Payment of a Disability Retirement Benefit to a Participant shall terminate with the payment made on the first day of the month preceding the date on which any of the following events occur:

(1)	Death of the Participant. In such event, an Automatic Preretirement Spousal Death Benefit shall be payable to the Participant’s surviving spouse, if any.

(2)	Events described in Section 5.07(c) above.

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(3)	Attainment of Normal Retirement Age by the Participant. In such event, the Participant shall become entitled to receive a Normal Retirement Benefit based upon the Vesting Service and Credited Service which was credited to the Participant as of the date of the Participant’s Total and Permanent Disability. The Normal Retirement Benefit shall be payable as provided in Article IX.

5.08	Adjustment for Participants Receiving LTD Benefits

If a Participant who is making voluntary employee contributions under a long-term disability plan being maintained by the Employer incurs an interruption of Active Employment while a Salaried Plan Employee which results in his eligibility to receive long-term disability benefits, then he shall be entitled to whichever of the following benefits are applicable to him in lieu of the Disability Retirement Benefit described in Section 5.07.

(a)	If such Participant (i) does not recover prior to attaining his Normal Retirement Date, (ii) is no longer receiving long-term disability benefits, and (iii) has not claimed or accepted a Disability or Early Retirement Benefit or Deferred Vested Benefit, then he shall be entitled to a Normal or Postponed Retirement Benefit, whichever is applicable, based on the formula used to determine his Accrued Benefit as of the date that he became eligible to receive long-term disability benefits, with the following modifications:

(1)	His Credited Service shall be calculated as though he had remained in Active Employment until the date that long-term disability benefits end.

(2)	His Final Average Earnings shall be determined as though he had continued to receive compensation during his period of disability at the rate of his Monthly Earnings in effect on the last day of Active Employment before his long-term disability benefits began.

(3)	His Estimated Primary Social Security Benefit shall be determined under Title II of the Social Security Act as in effect on the date he became eligible to receive long-term disability benefits, assuming the Participant received compensation at the rate specified in subparagraph (2) until the date that his Normal Retirement Benefit or Postponed Retirement Benefit begins.

(b)	If such Participant (i) recovers prior to attaining his Normal Retirement Date so he is no longer eligible to receive long-term disability benefits, (ii) makes a bona fide application immediately after such recovery for reemployment with the Employer in a position comparable to that held by him when his long-term disability occurred (and accepts such employment in good faith), and (iii) has not claimed or accepted any Disability Retirement or Early Retirement Benefit or Deferred Vested Benefit, then he shall have his Credited Service and Final Average Earnings calculated as though he had remained in Active Employment for the entire period of his long-term disability.

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(c)	If such Participant dies while still receiving long-term disability benefits and he has not claimed or accepted any retirement benefits under this Plan (including a Disability Retirement Benefit), then any Automatic Preretirement Spousal Death Benefit payable to his surviving spouse shall be calculated (under Section 8.01) as though he had remained in Active Employment as a Salaried Plan Employee until his death, and his Final Average Earnings will be determined as though he had continued to receive compensation at the rate of his Monthly Earnings in effect on the last day of Active Employment before long-term disability benefits began.

(d)	In all other cases such Participant shall be deemed for all purposes of the Plan to have incurred a Break in Employment at the end of his period of Active Employment.

5.09	Cessation and Restoration of Accrued Benefits for Highly Compensated Employees

The Plan was amended on April 7, 1989, to provide that no Participant who is a Highly Compensated Employee within the meaning of Section 414(q)(1)(A) or (B) of the Code shall accrue any additional benefit under the Plan on or after December 31, 1988 and on January 1, 1990, to provide that no other Participant who is a Highly Compensated Employee within the meaning of Section 414(q) of the Code shall accrue any additional benefit under the Plan on or after January 1, 1990, to the extent that such additional benefit accruals exceed the benefit that would otherwise accrue in accordance with the terms of the Plan as subsequently amended to comply with the qualification requirements described in IRS regulations Section 1.401(b)-1 (b)(2)(ii) (Tax Reform Act of 1986). During the period January 1, 1989, through August 31, 1991, any differential between the pension benefit otherwise payable under the Plan and the benefit actually paid as a result of the foregoing suspension of benefit accrual was paid to retired Participants through the Beech Aircraft Corporation Excess Benefit Plan.

Effective September 1, 1991, Highly Compensated Employees who did not retire from the Plan during the period January 1, 1989, through August 31, 1991, had their Accrued Benefit restored to the level which it would have attained had the suspension of benefit accruals not been placed in effect. With respect to Participants who retired on or after February 1, 1989, and prior to September 1, 1991, the pension benefits payable as of September 1, 1991, and for subsequent months were restored to the amount which would have been payable if the suspension of benefit accruals had not been placed in effect. In no event shall a Participant receive payment under the Plan for a benefit which has already been paid pursuant to the Beech Aircraft Corporation Excess Benefit Plan.

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ARTICLE 6

Required Benefit Limitations

6.01	Code Section 415 Limits

The benefits payable to Participants under this Plan will be limited to the maximum amount permissible under Code Section 415, the terms and provisions of which are incorporated in this plan document by reference, unless otherwise provided.

(a)	Maximum Permissible Amount. Effective January 1, 2002, the annual benefit otherwise payable to a Participant at any time shall not exceed the lesser of (i) one hundred sixty thousand dollars ($160,000), or (ii) one hundred percent (100%) of the Participant’s average Compensation for the 3 consecutive years of service with the Employer which produces the highest amount. If a Participant has fewer than 10 years of participation in the Plan, the dollar limit described in the preceding clause (i) shall be multiplied by a fraction, the numerator of which is the Participant’s years of participation in the Plan (but not less than one) and the denominator of which is ten.

(b)	Adjustments. The limits of paragraph (a) above will be adjusted to reflect the form of benefit payment and will be adjusted for increases in the cost of living in the manner specified in Code Section 415 and/or applicable regulations. The limits of paragraph (a) above also will be adjusted if the Participant’s retirement income benefit begins prior to the Participant’s attaining age 62 or after age 65. These adjustments will be made as specified in Code Section 415(b)(2), as amended, including the limitation of Code Section 415(b)(2)(E).

In accordance with the Pension Funding Equity Act of 2004, for the 2004 and 2005 Plan Years, the mandated interest rate used to adjust Code Section 415 maximum benefit limits for lump sums or other forms of payment subject to Code Section 417(e)(3) is 5.5% rather than the applicable interest rate under Code Section 417(e)(3). In accordance with the Pension Protection Act of 2006, effective January 1, 2006, the mandated interest rate used to adjust Code Section 415 maximum benefit limits for lump sums or other forms of payment subject to Code Section 417(e)(3) is the greater of (i) 5.5%, or (ii) the rate that provides a benefit of not more than 105% of the benefit that would be provided if the rate specified in Appendix A were the interest rate assumption.

6.02	Restrictions on Twenty-Five Highest Paid Employees

(a)	In the event of plan termination, the benefit of any Highly Compensated Employee (within the meaning of Code Section 414(q)) and any Highly Compensated Former Employee (within the meaning of Code Section 414(q)) is limited to a benefit that is nondiscriminatory under Code Section 401(a)(4).

(b)	Benefits distributed to any of the twenty five (25) active and former most Highly Compensated Employees are restricted such that the annual payments are no

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greater than an amount equal to the payment that would be made on behalf of the Highly Compensated Employee under a single life annuity that is the Actuarial Equivalent of the sum of the Highly Compensated Employee’s accrued benefit and the Highly Compensated Employee’s other benefits under the Plan.

(c)	The preceding subparagraph (a) shall not apply if (i) after payment of the benefit to a Highly Compensated Employee described in (b) above the value of plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(l)(7), or (ii) the value of the benefits for a Highly Compensated Employee described above is less than one percent (1%) of the value of current liabilities.

(d)	For purposes of this Section, “benefit” includes loans in excess of the amount set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Participant, and any death benefits not provided for by insurance on the Participant’s life.

(e)	The provisions of this Section shall be of no effect if, and to the extent that, the Commissioner of Internal Revenue determines that such provisions are not necessary to prevent the prohibited discrimination that may occur in the event of an early termination of the Plan.

6.03	Funding-Based Limits on Benefits and Benefit Accruals

Effective January 1, 2008, in accordance with Code Sections 401(a)(29) and 436, the provisions of this Section address certain funding-based limitations on benefits and benefit accruals under the Plan. The limitations of this Section will only apply if and to the extent mandated by Code Section 436 and applicable regulations. In the event of any conflict or inconsistency between the other provisions of the Plan and the terms and provisions of this Section and Code Section 436 (including applicable regulations), the Plan will be construed in a manner consistent with the requirements of this Section and Code Section 436 (including applicable regulations).

(a)	Definitions. For purposes of this Section, the following terms will have the following meanings:

(1)	“AFTAP” or “Adjusted Funding Target Attainment Percentage” means, with respect to the Plan for a Plan Year, the Plan’s Funding Target Attainment Percentage for the Plan Year as adjusted by increasing the value of Plan assets and liabilities by the aggregate amount of purchases of annuities for employees other than Highly Compensated Employees made by the Plan during the preceding two Plan Years. The following rules also will apply:

(A)

If, for any Plan Year, the FTAP for the Plan Year determined without reduction for the Plan’s prefunding balance or the Plan’s funding standard carryover balance is equal to or greater than 100% then the Plan’s FTAP for the Plan Year will be determined

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without reduction for the Plan’s prefunding balance or the Plan’s funding standard carryover balance.

(B)	For any Plan Year beginning after 2007 and before 2011, the special rule in the preceding subparagraph (A) will be applied by substituting the Applicable FTAP Percentage for 100%, so long as the FTAP determined without reduction for the Plan’s prefunding balance or the Plan’s funding standard carryover balance for each preceding Plan Year after 2007 was equal to or greater than the Applicable FTAP Percentage for such Plan Year.

(C)	See subparagraph (f) of this Section for certain presumptions to be applied in determining the Plan’s AFTAP. If a presumption applies in determining the Plan’s AFTAP for a Plan Year (or portion thereof), the presumed AFTAP will be treated as the actual AFTAP for such Plan Year (or portion thereof).

(D)	The AFTAP for any Plan Year will be determined in accordance with applicable regulations, including, but not limited to, the principles described in Treas. Reg. § 1.436-1(j)(1).

(2)	“Annuity starting date” means, as applicable:

(A)	The first day of the first period for which an amount is payable as an annuity.

(B)	In the case of a benefit not payable in the form of an annuity, the date that would be the annuity starting date for a qualified-joint-and-survivor annuity payable at the same time as such benefit.

(C)	In the case of an amount payable under a retroactive annuity starting date (if any), the benefit commencement date.

(D)	The date of the purchase of an irrevocable commitment from an insurer to pay benefits under the Plan.

(3)	“Applicable FTAP Percentage” means, for each Plan Year, the percentage determined under the following table:

Plan Year	Applicable FTAP Percentage
2008	92%
2009	94%
2010	96%

(4)

“FTAP” or “Funding Target Attainment Percentage” means, with respect to the Plan for a Plan Year, the ratio (expressed as a percentage) that (A) the value of Plan assets for the Plan Year, reduced by the Plan’s prefunding balance and the Plan’s funding standard carryover balance,

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bears to (B) the present value of all benefits accrued or earned under the Plan as of the beginning of the Plan Year. Valuation of Plan assets and liabilities will be made in accordance with Code Section 430(g).

(5)	“Prohibited Payment” means any of the following:

(A)	Any payment for a month in excess of the monthly amount payable under a single life annuity (plus any social security supplement described in the last sentence of Code Section 411(a)(9)) to a Participant or Beneficiary whose annuity starting date occurs during any period a limitation under subparagraph (d) of this Section is in effect.

(B)	Any payment for the purchase of an irrevocable commitment from an insurer to pay benefits.

(C)	Any other payment identified as a prohibited payment by the Commissioner in revenue rulings and procedures, notices, and other guidance published in the Internal Revenue Bulletin.

A “Prohibited Payment” does not include the payment of benefit that is immediately distributable without consent in accordance with Code Section 411(a)(11).

(6)	“Section 436 Contribution” means a contribution made to avoid the application of a limitation under this Section for a Plan Year. The amount of any Section 436 Contribution will be determined in accordance with applicable regulations, including, but not limited to, Treas. Reg. § 1.436-1(f)(2). The following rules also will apply:

(A)	A Section 436 Contribution made on any date other than the applicable valuation date will be adjusted with interest (see Treas. Reg. § 1.436-1(f)(2)(i)(A)(2)).

(B)	To avoid the application of a limitation under this Section for a Plan Year, a Section 436 Contribution must be made during the Plan Year and before the date of the act or occurrence (e.g., benefit payment, benefit accrual, or plan amendment) that would otherwise be limited but for the Section 436 Contribution.

(C)	A Section 436 Contribution must be designated by the Plan sponsor as a Section 436 Contribution at the time the contribution is made. The designation must include a designation of the benefits or amendments to which the limitation(s) of this Section will not apply because of the Section 436 Contribution.

(D)	If the Plan’s actuary has already certified the Plan’s AFTAP for a Plan Year, a Section 436 Contribution will be treated as made for

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the Plan Year only after the Plan’s actuary certifies an updated AFTAP that takes into account the Section 436 Contribution and the increased liabilities to which it relates.

(7)	“Section 436 Measurement Date” means the date that is used (i) to determine when the limitations of this Section apply or cease to apply, or (ii) to make calculations and other determinations related to the application of the limitations of this Section.

(8)	“Unpredictable Contingent Event Benefit” means any benefit payable solely by reason of (i) a plant shutdown (or other event determined by the Secretary of Treasury to be similar to a plant shutdown); or (ii) an event other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or occurrence of death or disability.

(b)	Limitation on Unpredictable Contingent Event Benefits. If a Participant is entitled to an Unpredictable Contingent Event Benefit payable with respect to an event occurring during a Plan Year, such benefit will not be paid or provided if the Plan’s AFTAP for such Plan Year (i) is less than 60%, or (ii) would be less than 60% after taking into account the occurrence of the event with respect to which the Unpredictable Contingent Event Benefit is payable.

(1)	Section 436 Contribution. The limitation in this subparagraph (b) will cease to apply with respect to a Plan Year if the Employer makes a Section 436 Contribution to the Plan (in addition to the minimum required contribution under Code Section 430). The amount of the Section 436 Contribution is determined as follows:

(A)	If the AFTAP for the Plan Year determined without regard to the liability for the Unpredictable Contingent Event Benefit(s) is less than 60% then the amount of the Section 436 Contribution is equal to the amount of the increase in the funding target of the Plan under Code Section 430 for the Plan Year attributable to the occurrence of the unpredictable contingent event.

(B)	If the AFTAP for the Plan Year determined without regard to the liability for the Unpredictable Contingent Event Benefit(s) is 60% or more then the amount of the Section 436 Contribution is equal to the amount sufficient to result in an AFTAP of 60% for the Plan Year (taking into account the Section 436 Contribution and the liability for the Unpredictable Contingent Event Benefit(s)).

(2)

Retroactive Payment of Certain Benefits. If an Unpredictable Contingent Event Benefit is not permitted to be paid during a Plan Year by reason of the limitation in this subparagraph (b) but the limitation ceases to apply later in the same Plan Year (e.g., due to a Section 436 Contribution) then

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such benefit will be paid, retroactive to the period the benefit would have been payable but for the limitation in this subparagraph (b).

(c)	Limitation on Amendments Increasing Liability for Benefits. No amendment to the Plan that has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable will take effect during any Plan Year if the AFTAP for such Plan Year (A) is less than 80%, or (B) would be less than 80% after taking into account such amendment.

(1)	Section 436 Contribution. The limitation in this subparagraph (c) will cease to apply with respect to a Plan Year if the Employer makes a contribution to the Plan (in addition to the minimum required contribution under Code Section 430). The amount of the Section 436 Contribution is determined as follows:

(A)	If the AFTAP for the Plan Year determined without regard to the liability for the amendment is less than 80% then the amount of the Section 436 Contribution is equal to the amount of the increase in the funding target of the Plan under Code Section 430 for the Plan Year attributable to the amendment.

(B)	If the AFTAP for the Plan Year determined without regard to the liability for the amendment is 80% or more then the amount of the Section 436 Contribution is equal to the amount sufficient to result in an AFTAP of 80% for the Plan Year (taking into account the Section 436 Contribution and the liability for the amendment).

(2)	Exception for Certain Amendments. The limitation in this subparagraph (c) will not apply to any amendment that provides for an increase in benefits under a formula that is not based on a Participant’s compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment. The contemporaneous rate of increase in average wages for this purpose will be determined in accordance with applicable regulations.

(3)	Retroactive Effectiveness of Certain Amendments. If an amendment is not permitted to take effect during a Plan Year by reason of the limitation in this subparagraph (c) but the limitation ceases to apply later in the same Plan Year (e.g., due to a Section 436 Contribution) then such amendment will take effect retroactively to the beginning of the Plan Year or, if later, the original effective date of the amendment.

(d)	Limitation on Prohibited Payments. The Plan will be subject to the following limitations on the payment of Prohibited Payments:

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(1)	AFTAP Less Than 60%. If the Plan’s AFTAP for a Plan Year is less than 60%, a Participant or Beneficiary is not permitted to elect an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an annuity starting date on or after the applicable Section 436 Measurement Date.

(2)	Bankruptcy. A Participant or Beneficiary is not permitted to elect an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an annuity starting date during any period in which the Company is a debtor in a case under title 11, United States Code, or similar Federal or State law, except that the foregoing limitation will not apply with respect to any annuity starting date during a Plan Year on or after the date on which the Plan’s enrolled actuary certifies that the Plan’s AFTAP for the Plan Year is at least 100%.

(3)	AFTAP Less Than 80%. If the Plan’s AFTAP for a Plan Year is less than 80% but at least 60%, a Participant (or Beneficiary) is not permitted to elect the payment of an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an annuity starting date on or after the applicable Section 436 Measurement Date, unless the present value (determined in accordance with Code Section 417(e)(3)) of the portion of the benefit that is being paid in a Prohibit Payment does not exceed the lesser of (i) 50% of the present value (determined in accordance with Code Section 417(e)(3)) of the benefit payable in the optional form of benefit that includes the Prohibited Payment, or (ii) 100% of the PBGC maximum benefit guarantee amount with respect to the Participant (or Beneficiary) under ERISA Section 4022 (as determined under applicable regulations). The following rules also will apply:

(A)	Bifurcated Payments. If an optional form of benefit that is otherwise available under the terms of the Plan is not available to a Participant (or Beneficiary) as of the annuity starting date because of the application of this subparagraph (3) then the Participant’s (or Beneficiary’s) benefit will be divided into a restricted portion and an unrestricted portion (in accordance with applicable regulations), and the Participant (or Beneficiary) may elect one of the following:

(i)

The Participant (or Beneficiary) may elect to receive payment of the unrestricted portion of the benefit in that optional form of benefit on that annuity starting date, determined as if the unrestricted portion of the benefit were the Participant’s (or Beneficiary’s) entire benefit under the Plan. If the Participant (or Beneficiary) makes this election then the Participant (or Beneficiary) may also elect payment of the restricted portion of the benefit in any optional form of benefit that is available under the Plan on

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that annuity starting date and that would not have included a Prohibited Payment if that optional form of benefit applied to the Participant’s (or Beneficiary’s) entire benefit under the Plan.

(ii)	The Participant (or Beneficiary) may elect to commence payment with respect to the entire benefit under the Plan (both the restricted portion and the unrestricted portion) in any other optional form of benefit that is available under the Plan on that annuity starting date and that satisfies the requirements of this subparagraph (3).

(iii)	The Participant (or Beneficiary) may elect to defer commencement of payment, subject to the terms of the Plan (other than this Section) and applicable qualification requirements (such as Code Sections 411(a)(11) and 401(a)(9)).

(B)	One-Time Application. Only one Prohibited Payment (or series of Prohibited Payments under an optional form of benefit) covered by this subparagraph (3) may be made with respect to any Participant during any period of consecutive Plan Years to which any of the limitations under this subparagraph (d) apply.

(C)	Aggregation of Payees. For purposes of this subparagraph (3), a Participant and any Beneficiary on behalf of the Participant (including any alternate payee with respect to a Participant) will be treated as one Participant. If the accrued benefit of a Participant is allocated to an alternate payee and one or more other persons then the unrestricted portion of the benefit for purposes of this subparagraph (d) will be allocated among such persons in the same manner as the accrued benefit is allocated, unless a qualified domestic relations order with respect to the Participant or alternate payee provides otherwise.

(4)	Close of Prohibited Period. If a limitation on Prohibited Payments applies under this subparagraph D. as of a Section 436 Measurement Date but that limitation no longer applies as of a later Section 436 Measurement Date then the limitation on Prohibited Payments under this subparagraph D. does not apply to benefits with annuity starting dates on or after the later Section 436 Measurement Date.

(5)

Deemed Election to Reduce Funding Balances. If a limitation under subparagraph (1) or (3) of this subparagraph (d) would otherwise apply, the Employer will be deemed to make an election under Code Section 430(f) to reduce the prefunding balance or funding standard carryover balance for the Plan by such amount as is necessary for the AFTAP to be

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at the applicable threshold (60% or 80%) so the limitation will not apply, except that this deemed election will apply only if the AFTAP will be increased to a level at which the applicable limitation(s) will no longer apply. Notwithstanding the foregoing, during any period that the Plan is presumed to have an AFTAP of less than 60% by reason of the presumption described in subparagraph (f)(2) of this Section, the deemed election described in this subparagraph (5) will not apply. A deemed election under this subparagraph (5) is treated as made on the date as of which the applicable benefit limitation otherwise would apply. The determination whether an applicable benefit limitation otherwise would apply is made without regard to any Section 436 Contribution.

(e)	Limitation on Benefit Accruals. If the Plan’s AFTAP for a Plan Year is less than 60%, benefit accruals under the Plan will cease as of the applicable Section 436 Measurement Date.

(1)	Section 436 Contribution. The limitation in this subparagraph (e) will cease to apply with respect to a Plan Year if the Employer makes a Section 436 Contribution to the Plan (in addition to the minimum required contribution under Code Section 430) equal to the amount sufficient to result in an AFTAP of 60% for the Plan Year (taking into account the Section 436 Contribution and the liability for benefit accruals).

(2)	Special Rule for 2009. For purposes of applying the limitation of this subparagraph (e) during the 2009 Plan Year, the AFTAP for the 2009 Plan Year will be deemed to be the greater of the AFTAP for the 2008 Plan Year or the actual AFTAP for the 2009 Plan Year.

(3)	Amendment Limitation. If the limitation in this subparagraph (e) applies then the Plan is not permitted to be amended in a manner that would increase the liabilities of the Plan by reason of an increase in benefits or establishment of new benefits, even if amendment of the Plan would otherwise be permitted under the limitation of subparagraph (c) of this Section.

(4)	Close of Cessation Period. If a limitation on benefit accruals under this subparagraph (e) applies as of a Section 436 Measurement Date but that limitation no longer applies as of a later Section 436 Measurement Date then the limitation under this subparagraph (e) does not apply to benefit accruals based on service on or after the later Section 436 Measurement Date, unless the Plan provides that benefit accruals will not resume.

(f)	AFTAP Presumptions. For purposes of determining the Plan’s AFTAP for a Plan Year, the presumptions described in this subparagraph (f) will apply, which presumptions will be determined and applied in accordance with applicable regulations, including, but not limited to, the applicable provisions of Treas. Reg. § 1.436-1(g) and (h).

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(1)	Presumption of Continued Underfunding. In any case in which a benefit limitation under this Section has been applied to the Plan with respect to the immediately preceding Plan Year, the AFTAP for the Plan Year will be presumed equal to the AFTAP for the immediately preceding Plan Year until the Plan’s enrolled actuary certifies the actual AFTAP for the Plan year.

(2)	Presumption of Underfunding After 10th Month of Plan Year. If no certification of the AFTAP for the Plan Year is made with respect to the Plan before the first day of the 10th month of the Plan Year then for purposes of applying the limitations of this Section such first day of the 10th month of the Plan Year will be a Section 436 Measurement Date, and the Plan’s AFTAP will be presumed to be less than 60% as of such first day.

(3)	Presumption for Nearly Underfunded Plans. If (i) no limitation under this Section applied to the Plan for the immediately preceding Plan Year but the AFTAP of the Plan for the immediately preceding Plan Year was not more than 10 percentage points greater than the percentage that would have caused a limitation under this Section to apply for the immediately preceding Plan Year, and (ii) as of the first day of the 4th month of the Plan Year the Plan’s enrolled actuary has not certified the actual AFTAP for the Plan Year then, until the Plan’s enrolled actuary certifies the actual AFTAP for the Plan Year, the first day of the 4th month of the Plan Year will be a Section 436 Measurement Date, and the AFTAP of the Plan as of such date will, for purposes of the limitations under this Section, be presumed equal to 10 percentage points less than the AFTAP of the Plan for the immediately preceding Plan Year.

(g)	Administrative Rules. The Committee may adopt such rules and procedures as it deems necessary or appropriate (consistent with applicable regulations) to administer the requirements of this Section, including administration of the transition between any period to which a limitation under this Section applies and a period to which a limitation under this Section does not apply (or vice versa).

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ARTICLE 7

Vesting

7.01	General Rule

A Participant who incurs a Break in Employment at a time when he is not entitled to an Early, Normal, Postponed, or Disability Retirement Benefit under the provisions of Article 5 shall not be entitled to benefits under this Plan except as provided under the provisions of this Article.

7.02	Vesting at Normal Retirement Age

A Participant who has attained Normal Retirement Age shall be fully vested in his Accrued Benefit.

7.03	Vesting after Five Years of Vesting Service

A Participant who incurs a Termination after completing five years of Vesting Service when he is not entitled to an Early, Normal, Postponed, or Disability Retirement Benefit under the provisions of Article 5 shall be fully vested in his Accrued Benefit and entitled to a Deferred Vested Benefit, payable as provided under Article 5. In addition, a Participant who incurred a Termination as a result of Raytheon Aerospace Company ceasing to be a Participating Employer under the Plan, as provided in Section 1.47, shall be fully vested in his Accrued Benefit regardless of his years of Vesting Service. Furthermore, a Participant who incurred a Termination on February 1, 2002, and became employed by Computer Sciences Corporation on February 2, 2002, shall be fully vested in his Accrued Benefit regardless of his years of Vesting Service.

7.04	Vesting for Non-Work-Related Disability

A Participant who incurs a Total and Permanent Disability that is not a result of a work-related illness or an on-the-job injury while in Active Employment with the Employer and is not entitled to an Early, Normal, Postponed, or Disability Retirement Benefit or a Deferred Vested Benefit under the provisions of Article 5 shall be fully vested in his Accrued Benefit if he remains continuously disabled until he has attained Normal Retirement Age.

7.05	Vesting Upon Plan Termination

In the event of termination or partial termination of this Plan, each affected Participant shall be 100% vested in his Accrued Benefit, but only to the extent funded. The foregoing sentence shall not apply to a former Participant who has been cashed out (including those deemed cashed out under Section 2.06(b)) or who has incurred a five-year Period of Severance after his Severance from Service Date. Such a former Participant shall not be entitled to any additional vested benefit upon termination or partial termination.

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ARTICLE 8

Preretirement Survivor Benefits

8.01	Automatic Preretirement Spousal Death Benefit

(a)	Except as provided in Section 8.02 and in subparagraphs (b) and (c) below, in the event a Participant with a vested right to his Accrued Benefit under the Plan dies before his Benefit Commencement Date, a death benefit shall be provided to the Participant’s spouse as follows:

(1)	If the Participant at the date of death was eligible to retire and receive a benefit under the Plan at an Early, Normal, Postponed, or Disability Retirement Date, including early commencement of a Deferred Vested Benefit, then his surviving spouse shall automatically receive a death benefit in an amount equal to one-half of the amount of retirement benefit which would have been payable to the spouse if the Participant had retired on the day preceding his death, under whichever benefit provides the greatest amount, with payments in the form of a Qualified Joint and Survivor Annuity.

(2)	If the Participant at the date of death was not eligible to retire under the Plan and receive a benefit under the Plan at a Early, Normal, Postponed, or Disability Retirement Date, then the Participant’s surviving spouse shall receive an automatic spousal death benefit in an amount equal to the amount that would have been payable to the spouse under the normal form of payment under Section 9.01, assuming:

(A)	the Participant had separated from service on the earlier of his Termination Date or date of his death,

(B)	the Participant had survived to the earliest date he could have retired and received a benefit under the Plan pursuant to Article 5,

(C)	the Participant retired on such date with a benefit in the form of a Qualified Joint and Survivor Annuity but calculated using only actual Credited Service as of the Participant’s date of death, and

(D)	the Participant died on the day after his Benefit Commencement Date.

The automatic preretirement spousal death benefit under this Section 8.01(a)(2) shall commence to be paid to the spouse, unless the spouse elects otherwise, as of the first day of the month coinciding with or next following the earliest date the Participant could have retired and received a benefit under the Plan pursuant to Article 4, had he not died, and shall be paid up to the first day of the month in which such spouse

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dies. The spouse may not delay commencement of the preretirement spousal death benefit beyond the Participant’s Normal Retirement Date.

(b)	The automatic preretirement spousal death benefit payable under this Section 8.01 shall be payable after the death of the Participant only if the spouse had been married to the Participant throughout the one-year period ending on the date of the Participant’s death.

(c)	If a Participant’s spouse qualifies for a death benefit under Section 8.01 and also qualifies for a death benefit under Section 8.02, then the benefit under this Section 8.01 shall be payable only if the Actuarial Equivalent Value of such lifetime benefit is greater than the Actuarial Equivalent Value of the death benefit provided in Section 8.02 and not in addition to that death benefit. If the benefit under Section 8.01 is greater, no benefit shall be payable under Section 8.02.

8.02	Death After Normal Retirement Date

Except as provided in Section 8.01 and subparagraph (d) below, in the event a Participant who is eligible to retire and receive a Postponed Retirement Benefit under Section 5.03 dies before his Benefit Commencement Date during a period of Active Employment with the Employer (or with an employer that is a Participating Employer in the Hawker Beechcraft Corporation Base Retirement Income Plan), a death benefit shall be provided to the Participant’s spouse or Beneficiary according to the following provisions:

(a)	If the Participant has a spouse who is eligible for the Automatic Preretirement Spousal Death Benefit in Section 8.01 and has not elected another form of payment, the spouse shall receive the benefit provided under Section 8.01.

(b)	If the Participant with the consent of his spouse, if any, has elected to have an optional form of retirement benefit under the provisions of Article 9 payable in the event of his death while in Active Employment, the spouse or designated Beneficiary shall receive the benefit payments under such option as of the first day of the month following the Participant’s death.

(c)	If neither subparagraph (a) or (b) applies, or if the spouse or Beneficiary under subparagraph (b) predeceases the Participant, then a death benefit shall be paid as if the Participant had elected the 10 Years Certain and Life Income Option under Section 9.05(b).

(d)	If a Participant’s spouse qualifies for a death benefit under Section 8.02 and also qualifies for a death benefit under Section 8.01, then the benefit under this Section 8.02 shall be payable only if the Actuarial Equivalent Value of such benefit is greater than the Actuarial Equivalent Value of the death benefit provided in Section 8.01.

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8.03	Additional Optional Death Benefit

In the event a Participant who has made a valid election for coverage under this Section 8.03 dies after his coverage effective date during a period of Active Employment with the Employer (or with an employer that is a Participating Employer in the Hawker Beechcraft Corporation Base Retirement Income Plan) and before his coverage discontinuance date, his eligible spouse will receive an “Additional Optional Death Benefit,” subject to the following:

(a)	The Additional Optional Death Benefit is an annuity payable monthly to the eligible spouse for life equal to 50% of the monthly benefit that the Participant would have been entitled to receive if he had retired under the Qualified Joint and Survivor Annuity on the day before his death, except that such amount shall be reduced by the percentage factor described in subsection (h) for each year between the coverage effective date and the coverage discontinuance date.

(b)	An “eligible spouse” under this section is the surviving spouse to whom a Participant has been married throughout the one-year period ending on the date of his death.

(c)	The “coverage effective date” shall be the later of: (i) The date on which the Participant has both attained age 55 and completed five years of Credited Service, and (ii) two years following the date on which the election for coverage is filed with the Employer. If the Participant dies due to accidental causes prior to the coverage effective date, but after he has both attained age 55 and completed five years of Credited Service, and during the two-year election period, the coverage effective date shall be deemed to be the date he filed his election with the Employer. If a Participant’s coverage under this section has been discontinued as a result of an event described in subsection (d), the Participant may elect to file a new election for coverage subject to all of the conditions described above. The two-year election period shall not apply for a Participant who elects coverage within 30 days of the date that he is notified of his option to resume coverage, if his prior coverage discontinuance date was the result of attainment of his Normal Retirement Date and there was no interruption in his period of Active Employment between his Normal Retirement Date and January 1, 1991.

(d)	The “coverage discontinuance date” shall be the earliest of the following dates:

(1)	The effective date specified in a notice filed with the Employer to discontinue coverage under this section, which notice is subject to consent of the Participant’s spouse and shall not be effective prior to the date it is received by the Employer.

(2)	If the coverage effective date and the Participant’s Normal Retirement Date occurred prior to January 1, 1991, the date on which he reached his Normal Retirement Date.

(3)	The date of death of the Participant’s eligible spouse.

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(4)	The date of the Participant’s divorce from his eligible spouse.

(5)	The date on which the Participant’s period of Active Employment is terminated.

(6)	The Participant’s Benefit Commencement Date.

(e)	If this option becomes effective, the benefits which are subsequently payable to the Participant, his eligible spouse, if any, or his contingent annuitant, if any, shall be reduced by the percentage factor described in Appendix B for the period during which the option was in effect between the coverage effective date and the coverage discontinuance date.

(f)	In lieu of the monthly annuity provided under subsection (a), the surviving spouse may elect to receive the benefit under this section in a single payment that is the lump sum Actuarial Equivalent of the monthly annuity.

(g)	The “election period” for purposes of this section shall commence two years and 90 days before the Participant has both attained age 55 and completed five years of Credited Service and shall end on his Severance from Service Date.

(h)	When this option becomes effective, the Participant’s Accrued Benefit shall be reduced by the sum of the applicable percentage factors, as determined from the table in Appendix B, for each year during which the coverage is in effect. The annual reduction factor shall be prorated for each month that coverage is in effect.

8.04	Limitation on Total Benefit

Notwithstanding any provisions of the Plan to the contrary, the following limitations shall apply with respect to the benefits provided under the preceding sections of this Article 8.

(a)	The sum of (1) whichever benefit is applicable under Section 8.01(a) or Section 8.02 and (2) the monthly benefit payable under Section 8.03(a), shall not exceed 100% of the Participant’s “anticipated normal retirement benefit.” The “anticipated normal retirement benefit” is the benefit that would be payable to the Participant in the form of a life annuity at Normal Retirement Date if he had continued Credited Service and received compensation at the same rate of pay to his Normal Retirement Date, or to his Postponed Retirement Date, if later.

(b)	For purposes of applying the limitation in subparagraph (a) the amount of monthly benefit provided in Section 8.03(a) shall be reduced to an amount which will prevent the combined benefit under the preceding sections of Article 8 from exceeding the limitation described in subparagraph (a) above.

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ARTICLE 9

Forms of Benefit

9.01	Qualified Joint and Survivor Annuity

At the earliest time a Participant could become entitled to commence receiving payments of an Early, Normal, Postponed, or Disability Retirement Benefit or of a Deferred Vested Benefit, other than lump sum payment under the provisions of Section 9.02, benefits shall commence in the form of a Qualified Joint and Survivor Annuity (which, for a Participant, who has no spouse, includes a single life annuity), unless the Participant, with the consent of his spouse, if any, elects otherwise. Any consent of the Participant’s spouse shall be made within 180 days of the date the Qualified Joint and Survivor Annuity would otherwise commence, and must be executed in accordance with the rules of Section 9.04.

9.02	Lump Sum Payments

(a)	Involuntary Payment. If a Participant or alternate payee has not begun to receive payments but is entitled to a benefit hereunder, or a Beneficiary (including a spouse) is entitled to a death benefit hereunder, that has an Actuarial Equivalent Value of less than $3,500 (with such Actuarial Equivalent Value determined after taking into account any benefits transferred to this Plan under the provisions of Section 3.04), the Actuarial Equivalent Value shall be paid to such Participant, alternate payee, or Beneficiary (including a spouse) in a lump sum in lieu of, and in full satisfaction of, such benefit under this Plan; provided that, with respect to distributions made on or after March 28, 2005, if the Actuarial Equivalent Value of the benefit is greater than $1,000 but not greater than $3,500, then no such lump sum payment shall be made unless written consent is received from such Participant or alternate payee (no consent of a spouse or Beneficiary is required for such lump sum payment). Upon the making of such payment, neither the Beneficiary, the Participant, the alternate payee, nor any spouse shall have any further benefit under this Plan.

(b)	Optional Payment. If the monthly pension payable to a Participant, alternate payee, or Beneficiary (including a spouse) as of the date when payments are to begin is $125 or less, the payee may elect to receive the Actuarial Equivalent Value in a lump sum payment in lieu of, and in full satisfaction of, his benefit under this Plan. If the Actuarial Equivalent Value exceeds $3,500, or the lump sum is made after pension payments have commenced, a married Participant’s spouse must consent to the distribution to the Participant in accordance with the requirements of Section 9.04. Upon making such payment, neither the Beneficiary, the Participant, the alternate payee, nor any spouse shall have any further benefit under this Plan.

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9.03	Right to Elect

In lieu of the benefits provided by Section 9.01, the Participant shall have the right to elect, prior to his Benefit Commencement Date, an alternate form of benefit provided under the terms of this Article 9. If the Participant is married, any such election may be made only with the consent of his spouse, executed as provided under Section 9.04. Any alternative form of benefit shall be the Actuarial Equivalent of the Participant’s Accrued Benefit.

9.04	Election of Forms

A Participant may make or revoke an election of any form of benefit to which the Participant is entitled under this Article 9 in writing to the Employer, in accordance with rules established by the Committee, and such election or revocation shall be subject to the following conditions:

(a)	The Employer shall furnish to each Participant a general written explanation in nontechnical terms of the availability of the various optional forms of payment under the Plan within a reasonable period of time prior to the earliest date the Participant could retire under the Plan. A Participant has a right to receive, within 30 days after filing a written request with the Employer, a written explanation of the terms and conditions of the Qualified Joint and Survivor Annuity and the financial effect upon the Participant, given in terms of dollars per annuity payment. Requests for additional information may be made by the Participant at any time before the 180th day prior to the Benefit Commencement Date.

(b)	An election to receive an optional form of benefit may be made at any time during the election period. The election period is a period of 180 days prior to the Participant’s Benefit Commencement Date. Subject to subparagraph (c) below, a Participant may make an election not to receive the Qualified Joint and Survivor Annuity, revoke any previous election, and if the Participant so desires, make a new election, until the expiration of the election period.

(c)	If a Participant is married, an election of a form of benefit other than the Qualified Joint and Survivor Annuity will be permitted only if the following conditions are satisfied: (i) the Participant’s spouse consents in writing to the election and the spouse’s consent is witnessed by a Plan representative or notary public; (ii) the Participant’s waiver and the spouse’s consent specify the nonspouse beneficiary (including any class of beneficiaries or contingent beneficiaries) and the particular optional form of benefit neither of which may be further modified (except back to a Qualified Joint and Survivor Annuity) without subsequent spousal consent (unless expressly permitted by the spouse); and (iii) the spouse’s consent acknowledges the effect of the election.

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9.05	Optional Forms of Retirement Benefit

The optional forms which a Participant may elect are any one of the following:

(a)	Joint and Two-Thirds Survivor Annuity Option. An Actuarial Equivalent monthly benefit payable to the Participant for the joint lifetimes of the Participant and the Joint Annuitant, and after the death of either party, two-thirds of such amount to the survivor for life. The Joint Annuitant may be either the spouse of the Participant or a dependent son, daughter, mother, or father who is completely disabled either mentally or physically. Should the Joint Annuitant die prior to the Participant’s Benefit Commencement Date, any election of this option shall be automatically canceled. If the Participant should die prior to the Benefit Commencement Date, no payments shall be made under this option to the Joint Annuitant, but if the Joint Annuitant is the spouse of the Participant, such spouse will be entitled to the death benefit provided under Article 8.

(b)	Years Certain and Life Income Option. An Actuarial Equivalent monthly benefit which provides retirement benefit payments to the Participant for his lifetime with a guaranteed minimum period of either five years or ten years, as specified by the Participant prior to the Benefit Commencement Date. In the event of the death of the Participant after the Benefit Commencement Date, but prior to the Participant’s receiving retirement benefit payments for the whole period certain, the remaining payments for the minimum term of years will be paid to the Participant’s Beneficiary or, if the Beneficiary so elects, in an Actuarial Equivalent single sum payment. In the event of the death of the Participant prior to the Participant’s Benefit Commencement Date, the election of this option shall be void and of no effect.

(c)	Straight Life Annuity Option. A Participant who has a spouse may elect to have the Participant’s retirement benefit payable in equal unreduced monthly payments during the Participant’s lifetime, with no further payments to any other person after the Participant’s death. If this option is elected, the retirement benefit payable to the Participant shall be the amount of retirement benefit determined under the applicable Section(s) of Article 5.

(d)	Joint and Two Thirds to Joint Annuitant Survivor Annuity Option. An Actuarial Equivalent monthly benefit payable to the Participant for the lifetime of the Participant, and after the death of the Participant, two thirds of such amount to the Joint Annuitant. The Joint Annuitant shall be an individual designated by the Participant at the time of election of such option. Should the Joint Annuitant die prior to the Participant’s Benefit Commencement Date, any election of this option shall be automatically cancelled. Should the Joint Annuitant die after the Benefit Commencement Date, the benefit will continue to the Participant. If the Participant should die prior to the Benefit Commencement Date, no payments shall be made under this option to the Joint Annuitant, but if the Joint Annuitant is the spouse of the Participant, such spouse may be entitled to the death benefit provided under Article 8.

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(e)	Joint and Three Quarters to Joint Annuitant Survivor Annuity Option. An Actuarial Equivalent monthly benefit payable to the Participant for the lifetime of the Participant, and after the death of the Participant, three quarters of such amount to the Joint Annuitant. The Joint Annuitant shall be an individual designated by the Participant at the time of election of such option. Should the Joint Annuitant die prior to the Participant’s Benefit Commencement Date, any election of this option shall be automatically cancelled. Should the Joint Annuitant die after the Benefit Commencement Date, the benefit will continue to the Participant. If the Participant should die prior to the Benefit Commencement Date, no payments shall be made under this option to the Joint Annuitant, but if the Joint Annuitant is the spouse of the Participant, such spouse may be entitled to the death benefit provided under Article 8.

For purposes of Code Section 417, the form of payment described in this paragraph is the Plan’s “qualified optional survivor annuity.”

(f)	Limitation On Options. Notwithstanding any provision of the Plan to the contrary, distributions pursuant to any optional form of payment provided under this section or pursuant to any other provision of the Plan shall be made in accordance with the requirements of Code Section 401(a)(9) and regulations thereunder, including Regulation §1.401(a)(9)-2. Any provisions of the Plan that are inconsistent with Code Section 401(a)(9) and the regulations thereunder shall be deemed inoperative.

(g)	Additional Options for Domestic Partners. Effective on and after January 1, 2002, a Participant who has a domestic partner may elect to receive his benefits in the form of the qualified joint and survivor annuity described in Section 9.01 or in the form of the joint and two-thirds survivor annuity described in Section 9.05(a), with his domestic partner as the survivor or joint annuitant, as applicable. For this purpose, the term “domestic partner” means a person who is the same sex as the Participant and who is considered a domestic partner of the Participant (or equivalent status) under the laws of the state in which the Participant resides, or would be considered a domestic partner of the Participant (or equivalent status) under the laws of the state in which the Participant resides but for a provision of such state’s laws which prohibits the recognition of domestic partner status (or equivalent) solely because the two individuals are of the same sex.

(h)

Forms of Payment Available to Alternate Payees. Notwithstanding any other provision of the Plan, an alternate payee with a separate interest in the Plan may only elect to receive payment of benefits under the Plan in the form of either (i) a single-life annuity, (ii) a lump-sum payment (if the amount of the single-life annuity would otherwise permit election of a lump-sum payment under Section 9.02(b)), or (iii) an Actuarially Equivalent monthly benefit that provides for benefit payments to the alternate payee for lifetime with a guaranteed minimum period of either five years or ten years (as specified by the alternate payee before the Benefit Commencement Date). If an alternate payee elects one of the forms of payment described in the preceding clause (iii) but dies before receiving

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payment of all guaranteed payments, the remaining payments will be made to the alternate payee’s beneficiary, determined in accordance with Section 9.06 (other than the provisions thereof allowing for designation of a joint annuitant), with such Section applied as if the alternate payee were the Participant. Nothing herein, however, will prohibit the making of a lump-sum distribution in accordance with Section 9.02(a) (small-sum cash-out), if applicable.

9.06	Beneficiary

A Participant may name a Joint Annuitant who is an individual for a Joint and Survivor Annuity option. For a years certain and life income option, the Participant may elect, in writing, an individual or individuals, or any entity or entities, including corporations, partnerships or trusts, provided that such individuals and entities are ascertainable, and the shares of each are clearly set forth. In the event any beneficiary predeceases the Participant or is not in existence, not ascertainable, or not locatable at the date benefits become payable to such beneficiary, benefits shall be paid to such contingent beneficiary or beneficiaries as shall have been named by the Participant on the Participant’s original beneficiary election, and, if none, the contingent beneficiary shall be the Participant’s estate.

9.07	Eligible Rollover Distributions

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

For purposes of this Section and the Plan, the following terms will have the following meanings:

(a)	Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

A portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code or to a plan described in section 401(a), 403(a), or 403(b) of the Code that agrees to separately account for amounts so transferred, including separately

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accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(b)	Eligible retirement plan. An eligible retirement plan is (i) an individual retirement account described in Code Section 408(a); (ii) an individual retirement annuity described in Code Section 408(b); (iii) a qualified plan described in Code Section 401(a) that accepts rollover contributions; (iv) an annuity plan described in Code Section 403(a); (v) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan; (vi) an annuity contract described in Code Section 403(b); or (vii) a Roth IRA described in Code Section 408A. This definition of eligible retirement plan also shall apply in the case of a distribution to a surviving spouse and in the case of a distribution to a spouse or former spouse who is an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)).

In the case of a distribution to a designated beneficiary who is not a surviving spouse, the term “eligible retirement plan” means an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii).

(c)	Distributee. A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. Further, in the event of a deceased Participant, a designated beneficiary, as defined by Code Section 401(a)(9)(E), who is not a surviving spouse of the Participant, will be a distribute with regard to a direct trustee-to-trustee transfer to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) established for the purpose of receiving the distribution.

(d)	Direct rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

9.08	Retroactive Payments

The Committee is authorized to make retroactive payments (including, if determined by the Committee, an appropriate interest adjustment with respect to those retroactive payments) in cases where payment of benefits has been delayed (in whole or in part) beyond the Benefit Commencement Date due to reasonable administrative delay or because the Participant had not commenced benefits prior to the Participant’s Normal Retirement Date and could not be located by the Committee (after making reasonable efforts to do so) at the Participant’s Normal Retirement Date. Such cases may include delay due to (i) determination of a Participant’s Social Security earnings, (ii) determination of a Participant’s disability, or (iii) the need to locate a Participant’s beneficiary following death.

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9.09	Overpayments

In the event a Participant, alternate payee, Beneficiary, or other person is receiving payment under the Plan and an overpayment occurs (e.g., annuity payments inadvertently continue post death), the Committee (or its delegate) is authorized to seek recovery of such overpayment as follows:

(a)	In the event of death, the decedent’s estate (or similar successor to the decedent’s assets, if there is no estate) may be petitioned for recovery of such overpayment.

(b)	Recovery of the overpayment may be made by reducing the continuing payments to the Participant, alternate payee, Beneficiary, or other person as follows: (i) if the overpayment did not exceed one month’s payment, the overpayment will be recovered at the rate of 25% of the continuing payments until fully recovered; and (ii) if the overpayment exceeded one month’s payment, the overpayment will be recovered at the rate of 20% of the continuing payments until fully recovered. Notwithstanding the foregoing, in the case of a qualified-preretirement-survivor annuity or a qualified-joint-and-survivor annuity, the procedure described in (a) above will be utilized unless the Committee is satisfied that application of the procedure described in this paragraph (b) will not cause the survivor annuity to fail to be a qualifying survivor annuity.

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ARTICLE 10

Funding

10.01	Funding Agreement

The Plan Sponsor has entered into a funding arrangement with one or more Funding Agents providing for the administration of the Fund or Funds in which the assets of this Plan are held. The Plan Sponsor may at any time or from time to time appoint one or more investment managers, as defined under Section 3(38) of ERISA, each of which shall direct the Funding Agent in the investment or reinvestment of all or part of the Fund.

10.02	Non-Diversion of the Fund

To the extent required by law, the principal or income of any Fund shall be used solely for the exclusive benefit of Participants or Beneficiaries, or to meet the necessary expenses of the Plan.

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ARTICLE 11

Plan Administration

11.01	Appointment of Committee

A Committee shall be appointed by the Board of Directors to administer the Plan on behalf of the Plan Sponsor. Vacancies in the Committee shall be filled from time to time by the Board of Directors. A member of the Committee shall hold office until he gives written notice of his resignation to the Board, until death, or until removal by the Board.

11.02	Powers and Duties

The general administration of this Plan shall be under the supervision of the Committee. It shall be a principal duty of the Committee to see that this Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Plan. Benefits under this Plan will be paid only if the Committee decides in its sole discretion that the applicant is entitled to them. The Committee shall have full power to administer this Plan in all of its details. For this purpose, the Committee’s powers include, but are not limited to, the authority, in addition to all other powers provided by the Plan, to:

(a)	Determine in its sole and absolute discretion the eligibility of any individual to participate in this Plan and of any individual to receive benefits under this Plan;

(b)	Make discretionary interpretations regarding the terms of this Plan, and make factual findings with respect to any issue arising under the Plan, its interpretations to be final and conclusive;

(c)	Compute the amounts payable for any Participant or other person, the manner and time of payment and to determine and authorize the person or persons to whom such payments will be paid;

(d)	Approve and adopt amendments to the Plans made solely for the purpose of maintaining the qualified status of the Plans;

(e)	Review and render decisions respecting such claims under this Plan;

(f)	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

(g)	Periodically review the performance of the Plan’s investments;

(h)	Establish a funding policy and method;

(i)	Appoint such agents, advisors and consultants, or other persons as the Committee deems advisable to assist in administering the Plan;

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(j)	Allocate and delegate its responsibilities under this Plan and designate other persons to carry out any of its responsibilities under this Plan;

(k)	Be responsible for all reporting and disclosure requirements for this Plan under the law;

(l)	Receive from the Plan Sponsor, Employers, Employees, Participants, and other persons such information as shall be necessary for the proper administration of this Plan;

(m)	Furnish to the Plan upon request, such reports with respect to the administration of this Plan as are reasonable and appropriate; and

(n)	Maintain all records of this Plan.

11.03	Actions by the Committee

A majority of the members composing the Committee at any time will constitute a quorum. The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint a Committee Chairperson and a Secretary. The Secretary will record all action taken by the Committee. The Committee will have authority to designate in writing one of its members or any other person as the person authorized to execute papers and perform other ministerial duties on behalf of the Committee. A dissenting member of the Committee who, within a reasonable time after the member has knowledge of any action or failure to act by the majority, registers the member’s dissent in writing delivered to the other members and the Company, shall not be responsible for any such action or failure to act. Any action of the Committee that may be taken upon a vote of the members at a meeting may, in lieu thereof, be taken by written consent (including, but not limited to, consent by email or other electronic means) of a majority of the members of the Committee entitled to vote on such action.

11.04	Interested Committee Members

No member of the Committee will participate in an action of the Committee on a matter which applies solely to that member. Such matters will be determined by a majority of the remainder of the Committee.

11.05	Indemnification

The Employer, by the adoption of this Plan, indemnifies and holds the members of the Committee, jointly and severally, harmless from the effects and consequences of their acts, omissions, and conduct in their official capacities, except to the extent that the effects and consequences result from their own willful misconduct, breach of good faith, or gross negligence in the performance of their duties. The foregoing right of indemnification will not be exclusive of other rights to which each such member may be entitled by any contract or other instrument or as a matter of law.

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11.06	Conclusiveness of Action

Any action on matters within the discretion of the Committee will be conclusive, final, and binding upon all Participants in the Plan and upon all persons claiming any rights, including Beneficiaries.

11.07	Payment of Expenses

The members of the Committee will serve without compensation for their services. The compensation or fees of consultants, actuaries, accountants, counsel and other specialists and any other costs of administering the Plan or Fund, including any premiums due to the Pension Benefit Guaranty Corporation (PBGC), will be paid by the Fund unless, at the discretion of the Employer, paid by the Employer.

11.08	Named Fiduciary

The Plan Sponsor shall be the “named fiduciary” for purposes of this Plan and Section 402(a)(1) of ERISA.

11.09	Funding Policy and Method

The Plan Sponsor shall establish a funding policy and method consistent with the objectives of the Plan. The funding policy and method, as so determined, shall be communicated to the Funding Agent and the Committee. The Plan Sponsor shall have the power and responsibility for:

(a)	Selection of the funding media for the Plan, including the power to direct investments and to appoint an investment manager or managers pursuant to ERISA Section 402(c) and to delegate all or a portion of such duties to the Committee.

(b)	Allocating fiduciary responsibilities among fiduciaries, and designation of additional fiduciaries.

(c)	Selection of insurance contracts to provide benefits hereunder, or, if all assets are not held under insurance contracts, the Trustee.

11.10	Bonding

Plan personnel shall be bonded to the extent required by ERISA. Premiums for bonding may, in the sole discretion of the Employer, be paid, in whole or in part, from the Fund. Premiums may also be paid, in whole or in part, by the Employer. The Employer may provide, by agreement with any person, that the premium for required bonding shall be paid by that person.

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11.11	Claim Procedure

Benefit claim determinations arising under this Plan shall be made in accordance with the provisions of this Section and procedures established by the Committee. These claim procedures are designed to establish reasonable processes and safeguards to ensure that benefit claim determinations are made in accordance with the provisions thereof and, where appropriate, Plan provisions have been applied consistently with respect to similarly situated claimants. All claims for or relating to benefits whether made by a Participant or other person shall be in writing addressed and delivered to the Committee, at the Committee’s main office, and such claim shall contain the claimant’s name, mailing address, and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Committee.

(a)	Claims Review. If a claim is wholly or partially denied, the Committee shall within a reasonable period of time, not to exceed 90 days (45 days in the case of a claim involving disability benefits), notify the claimant in writing of any adverse benefit determination, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing the claim is necessary, written notice of the same shall be provided to the claimant prior to the expiration of the 90-day period (45-day period in the case of a claim involving disability benefits), and shall indicate the special circumstances which require the extension of time and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 90-day period of time (30-day period in the case of a claim involving disability benefits), beginning at the end of the initial 90-day period (45-day period in the case of a claim involving disability benefits). In case of a disability claim, the Committee may determine that due to matters beyond the control of the Plan that a second 30-day extension is necessary. In such case, the Committee shall notify the claimant before the expiration of the first 30-day extension period of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of a disability notice of extension, the notice must explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision, the additional information needed to resolve the issue, and that the claimant has at least 45 days to provide the specified information. The Committee’s notice shall be written in a manner calculated to be understood by the claimant and shall set forth:

(1)	The specific reason or reasons for the denial;

(2)	Specific reference to pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

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(4)	An explanation of the claim review procedure set forth in subparagraphs (b) and (c) below (including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination).

(b)	Appeal of Claim Denial. A claimant or the claimant’s duly authorized representative shall have 60 days (180 days in the case of a claim involving disability benefits) within which to appeal an adverse benefit determination to the Committee. During the pendency of the review, the following provisions shall apply:

(1)	The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim to the Committee; and

(2)	The claimant shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records and other relevant information relating to the claim for benefits.

(c)	Review on Appeal. A decision on review shall be rendered within a reasonable period of time, not to exceed 60 days after the claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing the appeal is necessary, written notice of the extension shall be furnished to the claimant prior to the expiration of the 60-day period, and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 60-day period of time beginning at the end of the initial 60-day period. For purposes of this subparagraph (c), in the case of a claim involving disability benefits, 45 days shall apply instead of 60 days. The Committee’s decision on review shall be communicated in writing to the claimant and, if adverse, shall take into account all comments, documents, records and other information submitted by the claimant (without regard to whether such information was submitted or considered in the initial benefit determination). The decision on review shall be in a written manner calculated to be understood by the claimant and shall set forth the following:

(1)	The specific reason or reasons for the adverse determination;

(2)	Specific reference to pertinent plan provisions on which the benefit determination is based;

(3)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring an action under ERISA Section 502(a).

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(d)	Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against this Plan, any trust used in conjunction with this Plan, the Company, or the Committee, a claimant must first exhaust the administrative remedies provided in this Section. Failure to exhaust the administrative remedies provided for in this Section shall be a bar to any civil action concerning a claim for benefits under the Plan.

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ARTICLE 12

Contributions

12.01	Employer Contributions

The Employer intends to make contributions to fund this Plan at such times and in such amounts as the Actuary shall certify to the Employer as being no less than the amounts required to be contributed under Section 412 of the Code. Any actuarial gains arising under the Plan shall be used to reduce future Employer contributions to the Plan and shall not be applied to increase retirement benefits with respect to remaining Participants.

12.02	Participant Contributions

Participant contributions to the Fund are not permitted.

12.03	Contingent Nature of Contributions

Unless the Employer notifies the Committee and the Funding Agent in writing to the contrary, all contributions made to this Plan are conditioned upon their deductibility under Section 404 of the Code.

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ARTICLE 13

Amendment, Termination, and Merger of the Plan

13.01	Right to Amend the Plan

The Plan Sponsor reserves the right to modify, alter, or amend this Plan from time to time to any extent that it may deem advisable including, but without limiting the generality of the foregoing, any amendment deemed necessary to ensure the continued qualification of the Plan under Section 401 of the Code or the appropriate provisions of any subsequent revenue law. The procedure for the Plan Sponsor to amend the Plan in any respect is approval of the amendment by a majority of the members of the Plan Sponsor’s Board of Directors, and with respect to non-substantive matters for purposes of maintaining the qualified status of the Plan is by a majority of the members of the Committee. Action by the Board of Directors or the Committee amending the Plan shall be a settlor function of the Plan Sponsor and not a fiduciary function of the Board of Directors or the Committee. No such amendment shall increase the duties or responsibilities of a Funding Agent without its consent thereto in writing. No such amendment(s) shall have the effect of reinvesting in the Employer the whole or any part of the principal or income of the Fund or to allow any portion of the principal or income of the Fund to be used for any purposes other than for the exclusive benefit of Participants or Beneficiaries at any time prior to the satisfaction of all the liabilities under the Plan with respect to such persons. No amendment shall (a) reduce a Participant’s Accrued Benefit on the effective date of the Plan amendment, (b) eliminate or reduce an early retirement benefit, retirement-type subsidy, or an optional form of benefit under the Plan with respect to the Participant’s Accrued Benefit on the date of the amendment, (c) reduce a retired Participant’s retirement benefit as of the effective date of the amendment, or (d) directly or indirectly reduce the nonforfeitable percentage of a Participant’s right to his or her Accrual Benefit to an amount less than the nonforfeitable percentage computed under the Plan without regard to the amendment. All amendments to the Plan must be in writing.

13.02	Right to Terminate the Plan

The Plan Sponsor shall have the right to terminate this Plan at any time with respect to itself, any or all other Participating Employers or any designated group of Employees, former Employees, or Beneficiaries. The procedure for the Plan Sponsor to terminate the Plan is approval of the termination by a majority of the members of the Plan Sponsor’s Board of Directors. Action by the Board of Directors terminating the Plan shall be a settlor function of the Plan Sponsor and not a fiduciary function of the Board of Directors. In the event of such termination all affected Participants shall be vested as provided in Section 7.05.

13.03	Allocation of Assets and Surplus

In the event the Plan is terminated as provided in Section 13.02 above, the then present value of retirement benefits vested in each Participant shall be determined as of the discontinuance date, and the assets then held by the Funding Agents as reserves for benefits for Participants, Joint Annuitants, or Beneficiaries under this Plan shall, subject to any necessary approval by the Pension Benefit Guaranty Corporation, be allocated, to the extent that they shall be sufficient, after providing for expenses of administration, in the order of precedence provided

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for under Section 4044 of ERISA, as modified by the provisions of IRS regulations 1.414(l)-1(f) or (h) if a special schedule of benefits (as defined in such regulations) is in effect as a result of a plan merger within the five year period prior to the date of termination. The retirement benefits for which funds have been allocated in accordance with Section 4044 of ERISA shall be provided through the continuance of the existing Fund arrangements or through a new instrument entered into for that purpose and shall be paid either in a lump sum or in equal monthly installments through the purchase of a nontransferable annuity contract(s). After all liabilities of the Plan have been satisfied with respect to all Participants so affected by the Plan’s termination, the Funding Agent shall distribute any balance of Plan assets which shall remain to Participants in the proportion that each Participant’s liability bears to the total liability of all Participants.

13.04	Plan Mergers, Consolidations, and Transfers

The Plan shall not be automatically terminated by the Employer’s acquisition by or merger into any other company, trade, or business, but the Plan shall be continued after such merger provided the successor employer agrees to continue the Plan with respect to affected Participants herein. All rights to amend, modify, suspend, or terminate the Plan with respect to Participants of the Employer shall be transferred to the successor employer, effective as of the date of the merger or acquisition.

The Committee is authorized to enter into merger, consolidation, or transfer agreements with any other plan administrator, administrative committee, trustee, or other person. The merger or consolidation with, or transfer of the allocable portion of the assets and liabilities of the Fund to any other qualified retirement plan trust shall be permitted only if the benefit each Plan Participant would receive, if the Plan were terminated immediately after such merger or consolidation, or transfer of the allocable portion of the assets and liabilities, would be at least as great as the benefit he would have received had this Plan been terminated immediately before the date of merger, consolidation, or transfer.

13.05	Amendment of Vesting Schedule

If the vesting provisions of this Plan are amended, including an amendment caused by the expiration of top-heavy status under the terms of Article 14, Participants with three (3) or more Years of Service, or three (3) or more years of employment, whether or not consecutive, at the later of the date the amendment is adopted or becomes effective, shall automatically be vested, from that point forward, in the greater of the amount vested under the vesting schedule as amended or the amount vested under the vesting schedule prior to amendment.

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ARTICLE 14

Top-Heavy Plan Provisions

14.01	General Rule

For any Plan Year for which this Plan is a “Top-Heavy Plan” as defined in Section 14.06 below, this Plan shall be subject to the provisions of this Article 14.

14.02	Vesting Provision

Each Participant who has completed an Hour of Service during the Plan Year in which the Plan is top-heavy and has completed the number of Years of Vesting Service specified in the following table, shall have a vested right to the percentage of his Accrued Benefit under this Plan, correspondingly shown in the following table:

Years of Vesting Service	Percentage of Accrued Benefit
Less than 2 years	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

Each Participant’s Deferred Vested Benefit shall not be less than his vested Accrued Benefit determined as of the last day of the last Plan Year in which the Plan was not a Top-Heavy Plan. If the Plan ceases to be a Top-Heavy Plan, an Employee with three or more years of employment, whether or not consecutive, shall have his Deferred Vested Benefit determined either in accordance with this Section 14.02 or Section 7.03, as provided in Section 13.05. Each such Participant shall have the right to elect the applicable schedule within 60 days after the day he is issued written notice by the Committee, or as otherwise provided in accordance with regulations issued under the provisions of the Code relating to changes in the vesting schedule.

14.03	Minimum Benefit Provision

If the Plan is a Top-Heavy Plan in any Plan Year, each Participant who is a Non-Key Employee shall, as of the end of that Plan Year, be entitled to an Accrued Benefit that is at least equal to the Applicable Percentage of the Participant’s Average Compensation for Years in the Testing Period. For purposes of this Section:

(a)	“Applicable Percentage” shall mean the lesser of two (2) percent multiplied by Years of Service of the Participant, or twenty (20) percent;

(b)	“Average Compensation for Years in the Testing Period” shall mean average annual earnings for that period of five (5) consecutive years that produces the

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highest average. In determining consecutive years, any year not included as a Year of Vesting Service under the provisions of Article 2 shall be ignored. In calculating Average Compensation for Years in the Testing Period, the amount of compensation taken into account shall not exceed $200,000 times the Adjustment Factor applicable at the date such benefits are calculated.

14.04	Coordination with Other Plans

In the event that another defined contribution or defined benefit plan maintained by the Employer or an Affiliated Employer provides contributions or benefits on behalf of Participants in this Plan, such other plan shall be treated as part of this Plan pursuant to applicable principles (such as Rev. Rul. 81-202 or any successor ruling) in determining whether this Plan satisfies the requirements of Sections 14.02 and 14.03. Such determination shall be made upon the advice of counsel by the Committee.

14.05	Top-Heavy Plan Definition

This Plan shall be a “Top-Heavy Plan” for any Plan Year if, as of the determination date the present value of the cumulative Accrued Benefits under the Plan for Participants (including former Participants) who are Key Employees exceeds sixty (60) percent of the present value of the cumulative Accrued Benefits under the Plan for all Participants, excluding former Key Employees, or if this Plan is required to be in an aggregation group which for such Plan Year is a top-heavy group. For purposes of this Section:

(a)	“Determination date” means for any Plan Year the last day of the immediately preceding Plan Year (except that for the first Plan Year of this Plan the determination date means the last day of such Plan Year).

(b)	The present value shall be determined as of the most recent valuation date (the date on which liabilities and assets are valued for purposes of determining plan costs for minimum funding) that is within the twelve (12)-month period ending on the determination date. Present values for purposes of determining whether this Plan is a Top-Heavy Plan shall be based on the following interest and mortality rates:

(1)	Interest Rate: 7%

(2)	Mortality Rate: 1971 Group Annuity Mortality Table, male rates, with one year age setback

(c)	“Aggregation group” means the group of plans, if any, that includes both the group of plans that are required to be aggregated and the group of plans that are permitted to be aggregated.

(1)	The group of plans that are required to be aggregated (the “required aggregation group”) includes:

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(A)	Each plan of an Affiliated Employer in which a Key Employee is a participant, including collectively bargained plans.

(B)	Each other plan, including collectively bargained plans of an Affiliated Employer, which enables a plan in which a Key Employee is a participant to meet the requirements of the Code prohibiting discrimination as to contributions or benefits in favor of employees who are officers, shareholders or the highly compensated or prescribing the minimum participation standards.

(2)	The group of plans that are permitted to be aggregated (the “permissive aggregation group”) includes the required aggregation group plus one or more plans of an Affiliated Employer that is not part of the required aggregation group. Such plan or plans may be added to the permissive aggregation group only if, after the addition, the aggregation group as a whole continues to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

(d)	“Top-heavy group” means the aggregation group, if as of the applicable determination date, the sum of the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the aggregation group plus the aggregate of the accounts of key employees under all defined contribution plans included in the aggregation group exceeds sixty percent (60%) of the sum of the present value of the cumulative accrued benefits for all Employees, excluding former Key Employees, under all such defined benefit plans plus the aggregate accounts for all Employees, excluding former Key Employees, under such defined contribution plans. If the aggregation group that is a top-heavy group is a required aggregation group, each plan in the group will be top heavy. If the aggregation group that is a top-heavy group is a permissive aggregation group, only those plans that are part of the required aggregation group will be treated as top-heavy. If the aggregation group is not a top-heavy group, no plan within such group will be top-heavy.

(e)	In determining whether this Plan constitutes a “Top-Heavy Plan,” the Committee (or its agent) shall make the following adjustments in connection therewith:

(1)	When more than one plan is aggregated, the Committee shall determine separately for each plan as of each plan’s determination date the present value of the accrued benefits or account balance. The results shall then be aggregated by adding the results of each plan as of the determination dates for such plans that fall within the same calendar year.

(2)

Effective for Plan Years beginning after December 31, 2001, in determining the present value of the cumulative accrued benefit or the amount of the account of any Employee, such present value or account shall include the amount in dollar value of the aggregate distributions made to such Employees under the applicable plan during the one-year

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period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this subsection (2) shall be applied by substituting “five-year period” for “one-year period.”

(3)	Further, in making such determination, such present value or such account shall include any rollover contribution (or similar transfer), as follows:

(A)	If the rollover contribution (or similar transfer) is initiated by the employee and made to or from a plan maintained by another employer, the plan providing the distribution shall include such distribution in the present value or such account; the plan accepting the distribution shall not include such distribution in the present value or such account unless the plan accepted it before December 31, 1983.

(B)	If the rollover contribution (or similar transfer) is not initiated by the employee or made from a plan maintained by another employer, the plan accepting the distribution shall include such distribution in the present value or such account, whether the plan accepted the distribution before or after December 31, 1983; the plan making the distribution shall not include the distribution in the present value or such account.

(4)	Further, in making such determination, in any case where an individual is a “non-key employee” with respect to an applicable plan, but was a key employee with respect to such plan for any prior plan year, any accrued benefit and any account of such employee shall be altogether disregarded. For this purpose, to the extent that a key employee is deemed to be a key employee if he met the definition of key employee within any of the four preceding plan years, this provision shall apply following the end of such period of time.

14.06	Key Employee

Effective for Plan Years beginning after December 31, 2001, the term “Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of one of the Adopting Employers having annual compensation for the Plan Year greater than one hundred thirty thousand dollars ($130,000) (as adjusted under Section 416(i)(I) of the Code for Plan Years beginning after December 31, 2002), a five percent (5%) owner of one of the Adopting Employers, or a one percent (1%) owner of one of the Adopting Employers having annual compensation of more than one hundred fifty thousand dollars ($150,000). The determination of

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who is a Key Employee will be made in accordance with Section 416(i)(l) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

14.07	Non-Key Employee

The term “Non-Key Employee” means any Participant who is not a Key Employee.

14.08	Collective Bargaining Rules

The provisions of Sections 14.02, 14.03, and 14.04 do not apply with respect to any Employee included in a unit of Employees covered by a collective bargaining agreement unless the application of such sections has been agreed upon with the collective bargaining agent.

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ARTICLE 15

Miscellaneous

15.01	Limitation on Distributions

Notwithstanding any provision of this Plan regarding payment to Beneficiaries or Participants, or any other person, the Committee may withhold payment to any person if the Committee determines that such payment may expose the Plan to conflicting claims for payment. As a condition for any payments, the Committee may require such consent, representations, releases, waivers, or other information as it deems appropriate. The Committee may, in its discretion, comply with the terms of any judgment or other judicial decree, order, settlement, or agreement including, but not limited to, a Qualified Domestic Relations Order as defined in Code Section 414(p).

15.02	Limitation on Reversion of Contributions

Except as provided in subsections (a) through (c) below, Employer contributions made under the Plan will be held for the exclusive benefit of Participants, Joint Annuitants or Beneficiaries and may not revert to the Employer.

(a)	A contribution made by the Employer under a mistake of fact may be returned to the Employer within one (1) year after it is contributed to the Plan, to the extent that it exceeds the amount which would have been contributed, absent the mistake in fact.

(b)	A contribution conditioned on the Plan’s initial qualification under Sections 401(a) and 501(a) of the Code may be returned to the Employer, if the Plan does not qualify, within one (1) year after the date the Plan is denied qualification.

(c)	A contribution conditioned upon its deductibility under Section 404 of the Code, may be returned, to the extent the deduction is disallowed, to the Employer within one (1) year after the disallowance.

Earnings attributable to amounts which may be returned to the Employer pursuant to this Section may not be distributed, but, in the event that there are losses attributable to such amounts, the amount returned to the Employer shall be reduced by the amount of such losses.

15.03	Voluntary Plan

The Plan is purely voluntary on the part of the Employer and neither the establishment of the Plan nor any Plan amendment nor the creation of any fund or account, nor the payment of any benefits will be construed as giving any Employee or any person legal or equitable right against the Employer, any trustee or other Funding Agent, or the Committee unless specifically provided for in this Plan or conferred by affirmative action of the Committee or the Employer according to the terms and provisions of this Plan. Such actions will not be construed as giving any Employee or Participant the right to be retained in the service of the Employer. All

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Employees and/or Participants will remain subject to discharge to the same extent as though this Plan had not been established.

15.04	Nonalienation of Benefits

Participants and Beneficiaries are entitled to all the benefits specifically set out under the terms of the Plan, but neither those benefits nor any of the property rights in the Plan are assignable or distributable to any creditor or other claimant of a Participant or Beneficiary. A Participant will not have the right to anticipate, assign, pledge, accelerate, or in any way dispose of or encumber any of the monies or benefits or other property that may be payable or become payable to such Participant or his Beneficiary; provided, however, the Committee shall recognize and comply with a valid Qualified Domestic Relations Order as defined in Code Section 414(p). Notwithstanding the foregoing, effective August 5, 1997, a Participant’s benefits under this Plan can be used to satisfy an amount that the Participant is ordered or required to pay to the Plan to the extent permitted by Code Section 401(a)(13)(C), which generally applies if such order or requirement to pay arises (i) under a judgment of conviction for a crime involving the Plan, (ii) under a civil judgment (including a consent order or decree) entered in an action brought in connection with a violation (or alleged violation) of the ERISA fiduciary responsibility provisions, or (iii) pursuant to a settlement agreement between the Secretary of Labor and the Participant, or a settlement agreement between the Pension Benefit Guaranty Corporation and the Participant, in connection with a violation (or alleged violation) of the ERISA fiduciary responsibility provisions.

15.05	Inability to Receive Benefits

If the Committee receives evidence that a person entitled to receive any payment under the Plan is physically or mentally incompetent to receive payment and to give a valid release, and another person or any institution is maintaining or has custody of such person, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, then any distribution made under the Plan may be made to such other person or institution. The release of such other person or institution will be a valid and complete discharge for the payment of such distribution.

15.06	Missing Persons

When a Participant or Beneficiary whose whereabouts are unknown may be forced to take a distribution under the terms of the Plan (e.g., upon reaching normal retirement age or upon termination of the Plan), the Committee shall attempt to search for, or ascertain, the whereabouts of such Participant or Beneficiary, using the following procedures:

(a)	Certified Mail. The Committee shall notify the Participant or Beneficiary by certified or registered mail, return receipt requested, addressed to his last-known address of record with the Committee, that he is entitled to a distribution under the Plan.

(b)

Records of Related Plans. If the Participant or Beneficiary fails to respond to the notice described above by either claiming his distributive share or making his whereabouts known in writing to the Committee, the Committee shall contact the

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Employer and the administrator(s) of any other employee benefit plan or arrangement sponsored or maintained by the Employer and request that the Employer and such administrator(s) search the records of such other plans to ascertain whether a more current address for such Participant or Beneficiary is available. Alternatively, the Committee may request that the Employer or administrator(s) contact the missing Participant or Beneficiary directly, or forward a letter to such Participant or Beneficiary, and request that the Participant or Beneficiary contact the Committee.

(c)	Designated Beneficiary. In connection with a search of the records of the Plan, or any related plan of the Employer, for a Participant’s current contact information, the Committee shall attempt to identify and contact any person that such Participant has designated as the Participant’s beneficiary (whether primary or contingent) to determine whether such beneficiary has updated information concerning the location of the Participant.

(d)	Letter-Forwarding Service. If the Committee is unable to locate the Participant or Beneficiary using the procedures set forth above, the Committee may notify the appropriate governmental agency(ies) of the Participant’s or Beneficiary’s failure to contact the Committee or claim his distribution and shall request the governmental agency(ies) to forward a notice to the Participant or Beneficiary on behalf of the Committee in accordance with the procedures the governmental agency(ies) has established for this purpose. The notice forwarded under this procedure shall contain information allowing the Participant or Beneficiary to contact the Committee and claim the distribution and shall require a response by the Participant or Beneficiary within a reasonable period of time as determined by the Committee.

In addition to using the procedures described above, the Committee may attempt to locate the Participant or Beneficiary using other available means, such as Internet search tools, commercial locator services, or credit reporting agencies. In determining what other means may be appropriate, the Committee shall consider the size of the Participant’s or Beneficiary’s benefit in relation to the cost of such other means of locating the Participant or Beneficiary.

If a Participant or Beneficiary cannot be located in accordance with the procedures described above, the Participant or Beneficiary will be considered “lost.” Once a Participant or Beneficiary is considered lost, the Plan may either (i) continue to maintain the Participant’s or Beneficiary’s benefit; (ii) cause a forfeiture of the benefit, which forfeiture will be used to reduced future Employer contributions; (iii) transfer the amount to an individual retirement account, as described in Code Section 408(a), or an individual retirement annuity, as described in Code Section 408(b), that has been designated by the Committee for such purpose; or (iv) transfer the amount to an appropriate state unclaimed property fund. If the Plan is terminated and the Employer does not maintain another Plan that will receive the lost Participant’s or Beneficiary’s benefit as described in (i) above, the procedure set forth in (iii) or (iv) above will be utilized. If forfeiture occurs and the missing Participant or Beneficiary subsequently files a claim then, upon verification of the claim, the amount that was forfeited will be reinstated, without interest or other gains or losses from the date of forfeiture, but no amount will be

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payable from the Plan if it was previously deposited with a governmental agency (e.g., unclaimed property fund) or transferred to an individual retirement account.

If a payment from the Plan has been issued in the form of a check or other draft that remains outstanding for a reasonable period of time (not less than 90 days) and the Committee has been unable to locate the payee after reasonable efforts to do so or the payee has refused (expressly or impliedly) to cash the check or other draft then the amount of such check or other draft may be forfeited, redeposited in the Plan (if necessary), and used to reduce future Employer contributions or to defray Plan expenses. If the payee subsequently makes a duly verified claim for payment of any forfeited amount then such amount will be restored to the benefit of the payee, without adjustment for interest or other gains or losses from the date of forfeiture, and paid to the payee in due course.

15.07	Limitation of Third Party Rights

Nothing expressed or implied in the Plan is intended or will be construed to confer upon or give to any person, firm, or association other than the Employer, the Participants or Beneficiaries, and their successors in interest, any right, remedy, or claim under or by reason of this Plan except pursuant to a Qualified Domestic Relations Order as defined in Code Section 414(p).

15.08	Invalid Provisions

In case any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan. The Plan will be construed and enforced as if the illegal and invalid provisions had never been included.

15.09	One Plan

This Plan may be executed in any number of counterparts, each of which will be deemed an original and the counterparts will constitute one and the same instrument and may be sufficiently evidenced by any one counterpart.

15.10	Use and Form of Words

Whenever any words are used herein in the masculine gender, they will be construed as though they were also used in the feminine gender in all cases where that gender would apply, and vice versa. Whenever any words are used herein in the singular form, they will be construed as though they were also used in the plural form in all cases where the plural form would apply, and vice versa.

15.11	Headings

Headings to Articles and Sections are inserted solely for convenience and reference, and in the case of any conflict, the text, rather than the headings, shall control.

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15.12	Governing Law

The Plan will be governed by and construed according to the federal laws governing employee benefit plans qualified under the Code and according to the laws of the state of Kansas where such laws are not in conflict with the federal laws.

15.13	Separate Liability

Except to the extent imposed by law, no fiduciary shall have the duty to question whether any other fiduciary is fulfilling all the responsibilities imposed upon such other fiduciary by this Plan, by ERISA, the Code, or by any regulations or rulings issued under ERISA or the Code. No fiduciary shall have any liability for a breach of fiduciary responsibility of another fiduciary with respect to this Plan unless it participates knowingly in such breach, knowingly undertakes to conceal such breach, has actual knowledge of such breach and fails to take reasonable remedial action to remedy such breach, or, through its negligence in performing its own specific fiduciary responsibilities, it has enabled such other fiduciary to commit a breach of the latter’s fiduciary responsibilities.

15.14	Erroneous Payments

If any person receives any payment that the Committee in its sole discretion later determines the person was not entitled to receive, such person shall be required to make reimbursement to the Plan. In addition, the Committee shall have the right to offset any future payment against amounts that the person was not otherwise entitled to receive.

15.15	Use of Electronic Media

Notwithstanding any provision of the Plan to the contrary, including provisions requiring the use of a written instrument, the Committee may establish procedures for the use of electronic media in communications and transactions between or among the Plan, the Committee, the Trustee, Participants, and/or Beneficiaries. Electronic media may include, but are not limited to, the Internet, e-mail, Intranet systems, and automated telephonic response systems.

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ARTICLE 16

Special Eligibility Rules

16.01	Applicability

This Article is effective January 1, 2007 (except section 16.04 of this Article is effective March 1, 2007), and supersedes all other provisions of this Plan, including any provisions that purport to apply notwithstanding any other provisions of the Plan, unless such provisions specifically refer to this Article.

16.02	Special Eligibility Rules

A person who first performs an Hour of Service on or after January 1, 2007, shall not be eligible to participate in this plan.

A person who incurs a Separation from Service, and next performs an Hour of Service on or after January 1, 2007, after expiration of any salary continuation payments, shall not be eligible to participate in this plan. Such a person’s benefit shall be the accrued benefit determined as of the date (the “Benefit Determination Date”) that is the earlier of (i) the date immediately before the date on which the person performs an Hour of Service following the person’s most recent Separation from Service, and (ii) the date on which the person stopped earning a benefit under the plan. That accrued benefit will be the pension defined in the plan as having been earned as of the Benefit Determination Date, and will be based on all factors relevant under the plan as they exist on the Benefit Determination Date (including age, earnings, eligibility for early retirement, credited service or plan membership, estimated Social Security benefit, minimum benefit level, and any other personal or plan factors affecting the pension in its standard form). Service after the Benefit Determination Date will be counted, to the extent provided in the relevant provisions of the pension plan, only for determining vesting, eligibility for early retirement, and eligibility for any retirement subsidies.

A person who (i) first performs an Hour of Service before January 1, 2007, and either (ii) does not incur a Separation from Service, or (iii) incurs a Separation from Service but then performs an Hour of Service before expiration of any salary continuation payments, shall again be eligible to participate in this plan, subject to the other provisions of the plan.

16.03	Definitions

When used in this Article, the following terms have the following meaning:

(a)	Separation from Service. The termination of employment by reason of quit (including Retirement), discharge, Layoff (beyond the period of eligible recall pursuant to a collective bargaining agreement) or death; or the failure to return from Authorized Leave of Absence, Qualified Military Service or Disability.

(b)

Authorized Leave of Absence. An absence approved by an Employer on a uniform and nondiscriminatory basis for any of the following reasons: illness of an Employee or a relative, the death of a relative, education of the Employee, or

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personal or family business of an extraordinary nature, provided in each case that the Employee returns to the service of the Employer within the time period specified by the Employer.

(c)	Disability. A Participant who is totally and permanently disabled by bodily injury or disease so as to be prevented from engaging in any occupation for compensation or profit. The determination of Disability shall be made by the Administrator with the aid of competent medical advice. It shall be based on such evidence as the Administrator deems necessary to establish Disability or the continuation thereof.

(d)	Layoff. An involuntary interruption of service due to reduction of work force with the possibility of recall to employment when conditions warrant.

(e)	Qualified Military Service. Any service in the uniformed services by any Employee if such Employee is entitled to reemployment rights under Chapter 43 of title 38, United States Code, provided, the Employee returns to employment, with the Employer within the applicable time limits prescribed in Chapter 43 of title 38, United States Code.

(f)	Retirement. A termination of employment that occurs after a Participant has either attained age 55 and completed at least ten (10) years or periods of service, as determined under the plan, or reached age 65.

16.04	Pension Plan Distributee

A Pension Plan Distributee shall not be eligible to participate in this plan. “Pension Plan Distributee” means a person who incurred a Separation from Service, becomes an Employee again on or after March 1, 2007, and is receiving or has ever received a distribution from a Pension Plan, regardless of whether the person met or meets the age and service conditions for retirement under the Pension Plan, and regardless of the form of benefit selected by the person. “Pension Plan” means a defined benefit pension plan intended to be qualified under section 401(a) of the Code and sponsored by the Company or a member of the Company’s controlled group of corporations within the meaning of section 414(b) of the Code. A person is not a Pension Plan Distributee if the only payments made to the person by a Pension Plan are: (a) a distribution of a lump sum cashout that was made without participant consent under section 417(e) of the Code; (b) a return of the person’s contributions under a Pension Plan and the interest credited under the Pension Plan on those contributions; or (c) a transfer of pension assets and the liabilities corresponding to those assets to the pension plan of an entity to which the Company disposes of a business or function. A person also is not a Pension Plan Distributee if, after first receiving a distribution from a Pension Plan, the person becomes an Employee as a result of the Company’s acquisition of a business that employed the person at the time of the acquisition.

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and on its behalf, this 19th day of January, 2011.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Rich Jiwanlal
Name:	Rich Jiwanlal
Title:	Vice President Human Resources

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APPENDIX A

Procedures For Calculation Of Actuarial Equivalent Values

Each “Actuarial Equivalent Value” under this Plan shall be determined in accordance with the following methods, tables, interest rates, and other factors. References to the “PBGC rates” mean the set of rates used by the Pension Benefit Guaranty Corporation for purposes of valuing lump sum distributions under terminating non-multiemployer pension plans.

1.	Lump Sum Payment Option - For purposes of determining/converting to a lump sum value, the following factors shall be used:

(a)	Rate of Interest: For determinations before January 1, 1999, the PBGC rates in effect on the first day of the Plan Year for which the distribution is made. For determinations after December 31, 1998 and before January 1, 2008, the annual rate of interest on 30-year Treasury securities as specified by the Commissioner for the month of November preceding the Plan Year in which the distribution is made. For determinations on and after January 1, 2008, the adjusted first, second, and third segment rates as specified by the Commissioner of Internal Revenue for the month of November preceding the Plan Year in which the distribution occurs.

(b)	Mortality: For determinations before January 1, 1999, the PBGC mortality rate table for healthy males with ages of the Participant set back one year and ages of the spouse or Joint Annuitant set back four years. For determinations after December 31, 1998 and before December 31, 2002, the 1983 Group Annuity Mortality Table using a blend of fifty percent (50%) of the male table and fifty percent (50%) of the female table. For determinations on or after December 31, 2002 and before January 1, 2008, the 94 GAR/GATT 2003 Mortality Table prescribed in Revenue Ruling 2001-62. For determinations on and after January 1, 2008, the applicable mortality table under Code Section 417(e)(3), as prescribed by the Commissioner of Internal Revenue from time to time.

2.	Optional Forms Of Retirement Benefit - For purposes of determining an optional form of benefit payment (other than a lump sum) under Sections 6.01, 8.01, and 9.05, and for any purpose for which no other definition is specified, the following factors shall be used:

(a)	Rate of Interest: 7%

(b)	Mortality: The 1971 Group Annuity Mortality Table, male rates, with ages of the Participant set back one year and ages of the spouse or Joint Annuitant set back five years.

Notwithstanding the above, for purposes of computing installment amounts under Section 8.01, the factors in Section 1 of this Appendix A shall be used rather than the factors in this Section 2, if the factors in Section 1 result in larger installment payments.

3.	Asset Transfer Between Plans - Unless another basis is established by the Actuary to satisfy the requirements of Regulation Section 1.414 (l)-1 that asset transfers must be

Appendix A - 1

equal to the “present value of the benefits on a termination basis,” the asset transfer specified in Section 3.04 shall be based on the following factors:

(a)	Rate of Interest: 8%

(b)	Mortality: The 1971 Group Annuity Mortality Table for males and females.

4.	Early Commencement Factors - For purposes of determining the amount of a retirement benefit payable on an early commencement date under Sections 5.04 and 5.05(b), the following factors shall be used:

Age At Early Commencement Date	Factor For Section 5.04	Factor For Section 5.05(b)
65	1.00	1.000
64	1.00	.933
63	1.00	.867
62	1.00	.800
61.95		.733
60.90		.667
59.85		.633
58.80		.600
57.75		.567
56.70		.533
55.65		.500

The above factors shall be interpolated between ages in the table using whole years and completed months of age.

Appendix A - 2

APPENDIX B

Reduction Factors For Additional Optional Death Benefit Under Section 8.03

Participant’s Age Minus Spouse’s Age	Prior to 8/1/83	After 7/31/83 and Prior to Normal Retirement Date*
Males	Females
5.500%	.230%	.450%
4.500	.224	.450
3.500	.218	.450
2.500	.212	.450
1.500	.206	.450
0.500	.200	.450
-1.495	.200	.446
-2.490	.200	.441
-3.485	.200	.437
-4.480	.200	.432
-5.475	.200	.428
For each year in excess of 5, add the following to the factor for 5.005	.006	.0045
For each year less than -5, subtract the following from the factor for -5.005	.006	.0045

*	The percentage factor applicable to periods of coverage occurring after the Participant’s Normal Retirement Date shall be equal to two times the percentage factor applicable prior to Normal Retirement Date.

Appendix B - 1

SUPPLEMENT A

Special Provisions Applicable to Former Hangar One, Inc. Salaried Employees

A-1	Introduction. On December 31, 1987, the assets and liabilities held under the Hangar One, Inc. Restated Pension Plan and Trust (the “Hangar One Plan”) with respect to each salaried employee who was participating in the plan on that date were merged into this Plan. The purpose of this Supplement A is to provide for payment under the Plan of the additional benefits described below with respect to salaried employees of Hangar One, Inc. on December 31, 1987 who became Participants in the Plan on January 1, 1988 (hereinafter referred to as “Hangar One Salaried Employees”).

A-2	Vesting Service. For the purpose of determining the Vesting Service of a Hangar One Salaried Employee, but not for other purposes, periods of employment with Hangar One, Inc. occurring prior to March 30, 1983 shall be considered as employment with an Employer.

A-3	Accrued Benefit. The Accrued Benefit for a Hangar One Salaried Employee shall be equal to the sum of the Accrued Benefit defined in Section 5.01 of this Plan for periods of Credited Service after December 31, 1987 plus whichever of the amounts determined under subparagraphs (a), (b), or (c) below is the greatest.

(a)	Shall be equal to the applicable “dollar credit” determined under section 5.01 of the Hawker Beechcraft Corporation Base Retirement Income Plan as of the Participant’s Termination Date multiplied by the Participant’s Credited Service for the period ending on December 31, 1987. For this purpose, Credited Service shall be determined in accordance with the provisions of Section 3.2 of the Plan as it existed prior to January 1, 1989 as if all periods of employment after March 29, 1983 are considered to be employment as an “active participant” under the Plan.

(b)

Shall be equal to 1.09642, which is the factor for converting a ten-year certain and life annuity form to a life annuity form payable at age 65, multiplied by the amount, if any, identified in Exhibit A hereof as the Participant’s “Accrued Benefit 12/31/87,” and with the result multiplied by a fraction, not less than one, the numerator of which is the Participant’s Adjusted Average Annual Earnings on his Termination Date and the denominator of which is the Participant’s “Average Annual Earnings on 12/31/87” as set forth in Exhibit A. For this purpose, Adjusted Average Annual Earnings shall mean the highest annual average of a Participant’s compensation for any consecutive five completed calendar years of employment within the ten-year period immediately preceding his Termination Date. If a Participant has less than five completed years of employment, Adjusted Average Annual Earnings shall be based on the average of all completed calendar years of employment. A Participant’s compensation shall include his total compensation, exclusive of any fringe benefits, paid by the Employer and includible during a calendar year in his gross income for Federal income tax purposes plus any reduced compensation amounts attributable to the Participant’s

Suppl A - 1

participation under an IRS qualified section 401(k) plan or a section 125 cafeteria plan. In calculating Adjusted Average Annual Compensation between January 1, 1989 and December 31, 1993, total compensation for any calendar year shall not exceed $200,000 times the Adjustment Factor applicable for that calendar year with $200,000 applied for all years prior to January 1, 1989. In calculating Adjusted Average Annual Compensation on or after January 1, 1994, total compensation for any calendar year shall not exceed $150,000 times the Adjustment Factor applicable for such year with $150,000 applied for all years prior to January 1, 1994.

(c)	Shall be the Participant’s “Conversion Date Value,” if any, at his Normal Retirement Date (or his actual retirement date, if later) multiplied by the monthly life annuity conversion factor .0083. For this purpose, the “Conversion Date Value” shall be equal to the amount set forth in Exhibit A for an employee who was a participant in the Hangar One Plan as of December 1, 1976 accumulated with interest at the rate of 5% per year, compounded annually, to the date it is applied for the calculation of the Participant’s Accrued Benefit under this Plan.

A-4	Additional Rules. If and to the extent they are more favorable than any other provisions of this Plan, the following rules also apply to a Hangar One Salaried Employee.

(a)	If a Hangar One Salaried Employee has at least five (5) years but less than ten (10) years of “credited service” (as defined under the Hangar One Plan prior to January 1, 1988) as of January 1, 1988, he shall continue to become vested in his Accrued Benefit in accordance with the graded vesting schedule of section 5.01 of the Hangar One Plan. For the purpose of determining such graded vesting, the Participant’s “credited service” after January 1, 1988 shall be equal to his “credited service” on January 1, 1988 plus his years of Vesting Service earned under this Plan for periods of employment after December 31, 1987.

(b)	A Hangar One Salaried Employee who is identified in Exhibit A with a Conversion Date Value on December 1, 1976 shall continue to have the benefit of the single-sum cash option defined in Section 6.06(b) of the Hangar One Plan and the survivorship benefits defined in Section 6.06(d) of the Hangar One Plan. In the event that a single-sum cash benefit is paid to or on behalf of a Participant under either of said sections, the amount of any benefit otherwise payable under the provisions of this Plan shall be reduced on an Actuarial Equivalent basis to reflect the value of the single-sum cash benefit so provided.

(c)	If a Hangar One Salaried Employee receives an Early Retirement Benefit under Section 5.04 of this Plan or a Deferred Vested Benefit under Section 5.05 of this Plan, the amount of his benefit, before adjustment for any optional form of payment, shall be at least equal to the greater of (i) his “Accrued Benefit 12/31/87,” as identified in Exhibit A, adjusted to the life annuity form or (ii) his vested percentage multiplied by the monthly amount defined in paragraph A-3(c) above, with either amount reduced by 5/18 of 1% for each month by which his first payment date precedes his Normal Retirement Date.

Suppl A - 2

Suppl A - 3

Exhibit 10.25.6

HAWKER

BEECHCRAFT SAVINGS

AND INVESTMENT

PLAN

JANUARY 1, 2011

HAWKER BEECHCRAFT

SAVINGS AND INVESTMENT PLAN

i

HAWKER BEECHCRAFT

SAVINGS AND INVESTMENT PLAN

W I T N E S S E T H: That,

WHEREAS, Hawker Beechcraft Corporation (the “Company”) has heretofore established a retirement plan known as the “Hawker Beechcraft Savings and Investment Plan,” as of April 1, 2007, (hereinafter the “Effective Date”); and

WHEREAS, it has become necessary and desirable to amend the Plan in so many particulars that it is desirable to amend and restate each and every section thereof; and

WHEREAS, the Company has duly approved and authorized the adoption of this amended and restated version of the Plan.

NOW, THEREFORE, the Company does hereby adopt the following as its amended and restated Plan, which Plan will continue to be known as the “Hawker Beechcraft Savings and Investment Plan” (hereinafter referred to as the “Plan”) effective January 1, 2011, unless otherwise provided herein, and the rights, privileges, and obligations of any Employer, Participant, Employee, Beneficiary, or other person will be governed by the terms of this amended and restated Plan from and after said date.

12/13/2010

ARTICLE I — DEFINITIONS

Where the following words and phrases appear in this Plan, they shall have the following meanings set forth in this Article, unless the context clearly indicates otherwise.

Section 1.01. Account(s) means the various accounts established for each Participant under the Plan. Separate accounting among a Participant’s Accounts will be utilized. Such accounting will be done in a reasonable and consistent manner and include the separate allocation of gains, losses, withdrawals, and other credits or charges among the Participant’s Accounts. The following accounts will be established under this Plan:

A.	401(k) Account — An account created to hold 401(k) contributions (see, Section 4.04).

B.	After-Tax Account — An account created to hold After-Tax Contributions (see, Section 4.04).

C.	Retirement Income Saving Program Account — An account created to hold Retirement Income Savings Program (RISP) contributions (see, Section 4.02).

D.	Rollover Account — An account created to hold Rollover Contributions (see, Section 3.01).

E.	Matching Account — An account created to hold Matching Contributions (see, Section 4.03).

The Administrative Committee may establish such additional accounts as it deems necessary or proper.

Section 1.02. Administrative Committee means the Administrative Committee appointed by the Company pursuant to Section 7.01 to carry out the various administrative duties with respect to the Plan in a manner consistent with the terms of the Plan and ERISA.

Section 1.03. Affiliated Company means any of the following: a member of a controlled group of corporations as determined in accordance with Section 414(b) of the Code, if Employer is also a member of such controlled group; an unincorporated trade or business who is under common control with Employer, as determined in accordance with Section 414(c) of the Code and the regulations issued thereunder; any organization which, together with Employer, forms an affiliated service group, as determined under Section 414(m) of the Code and the regulations issued thereunder; and any organization or arrangement determined under Section 414(o) of the Code and regulations issued thereunder. Employment with an Affiliated Company shall not be deemed to have commenced for any purpose of this Plan until such entity becomes an Affiliated Company as defined above except as provided by Section 1.16.C.

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For purposes of Article V, the foregoing provisions of Code Sections 414(b) and 414(c) shall be applied by substituting “more than 50%” for the phrase “at least 80%” each place it appears in Code Section 1563(a)(1).

Section 1.04. Authorized Leave of Absence means an absence approved by the Employer on a uniform and nondiscriminatory basis not exceeding one year for any of the following reasons: illness of the Employee or a relative, the death of a relative, education of the Employee, or personal or family business of an extraordinary nature, provided, that in each case the Employee returns to the service of the Employer within the time period specified by the Employer.

Section 1.05. Beneficiary means the person or persons, or entity or entities, determined under Section 6.10.

Section 1.06. Break in Service means the fifth anniversary (seventh anniversary if the absence from employment is due to a Parental Leave or otherwise authorized pursuant to the Family and Medical Leave Act of 1993) of the date on which the absence commences.

Section 1.07. Code means the Internal Revenue Code of 1986, as amended.

Section 1.08. Committee means the Committees appointed by the Company pursuant to Section 7.03.

Section 1.09. Compensation has the meaning set forth in Section 5.02.E.2.

Notwithstanding anything to the contrary, the amount of Compensation taken into account under this Plan shall not exceed $200,000 (as adjusted for cost of living increases as provided in Section 401(a)(17) of the Code).

For Plan Years beginning on or after July 1, 2007, elective deferrals (see, Section 4.04) can only be made with respect to amounts that are compensation within the meaning of Code Section 415(c)(3) and Treasury Regulation §1.415(c)-2 (see, Article V).

The determination of whether any payment constitutes Compensation shall be made by the Employer.

Section 1.10. Eligible Employee means an Employee of the Employer. In no event shall the term “Eligible Employee” include any individual classified, treated or otherwise characterized by the Employer as an independent contractor, consultant, Leased Employee, temporary agency employee or otherwise not treated by the Employer as an “Eligible Employee” for purposes of this Plan. The term “Eligible Employee” shall not include any Leased Employee; any Employee who is covered under the provisions of a collective

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bargaining agreement, unless such collective bargaining agreement specifically provides for participation in this Plan or where the Administrative Committee permits participation by collectively bargained employees; any nonresident alien who (i) either receives no earned income (within the meaning of Code Section 911(d)(2)) from sources within the United States under Code Section 861(a)(3) or (ii) receives such earned income from such sources within the United States but such earned income is exempt from United States income tax under an applicable income tax convention; individuals or classification of individuals listed on Exhibit A (as amended from time to time by the Senior Vice President of Human Resources of the Company or his or her delegate, or other officer to whom such authority has been delegated by the Company) or a Puerto Rico based employee. The foregoing determination of whether an individual constitutes an “Eligible Employee” for purposes of this Plan shall be made by the Employer with the consent of the Administrative Committee in its sole discretion. Said determination shall apply for all purposes of this Plan and regardless of whether such individual is later classified by any governmental agency, court, tribunal, governing body, the Employer or any other person or entity as a common law employee of the Employer. It is the intent hereof that the Employer with the consent of the Administrative Committee shall decide in its sole discretion which individuals are classified as an Eligible Employee for purposes of this Plan.

Section 1.11. Employee means any individual who is employed and compensated (by United States payroll check issued directly from the Employer, Affiliated Company or agent thereof to the Employee or direct payroll deposit made to the Employee’s Account) by the Employer or agent thereof.

Section 1.12. Employer means the Company and any other Affiliated Company which adopts this Plan for the benefit of its Employees.

Section 1.13. Employment Commencement Date means the date the Employee first completes an Hour of Service.

Section 1.14. ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.15. Highly Compensated Employee means any Employee who (i) was a 5% owner at any time during the current or preceding Plan Year or (ii) received compensation (as defined in Section 5.01E. in excess of $80,000 (as adjusted and defined under Code Section 414(q)) during the preceding Plan Year.

Section 1.16. Hour of Service shall be determined by including service with the Employer and any Affiliated Company. In addition, in the case of an individual deemed to be an “employee” under Code Section 414(n) or 414(o), hours of service with such entity will be considered Hours of Service under this Plan. Service will be credited in accordance with the following Subsections:

A.	General. An Hour of Service shall include:

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1.	Each hour for which an Employee is directly or indirectly paid, or entitled to payment, for the performance of duties;

2.	Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an entity described above, which hours shall be considered as occurring in the computation period or periods to which the award or agreement pertains, rather than in the computation period in which the award, agreement, or payment is made; and

3.	Each hour for which an Employee is paid, directly or indirectly, or for which the Employee is entitled to payment (irrespective of whether the employment relationship is terminated) for reasons other than for the performance of duties during a computation period, such as leave of absence, vacation, holiday, sick leave, illness, incapacity (including disability), layoff, jury duty, or military duty, which hours shall be considered as occurring in the computation period in which the Employee is paid, the Employee becomes entitled to payment, or the payment becomes due, whichever first occurs. Notwithstanding the preceding provisions of this Subsection:

a.	No Hours of Service shall be credited for payments made or due to an Employee under a plan maintained solely for the purpose of complying with an applicable workers’ compensation law, unemployment compensation law, or disability insurance law; and

b.	No Hours of Service shall be credited for payments which an Employee receives for medical or medically related expenses incurred by the Employee.

An Hour of Service already credited under Subsection 1.16.A.1. or 1.16.A.3., as the case may be, shall not be credited under Subsection 1.16.A.2. In addition, in the event Subsection 1.16.A.2. or 1.16.A.3. applies, no more than 501 hours shall be credited for any single continuous period during which an Employee does not perform any duties (whether or not that period occurs during a single computation period).

B.	Method of Crediting. For purposes of determining Hours of Service which must be credited, the Administrative Committee shall determine the Hours of Service from records of hours worked and hours for which payment is due or made.

C.

Predecessor Employer. If Employer maintains a qualified plan under Code Section 401(a) of a predecessor employer as described in Section 414(a)(1) of the Code, a predecessor employer shall be treated as an Employer for purposes of determining an Employee’s Hours of Service under the Plan. In addition, when Employer does not maintain a plan of the predecessor employer, the predecessor employer shall be treated as an Employer for purposes of determining an Employee’s Hours of Service

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to the extent provided in regulations promulgated by the Secretary of the Treasury under Section 414(a)(2) of the Code. The Employer may also elect, with the consent of the Company, to credit hours of service with another entity for purposes of eligibility, vesting and/or benefits.

D.	Ambiguity. The Administrative Committee shall resolve any ambiguity with respect to the meaning of an Hour of Service in favor of an Employee. Furthermore, in determining Hours of Service, the Administrative Committee shall apply the rules of Paragraphs (b) and (c) of Labor Reg. § 2530.200b-2, which the Plan specifically incorporates by reference herein.

E.	FMLA Leaves. An Employee taking a leave of absence pursuant to the Family and Medical Leave Act of 1993 (“FMLA”) will be treated as continuing service while on such FMLA leave for purposes of determining whether such Employee has incurred a Break in Service under the terms of this Plan.

Section 1.17. Investment Committee means the Investment Committee appointed by the Company pursuant to Section 7.01 to carry out the various investment duties with respect to the Plan in a manner consistent with the terms of the Plan and ERISA.

Section 1.18. Layoff means an involuntary interruption of service due to reduction of work force with the possibility of recall to employment when conditions warrant.

Section 1.19. Leased Employee means any person who, pursuant to an agreement between the recipient and any other person (“leasing organization”), has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction and control of the recipient.

Section 1.20. Non-Highly Compensated Employee means any Employee who is not a Highly Compensated Employee.

Section 1.21. Normal Retirement Age and Normal Retirement Date means the date the Employee attains age 65.

Section 1.22. Parental Leave means the period of absence from work by reason of pregnancy, the birth of an Employee’s child, the placement of a child with the Employee in connection with the child’s adoption, or caring for such child immediately after birth or placement.

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Section 1.23. Participant means any Eligible Employee who is qualified under Article II and who remains as such under the Plan. Where the context requires, the term Participant shall also include a former Employee who was a Participant.

Section 1.24. Period of Service means the period of time commencing on the Employee’s Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending of the Employee’s Severance From Service provided, that the following periods shall not be taken into account in the case of an Employee who first performs an Hour of Service on or after January 1, 2007, in the case of a Participant who has never had a Vested account balance, the Period of Service before any Period of Severance which equals or exceeds five (5) consecutive years.

In determining the length of a Period of Service, the Administrative Committee will include any period of time beginning on an Employee’s Severance from Service date and ending on the date on which he or she is next credited with an Hour of Service, provided that such Hour of Service is credited within the twelve- (12) consecutive month period following such Severance from Service date.

In making the determinations described above, the second, third, and fourth consecutive years of a Layoff (from the first anniversary of the last day paid to the fourth anniversary of the last day paid) and any period in excess of one (1) year of an Authorized Leave of Absence shall be regarded as neither a Period of Service nor a Period of Severance.

Section 1.25. Period of Severance means the period of time beginning on the Employee’s Severance from Service date and ending on the Employee’s Reemployment Commencement Date.

Section 1.26. Plan Year means the 12-month period commencing January 1.

Section 1.27. Qualified Military Service means any service in the uniformed service by any Eligible Employee if such Eligible Employee is entitled to reemployment right under Chapter 43 of Title 38 of the United States Code, provided the Employee returns to employment with the Employer within the applicable time limits prescribed by Chapter 43 of Title 38 of the United States Code.

Section 1.28. Reemployment Commencement Date means the date on which the Employee first completes an Hour of Service following a Period of Severance.

Section 1.29. Severance From Service means the termination of employment by reason of quit, discharge, Layoff or death, the failure to return from Authorized Leave of Absence, Qualified Military Service or disability (as defined in Section 6.02).

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Section 1.30. Spouse means, with respect to an individual, the individual’s lawful spouse of the opposite sex; provided, that, a former spouse will be treated as the spouse or surviving spouse to the extent provided in a qualified domestic relations order as described in Section 414(p) of the Code.

Section 1.31. Trust means and refers to the Trust created by the Trust Agreement, which is incorporated herein by reference and as it may be amended from time to time.

Section 1.32. Trustee means the Trustee of the Trust.

Section 1.33. Trust Fund means all of the assets owned by the Trust and held by the Trustee under this Plan.

Section 1.34. Valuation Date means each business day on which the New York Stock Exchange is open.

Section 1.35. Vested means, with respect to a benefit or right under the Plan, a claim obtained by a Participant which is unconditional and which is legally enforceable against the Plan.

Section 1.36. Year of Vesting Service means a 12- month Period of Service.

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ARTICLE II — PARTICIPATION

Section 2.01. Commencement of Participation. An Eligible Employee will become a Participant in this Plan upon completing one Hour of Service. Enrollment in the elective deferral features of this Plan (see, Section 4.04) will not be deemed to have been completed until such Participant has designated a percentage by which his or her Compensation will be reduced as an elective deferral in accordance with Section 4.04 and such other information as the Administrative Committee may from time to time prescribe.

Section 2.02. Transfer to Employee Status. If an individual is transferred to a position in which such individual becomes an Eligible Employee, said individual will become a Participant on the date on which such person is transferred.

Section 2.03. Duration of Active Participation. An Eligible Employee will cease to be an active Participant on the earlier of the date such Employee terminates employment, incurs a Severance from Service or is no longer classified as an Eligible Employee.

Section 2.04. Rehire After Severance from Service. If a former Participant is rehired by Employer after a Severance from Service, such person shall again become a Participant, in the Plan, provided, such person is classified as an Eligible Employee.

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ARTICLE III — ROLLOVER CONTRIBUTIONS AND TRANSFERS

Section 3.01. Rollover Contributions. A Participant may rollover qualified cash funds into this Plan subject to the following provisions:

A.	General. Prior to making a rollover contribution, such person must file a request with the Administrative Committee in such manner as the Administrative Committee may prescribe requesting that the Trustee accept a rollover contribution from such person. The Administrative Committee, in the Administrative Committee’s sole discretion, will determine whether such person will be permitted to make a rollover contribution. The Administrative Committee may further prescribe that any written request to make a rollover contribution also set forth the amount of the proposed rollover contribution and a statement, satisfactory to the Administrative Committee, that such contribution constitutes a rollover contribution.

B.	Separate Rollover Account. A rollover contribution made by a Participant will be credited to a separate “Rollover Account” in the name of the Participant as of the date of its receipt by the Trustee. The rollover contribution shall be commingled with the other assets of the Trust Fund and invested in accordance with the provisions of this Plan. An individual’s Rollover Account will at all times be fully vested and nonforfeitable for all purposes of the Plan. Distributions and withdrawals from an individual’s Rollover Account will be governed by the provisions of Article VI.

C.

Rollover Contribution Defined. A “rollover contribution” is cash property (or proceeds from the sale of property) described in Section 402(c)(4) (qualified retirement plan) or Section 408(d)(3) of the Code (conduit IRA) which provides for tax-free rollover treatment into this type of qualified plan, which is designated by such Employee as a rollover contribution. This Plan will accept a direct rollover of an eligible rollover distribution from a qualified plan described in section 401(a) or 403(a) of the Code, including after-tax employee contributions, an annuity contract described in section 403(b) of the Code, excluding after-tax employee contributions and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The plan will also accept a participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income. A distribution of nondeductible or accumulated deductible employee contributions or any other type of rollover contribution shall not be considered a rollover contribution. In the event it is later determined that any amount did not constitute a rollover contribution, said rollover contribution plus any earnings attributable thereto shall immediately be segregated from all other Plan assets, treated as a nonqualified trust established by and for the

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benefit of the Employee, and distributed to the Employee. Any such nonqualified rollover shall be deemed never to have been a part of this Plan.

D.	Raytheon Stock and Plan Loans. The Administrative Committee may, in the Administrative Committee’s sole discretion, permit individuals associated with the sale of Raytheon Aircraft Acquisition Company and who are participants in the Raytheon Savings and Investment Plan to directly rollover Raytheon Stock and/or loans held by the Raytheon Savings and Investment Plan upon such terms and conditions as the Administrative Committee may prescribe for such purpose (including without limitation that such person directly rollover his or her entire vested account balance in the Raytheon Savings and Investment Plan to this Plan).

Section 3.02. Plan-to-Plan Transfers. The Administrative Committee may transfer, or accept a direct transfer of, assets to or from another qualified plan upon such terms and conditions as the Administrative Committee may from time to time prescribe in its sole discretion (e.g. transfers may only be made in cash). In the event the Administrative Committee permits a direct transfer of assets into this Plan, the following provisions shall apply.

A.	Separate Transfer Account. Each Employee with an interest in the plan-to-plan transfer will have a transfer account established for such Employee.

B.	Assets. If the Administrative Committee permits assets to be transferred to this Plan in-kind, the Trustee may be directed by the Administrative Committee to hold such assets separate from the other assets of the Trust Fund and income gain or loss on those assets will be allocated separately. In the absence of segregated treatment, the assets will be commingled with the other assets of the Trust Fund and the Employee must designate the investment fund or funds which are to receive the transfer.

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ARTICLE IV — CONTRIBUTIONS

Section 4.01. Profit Sharing Plan. For purposes of Code Section 401(a) this Plan is designated as a profit sharing plan. For each Plan Year while this Plan is being maintained, Employer will contribute such amounts as may be required under the terms hereof and such other amount as its governing body may determine is proper. The Employer’s contributions to this Plan is not dependent upon the existence of profits. Such contributions, except to the extent otherwise provided herein, will be made at any time or from time to time.

Section 4.02. Retirement Income Savings Program Contributions. The following provisions of this Section 4.02 will govern retirement income savings program contributions.

A.	Eligibility. The Employer will make retirement income saving contribution as set forth in B. below on behalf of its eligible Participants other than for Participants who are covered under the provisions of a collective bargaining agreement:

(1)	who first performs an Hour of Service on a date (the “date of employment” for purposes of this Section 4.02) that is on or after January 1, 2007, without ever previously having performed an Hour of Service for any Employer (or Affiliated Company thereof), or

(2)	who (i) previously had performed an Hour of Service for any Employer (or Affiliated Company thereof), (ii) then incurred a Severance from Service, and (iii) then again performs an Hour of Service for any Employer (or Affiliated Company thereof) on a date (the “date of reemployment” for purposes of this section 4.02) that is on or after January 1, 2007, and is after expiration of any salary continuation payments, any Authorized Leave of Absence, and any period of eligible recall pursuant to a collective bargaining agreement.

In no event will an Employee be eligible for contributions under this Section 4.02 if such individual is accruing a benefit under a tax-qualified defined benefit pension plan sponsored by the Company or an Affiliated Company.

B.	Contribution. The amount of retirement income savings program contribution for each pay period of each eligible Participant will equal such eligible Participant’s Compensation for that pay period multiplied by the percentage corresponding to the Participant’s Age Factor and Service Factor in the following table:

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Age Factor	Service Factor
Attained age in years on later of the date of employment or the most recent date of reemployment, as determined under Section 4.02.A. above	Number of 12-month anniversaries from
the later of the date of employment or the
most recent date of reemployment, as
determined under Section 4.02.A. above as
of the end of the pay period with respect to
	which the contribution is being made

	Less than 10	At least 10 but less than 20	At least 20 but less than 30	30 or more
Under 30	3%	5%	7%	9%
At least 30 but less than 40	4%	6%	8%	9%
At least 40 but less than 50	5%	7%	8%	9%
50 or over	6%	7%	8%	9%

The amount of the retirement income savings contribution made for each Participant pursuant to this Section 4.02 will be allocated to the Participant’s Retirement Income Saving Program Account.

Section 4.03. Employer Matching Contribution. Subject to the terms and conditions hereinafter provided, the Employer will make a matching contribution for each eligible Participant (as defined in Article II) as follows:

For each eligible participant who is covered under the provisions of a collective bargaining agreement, the matching contribution will be equal to 100% of the first 4% of Compensation contributed by such Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04.

Effective October 4, 2010, the matching contribution for all other eligible participants will be equal to 50% of the first 4% of Compensation contributed by such Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04.

Notwithstanding anything herein to the contrary, no Participant will accrue or be entitled to any matching contribution hereunder unless and until such contribution is contributed to the Trust.

The amount of the Employer Matching Contribution for each eligible individual Participant will be determined based on the amount or percentage contributed as a salary reduction contribution for each pay period and not on the total percentage contributed throughout the year.

The amount of the Employer’s matching contribution made for each Participant pursuant to Section 4.03 will be allocated to the Participant’s Matching Account.

The Company reserves, by action of its governing body, the right to terminate, suspend, or modify contributions at any time and from time to time.

Section 4.04. Elective Contributions. The provisions of this Section 4.04 will govern before-tax salary reduction contributions and

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nondeductible after-tax contributions.

A.	Contribution. For each Plan Year the Employer will contribute, on behalf of each Participant (as defined in Article II) an amount which is equal to the total amount by which the Participant’s Compensation from the Employer was reduced during the Plan Year pursuant to the Participant’s salary reduction election. The amount of a Participant’s salary reduction contributions to this Plan will not exceed the amount of the Participant’s cash compensation.

WARNING: ERISA requires that salary reduction contributions be transmitted to the Trustee at the earliest date such contributions can reasonably be segregated from the Employer’s general assets, but in no event later than the 15th business day of the month following the month in which such amount would have been payable to the Participant but for the Participant’s salary reduction election.

B.	Election by Participants. The following provisions will govern Participant elections.

1.	For each Plan Year (or the portion of the Plan Year after the Participant’s entry into the Plan), each Participant in this Plan may elect (i) not to enter into a salary reduction election, or (ii) to enter into a salary reduction election with the Employer, which will be applicable to all pay periods within such Plan Year (or the remaining portion thereof). The terms of any such salary reduction election will provide that the Participant agrees to accept a reduction in Compensation from the Employer equal to any whole percentage of Compensation between 1% and 50%.

Each Participant must designate whether such Participant’s contributions are before-tax or after-tax contributions. Further, in the event such Participant’s before-tax contributions are limited by Code Section 402(g), such Participant may affirmatively designate that all future elective deferrals will be made and recharacterized as an after-tax contribution.

2.	If a Participant does not affirmatively elect to receive cash or have a specified percentage contributed to the Plan pursuant to Section 4.04.B.1. above such Participant will be deemed to have elected to contribute 4% of such Participant’s Compensation on a before-tax basis to the Plan.

The following provisions will also apply.

(i)	Any such Participant’s salary reduction election may be modified in accordance with Section 4.04.E.

(ii)	The automatic enrollment features of this Plan (i.e. deemed election to contribute at the rate of 4% of such Participant’s Compensation) will apply to each Employee who is hired or who is rehired on or after April 1, 2008.

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(iii)	The automatic enrollment date will be 30 days after the date of the Participant’s date of hire or rehire.

(iv)	In the absence of an affirmative investment election by the Participant, the Participant’s Accounts will be invested in accordance with Section 8.02.

3.	Upon a Participant’s Severance from Service or termination of employment (or upon ceasing to be an Eligible Employee), such Participant’s salary reduction election (or deemed election) will cease in accordance with uniform rules established by the Administrative Committee in conformity with rulings and Regulations or other administrative or judicial guidance.

C.	Allocation of Contributions. Salary reduction contributions will be allocated in accordance with the following provisions:

1.	The amount of a Participant’s before-tax contribution will be allocated to the Participant’s 401(k) Account.

2.	The amount of a Participant’s after-tax contribution will be allocated to the Participant’s After-Tax Account.

D.	Restrictions on Distribution. Amounts attributable to before-tax salary reduction contributions shall not be distributed earlier than upon one of the following events:

1.	The Participant’s retirement, death, or severance from employment;

2.	The Participant’s attainment of age 59 1/2 or the Participant’s hardship as described in Section 6.11; or

3.	The termination of the Plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan or a simplified employee pension).

E.	Modification of Elective Deferral Election. A Participant’s salary reduction election shall be modifiable as follows:

1.

A Participant may elect to increase or decrease (including a cessation of contributions to the Plan) the amount of his or her salary reduction contributions within the Plan limitations for such contributions by giving notice to the Administrative Committee (or delegate thereof) in such manner as the Administrative Committee may from time to time prescribe for such purpose. The increase or decrease in the Participant’s salary reduction contributions shall be effective with the first pay period after the date the

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Administrative Committee (or delegate) receives timely and proper notice (or as soon as administratively practicable thereafter).

Notwithstanding the foregoing, the Administrative Committee may, in its sole discretion, refuse to permit an amendment to a salary reduction election for purposes of complying with applicable law (e.g. compliance with Code Section 409A, etc.).

2.	The Administrative Committee may, at any time and from time to time, unilaterally amend or revoke a Participant’s salary reduction election if the Administrative Committee determines that such revocation or amendment is necessary to ensure (or intending to ensure) (i) that a Participant’s annual additions for any Plan Year will not exceed the limitations of Code Section 415; (ii) compliance with the nondiscrimination tests of Code Sections 401(k) and/or 401(m); (iii) compliance with Code Section 401(a); or (iv) that contributions will be deductible by the Employer for federal income tax purposes.

3.	A Participant’s salary reduction election will continue in effect until such time as the Participant enters into a new salary reduction election, has such Participant’s salary reduction election modified pursuant to E.2. above or paragraph 4 below, terminates employment, or otherwise ceases to be an Eligible Employee.

4.	Elective before-tax contributions under this Plan (or any other qualified plan of the Employer or Affiliated Company) shall not exceed the dollar limitation set forth in Code Section 402(g), except to the extent permitted under Code Section 414(v). A Participant whose salary reduction election is suspended pursuant to the preceding sentence will have such Participant’s salary reduction re-instated at the beginning of the following year. To the extent that elective before-tax contributions under all plans maintained by the Employer or Affiliated Company exceed such dollar limitation, the Participant will be deemed to have notified the Administrative Committee of the excess amount, and the Administrative Committee will distribute such excess amount (including earnings thereon determined in accordance with Section 4.05.H.) to such Participant not later than April 15 following the close of the taxable year.

The Administrative Committee may also establish such procedures as it deems advisable to assist Participants in limiting elective before-tax contributions to not more than the limitation set forth in Code Sections 402(g) and 414(v). Such procedures, if adopted, may include the distribution of amounts in excess of the limitation and may also include, by way of example, a provision for written notice addressed to the Administrative Committee advising that the Participant has made contributions in excess of

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the applicable limitation and the allocation of such amount to this Plan. Corrective distributions will be made only if the Participant designates the distribution as an excess amount, the corrective distribution is made after the date on which the Plan received the excess amount, and the Plan designates the distribution as a distribution of excess amounts. Upon receipt of such notice, the Plan may return such excess amount (including earnings thereon) to the Participant not later than the next April 15th.

Excess amounts that are to be distributed will be reduced by Excess Contributions previously distributed for the Plan Year ending with or within the Employee’s taxable year. Distributions under this paragraph may be made without regard to any provision of law (e.g., Participant consent).

In addition, if matching contributions are attributable to an excess amount, the Administrative Committee will take such action as is necessary to prevent discrimination under Code Section 401(a)(4). No such “matching contribution” will be treated as made or attributable to an excess amount. Accordingly, such amounts will not be distributed to the Participant and the Employer will, as soon as administratively practicable, use said amounts to reduce subsequent matching contributions. For purposes of this paragraph, unmatched contributions will be treated as distributed before contributions which were matched.

F.	Catch-Up Contributions. All Participants who are eligible to make elective contributions under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions. For purposes of determining the amount of any matching contribution, catch-up contributions will be treated in the same manner as the Participant’s elective contributions. The Administrative Committee may adopt such rules or procedures as it deems appropriate from time to time to ensure the effective availability of catch-up contributions to all catch-up-eligible Participants.

Section 4.05. 401(k) Test. The following provisions will govern compliance with the nondiscrimination tests of Code Section 401(k). For purposes of this Section 4.05, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee will determine whether the Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Deferral Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

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A.	Ratio Testing. The Actual Deferral Percentage (ADP) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the current year’s ADP for Participants who are Non-Highly Compensated Employees must satisfy one of the following tests:

1.	The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ADP for Participants who are Non-Highly Compensated Employees multiplied by 1.25; or

2.	The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ADP for Participants who are Non-Highly Compensated Employees multiplied by 2.0; provided, that, the ADP for Participants who are Highly Compensated Employees does not exceed the ADP for Participants who are Non-Highly Compensated Employees by more than 2 percentage points.

B.	Prior Year Testing. The Company can elect Prior Year Testing for a Plan Year only if (i) the Plan (and, if the Plan is the result of the aggregation of two or more plans, each of the aggregated plans) has used current year testing for each of the preceding 5 Plan Years (or, if less, the number of Plan Years the Plan has been in existence), or (ii) as a result of a merger or acquisition described in Code Section 410(b)(6)(C)(i), the Company maintains both a plan using prior year testing and a plan using current year testing and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

C.	Separate Testing for Excludable Employees. If the Administrative Committee elects to apply Code Section 410(b)(4)(B) to the Plan (provision providing that the Code Section 410(b) requirements may be met separately with respect to the excluded group), then in determining whether the foregoing tests are satisfied, the Administrative Committee may elect to either to (i) perform the ADP test using the ADP for all eligible Highly Compensated Employees for the Plan Year and the ADP for all eligible Non-Highly Compensated Employees for the Plan Year, disregarding all Non-Highly Compensated Employees who have not met the minimum age and service requirements of Code Section 410(a)(1)(A); or (ii) disaggregate the Plan into separate plans pursuant to Section 1.401(k)-1(b)(4) of the Regulations and perform the ADP test separately for (a) all Participants who have completed the minimum age and service requirements of Code Section 410(a)(1)(A), and (b) all Participants who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A).

D.	Special Rules.

1.	A Participant is a Highly Compensated Employee for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect

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for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

2.	The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals (and qualified non-elective contributions or qualified matching contributions, or both, if treated as Elective Deferrals for purposes of the ADP test) allocated to his or her accounts under two or more arrangements described in Code Section 401(k), that are maintained by the Employer or Affiliated Company, shall be determined as if such Elective Deferrals (and, if applicable, such qualified non-elective contributions or qualified matching contributions or both) were made under a single arrangement. If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the Employer or Affiliated Company that have different plan years, all Elective Deferrals made during the Plan Year under all such arrangements shall be aggregated.

3.	Certain arrangements shall be treated as separate plans if mandatorily disaggregated under regulations under Code Section 401(k).

4.	In the event that this Plan satisfies the requirements of Code Section 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans or if one or more other plans satisfy the requirements of such Code Sections only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Employees as if all such plans were a single plan. If more than 10% of the Employer’s Non-Highly Compensated Employees are involved in a “plan coverage change” as defined in Section 1.401(k)-2(c)(4) of the Regulations (e.g., amendment of a plan, a plan merger, a plan spin-off, or a change in permissive aggregation of plans), any adjustments to the Non-Highly Compensated Employees’ ADP will be made in accordance with such Regulations. Plans may be aggregated in order to satisfy Code Section 401(k) only if they have the same Plan Year and use the same ADP testing method.

5.	Additional elective contributions made under the Plan during a Plan Year pursuant to Code Section 414(u) by reason of a Participant’s qualified military service are not taken into account in determining the ADP test for such Plan Year or any other Plan Year.

6.	The Administrative Committee shall maintain records sufficient to demonstrate satisfaction of the ADP test.

E.

Review of Ratio Tests. Throughout the Plan Year, the Administrative Committee is authorized to review the salary reduction elections and determine if such elections, based upon information then available, will permit the Plan to comply with the ratio tests. Following such review, the Administrative Committee is authorized to

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unilaterally reduce the amount of salary reduction contributions of Highly Compensated Employees until, on a projected basis, the Plan will satisfy the ratio tests. The Administrative Committee is also authorized to reduce salary reduction contributions of Highly Compensated Employees by a safety percentage and to take such other action, if the Administrative Committee believes that such reduction or other action is otherwise necessary or desirable.

F.	Corrective Action. If, after the end of the Plan Year, the Administrative Committee determines that neither of the ratio tests were satisfied for the year, then the Administrative Committee will determine the amount of Excess Contributions within the meaning of Code Section 401(k)(8) that must be distributed to secure compliance with one of the ratio tests and distribute such amount (including earnings thereon) before the close of the following Plan Year. Distribution of the excess amounts will be made in accordance with the following provisions.

The actual deferral ratio of the Highly Compensated Employee with the largest actual deferral ratio will be reduced by an amount necessary to satisfy the Actual Deferral Percentage test or if less, to the actual deferral ratio of the Highly Compensated Employee with the next largest actual deferral ratio. This process will be repeated until the Actual Deferral Percentage test is satisfied. The amount of the Excess Contributions will be equal to the sum of these amounts multiplied, in each case, by the Highly Compensated Employee’s compensation (within the meaning of Section 1.09). Excess Contributions will be allocated to the Highly Compensated Employee with the largest amount of Employer contributions taken into account in calculating the ratio test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all the Excess Contributions have been allocated. For purposes of the preceding sentence, the largest amount is determined after distribution of any Excess Contributions. Further, to the extent a Highly Compensated Employee has not reached such Participant’s catch-up contribution limit under the Plan, Excess Contributions allocated to such Highly Compensated Employee are catch-up contributions and will not be treated as Excess Contributions.

Excess Contributions allocated to a Participant will be distributed from the Participant’s 401(k) Account to the extent used in the ratio test for the Plan Year.

The determination and correction of Excess Contributions will be made in accordance with Code Section 401(k), Regulations, and other applicable guidance issued thereunder. Distributions under this Section 4.05.F. may be made without regard to any other provision of law (e.g., Participant consent).

WARNING: Unless Excess Contributions (and income attributable thereto) that are required to be distributed are distributed within 2 1/2 months after the close of the Plan Year in which the Excess Contributions were made, the Employer will be subject to a 10% penalty tax.

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G.	Distribution of Excess Contributions. Within 12 months after the close of the Plan year Excess Contributions (and income allocable thereto) will be deemed properly distributed only if such Excess Contributions (and allocable income) are designated as a distribution of Excess Contributions and are distributed to the appropriate Highly Compensated Employees. However, correction will be deemed to occur if the entire Account balance of a Highly Compensated Employee is distributed during the Plan Year in which an Excess Contribution arose to the extent that a corrective distribution would have otherwise been required. In the event of the complete termination of the Plan during the Plan Year in which an Excess Contribution arose, such distribution will be made as soon as administratively feasible but in no event later than the close of the 12-month period immediately following the date of such termination.

Excess Contributions that are to be distributed will be reduced by any Excess Elective Deferrals previously distributed to the Employee for the Employee’s taxable year ending with or within the Plan Year.

Excess Contributions will be treated as annual additions under the Plan.

If matching contributions are attributable to Excess Contributions, the Administrative Committee will take such action as is necessary to prevent discrimination under Code Section 401(a)(4). No such “matching contribution” will be treated as made or attributable to Excess Contributions. Accordingly, such amounts will not be distributed to the Participant, and will, as soon as administratively practicable, be used to reduce subsequent matching contributions. However, for purposes of this paragraph, unmatched contributions will be treated as distributed before contributions which were matched.

H.	Allocation of Earnings to Excess Elective Deferrals and Excess Contributions. Excess Contributions and Excess Elective Deferrals shall be adjusted for any income or loss through the end of the Plan Year. Income or loss allocable to Excess Contributions and Excess Elective Deferrals may be determined using any reasonable method, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Alternatively, the Administrative Committee may elect to use the following safe-harbor method of allocating income or loss to Excess Contributions and/or Excess Elective Deferrals, which amount shall be equal to the income or loss allocable to the Participant’s elective-deferral account(s) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions (or Excess Elective Deferrals, as applicable) for the year and the denominator is the Participant’s account balance attributable to Elective Deferrals without regard to any income or loss occurring during such Plan Year.

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I.	Definitions. For purposes of this Section 4.05, the following terms shall have the following meanings:

1.	Actual Deferral Percentage or ADP means, for a specified group of Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (i) the amount of employer contributions actually paid over to the Trust on behalf of such Participant for the Plan Year to (ii) the Participant’s Compensation for such Plan Year. Employer contributions on behalf of any Participant will include: (i) any before-tax contributions (other than catch-up contributions) made pursuant to the Participant’s salary reduction election (including Excess Elective Deferrals of Highly Compensated Employees), but excluding (a) Excess Elective Deferrals of Non-Highly Compensated Employees that arise solely from Elective Deferrals made under the applicable Plan or plans, and (b) before-tax contributions that are taken into account in the Actual Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferrals) and (ii) qualified non-elective contributions and qualified matching contributions. For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make elective contributions shall be treated as a Participant on whose behalf no elective contributions are made.

2.	Compensation means the remuneration described in Section 414(s) of the Code and Regulations issued thereunder paid to Participant by Employer, subject to Section 401(a)(17). The Administrative Committee may, from time to time, limit the period taken into account under the Plan to that portion of the Plan Year in which the Employee was a Participant, provided that this limitation is uniformly applied to all Employees.

3.

Elective Deferrals means any employer contributions made to the Plan at the election of the Participant in lieu of cash compensation. With respect to any taxable year, a Participant’s Elective Deferrals is the sum of all employer contributions made on behalf of such participant pursuant to an election to defer under any qualified cash or deferred arrangement (“CODA”) described in Code Section 401(k), any salary reduction simplified employee pension described in Code Section 408(k)(6), any SIMPLE IRA plan described in Code Section 408(p), any plan described under Code Section 501(c)(18), and any employer contributions made on behalf of a participant for the purchase of an annuity contract under Code Section 403(b) pursuant to a salary reduction agreement. For years beginning after December 31, 2005, the term “Elective Deferrals” includes both before-tax Elective Deferrals and designated Roth contributions. Before-tax Elective Deferrals are a Participant’s Elective Deferrals that are not includible in the Participant’s gross income at the time deferred. Elective Deferrals shall not include any

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deferrals properly distributed as excess annual additions.

4.	Eligible Participant means a Participant who is directly or indirectly eligible to enter into a salary reduction election under the Plan for all or a portion of the Plan Year.

5.	Excess Contributions means, with respect to any Plan Year, the excess of:

a.	The aggregate amount of employer contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year; over

b.	The maximum amount of such contributions permitted by the ADP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).

6.	Excess Elective Deferrals means those Elective Deferrals of a Participant that either (i) are made during the Participant’s taxable year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on catch-up contributions defined in Code Section 414(v)) for such year; or (ii) are made during a calendar year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on catch-up contributions defined in Code Section 414(v)) for the Participant’s taxable year beginning in such calendar year, counting only Elective Deferrals made under this Plan and any other plan, contract or arrangement maintained by the Employer or any Affiliated Company.

Section 4.06. 401(m) Test. The following provisions will govern compliance with the nondiscrimination tests of Code Section 401(m). For purposes of this Section 4.06, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee will determine whether the Actual Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Contribution Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

A.	Ratio Testing. The Actual Contribution Percentage (ACP) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the current year’s ACP for Participants who are Non-Highly Compensated Employees for the current Plan Year must satisfy one of the following tests:

1.	The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ACP for Participants who are Non-Highly Compensated Employees multiplied by 1.25; or

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2.	The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ACP for Participants who are Non-Highly Compensated Employees multiplied by 2; provided, that, the ACP for Participants who are Highly Compensated Employees does not exceed the ACP for Participants who are Non-Highly Compensated Employees by more than 2 percentage points.

B.	Prior Year Testing. The Company can elect Prior Year Testing for a Plan Year only if (i) the Plan (and, if the Plan is the result of the aggregation of two or more plans, each of the aggregated plans) has used Current Year Testing for each of the preceding 5 Plan Years (or, if less, the number of Plan Years the Plan has been in existence), or (ii) as a result of a merger or acquisition described in Code Section 410(b)(6)(C)(i), the Company maintains both a plan using Prior Year Testing and a plan using Current Year Testing and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

C.	Separate Testing for Excludable Employees. If the Administrative Committee elects to apply Code Section 410(b)(4)(B) to the Plan (provision providing that the Code Section 410(b) requirements may be met separately with respect to the excluded group), then in determining whether the foregoing tests are satisfied, the Administrative Committee may elect either to (i) perform the ACP test using the ACP for all eligible Highly Compensated Employees for the Plan Year and the ACP for all eligible Non-Highly Compensated Employees for the Plan Year, disregarding all Non-Highly Compensated Employees who have not met the minimum age and service requirements of Code Section 410(a)(1)(A); or (ii) disaggregate the Plan into separate plans pursuant to Section 1.401(m)-1(b)(4) of the Regulations and perform the ACP test separately for (a) all Participants who have completed the minimum age and service requirements of Code Section 410(a)(1)(A), and (b) all Participants who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A).

D.	Special Rules.

1.	A Participant is a Highly Compensated Employee for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

2.

For purposes of this Section, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage Amounts allocated to his or her account under two or more plans described in Code Section 401(a) or arrangements described in Code Section 401(k) that are maintained by the Employer or Affiliated

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Company, shall be determined as if the total of such Contribution Percentage Amounts was made under each plan. If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the Employer or Affiliated Company that have different plan years, all Contribution Percentage Amounts made during the Plan Year under all such arrangements shall be aggregated.

3.	Certain arrangements shall be treated as separate plans if mandatorily disaggregated under regulations under Code Section 401(m).

4.	In the event that this plan satisfies the requirements of Code Sections 401(m), 401(a)(4), or 410(b) only if aggregated with one or more other plans or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this plan, then this Section shall be applied by determining the ACP of Employees as if all such plans were a single plan. If more than 10% of the Employer’s Non-Highly Compensated Employees are involved in a “plan coverage change” as defined in Section 1.401(m)-2(c)(4) of the Regulations (e.g., amendment of a plan, a plan merger, a plan spin-off, or a change in permissive aggregation of plans), any adjustments to the Non-Highly Compensated Employees’ ACP will be made in accordance with such Regulations. Plans may be aggregated in order to satisfy Code Section 401(m) only if they have the same Plan Year and use the same ACP testing method.

5.	For purposes of the ACP test, Employee Contributions are considered to have been made in the Plan Year in which contributed to the trust. Matching Contributions will be considered made for a Plan Year if made no later than the end of the 12-month period beginning on the day after the close of the Plan Year.

6.	Contributions made under the Plan during a Plan Year pursuant to Code Section 414(u) by reason of a Participant’s qualified military service are not taken into account in determining the ACP test for such Plan Year or any other Plan Year.

7.	The Administrative Committee will maintain records sufficient to demonstrate satisfaction of the ACP test.

E.

Review of ACP Tests. Throughout the Plan Year, the Administrative Committee is authorized to review the operation of the Plan for compliance with the rules of this Section and determine if, based upon information then available, the Plan will comply with the ratio tests. Following such review, the Administrative Committee is authorized to unilaterally reduce the amount of matching contributions, salary reduction contributions (e.g. after-tax contributions) made on behalf of Highly Compensated Employees until, on a projected basis, the Plan will satisfy the ratio

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tests. The Administrative Committee is also authorized to reduce the matching contributions, salary reduction contributions (e.g. after-tax contributions) of Highly Compensated Employees by a safety percentage and to take such other action, if the Administrative Committee believes such reduction or other action is otherwise necessary or desirable.

F.	Corrective Action. If, after the end of the Plan Year, the Administrative Committee determines that neither of the ratio tests were satisfied for the year, then the Administrative Committee will determine the amount of Excess Aggregate Contributions, within the meaning of Code Section 401(m)(6).

The Administrative Committee will distribute to (or, if forfeitable, forfeit from) each Highly Compensated Employee his or her respective share of the of Excess Aggregate Contributions within the meaning of Code Section 401(m) which must be distributed to secure compliance with one of the ratio tests, plus earnings thereon, not later than the last day of the following Plan Year. Distribution of the excess amounts will be made in accordance with the following provisions.

The actual contribution ratio of the Highly Compensated Employee with the largest contribution ratio will be reduced by an amount necessary to satisfy the Actual Contribution Percentage test, or if less, to the actual contribution ratio of the Highly Compensated Employee with the next largest actual contribution ratio. The process will be repeated until the Actual Contribution Percentage test is satisfied. The amount of the Excess Aggregate Contributions will be equal to the sum of these hypothetical reductions multiplied, in each case, by the Highly Compensated Employee’s compensation (within the meaning of Section 1.09). Distribution (or forfeiture, if applicable) of the Excess Aggregate Contributions will be made on the basis of the respective amounts attributable to Highly Compensated Employees using the “dollar leveling method” beginning with the Highly Compensated Employee with the largest dollar amount and continuing in this manner until the total Excess Aggregate Contributions have been accounted for.

The determination and correction of Excess Aggregate Contributions will be made in accordance with Code Section 401(m) and Regulations issued thereunder. Distributions may be made without regard to any other provision of law (e.g., Participant consent).

WARNING: Unless Excess Aggregate Contributions and income attributable thereto are distributed or forfeited within 2 1/2 months after the close of the Plan Year in which the Excess Aggregate Contributions were made, the Employer will be subject to a 10% penalty tax.

G.

Distribution or Forfeiture of Excess Aggregate Contributions. Excess Aggregate Contributions (and income allocable thereto) will be deemed corrected only if such Excess Aggregate Contributions and their allocable income are designated as a

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distribution of Excess Aggregate Contributions (and allocable income) and are distributed to the appropriate Highly Compensated Employees (or if forfeitable, forfeited) after the close of the Plan Year in which the Excess Aggregate Contributions arose but before the close of the immediately following Plan Year. However, correction will be deemed to have occurred if the entire Vested Account balance of a Highly Compensated Employee is distributed during the Plan Year in which an Excess Aggregate Contribution arose to the extent that a corrective distribution would have otherwise been required. In the event of the complete termination of the Plan during the Plan Year in which an Excess Aggregate Contribution arises, such distributions will be made after the termination of the Plan and before the close of the 12-month period immediately following such termination.

Forfeitures of Excess Aggregate Contributions will be handled as set forth in Section 6.04.

The term “Excess Aggregate Contributions” means, with respect to any Plan Year, the excess of:

1.	the Aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over

2.	The maximum Contribution Percentage Amounts permitted by the ACP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages beginning with the highest of such percentages).

Such determination will be made after first determining Excess Elective Deferrals and then determining Excess Contributions.

H.	Allocation of Earnings to Excess Aggregate Contributions Excess Aggregate Contributions will be adjusted for any income or loss through the end of the Plan Year. Income or loss allocable to Excess Aggregate Contributions may be determined using any reasonable method, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Alternatively, the Administrative Committee may elect to use the following safe-harbor method of allocating income or loss to Excess Aggregate Contributions, which amount shall be equal to the income or loss allocable to the Participant’s after-tax contribution accounts and Matching Account (and, if applicable, qualified nonelective contribution account and before-tax contribution account) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Aggregate Contributions for the year and the denominator is the Participant’s account balance(s) attributable to Contribution Percentage Amounts without regard to any income or loss occurring during such Plan Year.

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I.	Definitions. For purposes of this Section 4.06, the following terms shall have the following meanings:

1.	Actual Contribution Percentage or ACP means, for a specified group of Participants (either Highly Compensated Employees or Non-highly Compensated Employees) for a Plan Year, the average of the Contribution Percentages of the Eligible Participants in the group.

2.	Compensation means the remuneration described in Section 414(s) of the Code and Regulations issued thereunder paid to a Participant by Employer, subject to Section 401(a)(17). The Administrative Committee may, from time to time, limit the period taken into account under the Plan to that portion of the Plan Year in which the Employee was a Participant, provided that this limitation is uniformly applied to all Employees.

3.	Contribution Percentage means the ratio (expressed as a percentage) of the Participant’s Contribution Percentage Amounts to the Participant’s Compensation for the Plan Year.

4.	Contribution Percentage Amounts means the sum of the Employee Contributions and Matching Contributions (to the extent not taken into account for purposes of the ADP test) made under the Plan on behalf of the Participant for the Plan Year. Such Contribution Percentage Amounts will not include Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Deferrals, Excess Contributions, or Excess Aggregate Contributions. The Employer also may elect to use elective deferrals in the Contribution Percentage Amounts so long as the ADP test is met before the elective deferrals are used in the ACP test and continues to be met following the exclusion of those elective deferrals that are used to meet the ACP test.

5.	Eligible Participant means any Employee who is eligible to make an after-tax employee contribution or a before-tax contribution (if such contributions are taken into account in the calculation of the Contribution Percentage), or to receive a Matching Contribution (including forfeitures). If an Employee Contribution is required as a condition of participation in the Plan, any Employee who would be a Participant in the Plan if such Employee made such a contribution shall be treated as an Eligible Participant on behalf of whom no Employee Contributions are made.

6.	Employee Contribution means any contribution made to the Plan by or on behalf of a Participant that is included in the Participant’s gross income in the year in which made and that is maintained under a separate account to which earnings and losses are allocated.

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7.	Matching Contribution means an Employer contribution made to this or any other defined contribution plan on behalf of a Participant on account of an Employee Contribution made by such Participant, or on account of a Participant’s elective deferral, under a plan maintained by the Employer or Affiliated Company.

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ARTICLE V — ALLOCATION OF GAINS AND LOSSES

AND LIMITATIONS ON ALLOCATIONS

Section 5.01. Allocation of Income and Loss. The allocation of the net income, loss, appreciation, or depreciation of the Trust Fund shall be determined as follows:

A.	General. A Participant’s Accounts will be valued on each Valuation Date according to the basis of the separate assets in which the Participant’s Accounts are invested.

B.	Fair Market Value. The net appreciation or depreciation of the Trust Fund will be determined based on the Trustee’s judgment of the fair market value of each asset of the Trust Fund.

Section 5.02. Limitations on Allocations.

A.	Annual Additions. Except to the extent permitted under Code Section 414(v), the Annual Additions to a Participant’s Accounts for any Limitation Year shall not exceed the lesser of $40,000 (as adjusted in accordance with Subsection B. below) or 100% of the Participant’s Compensation (as defined in E.2. below) actually paid during the Limitation Year.

B.	Cost of Living Adjustments. The maximum dollar limitations specified in Subsection A. shall be adjusted in accordance with Regulations or other guidance prescribed by the Secretary, or his or her delegate, for increases/decreases in the cost of living in accordance with Code Section 415(d).

C.	Reserved.

D.	Reserved.

E.	Definitions. For purposes of this Section, the following terms will have the following meanings:

1.	Annual Additions means, for any Limitation Year, the sum of

a.	The contributions made directly or indirectly by Employer or an Affiliated Company to a defined contribution plan;

b.	Any forfeitures (as well as income attributable thereto);

c.	All employee contributions;

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d.	Amounts allocated to an individual medical account, as defined in Code Section 415(1)(2), which is part of a defined benefit plan maintained by the Employer or an Affiliated Company and amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Employer or an Affiliated Company.

The term Annual Additions does not include deductible employee contributions, catch-up contributions, rollover contributions, a transfer of assets made directly from a qualified retirement plan to the Plan, recontributed amounts pursuant to buy-back rights under cash-out rules, or repayments of loans. In addition, if in a particular Limitation Year, an Employer contributes an amount to a Participant’s Account with respect to a prior Limitation Year and such contribution is required by reason of such Participant’s rights under chapter 43 of title 38, United States Code, resulting from qualified military service, as specified in Code Section 414(u)(1), then such contribution is not considered an Annual Addition with respect to the Participant for that particular Limitation Year in which the contribution is made, but, in accordance with Code Section 414(u)(1)(B), will be considered an Annual Addition for the Limitation Year to which the contribution relates.

Salary reduction contributions will be treated as contributions within the meaning of Paragraph 1.a. above, and contributions will not fail to be Annual Additions under the foregoing provisions merely because such amounts are excess deferrals, excess contributions, or excess aggregate contributions, or merely because such excess amounts are corrected through distribution.

2.

Compensation means the wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances under a nonaccountable plan); amounts described in Code Sections 104(a)(3), 105(a), and 105(h), but only to the extent that these amounts are includable in the gross income of the Employee; amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under Code Section 217; the value of a nonqualified stock option granted to an Employee by the Employer, but only to the extent that the value of the option is includable in the gross income of the Employee for

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the taxable year in which granted; the amount includible in the gross income of an Employee upon making the election described in Code Section 83(b); amounts that are includible in the gross income of an Employee under the rules of Code Section 409A or 457(f)(1)(A) or because the amounts are constructively received by the Employee and Compensation for purposes of this Section excludes contributions (other than elective contributions described in Code Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) or 457(b)) made by the Employer to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p)) whether or not qualified, to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed; except as otherwise provided herein, distributions from a plan of deferred compensation whether or not qualified; amounts realized from the exercise of a nonstatutory option or when restricted stock or other property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange, or other disposition of stock acquired under a statutory stock option; and premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code Section 125). With respect to a person who is an “employee” within the meaning of Section 401(c)(1) of the Code, Compensation means that Employee’s earned income as described in Section 401(c)(2) of the Code, plus amounts deferred at the election of the Employee that would be includible in gross income but for the rules of Code Sections 402(e)(3), 402(h)(1)(B), 402(k) or 457(b).

Compensation includes the following amounts, paid after a Severance from Employment by the later of 2 1/2 months after the severance or the last day of the Limitation Year that includes the date of the Severance from Employment:

(1)	Regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or similar payments and the payment would have been paid to the Employee prior to the Severance from Employment if the Employee had continued in employment with the Employer.

(2)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment continued and those amounts would have been included in the definition of Section 415 Compensation if they were paid prior to the Employee’s Severance from Employment.

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(3)	Amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer and only to the extent the amounts are includible in the Employee’s gross income and would have been includible in the definition of Compensation if they were paid prior to the Employee’s Severance from Employment.

The term Compensation includes any amounts that would have been received by an Employee and includible in the Employee’s gross income but for an election under Code Sections 125(a), 132(f)(4), 402(e)(3), or 457(b).

Effective January 1, 2009, the term Section 415 Compensation also includes differential pay paid by the Employer to the Employee during the Limitation Year.

The “Compensation” of an individual taken into account under this Article for a Limitation Year will not exceed $200,000, as adjusted for cost of living increased in accordance with Code Section 401(a)(17)(B). The determination of an individual’s “Compensation” will be made by the Administrative Committee in accordance with the provisions of Code Section 415 and the related Treasury Regulations.

3.	Limitation Year means the calendar year.

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ARTICLE VI — DISTRIBUTIONS AND VESTING

Section 6.01. Normal Retirement Benefits. Each Participant who is employed by the Employer or an Affiliated Company on the date such Participant attains his or her Normal Retirement Age will be fully (100%) Vested. A Participant who has a Severance from Service (for a reason other than death) on or after the attainment of Normal Retirement Age will be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts. The normal retirement benefits of a Participant who dies prior to the completion of payment (including the commencement of payment) to the Participant will be paid to the Participant’s Beneficiary.

Section 6.02. Disability Benefits. A Participant who has a Severance from Service (for a reason other than death) prior to the attainment of Normal Retirement Age by reason of a disability will be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts. A Participant will be considered disabled if the Participant is eligible to receive Social Security disability benefits.

If the Participant received a distribution of the Vested portion of the Participant’s Account (which portion was less than the full (100%) Vested value) and the Administrative Committee subsequently determines that the Participant incurred a Severance from Employment by reason of a disability as aforesaid, the amount of the Participant’s Retirement Income Savings Program Account which was forfeited, if any, will be restored, without adjustment for gains and losses, to the Participant’s Retirement Income Savings Program Account and the Participant will become fully (100%) vested in the restored amount. The restoration will be derived from a reduction in forfeitures, or if insufficient, a special Employer contribution.

The Administrative Committee retains the right to make a determination whether Participant is or is not disabled, including the degree and permanency of the disability.

The disability retirement benefits of a Participant who dies prior to the completion of payment (including the commencement of payment) to the Participant will be paid to the Participant’s Beneficiary.

Section 6.03. Death Benefits. In the event a Participant has a Severance from Service by reason of death, the Participant’s Beneficiary will be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts.

Section 6.04. Other Terminations. A Participant who has a Severance from Service which constitutes a severance from employment for a reason other than that described in Sections 6.01, 6.02, or 6.03 will be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the Vested value of the Participant’s

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Retirement Income Savings Program Account and the full (100% Vested) value of each of the Participant’s other Accounts. The Vested benefits of a Participant described in this Section who dies after terminating employment but prior to the completion of payment (including the commencement of payment) will be paid to the Participant’s Beneficiary.

A.	Vested Percentage. The Vested value of a Participant’s Retirement Income Savings Program Account will be determined in accordance with the following:

Years of Vesting Service	Vested Percentage

Less than 3	0%
3 or more	100%

Notwithstanding the foregoing, each Participant who performed an Hour of Service before January 1, 2007, will be fully (100%) vested in such Participant’s Retirement Income Savings Program Account if such Participant performs an Hour of Service on or after January 1, 2007.

B.	Forfeiture. Upon a Severance from Service, forfeiture of a Participant’s nonvested Retirement Income Savings Program Account will occur upon the earlier of (i) the date of a complete distribution of the Participant’s entire Vested benefit, (ii) when the Participant incurs a Period of Severance of five (5) consecutive years or (iii) death of the Participant. The forfeiture of a Participant’s nonvested Account balance in the event a Participant had no Vested interest in this Plan (and hence no distribution is to be made) will occur at the time a distribution would have been made to the Participant had the Participant been entitled to any distribution with no right to defer the distribution by withholding his or her consent. If a distribution is deferred under provisions of the Plan granting the Participant the right to defer distribution, a forfeiture occurs, and the Participant becomes reemployed before distribution of his or her nonforfeitable Accounts and again participates in the Plan, the Account balances which were not forfeited will be maintained in a separate Account for the Participant from the post-break Accounts.

Forfeitures declared for a Plan Year from the Retirement Income Savings Program Accounts of Participants will, as determined by the Administrative Committee in its sole discretion, be used to make restoration under Section 6.02 or 6.04.C., defray plan expenses or used to reduce the funding of the Employer’s matching contribution pursuant to Section 4.03 and/or retirement income savings program contributions pursuant to Section 4.02 not later than the last day of the Plan Year following the Plan Year in which the forfeiture occurs.

C.

Reemployment. If a Participant is not fully (100%) Vested in the Participant’s Retirement Income Savings Program Account at the time he or she incurs a Severance from Service and such person resumes employment with Employer or an

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Affiliated Company during the Applicable Repayment Period, then the following rules apply:

1.	If such Participant was Vested in any portion of the Participant’s Accounts and received no distribution by reason of the previous Severance from Service, the full amount of his or her Accounts, adjusted for gains and losses properly allocable thereto under other provisions of this Plan, will continue to be allocated to the Participant. In the case of a Participant who incurred a Severance from Service at a time when the Participant had no Vested interest in this Plan and hence received no distribution, the Participant’s Accounts which were forfeited will be restored to their value at the time of the forfeiture.

2.	If such Participant received a distribution by reason of the previous Severance from Service, but contributes back to the Trust Fund an amount equal to the previous distribution (other than the amount received as a distribution from the Participant’s Rollover Account) before the Applicable Repayment Period expires, then as of the end of the Plan Year in which such repayment occurs, an amount equal to the amount previously forfeited from the Participant’s Retirement Income Savings Program Account, together with the amount of such repayment, will be allocated to the Participant’s Accounts. The amount not repaid by the Participant will be derived from a reduction in forfeitures for the year, or if insufficient, the Employer will make a contribution by the last day of the Plan Year in which repayment occurs.

If such Participant received a distribution by reason of the previous Severance from Service and fails to contribute back to the Trust Fund an amount equal to such previous distribution (other than the amount received as a distribution from the Participant’s Rollover Account) before the Applicable Repayment Period expires, the right of such Participant to the restoration of such Participant’s Retirement Income Savings Program Account will expire.

3.	For purposes of this Subsection, the term “Applicable Repayment Period” means the earlier of five years after the date on which the Participant first resumes employment with the Employer or an Affiliated Company or the date on which the Participant incurs a Break in Service following the date of distribution (or deemed distribution). The period for repayment and the right of restoration under this Section will automatically be reduced to any shorter period as shall be permitted by rulings or Regulations and will, in all events expire upon the death of the Participant or upon termination of this Plan.

Section 6.05. Commencement of Benefits. The payment of benefits under the Plan will commence in accordance with the following Subsections:

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A.	General. The payment of a Participant’s Accounts as a result of a Severance from Service shall commence as soon as administratively practicable after the Participant’s Normal Retirement Date, provided, that a Participant (or Beneficiary of a deceased Participant) may elect to receive a distribution of the Participant’s Vested Accounts prior to that time by requesting a distribution in the manner provided by the Administrative Committee. Distribution will be made as soon as administratively practicable after the Administrative Committee receives and approves the Participant’s properly completed distribution request.

B.	Overriding Rules. A Participant’s Accounts must be paid or commence to be paid not later than 60 days after the Plan Year in which the Participant attains Normal Retirement Age or has a Severance from Service, whichever is later, provided, however, that a Participant whose Vested Accounts exceed $1,000 may elect to delay payment of such Participant’s Accounts until the Participant’s required beginning date (see, Section 6.09). Notwithstanding the general rules set forth above, in the event distributions are unable to be made (e.g. black out period for changes in investment options) or if an impediment to making distributions exists (e.g. securities law issue) distributions may be delayed until distributions are again able to be made or the impediment is resolved. Further, if a Participant is rehired before payment of the Participant’s Vested Accounts, no distribution shall be made and the Participant will be deemed not to have incurred a Severance from Employment.

C.	Amount of Distribution. The amount of any distribution to a Participant or Beneficiary will be based on the value of the Participant’s Accounts as of the date on which payment is made.

Section 6.06. Methods of Distribution. Distributions will be made in one lump sum payment.

Section 6.07. Small Amounts. Notwithstanding anything to the contrary, if a Participant’s Vested Accounts do not exceed $1,000, a lump sum cash distribution of the Participant’s Vested Accounts will be made in accordance with uniform rules established by the Administrative Committee.

Section 6.08. Hierarchy of Distribution. The Administrative Committee may, from time to time establish a hierarchy for distributing a Participant’s Vested Accounts.

Section 6.09. Minimum Distributions. The provisions of this Section shall supersede and override any conflicting or inconsistent provision of the Plan, including, without limitation, any distribution option inconsistent with the provisions of Code Section 401(a)(9). All distributions from the Plan will be made in accordance with Code Section 401(a)(9) and Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Regulations.

A.	Distributions Commencing During Lifetime. The entire interest of each Participant

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will be distributed not later than the Participant’s Required Beginning Date. If additional amounts are credited to a Participant’s Account after the Participant’s Required Beginning Date, such amounts will be distributed not later than December 31 of the immediately following Plan Year.

B.	Distributions Commencing After Death. If a Participant dies before the Participant’s Required Beginning Date, payments will be made to the Participant’s Beneficiary not later than December 31 of the calendar year containing the fifth anniversary of the date of the Participant’s death.

C.

Required Beginning Date. The term Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2, or (ii) the calendar year in which the Participant retires; provided, however, that the preceding clause (ii) will not apply to any Participant who is a 5% owner during the Plan Year in which the Participant attains age 70 1/2.

D.	2009 Minimum Distributions. Notwithstanding the foregoing, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”) and who would have satisfied that requirement by receiving distributions that are either (1) equal to the 2009 RMDs, or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity, upon request, to elect to receive the distributions described in the preceding sentence. For purposes of Section 6.12 of the Plan, a direct rollover will be offered only for distributions that otherwise would be eligible rollover distributions without regard to Code Section 401(a)(9)(H).

Section 6.10. Beneficiary Designation. Any Participant (or Beneficiary) may from time to time designate, in writing, any person or persons, entity or entities, contingently or successively, to whom the Trustee shall pay the Participant’s Accounts in the event of death. The Administrative Committee will prescribe the form for the written designation of a Beneficiary or Beneficiaries and, upon the Participant’s filing the form with the Administrative Committee, it will revoke all designations filed prior to that date by the same Participant or Beneficiary.

Notwithstanding the foregoing, in the case of a Participant who is married as of the date of death, the Beneficiary of such Participant will be the Participant’s surviving Spouse, unless the surviving Spouse has consented in writing to a different Beneficiary, in whole or in part, on a form provided by the Administrative Committee for such purpose. The consent of the Spouse may expressly permit future designations by the Participant without any requirement of further consent as

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to the identity of the Beneficiary or method of payment. Such consent form will acknowledge the effect of such election and be witnessed by a plan representative or notary public. Any consent by a Spouse will be effective only with respect to such spouse.

If a Participant (or Beneficiary) fails to name a Beneficiary or if the Beneficiary named by such person predeceases him or her or dies before complete distribution of the Participant’s Vested Accounts and such person has not provided for payment of his or her remaining Vested Account balance, the Participant’s Account will be paid to the Participant’s (or Beneficiary’s) surviving Spouse; or if the Spouse fails to survive the Participant (or Beneficiary), the Participant’s Accounts will be paid to the Participant’s (or Beneficiary’s) children, per stirpes; or if the Spouse and children fail to survive the Participant (or Beneficiary), the Participant’s Accounts will be paid to the Participant’s (or Beneficiary’s) estate.

Section 6.11. Withdrawals (Prior to Severance from Service). A Participant may elect to obtain a withdrawal from such Participant’s Accounts in accordance with the following provisions and rules prescribed by the Administrative Committee.

A.	Hardship. A Participant may obtain a hardship withdrawal from the Participant’s Vested Accounts (but not any earnings attributable to a Participant’s before-tax salary reduction contributions) by filing a request with the Administrative Committee on such form and in such manner as the Administrative Committee may prescribe for such purpose and by showing that the withdrawal is necessary in light of the Participant’s immediate and heavy financial need and for the purpose of:

1.	Alleviating financial hardship arising from medical expenses, as described in Code Section 213(d), previously incurred by, or necessary for, the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152, determined without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof).

2.	Purchase of a principal residence by the Participant (excluding mortgage payments).

3.	Payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, the Participant’s spouse, the Participant’s children, or the Participant’s dependents (as defined in Code Section 152, determined without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof).

4.	Preventing eviction from, or foreclosure upon, the Participant’s principal residence.

5.	Payment of burial or funeral expenses for the Participant’s deceased parent, spouse, children, or dependents (as defined in Code Section 152, determined

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without regard to subsection (d)(1)(B) thereof).

6.	Payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of the Participant’s adjusted gross income).

7.	Any amount necessary to pay any Federal, state or local income tax or penalty reasonably anticipated to result from hardship distribution.

8.	Any other circumstance specifically permitted under Code Section 401(k)(2)(B)(i)(IV).

The minimum withdrawal is $250.

A hardship withdrawal may be made only if the Administrative Committee determines that the Participant has an immediate and heavy financial need. A distribution will be necessary to satisfy a financial need of the Participant only if the following requirements are satisfied:

•	The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant; and

•

The financial need may not be relieved from other sources reasonably available to the Participant. For this purpose, a Participant’s resources include assets of his or her spouse and minor children that are reasonably available to the Participant. For this purpose, an immediate and heavy financial need may be treated as not capable of being relieved from other resources that are reasonably available to the Participant, if the Administrative Committee reasonably relies upon the Participant’s representation that the need cannot be relieved:

(a)	Through reimbursement or compensation by insurance or otherwise;

(b)	By liquidation of the employee’s assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

(c)	By cessation of elective contributions or employee contributions under the Plan for at least twelve (12) months after receipt of the withdrawals.

(d)	By other currently available distributions and nontaxable (at the time of the loan) loans, under plans maintained by the Employer or by any other employer; or

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(e)	By borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

•

A Participant who is granted a hardship withdrawal will have such participant’s salary reduction contributions reduced to 4% (or such lesser percentage as the Participant may designate) and such percentage may not be increased for 6 months commencing with the first payroll following the date of the withdrawal from the Plan.

B.

Age 59 1/2 In-Service Withdrawal. Any Participant who has attained at least age 59 1/2 may withdraw all or any portion of the Participant’s 401(k) and/or Matching Accounts by filing a request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal is $250.

C.	After-Tax Account. A Participant may elect to withdraw all or any portion of the Participant’s After-Tax Account by filing a request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal is $250.

D.	Rollover Account. A Participant may elect to withdraw all or any portion of the Participant’s Rollover Account by filing a written request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal is $250.

E.	Five Years of Service. A Participant who has a Period of Service of at least five years may elect to withdraw all or any portion of the Participant’s Matching Account. This subsection E. will apply only to that portion of the Participant’s Matching Account attributable to matching contributions made while the Participant was covered under the provisions of a collective bargaining agreement. The minimum withdrawal is $250.

F.	Retirement Income Savings Program Account. No in-service withdrawals will be permitted from a Participant’s Retirement Income Savings Program Account.

G.	Hierarchy of Withdrawals. The Administrative Committee may from time to time establish a hierarchy for Participant withdrawals.

H.	Timing of Withdrawal. Withdrawals under this Section 6.11 will occur as soon as administratively practicable after the Administrative Committee approves the withdrawal request.

Section 6.12. Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary, a Distributee may elect, subject to the provisions of this Section to have any portion of an Eligible Rollover

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Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The Administrative Committee will provide each Distributee, no less than 30 days and no more than 180 days before the distribution is made, a written explanation of the direct rollover rules of Code Section 401(a)(31). Distribution may commence less than 30 days after the required notice is given if (i) the Administrative Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution and (ii) the Participant, after receiving the notice, affirmatively elects a distribution.

For purposes of this Section 6.12, the following provisions also will apply:

A.	Automatic Rollover. In the event the Administrative Committee elects to make a mandatory distribution greater than $1,000, if a Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Administrative Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrative Committee.

B.	Direct Rollover means the payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

C.	Distributee means an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse. Further, in the event of a deceased Participant, a designated beneficiary, as defined by Code Section 401(a)(9)(E), who is not a surviving spouse of the Participant will be a Distributee with regard to a direct trustee-to-trustee transfer to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) established for the purpose of receiving the distribution.

D.	Divided Distributions means that Distributee may elect to have a portion of his or her Eligible Rollover Distribution paid to an Eligible Retirement Plan in a Direct Rollover and to have the remainder of that distribution paid to the Distributee; provided, that if the Distributee elects to have only a portion of an Eligible Rollover Distribution paid to an Eligible Retirement Plan in a Direct Rollover, that portion must equal at least $500 (or such lesser amount as the Administrative Committee may establish). If the entire amount of the Eligible Rollover Distribution is $500 (or such lesser amount as the Administrative Committee may establish), the Distributee is not permitted to divide the distribution.

E.

Eligible Retirement Plan means (i) an individual retirement account described in Code Section 408(a); (ii) an individual retirement annuity described in Code Section 408(b); (iii) a qualified plan described in Code Section 401(a) that accepts rollover

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contributions; (iv) an annuity plan described in Code Section 403(a); (v) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan; (vi) an annuity contract described in Code Section 403(b); or (vii) a Roth IRA described in Code Section 408A. This definition of “Eligible Retirement Plan” also shall apply in the case of a distribution to a surviving Spouse and in the case of a distribution to a Spouse or former Spouse who is an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)). In the case of a distribution to a designated beneficiary who is not a surviving spouse, the term “Eligible Retirement Plan” means an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii).

F.	Eligible Rollover Distribution means the distribution of all or any portion of the balance to the credit of the Distributee, except that such term does not include the following: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities); any hardship distributions; any qualified disaster-relief distribution within the meaning of Code Section 72(t)(2)(G); and any distribution that is a permissible withdrawal from an eligible automatic contribution arrangement within the meaning of Code Section 414(w).

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code or to a qualified defined contribution plan described in section 401(a), 403(a), or 403(b) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

The Administrative Committee may elect not to permit a Distributee to elect a Direct Rollover of his or her distributions during a Plan Year if such distributions are reasonably expected to total less than $200 (regardless of whether such distributions might qualify as Eligible Rollover Distributions).

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ARTICLE VII — ADMINISTRATION

Section 7.01. Committees. The Company has appointed an Administrative Committee to oversee the general operation of this Plan and an Investment Committee to monitor Plan investments (Section 8.02) and to establish a funding policy and method (Section 7.05). All Committee members shall serve at the pleasure of the Company. Both the Administrative and Investment Committees will act by a decision of a majority. When the membership of the Administrative and/or Investment Committees are an even number and a majority decision cannot be obtained, the Company will decide the issue. Notwithstanding the foregoing, each Committee may empower any member of their Committee or such other person or persons as they may designate to act on their behalf, such authorization to remain in effect until revoked. A dissenting member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other members of his or her Committee, will not be responsible for any such action or failure to act.

Section 7.02. Committee Duties. The general duties and powers of the Administrative Committee and the Investment Committee are as follows:

A.	Administrative Committee. The general administration of this Plan will be under the supervision of the Administrative Committee. It will be a principal duty of the Administrative Committee to see that this Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Plan. Benefits under this Plan will be paid only if the Administrative Committee decides in its sole discretion that the applicant is entitled to them. The Administrative Committee shall have full power to administer this Plan in all of its details except for those powers allocated herein to the Investment Committee. For this purpose, the Administrative Committee’s powers include, but are not limited to, the authority, in addition to all other powers provided by the Plan, to:

1.	Determine in its sole and absolute discretion the eligibility of any individual to participate in this Plan and of any individual to receive benefits under this Plan;

2.	Make discretionary interpretations regarding the terms of this Plan, and make factual findings with respect to any issue arising under the Plan, its interpretations to be final and conclusive;

3.	Compute the amounts payable for any Participant or other person, the manner and time of payment and to determine and authorize the person or persons to whom such payments will be paid;

4.	Review and render decisions respecting such claims under this Plan;

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5.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

6.	Appoint such agents, advisors and consultants, or other persons as the Plan Administrator deems advisable to assist in administering this Plan provided that any change that would impact the investments of the Plan must be agreed to by the Investment Committee;

7.	Allocate and delegate its responsibilities under this Plan and designate other persons to carry out any of its responsibilities under this Plan;

8.	Be responsible for all reporting and disclosure requirements for this Plan under the law;

9.	Receive from the Company, Employers, Employees, Participants and other persons such information as shall be necessary for the proper administration of this Plan;

10.	Furnish to the Company upon request, such reports with respect to the administration of this Plan as are reasonable and appropriate; and

11.	Maintain all records of this Plan.

B.	Investment Committee. The administration of the Plan’s investments will be under the control and supervision of the Investment Committee. The Investment Committee will have full power to administer all items relating to the Plan’s investments. For this purpose, the Investment Committee’s duties and powers shall include, but shall not be limited to, the following:

1.	Periodically review the performance of the Plan’s investments;

2.	Appoint or remove the Trustee(s);

3.	Establish a funding policy and method pursuant to Section 7.05; and

4.	Select investment funds and/or options in accordance with Section 8.02.

Section 7.03. Named Fiduciary. The Company is the “named fiduciary” for purposes of this Plan and Section 402(a)(1) of ERISA.

Section 7.04. Resignation and Removal. A Committee member may resign or may be removed by the Company at any time, with or without cause. Upon such resignation or removal, a successor Committee member may be appointed by the Company.

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Section 7.05. Funding Policy and Method. The Investment Committee will establish a funding policy and method consistent with the objectives of the Plan. The funding policy and method, as so determined, will be communicated to the Trustee and the Administrative Committee.

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Section 7.06. Bonding. Plan personnel will be bonded to the extent required by ERISA. Premiums for bonding may, in the sole discretion of Employer, be paid, in whole or in part, from the Trust Fund. Premiums may also be paid, in whole or in part, by Employer. Employer may provide, by agreement with any person, that the premium for required bonding will be paid by that person.

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ARTICLE VIII — IDA’S AND PLAN LOANS

Section 8.01. General. All sums of money and all securities and other property contributed under the Plan by an Employer or any Participant will be contributed to the Trustee. In addition to the rights reserved under the terms of the Trust and this Plan, the Investment Committee may execute trust agreements with one or more additional Trustees if, in its sole judgment, it would be in the best interests of the Participants and their Beneficiaries to have the Trust Fund held, managed, and invested by additional trustees.

Section 8.02. Investment Funds. The Investment Committee may, at any time, and from time to time, establish or designate investment accounts or funds (hereinafter “Fund” or “Funds”) or other investment options for the investment of monies under this Plan. The Administrative Committee may also supplement the rules of this Section by adopting written procedures concerning the maintenance of the individually directed accounts (sometimes hereinafter referred to as “IDA’s”). If investment funds or other investment options are established, each Participant (and present interest Beneficiaries) shall invest his or her Accounts in one or more of the Fund(s) or other investment options so offered. In the event any Participant (or present interest Beneficiaries) fails or refuses to make a designation among the Fund or Funds or other investment options so established, the Administrative Committee may identify an investment Fund or Funds and such individual will be deemed to have elected to invest his or her Account in such Fund or Funds. A Participant (and present interest Beneficiaries) shall at all times have the right and obligation to direct the investment of his or her Accounts in the fund or funds so established. The following provisions shall also apply:

A.

General. Each Participant (and present interest Beneficiary) shall have the exclusive right to direct the Trustee from time to time with respect to the investment of the assets of the Participant’s Account. The Trustee (or a designee) will promptly comply with all investment directions of the Participant (or present interest beneficiary), as long as these directions are clearly stated (in writing, or otherwise, with an opportunity for written confirmation of such instructions), provided that compliance with such direction would not (i) cause the Plan to engage in a prohibited transaction; (ii) be inconsistent with the terms of the Plan Trust, ERISA, or any legal or other limitation (e.g. frequent trading policy); or, (iii) jeopardize the Plan’s qualified status. The Trustee may require that all instructions to be provided in a manner that is acceptable to the Administrative Committee or Trustee. The Participant (or a present interest Beneficiary) shall be required to promptly (and in all events within 60 days) notify the Administrative Committee of any errors or discrepancies in such person’s Account. Failure to notify the Administrative Committee will be deemed to constitute acceptance. Other than for compliance with the restrictions contained herein, no person will have the right or the duty to inquire into the propriety of any Participant’s (or where applicable, a present interest Beneficiary’s) investment direction or the effect it might have on such person. Subject to the Investment Committee’s right to change, eliminate, modify, or alter investment funds or options under this Plan, any person’s investment direction will

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be deemed to be continuing until revoked or modified by a subsequent direction, notwithstanding the occurrence of any event or other development of which the Trustee, Administrative Committee, Investment Committee, Company, Employer, Administrative Committee or other person has, or should have, knowledge. The Company, Administrative Committee, Investment Committee, Employer, Administrative Committee, Trustee, or any other person or fiduciary shall not be liable or responsible for any loss or to any Participant or present or future Beneficiary by reason of: (1) any sale or investment made or other action taken pursuant to and in accordance with the direction (or deemed direction) of any Participant (or present interest Beneficiary, where applicable), or (2) the acquisition or retention of any asset, including cash, pursuant to a Participant’s direction (or present interest Beneficiary, where applicable).

Participants who were employed by the Employer as of the closing date of the sale of Raytheon Aircraft Acquisition Company and who become Participants in this Plan shall be deemed, in the absence of a contrary election, to have elected to invest such Participant’s Accounts in the same manner as the Participant’s election under the Raytheon Savings and Investment Plan on the day before the closing date, provided that the Investment Committee may designate one or more funds which shall automatically be substituted for any election to invest in Raytheon Common Stock.

B.	Collectibles. No investment under this Section shall be made in any “collectible.” The term “collectible” means any work of art, rug, antique, metal, gem, stamp, coin, alcoholic beverage, or any other tangible personal property specified by the Secretary for purposes of Code Section 408(m).

C.	Costs and Fees. All costs, fees, and expenses associated with Participant’s Account or in carrying out a Participant’s (or present interest Beneficiary’s) directions (including without limitation cost, fees and expenses of education and individual account direction) may be charged to the Participant’s Accounts under procedures established by the Investment Committee.

D.	Administration. The Investment Committee may, from time to time, promulgate uniform rules for the efficient administration of investments under the Plan, including compliance with ERISA Section 404(c), and rules relating to elections and/or election changes. This may include, but will not be limited to, situations in which there is a change in investment funds or options and the Investment Committee will have the rights to promulgate rules for the efficient handling of fund changes, including without limitations that Accounts may only be invested in certain funds or options, rules relating to black-out periods, and that investments may be mapped to similar investment funds or options.

Section 8.03. Participant Loans. The Trustee, upon direction from the Administrative Committee, may lend to a Participant or a present interest Beneficiary an amount not in excess of the lesser of (i) 50% of the Participant’s

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nonforfeitable accrued benefits; or, (ii) $50,000 reduced by the excess (if any) of the highest outstanding balance during the immediately preceding one year period ending on the day before the loan is made over the outstanding balance on the day before the loan is made. Notwithstanding anything to the contrary, a Participant’s Retirement Income Saving Program Account will not be taken in account in computing the foregoing limitations or used to make a loan. For purposes of the above limitations, all loans from all plans of the Employer and other members of the group of Employers described in Code Section 414(b), (c), and (m) are aggregated.

The Administrative Committee may establish procedures and policies which are not contained within this document with respect to the operation of the loan program so long as such procedures and policies are contained in a document which constitutes a part of this Plan.

The following provisions shall also apply:

A.	Application. Application for such loan will be made to the Administrative Committee, setting forth the amount of the loan requested and the manner in which the loan is proposed to be repaid. Loans from this Plan may be restricted or limited (or for certain specified purposes) as the Administrative Committee may from time to time prescribe.

Application for a loan will be approved or disapproved based upon factors which would be considered by a commercial lender in a normal commercial setting. Such factors will include the borrower’s ability to repay the loan, financial need, and credit worthiness of the applicant. In all events, the Administrative Committee has the right to disapprove a loan application if the Administrative Committee believes the loan cannot be repaid in a timely manner. The initial term of the loan must be for at least 12 months and no loan shall be made to any applicant unless the Participant’s Vested Account balance equals or exceeds $1,000 (i.e. minimum loan is $500) and the Participant consents to payroll withholding deductions sufficient to repay the loan. Except as provided in Subsection J. below, a Participant may only have two loans outstanding at anytime.

B.	Security. Each loan will be adequately secured by the assignment of not more than 50% of the Participant’s nonforfeitable Accounts and the Participant will execute a collateral promissory note for the amount of the loan, plus interest, payable to the order of the Trustee, or other legally enforceable agreement (the terms and provisions of which shall be determined by the Administrative Committee). In addition to the foregoing security, the Participant will be required to give such additional security, if any, as may be determined to be necessary for the Plan to be adequately secured. In determining whether additional security is necessary, consideration will be given to the applicant’s creditworthiness and ability to repay the loan.

C.

Repayment. The period of repayment for any loan will not exceed five years (fifteen years in the case of a loan used to acquire a dwelling which is to serve as the Participant’s principal residence) and the repayment schedule will be in multiples of

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whole years (e.g. 1, 2, 3, etc. years). All loan repayments must be made in cash. All loans must be repaid in substantially equal payments with payments being made not less frequently than quarterly over the term of the loan, except as follows:

1.	Leave of Absence. Unless otherwise provided in the loan procedures, the level amortization requirement of this Section 8.03.C. does not apply for a period, not longer than one year (or such longer period as may apply under Code Section 414(u) and paragraph 2. hereof), that a Participant is on a bona fide leave of absence, either without pay from the Employer or at a rate of pay (after applicable employment tax withholdings) that is less than the amount of the installment payments required under the terms of the loan. However, the loan (including interest that accrues during the leave of absence) must be repaid by the latest permissible term of the loan, and the amount of the installments due after the leave ends must not be less than the amount required under the terms of the original loan.

2.	Military Service. In accordance with Code Section 414(u)(4), suspension of the obligation to repay a loan for any part of a period during which a Participant is performing service in the uniformed services (as defined in 38 U.S.C. chapter 43), whether or not qualified military service, shall not be taken into account for purposes of Code Section 72(p) or this Section 8.03.C. Thus, such suspension shall not cause the loan to be deemed distributed even if the suspension exceeds one year and even if the term of the loan is extended. However, the loan will not satisfy the repayment term requirement and the level amortization requirement of this Section 8.03.C., unless loan repayments resume upon the completion of such period of military service and the loan is repaid thereafter by amortization in substantially level installments over a period that ends not later than the latest permissible term of the loan.

Payments are due on the date specified in the promissory note. A Participant, however, will be entitled to a cure period as follows: a late payment shall not constitute a default under the promissory note if the installment payment is made not later than the last day of the calendar quarter following the calendar quarter in which the required installment was due.

In the event that a loan is outstanding upon the Participant’s Severance from Service, the Participant will be given the option of continuing to repay the outstanding loan.

Loan repayments will be allocated in accordance with the Participant’s most recent investment election on file with the Administrative Committee.

Prepayment of any loan may be made in full or in part at anytime.

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D.	Interest. Each loan will bear a reasonable rate of interest commensurate with the interest rates charged under similar circumstances by persons in the business of lending money. The rate of interest will be fixed by the Administrative Committee, who will give consideration to the amount of the loan, the terms and timing of the loan, the general economic conditions, and the level of interest rates being charged generally at the time the loan is approved.

E.	Nondiscrimination. The Administrative Committee will not discriminate among Participants in approving and making loans, in the time and manner of their repayment, or in the interest rate to be charged, although interest rates may vary from loan to loan as provided above.

F.	Separate Account/Default. A loan to a Participant will not be treated as a general asset of the Trust Fund but instead will be treated as a separate investment of the Participant’s Accounts unless otherwise provided in the procedures established by the Administrative Committee. Interest paid with respect to any loan treated as a separate investment of the Participant’s Accounts will be credited to the Participant’s Accounts when received by the Trustee.

G.	Cost and Expenses. All costs and expenses associated with a Participant’s loan, including Trustee’s fees, may be charged to the Participant’s separate account.

H.	Default. In the event of default, the security pledged for the loan will be preserved. No set-off or forfeiture of any Account balance due to the assignment provided in Subsection B. above will be realized until such time as there is a distributable event.

I.	Consent. Where required by applicable law or the Administrative Committee determines that spousal consent should be obtained, no loan will be made or renewed by any Participant unless the Participant and, where applicable, the Participant’s Spouse (if any) consents in advance of the loan to the making of such loan and, in the event of default, to the reduction of the Participant’s Accounts which have been pledged as security to such loan without further Participant or spousal consent. For purposes of satisfying the consent requirements of the preceding sentence, the Plan will obtain written consent within the 90-day period before the making of the loan in such manner as the Administrative Committee may prescribe. For purposes of this Section 8.03, the renegotiation, extension, renewal, or other revision of a loan will be subject to the requirements of this Section.

J.	Grandfather. Notwithstanding the foregoing provisions, any outstanding loans made prior to a merger or transfer of assets into this Plan will remain authorized if made under the provisions of the prior plan (including a provision that a Participant may have more than two outstanding loans). Any subsequent loans will be subject to terms and provisions of this Section 8.03 (e.g. no additional loans may be taken until the Participant has less than two outstanding loans).

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K.	Call Provisions. The Administrative Committee will have the right to call any outstanding loan due and payable at any time, including without limitation upon a Participant’s Severance from Employment or termination or partial termination of this Plan.

L.	USERRA. Loan payments will be suspended under this Plan as permitted under Code Section 414(u)(4).

M.	Hierarchy. The Administrative Committee may from time to time establish a hierarchy or ordering rules for the making of Plan loans and the repayment thereof.

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ARTICLE IX — AMENDMENT AND TERMINATION

Section 9.01. Right to Amend. The Company, by action of its governing body (or duly authorized delegate), reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan, in whole or in part, and any such modification, alteration, or amendment shall be binding upon any adopting Employer, Employees, Participants, any Beneficiaries and all other persons, provided, however, that the Company’s V.P. of Human Resources or his or her delegate may make minor ministerial amendments or may amend the Plan for changes required to keep the Plan in compliance with current laws. No amendment shall operate to divest the Vested interest of any Participant, except to the extent that such amendment is permitted or is necessary in order for the Plan to qualify under Section 401 of the Code. All amendments to this Plan shall be in writing.

Section 9.02. Termination of Plan. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan, for any given length of time and may at will and at any time discontinue or terminate this Plan in whole or in part without liability. Upon a complete discontinuance of contributions or upon a complete or partial termination of this Plan, each affected Participant shall be fully (100%) Vested in such Participant’s Accounts. In addition, an adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees.

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ARTICLE X — CLAIMS PROCEDURE

Section 10.01. Claims. Benefit claim determinations arising under this Plan will be made in accordance with the provisions of this Article and procedures established by the Administrative Committee. These claim procedures are designed to establish reasonable processes and safeguards to ensure that benefit claim determinations are made in accordance with the provisions thereof and, where appropriate, Plan provisions have been applied consistently with respect to similarly situated claimants. All claims for or relating to benefits, whether made by a Participant or other person, must be in writing addressed and delivered to the Administrative Committee at the Administrative Committee’s main office, and such claim will contain the claimant’s name, mailing address, and telephone number, if any, and will identify the claim in a manner reasonably calculated to make the claim understandable to the Administrative Committee.

Section 10.02. Claims Review. If a claim is wholly or partially denied, the Administrative Committee shall, within a reasonable period of time not to exceed 90 days (45 days in the case of a claim involving disability benefits), notify the claimant in writing of any adverse benefit determination, unless the Administrative Committee determines that special circumstances require an extension of time for processing the claim. If the Administrative Committee determines that an extension of time for processing the claim is necessary, written notice of the same will be provided to the claimant prior to the expiration of the 90-day period (45-day period in the case of a claim involving disability benefits) and will indicate the special circumstances that require the extension of time and the date by which the Administrative Committee expects to render the determination. The extension of time will not exceed a 90-day period of time (30-day period in the case of a claim involving disability benefits), beginning at the end of the initial 90-day period (45-day period in the case of a claim involving disability benefits). In case of a disability claim, the Administrative Committee may determine that, due to matters beyond the control of the Plan, a second 30-day extension is necessary. In such case, the Administrative Committee will notify the claimant before the expiration of the first 30-day extension period of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of a disability notice of extension, the notice must explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision, the additional information needed to resolve the issue, and that the claimant has at least 45 days to provide the specified information. The Administrative Committee’s notice will be written in a manner calculated to be understood by the claimant and will set forth:

A.	The specific reason or reasons for the denial;

B.	Specific reference to pertinent Plan provisions on which the denial is based;

C.	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

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D.	An explanation of the claim review procedure set forth in Sections 10.03 and 10.04 below (including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination).

Section 10.03. Appeal of Claim Denial. A claimant or the claimant’s duly authorized representative will have 60 days (180 days in the case of a claim involving disability benefits) within which to appeal an adverse benefit determination to the Administrative Committee. During the pendency of the review, the following provisions shall apply:

A.	The claimant will have the opportunity to submit written comments, documents, records, and other information relating to the claim to the Administrative Committee; and

B.	The claimant will be provided, upon request and free of charge, reasonable access to and copies of, all documents, records, and other relevant information relating to the claim for benefits.

Section 10.04. Review on Appeal. A decision on review will be rendered within a reasonable period of time, not to exceed 60 days after the claimant’s request for review, unless the Administrative Committee determines that special circumstances require an extension of time for processing the appeal. If the Administrative Committee determines that an extension of time for processing the appeal is necessary, written notice of the extension will be furnished to the claimant prior to the expiration of the 60-day period, and will indicate the special circumstances requiring the extension and the date by which the Administrative Committee expects to render the determination. The extension of time will not exceed a 60-day period of time beginning at the end of the initial 60-day period. For purposes of this Section 10.04, in the case of a claim involving disability benefits, 45 days will apply instead of 60 days. The Administrative Committee’s decision on review will be communicated in writing to the claimant and, if adverse, will take into account all comments, documents, records, and other information submitted by the claimant (without regard to whether such information was submitted or considered in the initial benefit determination). The decision on review will be written in a manner calculated to be understood by the claimant and will set forth the following:

A.	The specific reason or reasons for the adverse determination;

B.	Specific reference to pertinent plan provisions on which the benefit determination is based;

C.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

D.	A statement of the claimant’s right to bring an action under ERISA Section 502(a).

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Section 10.05. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against this Plan, any trust used in conjunction with this Plan, the Company, or the Administrative Committee, a claimant must first exhaust the administrative remedies provided in this Article X. Failure to exhaust the administrative remedies provided for in this Article X shall be a bar to any civil action concerning a claim for benefits under the Plan.

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ARTICLE XI — TOP HEAVY PLAN

Section 11.01. General. The provisions of this Article will become effective for any Plan Year in which the Plan is “top heavy,” as that term is defined in this Article. If the Plan is top heavy for a Plan Year, the provisions of this Article will control over other Plan provisions to the extent the provisions of this Article are inconsistent with such other Plan provisions.

Section 11.02. Top Heavy Plan Determination.

A.	Top Heavy Test. The Plan will be considered “top heavy” for any Plan Year if, as of the Determination Date for that Plan Year, the aggregate of the accounts of Key Employees under the Plan exceeds 60% of the aggregate of the accounts of all Employees under the Plan. The Plan also will be considered “top heavy” for any Plan Year if the Plan is required to be aggregated with one or more plans pursuant to Section 11.04 and (i) the sum (as of the Determination Date) of (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in such aggregation group, and (b) the aggregate of the accounts of Key Employees under all defined contribution plans included in such aggregation group, exceeds (ii) 60% of a similar sum determined for all Employees.

B.	Accrued Benefits and Account Balances. For purposes of determining the present values of accrued benefits and the amounts of account balances of Participants as of a Determination Date, the following provisions shall apply:

1.	The present value of an accrued benefit and the amount of an account balance of a Participant as of the Determination Date shall be increased by the distributions made with respect to a Participant under the Plan (and any plan aggregated with the Plan pursuant to Section 11.04) during the 1-year period ending on the Determination Date. The preceding sentence also shall apply to distributions under a terminated plan that, had it not been terminated, would have been required to be aggregated with the Plan under Section 11.04. In the case of a distribution made for a reason other than Severance from Employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

2.	Except to the extent provided in Regulations, any rollover contribution (or similar transfer) initiated by an Employee and made after December 31, 1982 to a plan shall not be taken into account with respect to the transferee plan for purposes of determining whether such plan is top-heavy (or whether any aggregation group that includes such plan is a top-heavy group, as defined in Code Section 416(g)(2)).

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3.	If an individual is a Non-Key Employee with respect to a plan for any plan year but such individual was a Key Employee with respect to such plan for any prior plan year, any accrued benefit for such individual and/or account of such individual shall not be taken into account.

4.	If any individual has not performed services for the employer maintaining a plan at any time during the 1-year period ending on the Determination Date, any accrued benefit for such individual and/or account of such individual will not be taken into account.

5.	The accrued benefit of any employee (other than a Key Employee) shall be determined (i) under the method that is used for accrual purposes for all plans of the employer, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C).

C.	Exclusion for Safe Harbor Plans. Notwithstanding the foregoing, the Plan shall not be “top-heavy” if the Plan consists solely of (i) a cash or deferred arrangement meeting the requirements of Code Section 401(k)(12), and (ii) matching contributions with respect to which the requirements of Code Section 401(m)(11) are met.

Section 11.03. Definitions. For purposes of this Article the following terms will have the following meanings:

A.	Key Employee is any Employee or former Employee (and the Beneficiaries of such Employee) who, at any time during the determination period, was:

1.	An officer of the Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(l)); provided, that, no more than 50 Employees (or, if less, the greater of 3 or 10% of the Employees) shall be treated as officers of the Employer;

2.	A 5% owner of the Employer; or

3.	A 1% owner of the Employer who has an annual compensation of more than $150,000.

For purposes of the foregoing, annual compensation means compensation as defined in Section 5.02.E.2. (so-called Section 415 compensation). The determination period is the Plan Year containing the Determination Date. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the Regulations thereunder. An Employee who is not a Key Employee (and Beneficiaries of that Employee) is a Non-Key Employee.

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B.	Determination Date means, for any Plan Year, the last day of the immediately preceding Plan Year. In the case of a Plan’s initial Plan Year, the last day of the initial Plan Year shall be considered the Determination Date for that Plan Year.

C.	Valuation Date is the last day of the immediately preceding Plan Year.

Section 11.04. Aggregation of Plans. For purposes of Section 11.02, there will be considered any other plans of Employer or any Affiliated Company which are part of a required aggregation group and any other plan of Employer or any Affiliated Company which is part of a permissive aggregation group (if such plan or plans in a permissive aggregation group, when aggregated with this Plan, would cause the Plan to be not top heavy). A required aggregation group includes:

A.	Each qualified plan of the Employer and any Affiliated Company in which at least one Key Employee participates; and

B.	Any other qualified plan of the Employer or any Affiliated Company which enables a plan described in Subsection A. above to meet the requirements of Code Section 401(a)(4) or 410.

A permissive aggregation group includes any plan or plans of the Employer or any Affiliated Company which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Code Section 401(a)(4) and 410.

Section 11.05. Effect of Top Heavy Status. In the event the Plan is top heavy for a Plan Year, the Plan shall meet the following requirements for that Plan Year:

A.	Minimum Vesting. The vesting schedule set forth in Section 6.04 complies with top heavy vesting so no change is required.

B.	Minimum Contributions.

1.

Except as limited in Paragraph 2. below, this Plan will provide a minimum contribution allocation (including allocation of forfeitures) for such Plan Year for each non-key Participant (Non-Key Employees who are Participants, regardless of the Participant’s level of Compensation or Hours of Service or whether an elective contribution is made) in an amount equal to the lesser of 3% of such Participant’s Compensation, or the largest percentage of Employer contributions and forfeitures, as a percentage of Key Employee’s compensation, as limited by Code Section 401(a)(17), allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution and the minimum contribution shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation or would

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have received a lesser allocation for the year because of the Participant’s failure to complete any specified Hours of Service requirement, the Participant’s failure to make a mandatory contribution, or compensation is less than a stated amount. For purposes of satisfying the minimum contribution allocation, Employer contributions pursuant to salary reduction or matching contributions or similar arrangements are not considered for purposes of these minimum contribution provisions, but qualified non-elective Contributions described in Section 401(m)(4)(C) may be treated as Employer contributions, and matching contributions which are not subject to the requirements of Code Sections 401(k) or 401(m) may be considered Employer contributions for purposes of the minimum contributions under this Article XI (see, Regulation Section 1.416-1, M-19). For purposes of the minimum contributions required by this Section, “Compensation” shall mean compensation as defined in Section 5.02.E.2.

2.	The minimum contribution requirements set forth above shall be reduced or eliminated in the following circumstances:

a.	No minimum contribution will be required (or such minimum contribution reduced) to the extent a Participant is covered under another Plan of the Employer or an Affiliated Company under which all or any portion of the minimum benefit or contribution is being accrued or made for such year for the Participant in accordance with Code Section 416(c).

b.	No minimum contribution will be required for a Participant who is not employed by the Employer on the last day of the Plan Year.

C.	Coordination with Other Plans. In the event that another defined contribution or defined benefit plan maintained by the Employer or an Affiliated Employer provides contributions or benefits on behalf of Participants in this Plan, such other plan shall be treated as part of this Plan pursuant to applicable principles (such as Rev. Rul. 81-202 or any successor ruling) in determining whether this Plan satisfies the requirements of Section 11.05. Such determination will be made upon the advice of counsel by the Administrative Committee.

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ARTICLE XII — MISCELLANEOUS PROVISIONS

Section 12.01. Purpose of Plan. The Plan has been adopted for the exclusive benefit of Participants and their Beneficiaries, and under no circumstances shall any part of the corpus or income of the Trust Fund be used for, or diverted to, purposes other than for the exclusive benefit of those persons, except as otherwise provided herein. The establishment of the Plan shall not be construed as giving any Employee, or any other person, any legal or equitable right against the Company, any other person or entity, or against the corpus or income of the Trust Fund, unless such right is specifically provided in the Plan.

Section 12.02. Successor and Transfers. A successor or another entity may, with the consent of Company, adopt and continue the Plan. Upon the adoption of the Plan by the successor, the Plan shall continue in full force and effect, and, in this connection, the term “Company” shall be construed to include and apply to the successor entity and the Employees who continue employment with such entity (and its affiliates) will not be considered to have had a Severance from Employment, and the rights of those Employees, in all respects, shall be the same as if those Employees continued employment with Company (or adopting Employer).

The Administrative Committee is authorized to enter into merger, consolidation or transfer agreements with any other plan administrator, administrative committee, trustee or other person. In the event of a merger or consolidation of the Plan with, or in the case of any transfer of any assets or liabilities of the Plan to, any other plan, each Participant in the Plan will receive a benefit in the successor plan (or in the case of a transfer of part of the Participant’s benefits, a combination of this Plan and the other plan) immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit that the Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

Section 12.03. Adoption by Other Employers. Any entity with Employees which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Senior Vice President of Human Resources of the Company, adopt this Plan for all or any classifications of persons in its employment, and thereby, from and after the specified effective date, become an Employer under this Plan. In addition, if a person becomes an Employee of the Company (or an adopting Employer) as part of an acquisition, service with such prior organization may be taken into account under this Plan to the extent specified in a written resolution of the Company, or adopting Employer and consented to by the Senior Vice President of Human Resources of the Company. However, the sole and absolute right to amend this Plan is reserved to the Company. The adoption will become, as to the adopting corporation or organization and its Employees, a part of this Plan, and may contain such specific changes or variations in the Plan terms and provisions as may be acceptable to the Company and/or Senior Vice President of Human Resources of the Company. It will not be necessary for the adopting corporation or organization to sign or execute the original or any amended Plan document or Trust. The administrative powers and control of the Company as provided in this Plan, including but not limited to the sole right of amendment, shall not be

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diminished by reason of the participation of any such adopting organization in this Plan. An adopting Employer will have the right to discontinue or terminate its participation in this Plan as to its Employees upon 60 days advance notice to the Company.

In the event the Plan is adopted and maintained by more than one Employer, all of the Employers maintaining the Plan and Trust will be regarded as a single Employer for purposes of (i) determining an Employee’s eligibility to become and remain a Participant in this Plan; (ii) determining an Employee’s status as a Participant; (iii) determining an Employee’s Vested percentage of benefits; and (iv) determining whether an Employee has incurred a Severance from Employment.

The determination of Highly Compensated Employees, Non-Highly Compensated Employees, any corrective actions which the Administrative Committee determines is necessary shall be made with regard to the Employees of the Employers which have adopted this Plan. Separate testing may be applied, at the discretion of the Administrative Committee, to the extent permitted by the Code, Regulations issued thereunder and other applicable guidance.

The Company may on notice to any adopting Employer withdraw its consent and approval for such entity to be an adopting Employer of this Plan. In such event, or in the event an adopting Employer voluntarily elects to withdraw from the Plan, the Administrative Committee will cause the Trustee to value the Trust Fund as of a Valuation Date determined by the Administrative Committee and the allocation of net income, loss, appreciation, or depreciation of the Trust Fund will occur in accordance with Article V. After such allocations have been made, the Administrative Committee will direct the Trustee to transfer to a separate fund Trust Fund assets specified by the Administrative Committee having a value equal to the Account balances of Participants of the withdrawing entity. A withdrawing Employer may thereafter exercise, with respect of such separate trust fund, all of the rights and powers with respect to the Trust Fund. The plan of the withdrawing Employer will, until amended or terminated by the withdrawing Employer, continue with the same terms as this Plan, except that, with respect to the separate plan of the withdrawing Employer, the word “Company” shall thereafter be considered to refer only to the withdrawing Employer. Any discontinuance of participation by a withdrawing Employer will be carried out so that each Participant or Beneficiary would (if the Plan and the plan of the withdrawing Employer then terminated) receive a benefit immediately after such discontinuance of participation which is equal to the benefit the Participant or Beneficiary would have been entitled to receive immediately before such discontinuance of participation.

Section 12.04. Unclaimed Account Procedure. When a Participant or Beneficiary whose whereabouts are unknown may be forced to take a distribution under the terms of the Plan (e.g., upon reaching Normal Retirement Age or upon termination of the Plan), the Administrative Committee shall attempt to search for, or ascertain, the whereabouts of such Participant or Beneficiary, using the following procedures:

A.	Certified Mail. The Administrative Committee will notify the Participant or Beneficiary by certified or registered mail, return receipt requested, addressed to his

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last-known address of record with the Administrative Committee that he is entitled to a distribution under the Plan.

B.	Records of Related Plans. If the Participant or Beneficiary fails to respond to the notice described above by either claiming his distributive share or making his whereabouts known in writing to the Administrative Committee, the Administrative Committee shall contact the Employer and the administrator(s) of any other employee benefit plan or arrangement sponsored or maintained by the Employer and request that the Employer and such administrator(s) search the records of such other plans to ascertain whether a more current address for such Participant or Beneficiary is available. Alternatively, the Administrative Committee may request that the Employer or administrator(s) contact the missing Participant or Beneficiary directly, or forward a letter to such Participant or Beneficiary, and request that the Participant or Beneficiary contact the Administrative Committee.

C.	Designated Beneficiary. In connection with a search of the records of the Plan, or any related plan of the Employer, for a Participant’s current contact information, the Administrative Committee shall attempt to identify and contact any person that such Participant has designated as the Participant’s beneficiary (whether primary or contingent) to determine whether such beneficiary has updated information concerning the location of the Participant.

D.	Letter-Forwarding Service. If the Administrative Committee is unable to locate the Participant or Beneficiary using the procedures set forth above, the Administrative Committee may notify the appropriate governmental agency(ies) of the Participant’s or Beneficiary’s failure to contact the Administrative Committee or claim his distribution and shall request the governmental agency(ies) to forward a notice to the Participant or Beneficiary on behalf of the Administrative Committee in accordance with the procedures the governmental agency(ies) has established for this purpose. The notice forwarded under this procedure shall contain information allowing the Participant or Beneficiary to contact the Administrative Committee and claim the distribution and shall require a response by the Participant or Beneficiary within a reasonable period of time as determined by the Administrative Committee.

In addition to using the procedures described above, the Administrative Committee may attempt to locate the Participant or Beneficiary using other available means, such as Internet search tools, commercial locator services, or credit reporting agencies. In determining what other means may be appropriate, the Administrative Committee will consider the size of the Participant’s or Beneficiary’s account in relation to the cost of such other means of locating the Participant or Beneficiary. The reasonable costs of searching for a missing Participant or Beneficiary may be charged against the Participant’s or Beneficiary’s Accounts in accordance with uniform rules established by the Administrative Committee for this purpose. Pending location of the Participant or Beneficiary, any investment direction of the Participant will continue to control the investment of the Participant’s Accounts.

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If a Participant or Beneficiary cannot be located in accordance with the procedures described above, the Participant or Beneficiary will be considered “lost.” Once a Participant or Beneficiary is considered lost, the Plan may (i) continue to maintain the Participant’s or Beneficiary’s benefit, (ii) cause a forfeiture of the benefit which forfeiture will be used to reduced future Employer contributions, (iii) transfer the amount to an appropriate state unclaimed property fund; or (iv) transfer the benefit to an individual retirement account, as described in Code Section 408(b), that has been designated by the Plan Administrator for such purpose. If forfeiture occurs and the missing Participant or Beneficiary subsequently files a claim, upon verification of the claim, the amount which was forfeited will be reinstated, without interest, unless it was deposited with a governmental agency (e.g., unclaimed property fund) or transferred to individual retirement account.

If a payment from the Plan has been issued in the form of a check or other draft that remains outstanding for a reasonable period of time (not less than 90 days) and the Committee has been unable to locate the payee after reasonable efforts to do so or the payee has refused (expressly or impliedly) to cash the check or other draft then the amount of such check or other draft may be forfeited, redeposited in the Plan (if necessary), and used to reduce future Employer contributions or to defray Plan expenses. If the payee subsequently makes a duly verified claim for payment of any forfeited amount then such amount will be restored to the benefit of the payee, without adjustment for interest or other gains or losses from the date of forfeiture, and paid to the payee in due course.

Section 12.05. Spendthrift Provisions. All benefits payable under the Plan, whether upon retirement, death, or other Severance from Employment, shall be exempt from attachment, garnishment, or other legal process by any creditors of any Participant or any Beneficiary and shall not be subject to alienation, anticipation, commutation, pledge, encumbrance, or assignment by any Participant or Beneficiary.

The preceding sentence will also apply to the creation, assignment, or recognition of a right to any amount payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Code Section 414(p).

Distributions to an alternate payee pursuant to a qualified domestic relations order will be permitted by this Plan with respect to a Participant who has not incurred a Severance from Employment before such Participant has attained the earliest retirement age (as defined in Code Section 414(p)). Distributions to an alternate payee prior to the Participant’s earliest retirement age under the preceding sentence shall be permitted only in accordance with the following:

The domestic relations order provides for such distribution to an alternate payee prior to the Participant’s earliest retirement age or the order provides for such earlier distribution pursuant to an agreement between the Plan and the alternate payee authorizing such distribution; and

The alternate payee must consent in writing to such distribution (on such form or forms as prescribed for this purpose) prior to the Participant’s earliest retirement age. Nothing in this Section will be construed as permitting any distribution to any Participant prior to the time such distributions are otherwise provided for in Article VI, or as permitting any alternate payee to receive a form of payment not otherwise permitted under the terms of this Plan.

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An alternate payee, once a separate account has been established on behalf of the alternate payee, shall direct the investment of such account in the same manner as if such alternate payee was a Participant.

The Beneficiary of any benefits assigned to alternate payee under a domestic relations order will be such person or persons designated in a qualified domestic relations order or as the alternate payee may designate; which designation may include, but will not be limited to alternate payee’s estate. All designations will be clearly set forth in the domestic relations order or on such form or forms as the Administrative Committee shall prescribe for such purpose.

Section 12.06. Corrective Action. The Administrative Committee may correct mistakes relating to this Plan as it may deem appropriate in its sole discretion. The Employer may, in the Employer’s sole discretion, elect to make special contributions to the Plan in order to correct such mistakes. Any such contribution shall be allocated as specified by the Administrative Committee.

Section 12.07. Binding Upon Heirs, Assigns, Etc. The Plan shall be binding upon all Participants and Beneficiaries and upon their heirs, executors, administrators, successors, and assigns.

Section 12.08. Interpretation and Governing Law. It is Employer’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA. In all other respects, the Plan shall be governed by and interpreted in accordance with the laws of the State of Kansas.

Section 12.09. Changes in Vesting Schedule. If the Plan’s vesting schedule is amended in any way that directly or indirectly affects the computation of the Participant’s nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top heavy vesting schedule, each Participant with at least three Vesting Computation Years (determined without regard to any provisions that cause certain Vesting Computation Years not to be taken into account) may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change.

The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of: (i) 60 days after the amendment is adopted; (ii) 60 days after the amendment becomes effective; or, (iii) 60 days after the Participant is issued written notice of the amendment by the Employer or Administrative Committee.

Section 12.10. Return of Contributions. All contributions to the Plan are conditioned upon the Plan’s qualification under Code Section 401 and upon their deductibility under Code Section 404. If, upon the initial request for qualification the qualification of the Plan is denied or deductions for contributions to the Plan are disallowed, in whole or in part, then the Employer’s contributions to the Plan shall be returned to Employer within

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one year from the date of denial of qualification of the Plan or disallowance of deductions (to the extent of the disallowance), as the case may be. As an additional exception to the nonreversion rule of this Section, in case any contribution is made by Employer by virtue of a mistake of fact, such mistaken contribution may be returned to Employer within one year after payment of the contribution; provided, that, earnings attributable to the mistaken contribution or disallowed deduction may not be returned, but losses attributable thereto shall reduce the amount to be returned.

Section 12.11. Notices. Except as otherwise provided in this Plan, any notices or communications required to be given herein by any Participant, Employer, the Company, Administrative Committee or other person, shall be deemed given when delivered or when placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.

Section 12.12. Separate Liability. Except to the extent imposed by law, no fiduciary shall have the duty to question whether any other fiduciary is fulfilling all the responsibilities imposed upon such other fiduciary by this Plan, by ERISA, the Code, or by any regulations or rulings issued under ERISA or the Code. No fiduciary shall have any liability for a breach of fiduciary responsibility of another fiduciary with respect to this Plan unless it participates knowingly in such breach, knowingly undertakes to conceal such breach, has actual knowledge of such breach and fails to take reasonable remedial action to remedy such breach, or, through its negligence in performing its own specific fiduciary responsibilities, it has enabled such other fiduciary to commit a breach of the latter’s fiduciary responsibilities.

Section 12.13. Word Usage. Wherever any words are used herein in the masculine or neuter gender, they shall be construed as though they were used in the feminine, masculine or neuter gender, as the context may require, and vice versa, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form, as the context may require, and vice versa.

Section 12.14. Erroneous Payments. If any person receives any payment that the Administrative Committee in its sole discretion later determines the person was not entitled to receive, such person shall be required to make reimbursement to the Plan. In addition, the Administrator shall have the right to offset any future payment against amounts that the person was not otherwise entitled to receive.

Section 12.15. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between an Employer and any Employee. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of an Employer or to interfere with the right of the Employer to discharge any Employee at any time without regard to the effect such discharge might have on the Employee as a Participant under this Plan.

Section 12.16. Minors and Incompetents. If any person to whom a benefit is payable under this Plan is legally incompetent, the

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Administrative Committee may direct the Trustee to make such payment to that person’s legal representative. In the case of a minor, the Administrative Committee is authorized to delay distributions until such person is no longer a minor, or to pay any benefit to a court appointed conservator for such minor.

Section 12.17. Indemnification by Employer. Employer shall indemnify and save harmless each member of its governing body and any employee of the Company (or any employer), from and against losses resulting from liability which they may be subjected by reason of any act or conduct (except willful or wanton misconduct) in their official capacities in the administration of this Plan. Expenses shall include the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought in settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law. The indemnification provision of this Section shall not relieve such person of any liability he may have under ERISA for breach of a fiduciary duty.

Section 12.18. Severability Clause. If any provision of the Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity of the Plan, or any other provisions of the Plan, and the Plan shall be construed and enforced as if the invalid provision had not been included in the Plan.

Section 12.19. Headings. The headings used in this Plan are for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms and provisions herein.

Section 12.20. Action by Employer. Whenever an Employer under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be authorized by the Employer’s governing board or body or shall be performed by an officer or other delegate thereunto duly authorized thereby.

Section 12.21. USERRA and Qualified Military Service. The provisions of this Section incorporate rules applicable to Participants performing Qualified Military Service or other service in the uniformed services.

A.	USERRA Rights Generally. The treatment of a Participant under the Plan with respect to Qualified Military Service will be provided in accordance with Section 414(u) of the Code.

B.	Survivor Benefits. Effective for military deaths occurring on or after January 1, 2007, if a Participant dies while performing Qualified Military Service, the survivor(s) of the Participant are entitled to any additional benefits (e.g., death benefit, accelerated vesting, etc.), other than benefit accruals relating to the period of Qualified Military Service, that otherwise would be provided under the Plan had the Participant resumed and then terminated employment on account of death.

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C.	Differential Pay. For purposes of applying any Code-based requirements to this Plan, including, but not limited to, the limitations under Code Section 415 and any applicable nondiscrimination requirement, a Participant receiving a Differential Wage Payment will be treated as an employee of the Employer making the payment, and the Differential Wage Payment will be treated as “compensation” of the Participant receiving the payment.

D.	Definitions. As used in this Section, the following terms have the following meanings:

1.	“Qualified Military Service” means any service in the uniformed services (as defined in chapter 43 of title 38, United States Code, as in effect on December 12, 1994) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service.

2.	“Differential Wage Payment” means any payment that (i) is made by an Employer to a Participant with respect to any period during which the Participant is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days, and (ii) represents all or a portion of the wages the Participant would have received from the Employer if the Participant were performing service for the Employer.

Section 12.22. Fees and Expenses. Fees and expenses associated with the Plan may be paid out of the Trust Fund deposited with Trustee, or, at the sole discretion of the Company, may be paid directly by the Company or adopting Employers.

Section 12.23. Use of Electronic Media. Notwithstanding any provision of the Plan to the contrary, including provisions requiring the use of a written instrument, the Administrative Committee and/or Committee may establish procedures for the use of electronic media in communications and transactions between or among the Plan, the Administrative Committee, the Trustee and/or Participants. Electronic media may include, but are not limited to, the Internet, e-mail, Intranet systems, and automated telephonic response systems.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and on its behalf, this 19th day of January, 2011.

HAWKER BEECHCRAFT CORPORATION

By	/s/ Rich Jiwanlal

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ATTEST:

/s/ Clay Graham

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EXHIBIT A

INDIVIDUALS EXCLUDED FROM PLAN ELIGIBILITY

Individuals classified in the categories designated below shall not be an “Eligible Employee” for purposes of this Plan. Currently the designated groups are:

Exhibit 10.34

Compensation Program for Certain Directors, Effective July 1, 2010

Directors who are not HBC employees or employees of the GS entities, the Onex entities, or their respective affiliates will receive:

•	cash compensation of $17,500 per quarter; and

•

an annual option to purchase the number of HBI common shares that will result in an aggregate exercise price of $100,000, based on the fair market value per share of the underlying stock at the date of grant;

•	an opportunity to make an irrevocable election annually on or before December 31 to take up to $12,500 of their quarterly cash compensation in equivalent shares of HBI common stock; and

•	an opportunity to make an irrevocable election annually to defer up to 50% of their cash compensation in a deferred compensation plan.

In addition, each director who is not our employee or an employee of the GS entities, the Onex entities, or their respective affiliates and who also serves as a Chairperson for the Audit Committee of the Board of Directors of HBI will receive an additional $1,250 per quarter.

Exhibit 10.35

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 7th day of February, 2011, by and among Hawker Beechcraft Corporation (the “Company”), Hawker Beechcraft, Inc. (“HBI”), and Sidney E. Anderson (“Employee”).

WHEREAS, Employee was employed by the Company as Chief Financial Officer; and

WHEREAS, Employee submitted his resignation as Chief Financial Officer to the Company effective as of January 25, 2011, (the “Exit Date”); and

WHEREAS, pursuant to certain Subscription Agreements, the Employee purchased and/or was awarded shares in HBI (the “Purchased Shares”), and was granted certain Stock Options, at which time the Employee also became party to an Amended and Restated Shareholders Agreement with HBI, as amended, dated as of May 3, 2007 (the “Shareholders Agreement”); and

WHEREAS, pursuant to Section 6.1 of the Shareholders Agreement, upon the Employee’s Exit Date, HBI shall have the right to purchase for cash (“the Equity Call Option”) all or any portion of his Purchased Shares and any shares purchased by Employee as a result of any exercise of stock options by the Employee at their Fair Market Value (as defined in the Shareholders Agreement) on the date of HBI’s exercise of the Equity Call Option; and

WHEREAS, upon the approval of the HBI Board of Directors , HBI may exercise the Equity Call Option within one year of the Exit Date; and

WHEREAS, in connection with the Employee’s resignation as Chief Financial Officer, the parties have agreed to a separation package and the resolution of any and all disputes among them;

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. Resignations: Effective as of the Exit Date, Employee resigns as an officer and/or director of HBC and each of its affiliates, as applicable. Employee agrees to take all actions as promptly as practicable to formalize such resignations.

2. Salary Continuance and Accrued Vacation: Employee will receive salary continuance payments for a nine (9) month period, from January 25, 2011 through October 31, 2011 at Employee’s base pay of $297,000, subject to normal statutory withholding. The Employee shall receive any payroll amounts earned, accrued or owing but not yet paid to Employee up through and including October 31, 2011, including, but not limited to any benefits accrued or earned, which will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company. The Employee shall receive any vacation time earned but not yet paid to Employee up through and including January 25, 2011, according to the Exempt Employee Vacation Policy existing as of January 25, 2011.

3. Additional Payment: In addition to the consideration described in Paragraph 2, Employee will be eligible to receive a lump sum payment of three months base pay, less normal statutory withholding at the end of the October 2011 (“Lump Sum Payment”). Employee will receive the Lump Sum Payment if Employee has cooperated and assisted the Company with certain activities, including but not limited to, Securities and Exchange Commission filings, the annual audit, Legal Proceedings, third party investigations, and such other matters that will require Employee’s assistance to provide information or transition. The Company will make any such request in writing, and after Employee’s involvement (if any) in any such project has ended, the Company will provide Employee with written notice regarding whether his assistance was satisfactory. The Vice President of Human Resources will determine, in his sole discretion, whether Employee will receive the Lump Sum Payment. Should the Company not request Employee’s assistance, the Employee shall receive the Lump Sum Payment. Should the Employee dispute a decision by the Company that the Employee is not eligible to receive a Lump Sum Payment, the Employee may seek such relief as is described in paragraph 19 of this Agreement.

4. Equity Call Option: HBI may exercise the Equity Call Option on or prior to October 25, 2012 if approved by the HBI Board of Directors. If approved, Employee will receive notice thereof and will receive a lump sum cash payment equal to the Equity Call Purchase Price, subject to normal statutory withholdings, which shall be equal to the fair market value on the date designated, in consideration for HBI’s re-purchase of 35,652 shares of Hawker Beechcraft, Inc. common stock purchased by or awarded to the Employee and any shares of Hawker Beechcraft, Inc. common stock issued to Employee in connection with his exercise of any of his vested options as described in Section 5 below. Notification of such fair market value will be made in writing to the Employee within ten (10) days of such determination by the Board of Directors.

5. Vested Options: As a result of the Employee’s exit as stated herein, and pursuant to the Nonqualified Stock Option Agreements entered into between HBI and the Employee, the following options will be vested as of October 31, 2011: (i) a total of 16,330 shares of the Employee’s October 13, 2008 Time-Vesting Options that vested on October 13, 2009; (ii) a total of 16,330 shares of the Employee’s October 13, 2008 Time-Vesting Options that vested on October 13, 2010; (iii) a total of 16,330 shares of the Employee’s October 13, 2008 Time-Vesting Options that will vest on October 13, 2011 (iv) a total of 16,330 shares of the Employee’s October 13, 2008 Time-Vesting Options that vest as a result of the exit; and (v), a total of 20,000 shares of the Employee’s March 26, 2010 Time-Vesting Options that vest as a result of the exit; the Employee may exercise all or any part of the total number of vested Options, 85,320 in total, at any time prior to the earliest to occur of the tenth (10th) anniversary of the Date of Grant and 5:00 p.m. (Eastern Time) on the ninetieth (90th) day following October 31, 2011. All other HBI options held by the Employee other than the vested options shall become null and void, and be unexercisable and of no further force and effect, as of the Exit Date or the end of the revocation period for the Release, whichever is later.

6. Fringe Benefits: Your company-sponsored medical, dental, vision, life insurance, and flexible spending account (if participating) benefits will remain active through October 31, 2011. Your participation in all other company-sponsored benefit plans will cease effective January 25, 2011. Employee is not eligible to participate in an employer-sponsored medical plan after October 31, 2011, therefore COBRA benefits will be made available at that time for a period not to exceed eighteen (18) months. Employee’s 401(k) contributions as well as the company match will cease effective January 25, 2011.

7. Management Incentive Plan (“MIP”): Employee will be eligible to receive a MIP Bonus for 2010 in the gross taxable amount of $353,916.00. Payment of the bonus will be made in a lump sum amount, subject to normal statutory withholding, on the same payroll date as other employees receive payment. Employee will not be eligible to participate in the MIP for 2011.

8. Restricted Stock Units(“RSUs”): The unvested 7,326 shares underlying your award of 14,652 RSUs in connection with the 2009 MIP will fully vest as of the Exit Date and are included in section number 4 above.

9. Reduction of Separation Benefits: The Company and HBI each reserve the right to make deductions in accordance with applicable law for any monies owed to the Company or HBI, respectively, by the Employee for personal charges to a corporate American Express card, if any, and any required statutory withholdings.

10. Release and Representations:

(a) Employee, for and in consideration of the commitments of the Company and HBI as set forth in paragraphs 2, 3, 5, 6 and 7 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, HBI, and their respective affiliates, subsidiaries, parents, officers, directors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment through the date this Agreement is executed, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with the Company and/or HBI, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Fair Labor Standards Act (29 U.S.C. 201 et seq.), the Kansas Act Against Discrimination (K.S.A. 44-1001 et seq.), the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111 et seq.), the Kansas Wage Payment Act (K.S.A. 44-313 et seq.), and any other claims under any federal, state, or local common law, statutory, or regulatory provision, now or hereafter recognized including, but not limited to, breach of contract, unlawful retaliation, and defamation, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, Employee represents and affirms that (i), Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company, HBI or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company, HBI or any Releasee on Employee’s behalf; and (ii), Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company and/or HBI, to any member of the Company’s legal or compliance departments, or to the ethics hotline.

11. No Claims or Lawsuits: In further consideration of the payments described in paragraphs 2, 3, 5, 6 and 7, Employee agrees that Employee will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself against the Company, HBI or any Releasee involving any matter released in paragraph 10. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Employee further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Employee will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

12. (a) Confidentiality. Employee agrees that Employee shall not directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during Employee’s employment by the Company or any of its affiliates.

(b) Non-Disparagement. Employee further agrees that Employee will not disparage or subvert the Company or HBI, or make any statement reflecting negatively on the Company, on HBI, on their affiliated corporations or entities, or on any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company and HBI, Employee’s employment and Employee’s resignation, irrespective of the truthfulness or falsity of such. The Company and HBI will undertake reasonable commercial efforts to ensure that their employees and owners do not disparage Employee or make any public statements reflecting negatively on Employee, irrespective of the truth or falsity of such. Employee’s truthful testimony under oath in a Legal Proceeding (as defined below) will not violate paragraph 12(b).

13. Consideration: Neither HBI nor the Company is under any obligation to pay Employee any consideration in respect of your separation from employment, and no inference or admission of any type of wrongdoing by the Company can be made because the Company has offered these payments to Employee. Employee understands and agrees that the payments, benefits and agreements provided in this Agreement, to the extent specifically set forth as such herein, are being provided to Employee in consideration for Employee’s acceptance and execution of, and in reliance upon Employee’s representations in, this Agreement, and that they are greater than the payments, benefits and agreements, if any, to which the Employee would have received if Employee had not executed this Agreement.

14. Satisfaction of Obligations: Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any agreement or offer letter Employee has with the Company or any of its affiliates and, further, that this Agreement sets forth the entire agreement between Employee and the Company with respect to its subject matter and fully supersedes any prior agreements or understandings, whether written or oral, between the parties. Employee acknowledges that, except as set forth expressly herein, neither the Company, HBI, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral. To the extent any provision of this Agreement is found to be invalid or illegal, such provision shall be interpreted as nearly as possible according to its original terms and intent, and the remainder of this Agreement will not be affected.

15. Possession of Corporate Records: Employee represents that Employee has deleted or destroyed and does not presently have in his possession or under his control any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) or any other tangible items in Employee’s possession or under Employee’s control (including but not limited to all company equipment, cellular telephones, PDAs, corporate credit cards and telephone cards) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Employee acknowledges that all such Corporate Records and tangible items are the property of the Company.

16. Legal Proceedings: If Employee is notified by the Company of any pending or future claims, lawsuits, investigation, hearings, trials or other legal proceedings (hereinafter “Legal Proceedings”) in which his assistance may be needed, Employee agrees to make himself available to the Company, and will cooperate in connection with such Legal Proceedings by providing timely, truthful and accurate information and advice and any other such assistance necessary to assist the Company in the Legal Proceedings. It is expressly understood and agreed that any breach or threatened breach of this paragraph by Employee shall constitute a material breach of this Agreement. The Company will provide written notice to Employee and a reasonable opportunity to coordinate his schedule for any such meeting or discussion. If Employee is required to travel, the Company will reimburse Employee for his reasonable travel expenses. The Company’s disagreement with any statement that Employee makes under oath will not constitute a material breach by Employee of this Agreement pursuant to this paragraph.

17. Notification of Contact from Third Parties: If Employee is contacted by a non-governmental third party concerning any issue that relates to the Company or is related to or connected with his work for the Company, Employee will notify the Company’s General Counsel by either telephone or electronic mail within two (2) days after such contact and Employee will not provide information to any such third party pursuant to such request until first meeting with Company representatives, by telephone or in person, and allowing adequate time for the Company representative to assert an objection or file a protective order relating to such requested information. Further, unless Employee is expressly directed not to do so in writing by a federal or state law enforcement agency, or similar government entity, Employee will notify the Company’s General Counsel by either telephone or electronic mail within two (2) days after such contact and Employee will not provide any information to any governmental entity pursuant to such request until first meeting with Company representatives, by telephone or in person, and allowing adequate time for the Company representative to assert an objection or file a protective order relating to such requested information. In any event, should Employee speak to a third party or governmental entity consistent with the terms of this Agreement, Employee agrees to reasonably cooperate with and to provide timely and truthful responses to any questions that may be asked.

18. Repayment Obligation: Employee agrees and recognizes that should Employee breach any material obligations or covenants set forth in this Agreement, the Company and HBI will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to repayment of all consideration paid up to the time of any such breach. Further, Employee acknowledges in the event of a breach of this Agreement, Releasees will be entitled to any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

19. Relief, Choice of Law and Venue: Employee further agrees that the Company and HBI shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and/or HBI may be entitled. Employee irrevocably and unconditionally (i) agrees that this Agreement and the obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Kansas; (ii) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company or HBI for preliminary and permanent injunctive relief or other equitable relief, shall be brought exclusively in the Eighteenth Judicial District, Sedgwick County, Kansas, or in the United States District Court for the District of Kansas sitting in Wichita, Kansas, if federal jurisdiction exists; and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Employee.

20. Defense and Indemnity Obligations:

This Agreement does not extinguish, alter or release any pre-existing obligation on the part of the Company to defend and indemnify Employee, including but not limited to any defense and indemnification obligations contained in the Company’s bylaws, internal policies and any applicable insurance coverage.

21. Certification and Acknowledgement: Employee certifies, acknowledges and agrees as follows:

(a) That Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to REMISE, RELEASE AND FOREVER DISCHARGE the Company and HBI and each and everyone of its affiliated entitles from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b) That Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) That Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Employee with a period of twenty-one (21) days within which to consider this Agreement, and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory to Employee; and

(f) Employee acknowledges that this Agreement may be revoked by Employee within seven (7) days after Employee’s execution, and it shall not become effective until the expiration of such seven day revocation period. Any revocation within this period must be submitted, in writing, to Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Rich Jiwanlal, or his designee, or mailed to Rich

Jiwanlal, 10511 E. Central, Wichita, KS 67206, and postmarked within seven (7) calendar days of Employee’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Kansas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and the Company and HBI will have no obligations hereunder.

[SIGNATURES ON FOLLOWING PAGE]

Intending to be legally bound hereby, Employee, the Company, and HBI have executed the foregoing Separation of Employment Agreement and General Release this 7th day of February 2011.

SIDNEY E. ANDERSON		HAWKER BEECHCRAFT CORPORATION

/s/ Sidney E. Anderson		By:	/s/ Rich Jiwanlal
		Name:	Rich Jiwanlal
		Title:	VP - HR

HAWKER BEECHCRAFT, INC.

By:	/s/ Alexander L. W. Snyder
Name:	Alexander L. W. Snyder
Title:	Vice President and General Counsel

Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Successor				Predecessor
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Earnings
- Pre-tax (loss) income from continuing operations	$(303.4)	$(512.0)	$(54.7)	$(5.0)	$16.6	$140.6
- Fixed charges	136.5	159.5	209.9	160.4	17.9	99.7

Net earnings	$(166.9)	$(352.5)	$155.2	$155.4	$34.5	$240.3

Fixed Charges
- External interest expense	$120.3	$141.5	$196.3	$151.0	$—	$—
- Intercompany interest expense, net	—	—	—	—	15.8	91.6
- Amortized premiums, discounts and capitalized expenses related to indebtedness	11.5	13.1	9.6	7.2	—	—
- Estimate of interest expense within rental expense	4.7	4.9	4.0	2.2	2.1	8.1

Total fixed charges	$136.5	$159.5	$209.9	$160.4	$17.9	$99.7

Ratio of earnings to fixed charges(1)	-1.22X	-2.21X	0.74X	0.97X	N/A	N/A
Deficiency	303.4	512.0	54.7	5.0	N/A	N/A

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income tax plus fixed charges. Fixed charges consist of interest expense and a portion of operating rental expense that management believes is representative of the interest component of rental expense. For periods in which the ratio of earnings is less than 1.0, the amounts shown as Deficiency represent the additional earnings that would be necessary to raise the ratio to 1.0. For the Predecessor periods, the ratio of earnings to fixed charges is not meaningful, given the fact that debt was not held by the Predecessor business.

Exhibit 21.1

List of Subsidiaries of Hawker Beechcraft Acquisition Company, LLC

Subsidiaries of the Registrant are as follows:

Hawker Beechcraft Acquisition Company, LLC, a Delaware limited liability company

Arkansas Aerospace, Inc., an Arkansas corporation

Beech Aircraft Corporation, a Kansas corporation

Beechcraft Aviation Company, a Kansas corporation

Hawker Beech de Mexico, S. de R.L. de C.V., a Mexico corporation

Hawker Beech International Services de Mexico, S. de R.L. de C.V., a Mexico corporation

Hawker Beech Services de Mexico, S. de. R.L. de C.V., a Mexico joint venture

Hawker Beechcraft Australia Pty Ltd., an Australian limited company

Hawker Beechcraft Austria GmbH, an Austrian company

Hawker Beechcraft (Bermuda) Ltd., a Bermuda limited company

Hawker Beechcraft Corporation, a Kansas corporation

Hawker Beechcraft Do Brasil Assessoria E Intermediacao De Negocios Ltda., a Brazilian limited company

Hawker Beechcraft Finance Corporation, a Delaware corporation

Hawker Beechcraft Germany GmbH, a Germany corporation

Hawker Beechcraft Global Customer Support Corporation, a Kansas corporation

Hawker Beechcraft Holding, Inc., a Kansas corporation

Hawker Beechcraft India Private Limited, an Indian limited company

Hawker Beechcraft International Delivery Corporation, a Kansas corporation

Hawker Beechcraft International Holding LLC, a Delaware limited liability company

Hawker Beechcraft International Service Company, a Kansas corporation

Hawker Beechcraft International Service Company Spain, S.L., a Spanish limited liability company

Hawker Beechcraft Limited, a limited company of England and Wales

Hawker Beechcraft Notes Company, a Delaware corporation

Hawker Beechcraft Quality Support Company, a Kansas corporation

Hawker Beechcraft Regional Offices, Inc., a Kansas corporation

Hawker Beechcraft Singapore Pte. Limited, a Singapore limited company

HBC, LLC, a Kansas limited liability company

Rapid Aircraft Parts Inventory and Distribution Co., LLC, a Kansas limited liability company

Travel Air Insurance Company, Ltd., a Kansas corporation

Travel Air Insurance Company (Kansas), a Kansas corporation

Exhibit 31.1

CERTIFICATIONS

I, W. W. Boisture, Jr., principal executive officer and principal financial officer of Hawker Beechcraft Acquisition Company, LLC, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 25, 2011

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
President
(Principal Executive Officer)
(Principal Financial Officer)

Exhibit 31.2

CERTIFICATIONS

I, W. W. Boisture, Jr., principal executive officer and principal financial officer of Hawker Beechcraft Notes Company, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 25, 2011

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
Chief Executive Officer
(Principal Executive Officer)
(Principal Financial Officer)

Exhibit 32.1

CERTIFICATION

I, W. W. Boisture, Jr., principal executive officer and principal financial officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr., President
(Principal Executive Officer)
(Principal Financial Officer)

February 25, 2011

Exhibit 32.2

CERTIFICATION

I, W. W. Boisture, Jr., principal executive officer and principal financial officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr., Chief Executive Officer
(Principal Executive Officer)
(Principal Financial Officer)

February 25, 2011